Registration No 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                             CORNING INCORPORATED
            (Exact name of registrant as specified in its charter)

             New York                             3229                               16-0393470
  (State or Other Jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification Number)
  Incorporation or Organization)      Classification Code Number)

                 One Riverfront Plaza                                       William C. Ughetta
                Corning, New York 14831                                    Corning Incorporated
                     (607) 974-9000                                        One Riverfront Plaza
           (Address, Including Zip Code, and                              Corning, New York 14831
              Telephone Number, Including                                     (607) 974-9000
               Area Code, of Registrant's                                (Name, Address, Including
              Principal Executive Offices)                            Zip Code, and Telephone Number,
                                                                           Including Area Code,
                                                                           of Agent For Service)

                                  COPIES TO:

              Andrew R. Brownstein, Esq.                                  Paul S. Blencowe, Esq.
             Wachtell, Lipton, Rosen & Katz                             Fulbright & Jaworski L.L.P.
                  51 West 52nd Street                                 865 South Figueroa, 29th Floor
                New York, New York 10019                               Los Angeles, California 90017
                     (212) 403-1000                                           (213) 892-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and the effective time of the merger (the "Merger") of a subsidiary of Corning Incorporated ("Corning") and Nichols Institute ("Nichols"), as described in the Agreement and Plan of Merger dated June 1, 1994, as amended (the "Merger Agreement") attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

                       CALCULATION OF REGISTRATION FEE

                                                  PROPOSED         PROPOSED
                                   AMOUNT         MAXIMUM           MAXIMUM
    TITLE OF EACH CLASS OF         TO BE       OFFERING PRICE      AGGREGATE         AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED       PER UNIT      OFFERING PRICE
REGISTRATION FEE
Common Stock, par value $0.50
  per share (1)                 9,766,033 (2)           N.A.             N.A.          $89,164  (3) (4)

(1) Associated with the Common Stock are Preferred Share Purchase Rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

(2) Based upon the maximum number of shares of Corning Common Stock issuable in the Merger to holders of shares of Nichols Common Stock and Nichols Preferred Stock, assuming exercise of all outstanding options and warrants to acquire Nichols Common Stock and based on a price per share of Corning Common Stock of $26.50, which results in the highest Exchange Ratio (as defined in the Merger Agreement) possible under the Merger Agreement.

(3) The registration fee was computed pursuant to rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the maximum value of $13 in shares of Corning Common Stock to be paid per share of Nichols Common Stock in the Merger, and the value of $350 plus accrued dividends in shares of Corning Common Stock to be paid per share of Nichols Preferred Stock in the Merger.

(4) Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $89,164 is offset by the filing fee of $44,441 previously paid by Nichols in connection with the filing of preliminary proxy materials on June 24, 1994. Accordingly, the fee payable upon the filing of this Registration Statement is $44,723.

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CORNING INCORPORATED
                            SHARES OF COMMON STOCK
                  TO BE ISSUED IN CONNECTION WITH THE MERGER
                       OF A WHOLLY OWNED SUBSIDIARY OF
                             CORNING INCORPORATED
                                     AND
                              NICHOLS INSTITUTE
                CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
   OF REGULATION S-K SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS
              OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                                   Location or
                                                                   Caption in Proxy
        Item of Form S-4                                           Statement/Prospectus
A.       Information About the Transaction
                                                                    Facing Page of the Registration
                                                                    Statement; Cross-Reference Sheet;
          1. Forepart of Registration Statement and Outside         Outside Front Cover Page of Proxy
         Front Cover Page of Prospectus                             Statement/Prospectus
          2. Inside Front and Outside Back Cover Pages of           Available Information; Table of
         Prospectus                                                 Contents
          3. Risk Factors, Ratio of Earnings to Fixed Charges       Summary; Certain Historical and Pro
         and Other Information                                      Forma Financial Data
                                                                    Facing Page of the Registration
                                                                    Statement; Summary; The Merger;
                                                                    Background and Reasons for the Merger;
                                                                    Recommendation of the Nichols Board;
                                                                    Comparative Rights of Nichols
          4. Terms of the Transaction                               Stockholders and Corning Stockholders
                                                                    Corning Unaudited Pro Forma Combined
          5. Pro Forma Financial Information                        Financial Information
          6. Material Contacts with the Company Being               Background and Reasons for the Merger;
         Acquired                                                   Recommendation of the Nichols Board
          7. Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters              Not Applicable
                                                                    Background and Reasons for the Merger;
                                                                    Recommendation of the Nichols Board;
          8. Interests of Named Experts and Counsel                 Legal Opinions; Experts
          9. Disclosure of Commission Position on                   Comparative Rights of Nichols
         Indemnification for Securities Act Liabilities             Stockholders and Corning Stockholders
B.       Information About the Registrant
                                                                    Available Information; Incorporation of
                                                                    Certain Documents by Reference; Summary;
                                                                    The Companies; Selected Financial Data
         10. Information with Respect to S-3 Registrants            of Corning; Business of Corning
                                                                    Available Information; Incorporation of
         11. Incorporation of Certain Information by Reference      Certain Documents by Reference

12. Information with Respect to S-2 or S-3
         Registrants                                                Not Applicable
         13. Incorporation of Certain Information by Reference      Not Applicable
         14. Information with Respect to Registrants Other
         Than S-3 or S-2 Registrants                                Not Applicable
C.       Information About the Company Being Acquired
         15. Information with Respect to S-3 Companies              Not Applicable
         16. Information with Respect to S-2 or S-3 Companies       Not Applicable
                                                                    Summary; The Companies; Dividends on and
                                                                    Market Prices of Corning Common Shares
                                                                    and Nichols Common Stock; Selected
                                                                    Financial Data of Nichols; Nichols
                                                                    Management Discussion and Analysis;
                                                                    Business of Nichols; Security Ownership
         17. Information with Respect to Companies Other Than       of Certain Beneficial Owners and
         S-3 or S-2 Companies                                       Management of Nichols
D.       Voting and Management Information
                                                                    Outside Front Cover Page of Proxy
                                                                    Statement/Prospectus; Available
                                                                    Information; Incorporation of Certain
                                                                    Documents by Reference; Summary; The
                                                                    Special Meeting; The Merger; Security
         18. Information if Proxies, Consents or                    Ownership of Certain Beneficial Owners
         Authorizations Are to be Solicited                         and Management of Nichols
         19. Information if Proxies, Consents or
         Authorizations Are Not to be Solicited or in an
         Exchange Offer                                             Not Applicable

Nichols Institute
33608 Ortega Highway
San Juan Capistrano, CA 92690

                                                               August   , 1994

Dear Fellow Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Nichols Institute ("Nichols"), which will be held on Wednesday, August 31, 1994 at 9:30 a.m., local time, at 33608 Ortega Highway, San Juan Capistrano, CA 92690, Building A.

At the Special Meeting, holders of Class A Common Stock and Class B Common Stock of Nichols will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger among Nichols, Corning Incorporated ("Corning") and a subsidiary of Corning (the "Merger Agreement"), with respect to the merger of the Corning subsidiary into Nichols as provided for in the Merger Agreement (the "Merger"). Holders of Class C Common Stock and Series E Convertible Preferred Stock of Nichols are not entitled to vote on the Merger and are being provided the accompanying Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus for informational purposes only. In the Merger, each outstanding share of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock of Nichols (together, the "Nichols Common Stock") and each share of Series E Convertible Preferred Stock of Nichols (but excluding shares of Class B Common Stock and Series E Convertible Preferred Stock as to which appraisal rights shall have been perfected) will be converted into shares of the common stock of Corning, as described in the accompanying Proxy Statement/Prospectus, and Nichols will become a wholly owned subsidiary of Corning. Stockholders will receive cash in lieu of any fractional shares.

You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus for details of the Merger and additional related information.

NICHOLS' BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF NICHOLS AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

The affirmative vote of the holders of shares representing a majority of the outstanding voting power of the Nichols Common Stock is necessary to adopt the Merger Agreement. I am the beneficial owner of shares of Nichols Common Stock having an aggregate of approximately 60% of the voting power of the Nichols Common Stock, and I have agreed to vote my shares in favor of the Merger Agreement. Accordingly, adoption thereof by the Nichols stockholders is assured.

Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

Please do not send your share certificates with your proxy card. After adoption of the Merger Agreement by the Nichols stockholders and satisfaction of all other conditions to the Merger, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

Sincerely,
Albert L. Nichols, M.D.
Chairman of the Board

       PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

NICHOLS INSTITUTE
                             33608 ORTEGA HIGHWAY
                    SAN JUAN CAPISTRANO, CALIFORNIA 92690

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON AUGUST 31, 1994

TO THE STOCKHOLDERS OF NICHOLS INSTITUTE:

A Special Meeting of the Stockholders (the "Special Meeting") of Nichols Institute, a Delaware corporation ("Nichols"), will be held on Wednesday, August 31, 1994 at 9:30 a.m., local time, at 33608 Ortega Highway, San Juan Capistrano, CA 92690, Building A, for the following purposes:

 1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of June 1, 1994, as amended (the "Merger Agreement"), among Nichols, Corning Incorporated, a New York corporation ("Corning"), and Apple Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Corning ("Merger Sub"), with respect to the merger of Merger Sub into Nichols upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, Nichols will become a wholly owned subsidiary of Corning, and each share of Class A Common Stock (the "Class A Common Stock"), par value $.10 per share, Class B Common Stock (the "Class B Common Stock"), par value $.10 per share, and Class C Common Stock (the "Class C Common Stock"), par value $.10 per share, of Nichols (together, the "Nichols Common Stock") issued and outstanding at the effective time of the Merger (other than shares of Class B Common Stock as to which appraisal rights shall have been perfected) shall be converted into the right to receive that number (the "Exchange Ratio") of shares of Corning's common stock, par value $.50 per share (each a "Corning Common Share"), equal to the quotient derived by dividing $13.00 by the average of the closing prices on the New York Stock Exchange per Corning Common Share during the 10 consecutive trading days ending on the fifth trading day prior to the Special Meeting; provided, however, that in no event will the Exchange Ratio be greater than 0.491. Each share of Nichols' Series E Convertible Preferred Stock ("Nichols Preferred Stock") (other than shares of Nichols Preferred Stock as to which appraisal rights shall have been perfected) shall be converted in the Merger into Corning Common Shares in the manner and amount provided for pursuant to the terms of the Nichols Preferred Stock. Each Corning Common Share issued in the Merger shall be accompanied by one right (a "Right") to purchase, on the occurrence of certain events, Corning Common Shares or Series A Preferred Stock of Corning, unless the Rights shall not be outstanding as of the effective time of the Merger. The Merger is more completely described in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached as Appendix A thereto.

 2. To transact such other matters relating to the conduct of the Special Meeting or any adjournments or postponements thereof that may properly come before the Special Meeting.

Only holders of record of shares of the capital stock of Nichols at the close of business on July 29, 1994, the record date for the Special Meeting, are entitled to notice of, and only holders of shares of Class A Common Stock and Class B Common Stock at the close of business on July 29, 1994 are entitled to vote at, the Special Meeting and any adjournments or postponements thereof.

The affirmative vote of the holders of shares representing a majority of the outstanding voting power of the Nichols Common Stock is necessary to adopt the Merger Agreement. Dr. Albert L. Nichols, the beneficial owner of shares of Nichols Common Stock having an aggregate of approximately 60% of the voting power of the Nichols Common Stock, has agreed to vote in favor of the Merger Agreement. Accordingly, adoption thereof by the Nichols stockholders is assured.

Holders of Class A Common Stock and Class C Common Stock will not be entitled to appraisal rights as a result of the Merger. Under Delaware law, appraisal rights are unavailable to holders of the Class A Common Stock and the Class C Common Stock because the Class A Common Stock and the Class C Common Stock were, on the record date, listed on the American Stock Exchange and will be converted into Corning Common Shares, which at the effective time of the Merger will be listed on the New York Stock Exchange. Holders of record of Class B Common Stock and Nichols Preferred Stock who comply with the statutory requirements will be entitled, under Section 262 of the General Corporation Law of the State of Delaware, to demand appraisal of their shares of Class B Common Stock and Nichols Preferred Stock if the Merger Agreement is adopted and the Merger is consummated. A summary of the provisions of
Section 262, including a summary of the requirements with which stockholders demanding such appraisal must comply, is contained in the Proxy Statement/Prospectus under the heading "THE MERGER--Appraisal Rights for Unlisted Stock Only." The entire text of Section 262 is attached as Appendix D to the accompanying Proxy Statement/Prospectus.

Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME. Your proxy may be revoked at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of Nichols a written revocation bearing a later date, or by attending and voting at the Special Meeting.

NICHOLS INSTITUTE
By:
                               Marilyn I. Hauge
                                  Secretary

San Juan Capistrano, California
August   , 1994

CORNING INCORPORATED
                                  PROSPECTUS

                    COMMON STOCK, PAR VALUE $.50 PER SHARE
                              NICHOLS INSTITUTE
                               PROXY STATEMENT

                   FOR A SPECIAL MEETING OF STOCKHOLDERS OF
                              NICHOLS INSTITUTE
                        TO BE HELD ON AUGUST 31, 1994

Nichols Institute, a Delaware corporation ("Nichols"), is furnishing this Proxy Statement/Prospectus to its stockholders in connection with the solicitation of proxies by the Board of Directors of Nichols (the "Nichols Board") for use at its Special Meeting of Stockholders and at any adjournments or postponements thereof (the "Special Meeting").

At the Special Meeting, holders of voting stock of Nichols will consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of June 1, 1994, as amended (the "Merger Agreement"), among Nichols, Corning Incorporated, a New York corporation ("Corning"), and Apple Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Corning ("Merger Sub"), with respect to the merger of Merger Sub into Nichols upon the terms and subject to the conditions thereof (the "Merger"). In the Merger, Nichols will become a wholly owned subsidiary of Corning, and each outstanding share of Class A Common Stock (the "Class A Common Stock"), par value $.10 per share, Class B Common Stock (the "Class B Common Stock"), par value $.10 per share, and Class C Common Stock (the "Class C Common Stock"), par value $.10 per share, of Nichols (together, the "Nichols Common Stock") (other than shares of Class B Common Stock as to which appraisal rights shall have been perfected) shall be converted into the right to receive that number (the "Exchange Ratio") of shares of Corning's common stock, par value $.50 per share (each a "Corning Common Share"), equal to the quotient derived by dividing $13.00 by the average of the closing prices on the New York Stock Exchange, Inc. (the "NYSE") per Corning Common Share during the 10 consecutive trading days ending on the fifth trading day prior to the Special Meeting; provided, however, that in no event will the Exchange Ratio be greater than 0.491. Each share of Nichols' Series E Convertible Preferred Stock ("Nichols Preferred Stock") (other than shares of Nichols Preferred Stock as to which appraisal rights shall have been perfected) shall be converted in the Merger into Corning Common Shares in the manner and amount provided for pursuant to the terms of the Nichols Preferred Stock. Each Corning Common Share issued in the Merger shall be accompanied by one right (a "Right") to purchase, on the occurrence of certain events, Corning Common Shares or Series A Preferred Stock of Corning, unless the Rights shall not be outstanding as of the effective time of the Merger. See "THE MERGER--Effect on Capital Stock."

Dr. Albert L. Nichols, the beneficial owner of shares of Nichols Common Stock having an aggregate of approximately 60% of the voting power of the Nichols Common Stock, has agreed to vote in favor of the adoption of the Merger Agreement. Accordingly, adoption thereof by the Nichols stockholders is assured.

No fractional Corning Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of Nichols Common Stock who otherwise would be entitled to receive a fractional Corning Common Share pursuant to the Merger will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent for the Merger, Harris Trust and Savings Bank, on behalf of all such holders, of the aggregate fractional Corning Common Shares, if any, that would have been issued in the Merger.

This Proxy Statement/Prospectus is first being mailed to Nichols stockholders
on or about August   , 1994.

THE CORNING COMMON SHARES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is August   , 1994.

This Proxy Statement/Prospectus constitutes the Prospectus of Corning filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Corning Common Shares issuable in connection with the Merger. All information concerning Corning contained in this Proxy Statement/Prospectus has been furnished by Corning and all information concerning Nichols prior to the Merger contained in this Proxy Statement/Prospectus has been furnished by Nichols.

AVAILABLE INFORMATION

Corning and Nichols are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning Corning can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, and reports, proxy statements and other information concerning Nichols can be inspected at the offices of The American Stock Exchange, Inc. (the "AMEX"), 86 Trinity Place, New York, New York 10006, on which exchange the Class A Common Stock and the Class C Common Stock are listed.

This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO CORNING WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE SECRETARY, CORNING INCORPORATED, ONE RIVERFRONT PLAZA, CORNING, NEW YORK 14831, TELEPHONE NUMBER (607) 974-9000. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE August 24, 1994.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by Corning with the Commission (File No. 1-3247) pursuant to the Exchange Act are incorporated herein by reference:

1. Corning's Annual Report on Form 10-K for the fiscal year ended January 2, 1994, filed pursuant to Section 13(a) of the Exchange Act.

2. All other reports filed by Corning pursuant to Section 13(a) or 15(d) of the Exchange Act since January 2, 1994, consisting of Corning's Quarterly Reports on Form 10-Q for the twelve weeks ended March 27, 1994 and the twenty-four weeks ended June 19, 1994, respectively; and Corning's Current Reports on Form 8-K dated January 24, 1994, April 6, 1994, June 28, 1994 and July 26, 1994, respectively.

3. Corning's Current Reports on Form 8-K dated August 4, 1993 and August 13, 1993, which include certain historical financial statements of Damon Corporation ("Damon").

4. The description of Corning's Preferred Share Purchase Rights Plan contained in the registration statement on Form 8-A filed by Corning on July 8, 1986, including the amendment thereto on Form 8 filed by Corning on October 9, 1989.

All documents filed by Corning pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by Corning or Nichols. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Corning or Nichols since the date hereof or that the information in this Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.

TABLE OF CONTENTS

                                                                                              Page
AVAILABLE INFORMATION                                                                             2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                                   3
SUMMARY                                                                                           9
  The Companies                                                                                   9
  Special Meeting of Nichols Stockholders                                                         9
  The Merger                                                                                     10
  Certain Significant Considerations                                                             15
  Recent Developments                                                                            15
CERTAIN HISTORICAL AND PRO FORMA FINANCIAL DATA                                                  16
  Comparative Unaudited Per Share Data                                                           16
  Selected Historical Financial Data                                                             17
  Summary Unaudited Pro Forma Combined Financial Data                                            19
  Dividends                                                                                      19
  Comparative Per Share Market Information                                                       20
THE SPECIAL MEETING                                                                              21
  Special Meeting                                                                                21
  Record Date; Shares Entitled to Vote; Vote Required                                            21
  Proxies; Proxy Solicitation                                                                    22
THE COMPANIES                                                                                    22
  Corning                                                                                        22
  Merger Sub                                                                                     23
  Nichols                                                                                        23
BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE NICHOLS BOARD
                   23
  Background                                                                                     23
  Nichols' Reasons for the Merger; Recommendation of the Nichols Board                           25
  Determination of the Nichols Board as to Voting Rights                                         26
  Opinion of First Boston                                                                        26
  Corning's Reasons for the Merger                                                               29
THE MERGER                                                                                       29
  Terms of the Merger                                                                            29
  Effect on Capital Stock                                                                        29
  Representations and Warranties                                                                 31
  Certain Covenants                                                                              32
  Closing Conditions                                                                             34
  Amendment; Termination                                                                         36
  Agreement of Dr. Nichols to Vote in Favor of the Merger                                        37
  Certain Federal Income Tax Consequences                                                        37
  Regulatory Approvals                                                                           38
  Resale of Corning Common Shares Issued in the Merger; Affiliates                               38
  Accounting Treatment                                                                           39
  Interests of Certain Persons in the Merger                                                     39
  Management and Operations of Nichols after the Merger                                          40
  Expenses and Fees                                                                              40
  Appraisal Rights for Unlisted Stock Only                                                       40
DIVIDENDS ON AND MARKET PRICES OF CORNING COMMON SHARES AND NICHOLS COMMON
STOCK                 43
  Corning                                                                                        43
  Nichols                                                                                        44
CORNING UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
    45
SELECTED FINANCIAL DATA OF CORNING                                                               51
SELECTED FINANCIAL DATA OF NICHOLS                                                               53

NICHOLS MANAGEMENT DISCUSSION AND ANALYSIS                                                       54
  Results of Operations                                                                          54
  Liquidity and Capital Requirements                                                             59
BUSINESS OF CORNING                                                                              62
  General                                                                                        62
  Recent Developments                                                                            64
BUSINESS OF NICHOLS                                                                              68
  General                                                                                        68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NICHOLS
               79
DESCRIPTION OF CORNING CAPITAL STOCK                                                             80
  General                                                                                        80
  Voting Rights                                                                                  80
  Preemptive Rights                                                                              81
  Corning Common Shares                                                                          81
  Series Preferred Stock                                                                         81
  Preferred Share Purchase Rights                                                                82
  Corning's Fair Price Amendment                                                                 83
  Certain Other Provisions of Restated and By-Laws                                               83
DESCRIPTION OF NICHOLS CAPITAL STOCK                                                             84
  Common Stock                                                                                   84
  Preferred Stock                                                                                85
COMPARATIVE RIGHTS OF NICHOLS STOCKHOLDERS AND CORNING STOCKHOLDERS
            86
  Beneficial Ownership of Stock                                                                  87
  Business Combinations                                                                          87
  Appraisal Rights                                                                               91
  State Takeover Legislation                                                                     91
  Stockholder Rights Plan                                                                        92
  Amendments to Charters                                                                         92
  Amendments to By-Laws                                                                          92
  Preemptive Rights                                                                              93
  Redemption of Capital Stock                                                                    93
  Dividend Sources                                                                               93
  Duration of Proxies                                                                            93
  Stockholder Action                                                                             93
  Special Stockholder Meetings                                                                   94
  Cumulative Voting                                                                              94
  Number and Election of Directors                                                               94
  Removal of Directors                                                                           95
  Vacancies                                                                                      95
  Indemnification of Directors and Officers                                                      96
  Limitation of Personal Liability of Directors                                                  97
LEGAL OPINIONS                                                                                   98
EXPERTS                                                                                          98
Appendix A--Agreement and Plan of Merger, dated as of June 1, 1994, as amended, among
  Corning, Merger Sub and Nichols                                                               A-1
Appendix B--Letter agreement, dated June 1, 1994, between Corning and Dr. Albert L. Nichols     B-1
Appendix C--Opinion of CS First Boston Corporation                                              C-1
Appendix D--Section 262 of the Delaware General Corporation Law                                 D-1


INDEX OF DEFINED TERMS

 Term                                              Page
Academic Associates                                   69
Acquiring Person                                      81
Additional Term                                       39
Affiliates                                            39
AMEX                                                   2
Announcement Date                                     87
Antitrust Division                                    13
beneficial owner                                      88
Certificate of Merger                                 29
Certificates                                          30
CB                                                    79
CBC                                                   79
CLSI                                                  12
CLIA                                                  74
Class A Common Stock                                   1
Class B Common Stock                                   1
Class C Common Stock                                   1
Code                                                  36
Combinations                                          84
Commission                                             1
Completed 1994 Transactions                           45
Corning                                                1
Corning Board                                         19
Corning By-Laws                                       86
Corning Common Share                                   1
Corning Transactions                                  19
Corning Vitro                                         50
Corning Voting Stock                                  83
Costar                                                19
Corning Delaware                                      45
CS First Boston                                       11
Damon                                                  3
Dallas operations                                     57
Delaware Business Combination Law                     90
Determination Date                                    87
Diagnostics                                           54
Distribution Date                                     81
DGCL                                                  11
Dissenting Holders                                    14
Dr. Nichols Letter Agreement                          13
DOJ                                                   67
Dow Corning                                           52
DRG's                                                 73
EBITDA                                                28
EBIT                                                  28
Effective Time                                        11
Employment Agreement                                  39
Equal Consideration Requirement                       26
Excess Shares                                         11
Exchange Act                                           2
Exchange Agent                                        11
Exchange Fund                                         30
Exchange Ratio                                         1
Exercise Price                                        81
Fair Consideration Requirement                        26

Fair Price Amendment                                  82
FDA                                                   75
Final Expiration Date                                 81
510(k)                                                75
FTC                                                   13
Funding Participants                                  66
HCFA                                                  54
Heartland                                             79
HSR Act                                               13
Inspector General                                     67
Interested Shareholder                                88
IRS                                                   61
J.S. Pathology                                        50
Lender                                                79
Loan                                                  79
Maryland Medical                                      19
material adverse change; material adverse
  effect                                              31
MAWD                                                  78
Merger                                                 1
Merger Agreement                                       1
Merger Sub                                             1
MetPath                                               29
MetPath Settlement Agreement                          67
MetWest                                               67
MIPS Offering                                         19
Morgan Stanley                                        78
Merger or Exchange                                    85
New York Business Combination Law                     91
Nichols                                                1
Nichols Board                                          1
Nichols By-Laws                                       22
Nichols Common Stock                                   1
Nichols Preferred Stock                                1
NISAT                                                 68
NTL                                                   19
NYBCL                                                 80
NYSE                                                   1
OBRA                                                  74
OIG                                                   55
OIG Subpoena                                          75
Opt Out Plaintiffs                                    66
Option Plans                                          40
Other 1993 Transactions                               45
Preferred Securities                                  45
PJSC                                                  23
Publication Date                                      39
Real Property Tax Payment                             38
Record Date                                           21
Reference Laboratories                                54
Regional Laboratories                                 54
Registration Statement                                 1
Related Person Business Combination                   87
Related Person                                        87
Restated Certificate                                  79
Right                                                  1
Rights Agent                                          82
Securities Act                                         1

Senior Notes                                          34
Series Preferred Stock                                80
Series B Preferred Stock                              80
Series C Preferred Stock                              65
Settlement Agreement                                  66
Strategic Buyers                                      23
Siecor                                                19
Special Meeting                                        1
Stock Option                                          40
Surviving Corporation                                 29
Takeover Proposal                                     34
Transaction                                           23
Trust                                                 31
Unaudited Pro Forma Information                       45
Unilab                                                19
Unlisted Shares                                       41
Vitro                                                 19
Vitro Corning                                         50
Voting Stock                                          88
Wisconsin Investment Board                            79

SUMMARY

Certain significant matters discussed in this Proxy Statement/Prospectus are summarized below. This summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by reference in this Proxy Statement/Prospectus (including the Appendices hereto).

                                THE COMPANIES

 Corning Incorporated                      Corning is an international corporation competing in four
                                           broadly based business segments: Specialty Materials,
                                           Communications, Laboratory Services and Consumer
                                           Products. Corning is engaged principally in the
                                           manufacture and sale of products made from specialty
                                           glasses and related inorganic materials having special
                                           properties of chemical stability, electrical resistance,
                                           heat resistance, light transmission and mechanical
                                           strength. Corning and its subsidiaries annually produce
                                           some 60,000 different products at 44 plants in eight
                                           countries. In addition, Corning, through subsidiaries and
                                           affiliates, engages in laboratory services businesses,
                                           including life and environmental sciences and
                                           clinical-laboratory testing, at more than 50 facilities
                                           in ten countries.
                                           The mailing address of Corning's principal executive
                                           offices is One Riverfront Plaza, Corning, New York 14831,
                                           and its telephone number is (607) 974-9000. See "THE
                                           COMPANIES--Corning."

Apple Acquisition Corp.                    Merger Sub, a wholly owned subsidiary of Corning, was
                                           formed by Corning solely for the purpose of effecting the
                                           Merger. The mailing address of Merger Sub's principal
                                           executive offices is c/o Corning Incorporated, One
                                           Riverfront Plaza, Corning, New York 14831, and its
                                           telephone number is (607) 974-9000. See "THE
                                           COMPANIES--Merger Sub."

Nichols Institute                          Nichols provides clinical testing services to hospitals,
                                           laboratories and physicians on a nationwide basis through
                                           its centralized reference laboratories, its network of
                                           regional laboratories, its diagnostics test kit division
                                           and its substance abuse testing laboratory. Nichols
                                           offers a comprehensive line of tests consisting of over
                                           1,100 tests or "assays," substantially all of which are
                                           performed in Nichols' facilities.
                                           The mailing address of Nichols' principal executive
                                           offices is 33608 Ortega Highway, San Juan Capistrano,
                                           California 92690, and its telephone number is (714)
                                           728-4000. See "THE COMPANIES--Nichols."

                               Special Meeting of Nichols Stockholders

Date, Time and Place of the Special
   Meeting                                 The Special Meeting is to be held on Wednesday, August
                                           31, 1994 at 9:30 a.m., local time, at 33608 Ortega
                                           Highway, San Juan Capistrano, CA 92690,Building A.

Purpose of the Special Meeting             The purpose of the Special Meeting is to consider and
                                           vote upon a proposal to adopt the Merger Agreement.

Record Date                                Only holders of record of shares of the capital stock of
                                           Nichols at the close of business on July 29, 1994 are
                                           entitled to notice of, and only holders of shares of
                                           Class A Common Stock and Class B Common Stock at the
                                           close of business on July 29, 1994, are entitled to vote
                                           at, the Special Meeting. On that date,        shares of
                                           Class A Common Stock and        shares of Class B Common
                                           Stock were outstanding and entitled to vote.

Vote Required                              The affirmative vote of the holders of shares
                                           representing a majority of the outstanding voting power
                                           of the Nichols Common Stock entitled to vote at the
                                           Special Meeting is required for adoption of the Merger
                                           Agreement. Each share of Class A Common Stock is entitled
                                           to one tenth of a vote, and each share of Class B Common
                                           Stock is entitled to one vote, at the Special Meeting.
                                           Dr. Albert L. Nichols, owner of shares of Nichols Common
                                           Stock having an aggregate of approximately 60% of the
                                           voting power of the Nichols Common Stock, has agreed to
                                           vote in favor of the adoption of the Merger Agreement.
                                           Accordingly, adoption thereof by the Nichols stockholders
                                           is assured. See "THE SPECIAL MEETING--Record Date; Shares
                                           Entitled to Vote; Vote Required," "THE MERGER--Agreement
                                           of Dr. Nichols to Vote in Favor of the Merger" and
                                           "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                           MANAGEMENT OF NICHOLS."

                                              The Merger

General                                    Upon consummation of the Merger, Merger Sub will merge
                                           into Nichols, Nichols will become a wholly owned
                                           subsidiary of Corning and each share of Nichols Common
                                           Stock outstanding at the effective time of the Merger,
                                           (other than shares of Class B Common Stock as to which
                                           appraisal rights shall have been perfected) shall be
                                           converted into the right to receive that number (the
                                           Exchange Ratio) of Corning Common Shares equal to the
                                           quotient derived by dividing $13.00 by the average of the
                                           closing prices on the NYSE per Corning Common Share (as
                                           reported in the NYSE Composite Transactions) during the
                                           10 consecutive trading days ending on the fifth trading
                                           day prior to the Special Meeting; provided, however, that
                                           in no event will the Exchange Ratio be greater than
                                           0.491. Each share of Nichols' Preferred Stock (other than
                                           shares of Nichols Preferred Stock as to which appraisal
                                           rights shall have been perfected) shall be converted in
                                           the Merger into Corning Common Shares in the manner and
                                           amount provided for pursuant to the terms of the Nichols
                                           Preferred Stock. See "DESCRIPTION OF NICHOLS
                                           STOCK--Preferred Stock." Each Corning Common Share issued
                                           in the Merger shall be accompanied by one Right unless
                                           the Rights shall not be outstanding as of the Effective
                                           Time. If, prior to the Effective Time, Corning should
                                           split or combine the Corning Common Shares, or pay a
                                           stock dividend or other stock distribution in Corning
                                           Common Shares, or otherwise change the Corning Common
                                           Shares into any other securities, or make any other
                                           dividend or distribution on the Corning Common Shares
                                           (other than normal quarterly dividends as the same may be
                                           adjusted from time to time in the ordinary course), then
                                           the Exchange Ratio will be appropriately adjusted to
                                           reflect such split, combination, dividend or other
                                           distribution or change. In the event the Exchange Ratio,
                                           calculated as set forth above, without giving effect to
                                           the proviso, would equal or be greater than 0.638, then
                                           Nichols may terminate the Merger Agreement but it is not
                                           obligated to do so. See "Certain Significant
                                           Considerations."

Fractional Shares                          No fractional Corning Common Shares will be issued in the
                                           Merger. In lieu of any such fractional shares, each
                                           holder of Nichols Common Stock who otherwise would be
                                           entitled to receive a fractional Corning Common Share
                                           pursuant to the Merger will be paid an amount in cash,
                                           without interest, equal to such holder's proportionate
                                           interest in the net proceeds from the sale or sales in
                                           the open market by Harris Trust and Savings Bank, the
                                           exchange agent for the Merger (the "Exchange Agent"), on
                                           behalf of all such holders, of the aggregate fractional
                                           Corning Common Shares, if any, that would have been
                                           issued in the Merger. As soon as practicable following
                                           the Effective Time, the Exchange Agent will determine the
                                           excess, if any, of (i) the number of full Corning Common
                                           Shares delivered to the Exchange Agent by Corning over
                                           (ii) the aggregate number of whole Corning CommonShares
                                           to be distributed to holders of Nichols Common Stock
                                           (such excess being herein called the "Excess Shares"),
                                           and the Exchange Agent, as agent for the former holders
                                           of Nichols Common Stock, will sell any such Excess Shares
                                           at the prevailing prices on the NYSE, in round lots to
                                           the extent practicable. See "THE MERGER--Terms of the
                                           Merger."

Recommendation of the Nichols
   Board                                   The Nichols Board has determined the Merger to be fair to
                                           and in the best interests of Nichols and its stockholders
                                           and has unanimously approved the Merger Agreement. The
                                           Nichols Board recommends that Nichols stockholders adopt
                                           the Merger Agreement. The Nichols Board's recommendation
                                           is based upon a number of factors discussed in this Proxy
                                           Statement/Prospectus. See "BACKGROUND AND REASONS FOR THE
                                           MERGER; RECOMMENDATION OF THE NICHOLS BOARD--Nichols'
                                           Reasons for the Merger; Recommendation of the Nichols
                                           Board."

Opinion of CS First Boston                 CS First Boston Corporation ("CS First Boston") has
                                           rendered an opinion to the Nichols Board to the effect
                                           that, as of June 1, 1994, the consideration to be
                                           received by Nichols stockholders in connection with the
                                           proposed Merger is fair to such stockholders from a
                                           financial point of view. A copy of the opinion of CS
                                           First Boston, dated June 1, 1994, setting forth the
                                           assumptions made, the matters considered and the
                                           limitations on the review undertaken in rendering such
                                           opinion, is attached to this Proxy Statement/Prospectus
                                           as Appendix C, and should be read carefully in its
                                           entirety. See "BACKGROUND AND REASONS FOR THE MERGER;
                                           RECOMMENDATION OF THE NICHOLS BOARD--Opinion of CS First
                                           Boston."

Effective Time of the Merger               Following satisfaction or waiver (where permissible) of
                                           the conditions to the Merger, the Merger will be
                                           consummated and become effective at the time (the
                                           "Effective Time") at which the certificate of merger to
                                           be filed pursuant to the General Corporation Law of the
                                           State of Delaware (the "DGCL") is accepted for filing by
                                           the Secretary of State of the State of Delaware or such
                                           later date and time as may be specified in such
                                           certificate of merger. See "THE MERGER--Terms of the
                                           Merger--Effective Time" and "--Closing Conditions."

Exchange of Certificates in the
   Merger                                  Promptly after the Effective Time, the Exchange Agent
                                           will mail a transmittal form and instructions to each
                                           holder of record of certificates which immediately prior
                                           to the Effective Time represented outstanding shares of
                                           Nichols Common Stock or Nichols Preferred Stock, which
                                           form and instructions are to be used in forwarding such
                                           certificates for surrender and exchange for (i)
                                           certificates representing that number of whole Corning
                                           Common Shares that such holder has the right to receive
                                           pursuant to the Merger and (ii) cash for any fractional
                                           Corning Common Shares to which such holder otherwise
                                           would be entitled. Nichols stockholders are requested not
                                           to surrender their certificates for exchange until such
                                           transmittal form and instructions are received. Holders
                                           of certificates formerly representing shares of Nichols
                                           Common Stock or Nichols Preferred Stock will not be
                                           entitled to receive dividends or any other distributions
                                           from Corning until such certificates are so surrendered.
                                           Persons entitled to receive dividends or other
                                           distributions in respect of the certificates surrendered
                                           in connection with the Merger will not be entitled to
                                           receive interest on such dividends or other
                                           distributions. See "THE MERGER--Effect on Capital
                                           Stock--Exchange of Certificates."

Listing of the Corning Common
   Shares on the NYSE                      Authorization for the listing of the Corning Common
                                           Shares to be issued pursuant to the Merger Agreement for
                                           trading on the NYSE is a condition to the obligations of
                                           Corning, Merger Sub and Nichols to consummate the Merger.

Business of Nichols Pending the
   Merger                                  Nichols has agreed that, prior to the Effective Time or
                                           earlier termination of the Merger Agreement, except as
                                           contemplated by the Merger Agreement, Nichols and its
                                           subsidiaries will each conduct its operations according
                                           to its ordinary course of business consistent with past
                                           practice. In addition, unless Corning agrees in writing
                                           or except as otherwise permitted pursuant to the Merger
                                           Agreement or as previously disclosed to Corning, prior to
                                           the Effective Time neither Nichols nor any of its
                                           subsidiaries is permitted to engage in any of a number of
                                           actions specified in the Merger Agreement. See "THE
                                           MERGER--Certain Covenants--Conduct of Business by
                                           Nichols."

No Solicitation                            Nichols has agreed that, prior to the Closing or earlier
                                           termination of the Merger Agreement, neither Nichols nor
                                           any of its officers, employees, representatives, agents
                                           or affiliates will, directly or indirectly, encourage,
                                           solicit or engage in discussions or negotiations with any
                                           person (other than Corning) concerning any merger,
                                           consolidation, share exchange or similar transaction, any
                                           purchase of substantial assets or equity of Nichols or
                                           its significant subsidiaries, or any other transaction
                                           that would involve the transfer or potential transfer of
                                           control of Nichols, other than the transactions
                                           contemplated by the Merger Agreement. See "THE
                                           MERGER--Certain Covenants--No Solicitation."

Management and Operations of
   Nichols after the Merger                After the Merger, Nichols will be a wholly owned
                                           subsidiary of Corning. Nichols will operate as one of
                                           Corning's business units within the Corning Life
                                           Sciences, Inc. ("CLSI") group, and Corning currently
                                           intends to retain Nichols' corporate headquarters in San
                                           Juan Capistrano, California. See "THE MERGER--Management
                                           and Operations of Nichols after the Merger."

Conditions of the Merger;
   Termination                             The consummation of the Merger is conditioned upon the
                                           fulfillment or waiver (where permissible) of certain
                                           conditions set forth in the Merger Agreement. See "THE
                                           MERGER--Closing Conditions." The Merger Agreement may be
                                           terminated (i) by mutual consent of Corning and Nichols,
                                           (ii) by either Corning or Nichols if the Merger has not
                                           been consummated by November 30, 1994 and (iii) under
                                           certain other circumstances. In the event the Exchange
                                           Ratio, as calculated, would equal or be greater than
                                           0.638, then Nichols may terminate the Merger Agreement,
                                           but it is not obligated to do so. See "THE
                                           MERGER--Closing Conditions" and "-- Amendment;
                                           Termination."

Agreement of Dr. Nichols to Vote in
   Favor of the Merger                     Concurrently with the execution of the Merger Agreement,
                                           Corning and Dr. Albert L. Nichols entered into a letter
                                           agreement dated June 1, 1994 (the "Dr. Nichols Letter
                                           Agreement"), pursuant to which Dr. Nichols has agreed to
                                           vote all shares of Nichols Common Stock that he has the
                                           right to vote in favor of the adoption of the Merger
                                           Agreement at the Special Meeting. As ofJuly 27, 1994, Dr.
                                           Nichols had the power to vote shares representing
                                           approximately 60% of the voting power of the Nichols
                                           Common Stock. Accordingly, adoption of the Merger
                                           Agreement by the Nichols stockholders is assured. See
                                           "THE MERGER--Agreement of Dr. Nichols to Vote in Favor of
                                           the Merger."

Certain Federal Income Tax
   Consequences                            It is expected that the Merger will constitute a
                                           reorganization for federal income tax purposes and,
                                           accordingly, that no gain or loss will be recognized by
                                           holders of Nichols Common Stock upon the conversion of
                                           Nichols Common Stock solely into Corning Common Shares in
                                           the Merger (except with respect to any cash received in
                                           lieu of a fractional share interest in Corning Common
                                           Shares). See "THE MERGER--Certain Federal Income Tax
                                           Consequences." Nichols stockholders are urged to consult
                                           their own tax advisors as to the specific tax
                                           consequences to them of the Merger.

Regulatory Approvals                       In connection with the Merger, Corning, Nichols and Dr.
                                           Nichols have made filings or applications with the
                                           Federal Trade Commission (the "FTC") and the Antitrust
                                           Division of the Department of Justice (the "Antitrust
                                           Division") pursuant to the Hart-Scott-Rodino Antitrust
                                           Improvements Act of 1976, as amended, and the rules
                                           promulgated thereunder (the "HSR Act"). Consummation of
                                           the Merger is conditioned upon, among other things,
                                           expiration of the waiting periods under the HSR Act and
                                           the receipt of other necessary regulatory approvals. The
                                           waiting periods under the HSR Act have expired. See "THE
                                           MERGER--Regulatory Approvals" and "--Closing Conditions."

Accounting Treatment                       It is expected that the Merger will be accounted for as a
                                           pooling of interests. It is a condition to the obligation
                                           of Corning to consummate the Merger that Corning receive
                                           the opinion of Price Waterhouse that the Merger can be
                                           accounted for as a pooling of interests. See "THE
                                           MERGER--Accounting Treatment."

Interests of Certain Persons in the
   Merger                                  In the Merger Agreement, Corning agreed to assume all
                                           outstanding options granted under Nichols' stock option
                                           plans. Each of Nichols' executive officers, including Dr.
                                           Nichols and Messrs. Bragg and Bellamy, who are also
                                           directors of Nichols, holds options, and Nichols' other
                                           directors hold options. Upon the execution of the Merger
                                           Agreement, the vesting schedule of certain options to
                                           purchase shares of Class A Common Stock and Class C
                                           Common Stock held by, among others, certain Nichols
                                           executive officers (including certain directors)
                                           accelerated. Also, if the Merger is consummated, and
                                           subject in some cases to the satisfaction of certain
                                           other conditions, vesting of options to purchase Class C
                                           Common Stock held by certain Nichols executive officers,
                                           including certain directors, will accelerate.

                                           Also in connection with the Merger, effective as of the
                                           Closing Date, Nichols will enter into an employment
                                           agreement with Dr. Nichols pursuant to which Dr. Nichols
                                           will serve as Chairman Emeritus of Nichols for a term of
                                           two years, which term may be extended for an additional
                                           three years by agreement between the parties. Dr. Nichols
                                           will serve on the Board of Directors of CLSI and will
                                           have special responsibility for strategic planning. See
                                           "THE MERGER--Interests of Certain Persons in the Merger."

                                           In connection with the Merger, as of the Closing Date
                                           certain executive officers of Nichols will enter into new
                                           employment contracts with Nichols. See "THE
                                           MERGER--Interests of Certain Persons in the Merger."
Appraisal Rights for Unlisted
   Stock Only                              Under the DGCL, holders of Class A Common Stock and Class
                                           C Common Stock will not be entitled to appraisal rights
                                           as a result of the Merger.

                                           Under the DGCL, record holders of the Class B Common
                                           Stock who do not vote in favor of the adoption of the
                                           Merger Agreement and record holders of Nichols Preferred
                                           Stock, in each case who properly demand appraisal of
                                           their shares with respect to the Merger (the "Dissenting
                                           Holders") have the right to obtain a cash payment for the
                                           "fair value" of their shares of Class B Common Stock and
                                           Nichols Preferred Stock, respectively (excluding any
                                           element of value arising from the accomplishment or
                                           expectation of the Merger). In order to exercise such
                                           rights, Dissenting Holders must deliver to Nichols, prior
                                           to the vote on the Merger Agreement at the Special
                                           Meeting, a written demand for appraisal and must comply
                                           with the other procedural requirements of Section 262 of
                                           the DGCL, a description of which is provided under "THE
                                           MERGER--Appraisal Rights for Unlisted Stock Only" and the
                                           full text of which is attached to this Proxy
                                           Statement/Prospectus as Appendix D.

                                           Such "fair value" (which could be more than, the same as
                                           or less than the market value of the number of Corning
                                           Common Shares to be exchanged per share of Class B Common
                                           Stock or Nichols Preferred Stock, as the case may be, on
                                           the Closing Date) would be determined in judicial
                                           proceedings, the result of which cannot be predicted.
                                           Failure to take any of the steps required under Section
                                           262 on a timely basis could result in the loss of
                                           appraisal rights. See "THE MERGER--Appraisal Rights for
                                           Unlisted Stock Only."

CERTAIN SIGNIFICANT CONSIDERATIONS

In considering whether to vote in favor of adoption of the Merger Agreement, Nichols stockholders should consider the following: (i) the Exchange Ratio will be determined based on the average closing price of the Corning Common Shares over the 10 consecutive trading days ending on the fifth trading day prior to the date of the Special Meeting, and if that value is equal to or greater than $26.48 then Nichols stockholders would receive $13.00 worth of Corning Common Shares for each share of Nichols Common Stock, assuming that the value of the Corning Common Shares at the Effective Time equals the value used in calculating the Exchange Ratio; however, if the value used in calculating the Exchange Ratio is less than $26.48 then Nichols stockholders would receive less than $13.00 worth of Corning Common Shares for each share of Nichols Common Stock, assuming that the value of the Corning Common Shares at the Effective Time equals the value used in calculating the Exchange Ratio; (ii) if the value used in calculating the Exchange Ratio is equal to or less than $20.375, at which point (assuming that the value of the Corning Common Shares at the Effective Time equalled such value) the Nichols stockholders would receive less than $10.00 worth of Corning Common Shares for each share of Nichols Common Stock, Nichols may, but is not obligated to, terminate the Merger Agreement; and (iii) the price of the Corning Common Shares at the Effective Time can be expected to vary from the value used in calculating the Exchange Ratio as well as from its price as of the date of this Proxy Statement/Prospectus and the date on which the Nichols stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Corning, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. See "THE MERGER--Effect on Capital Stock" and "--Amendment; Termination" and "DIVIDENDS ON AND MARKET PRICES OF CORNING COMMON SHARES AND NICHOLS COMMON STOCK."

                             RECENT DEVELOPMENTS

On July 27, 1994, Nichols released its results for the quarter ended June 30, 1994. Nichols incurred a second quarter 1994 net loss of $3.7 million, or $0.22 per share, compared to second quarter 1993 net income of $3.9 million, or $0.13 per share. Nichols' first half 1994 net loss totaled $5.3 million, or $0.31 per share, compared to first half 1993 net income of $4.4 million, or $0.25 per share.

Revenues for the second quarter 1994 were $71.4 million, slightly ahead of second quarter 1993 revenues of $71.2 million. Revenues for first half 1994 were $141.0 million, slightly behind first half 1993 revenues of $142.9 million.

The 1994 second quarter and first half results include approximately $4.5 million and $6.3 million, respectively, of increased pre-tax expenditures related to the Merger, costs related to Nichols' proposed senior notes offering which was suspended upon announcement of the Merger (as described under "Background and Reasons for the Merger; Recommendation of the Nichols Board"), expenses related to responding to a subpoena from the Office of the Inspector General (as described under "Business of Nichols-OIG Investigation"), and certain contract revenue adjustments.

CERTAIN HISTORICAL AND PRO FORMA FINANCIAL DATA

Comparative Unaudited Per Share Data
The following table sets forth certain unaudited historical, pro forma and equivalent per share data for Corning as of and for the twenty-four weeks ended June 19, 1994, and as of and for the year ended January 2, 1994, and for Nichols as of and for the three months ended March 31, 1994, and as of and for the year ended December 31, 1993.

For purposes of calculating equivalent share data, it has been assumed (for illustrative purposes only) that the Exchange Ratio is 0.394. This illustrative Exchange Ratio was calculated based upon an assumed price per Corning Common Share of $33.00. Variations in the actual Exchange Ratio pursuant to the Merger Agreement would not materially impact equivalent share data.

The following data are derived from, and should be read in conjunction with, the historical consolidated financial statements of Corning and Damon, including the notes thereto, incorporated by reference into this Proxy Statement/Prospectus, and the historical consolidated financial statements of Nichols and the Corning Unaudited Pro Forma Combined Financial Information, including the notes thereto, contained elsewhere in this Proxy Statement/Prospectus. The pro forma financial data are presented for informational purposes only, and are not necessarily indicative of the results or financial position that actually would have occurred had the Merger and other transactions represented in the pro forma financial data been completed on the dates indicated or the results or financial position that may occur or be attained in the future.

                                         As of and For         As of and For
                                     the Twenty-four Weeks    the Fiscal Year
                                             Ended                 Ended
                                         June 19, 1994        January 2, 1994
Corning
Net income (loss) per common share
  Historical                                  $ 0.82             $(0.09)
  Pro forma                                     0.70               0.01
Dividends per common share
  Historical                                    0.34               0.68
Book value per common share
  Historical                                    9.72               8.40
  Pro forma                                    10.14

                                       As of and For       As of and For
                                     the Three Months        the Year
                                           Ended               Ended
                                      March 31, 1994     December 31, 1993
Nichols
Net income (loss) per common share
  Historical                              $(0.09)              $(0.28)
  Pro forma equivalent (a)                  0.10                 0.00
Dividends per common share
  Historical                                 --                   --
  Equivalent per share data (b)             0.07                 0.27
Book value per common share
  Historical                                5.12                 5.21
  Pro forma equivalent (a)                  3.88

(a) The pro forma equivalent is calculated by multiplying the assumed Exchange Ratio of 0.394 by Corning's pro forma book value and net income per common share as of and for the twelve weeks ended March 27, 1994, respectively, which have been prepared using adjustments consistent with those included in the Corning Unaudited Pro Forma Combined Financial Information contained elsewhere in this Proxy Statement/Prospectus.
(b) The equivalent per share data is calculated by multiplying the assumed Exchange Ratio of 0.394 by Corning's dividends declared of $0.17 per share for the twelve weeks ended March 27, 1994.

Selected Historical Financial Data
The following is a summary of certain consolidated financial information that has been derived from the consolidated financial statements of Corning and Nichols. The summary financial data set forth below for Corning and Nichols for the 1989 through 1993 fiscal years are derived from the audited financial statements of each company. The summary financial data set forth below for each company for the first quarter or the first half of 1994 are derived from their respective unaudited financial statements, which in the opinion of management of each such company contain all adjustments necessary for the fair presentation of this information. During the three months ended March 31, 1994, Nichols incurred unusual charges of $1.8 million which consisted of $1.3 million in costs related to the "OIG Investigation" and $0.5 million in financing fees. The financial data should be read in conjunction with the historical statements and notes thereto, and related Management's Discussion and Analysis of Financial Condition and Results of Operations, of Corning which are incorporated by reference into this Proxy Statement/Prospectus and of Nichols which are included elsewhere in this Proxy Statement/Prospectus. Results for the first quarter or the first half of 1994 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

                                   CORNING

                                 Twenty-four Weeks
                                       Ended                            Fiscal Year Ended
                                  June       June                             Dec.       Dec.
                                  19,        20,      Jan. 2,    Jan. 3,      29,        30,      Dec. 31,
                                  1994       1993       1994       1993       1991       1990       1989
                                              (dollars in millions, except per share amounts)
INCOME STATEMENT DATA:
Net sales                      $2,054.6   $1,723.8   $4,004.8   $3,708.7   $3,259.2   $2,940.5     $2,439.2
Income (loss) before
  extraordinary credit and
  cumulative effect of
  changes in accounting
  methods (a)                     169.4      139.6      (15.2)     266.3      311.2      289.1        259.4
Net income (loss) (a)             169.4      139.6      (15.2)     (12.6)     316.8      292.0        261.0
BALANCE SHEET DATA:
Total assets                   $5,621.1   $4,434.7   $5,231.7   $4,286.3   $3,852.6   $3,512.0     $3,360.7
Working capital                   535.9      634.1      451.4      465.2      521.0      458.4        487.3
Loans payable beyond one
  year                          1,605.6      970.8    1,585.6      815.7      700.0      611.2        624.5
Convertible preferred stock        25.0       26.4       25.7       26.9       27.9       30.7         31.6
Common shareholders' equity     2,074.7    1,859.0    1,685.8    1,803.8    2,018.8    1,850.3      1,711.2
PER COMMON SHARE DATA (b):
Income (loss) before
  extraordinary credit and
  cumulative effect of
  changes in accounting
  methods (a)                  $   0.82   $   0.73   $  (0.09)  $   1.40   $   1.66   $   1.53     $   1.39
Net income (loss) (a)              0.82       0.73      (0.09)     (0.08)      1.69       1.55         1.40
Book value                         9.72       9.58       8.40       9.30      10.43      10.07         9.08
Common dividends declared
  (c)                              0.34       0.34       0.68       0.62       0.68       0.46         0.53

(a) Amounts for all periods other than the first twenty-four weeks of 1994 are significantly impacted by certain non-recurring gains and losses and the cumulative effect of changes in accounting methods. See the Notes to Selected Consolidated Financial Data contained elsewhere in this Proxy
Statement/Prospectus.

(b) Adjusted for the two-for-one stock split effective January 13, 1992.

(c) Includes special dividends of $0.15 and $0.1125 per common share in 1991 and 1989, respectively.

NICHOLS

                                 Three Months Ended             Year Ended December 31,
                                  March      March
                                   31,        31,
                                   1994       1993      1993     1992    1991    1990     1989
                                         (dollars in millions, except per share amounts)
INCOME STATEMENT DATA:
Net sales                         $ 69.6     $ 71.6   $279.6   $284.2  $236.3  $174.8     $129.7
Income (loss) before change
  in accounting method (a)          (1.5)       2.1     (4.4)    (4.3)    3.4     6.9        4.8
Net income (loss) (a)               (1.5)       2.1     (4.4)    (4.3)    3.4     6.9        4.8

BALANCE SHEET DATA:
Total assets                      $247.4     $261.6   $247.2   $263.7  $232.4  $138.6     $ 91.2
Working capital (deficit) (b)      (17.8)      41.4    (19.2)    35.9    27.8    38.3       23.9
Long term debt (b)                  38.0      102.7     38.2    103.5    98.3    33.2       33.9
Shareholders' equity                90.7       99.0     92.2     96.6    84.5    76.1       38.8

PER COMMON AND COMMON
  EQUIVALENT SHARE DATA (c):
Income (loss) before
  cumulative effect of a
  change in accounting method     ($ 0.09)   $ 0.12   ($ 0.28) ($ 0.28) $ 0.23 $ 0.49     $ 0.43
Net income (loss) (a)(d)           (0.09)      0.12    (0.28)   (0.28)   0.23    0.49       0.43
Book value (e)                      5.12       5.62     5.21     5.56    5.47    5.28       3.33
Common dividends declared                                                                   --
                                    --         --       --       --      --      --

(a) During 1992 and 1994, Nichols adopted the standards specified in Statements of Financial Accounting No. 109 "Accounting for Income Taxes" (SFAS 109) and No. 112 "Employers' Accounting for Postemployment Benefits" (SFAS 112), respectively. The adoption of SFAS 109 and SFAS 112 did not have a significant impact on previously reported amounts.

(b) As of December 31, 1993 Nichols was not in compliance with certain covenants of its senior note agreements. The agreements provide that as a result of the failure to comply with the covenants, the holders of the senior notes have the right to declare the entire unpaid balance ($62.2 million) immediately due and payable. Accordingly, the senior notes have been classified as current, resulting in Nichols' reporting a working capital deficit as of December 31, 1993 and as of March 31, 1994.

(c) Net income (loss) per common and common equivalent share is based on the weighted average number of shares of Nichols Common Stock and, in 1989, 1990 and 1991 and the three months ended March 31, 1993, common equivalent shares outstanding during the period. Common equivalent shares relate to Class A Common Stock issuable upon the conversion of the Nichols Preferred Stock; upon the exercise of stock options and warrants and to be issued as future consideration for covenants not to compete.

(d) In 1989, Nichols distributed a 5% stock dividend and then a 100% stock dividend. In 1990, Nichols distributed a 4% stock dividend. Per share information presented above has been adjusted to give retroactive effect to these dividends.

(e) Book value per common share at December 31, 1991, 1992, and 1993 and March 31, 1993 and 1994 includes the impact of preferred stock liquidation preferences and treats outstanding shares of the Class A Common Stock, Class B Common Stock and Class C Common Stock as if they were shares of a single class of common stock.

Summary Unaudited Pro Forma Combined Financial Data
The summary unaudited pro forma combined financial data set forth below reflect the estimated impact on Corning's financial statements of the proposed Merger, the acquisition of Damon, the merger with Costar Corporation ("Costar"), the transaction with Unilab Corporation ("Unilab") and several other completed 1993 transactions, the Vitro S.A. ("Vitro") transaction in January 1994, the acquisition of the optical-fiber and optical-cable businesses of Northern Telecom Limited ("NTL") by Corning and Siecor Corporation ("Siecor") in February 1994, the merger with Maryland Medical Laboratory, Inc. ("Maryland Medical") completed in June 1994, and the offering of Convertible Monthly Income Preferred Securities of Corning Delaware, L.P. (the "MIPS Offering") completed in July 1994 (collectively, the "Corning Transactions"). See "BUSINESS OF CORNING--Recent Developments". Such pro forma data assume the Corning Transactions had been completed on January 4, 1993, for income statement data and by June 19, 1994, for balance sheet data. Corning's consolidated financial statements for periods prior to the Maryland Medical transaction and the Merger will not be restated since the acquisitions are not material to Corning's financial position or results of operations. The summary unaudited pro forma combined financial data set forth below is derived from, and should be read in conjunction with, the Corning Unaudited Pro Forma Combined Financial Information and the historical financial statements and notes thereto of Nichols included elsewhere in this Proxy Statement/Prospectus, and the historical financial statements of Corning and Damon and notes thereto incorporated by reference into this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are presented for informational purposes only, and are not necessarily indicative of the results of operations or financial position which would have been achieved had the Corning Transactions been completed on the dates indicated or the results that may be attained in the future.

CORNING

                                                AS OF AND FOR           FOR THE
                                               THE TWENTY-FOUR        FISCAL YEAR
                                                 WEEKS ENDED             ENDED
                                                JUNE 19, 1994       JANUARY 2, 1994
                                                       (DOLLARS IN MILLIONS,
                                                     EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales                                             $2,241.9             $4,798.9
Net income                                               153.3                  4.2
BALANCE SHEET DATA:
Total assets                                          $5,868.5
Working capital                                          518.2
Loans payable beyond one year                          1,278.2
Convertible preferred stock of subsidiary                365.4
Convertible preferred stock                               25.0
Common shareholders' equity                            2,165.4
PER SHARE DATA:
Net income                                            $    0.70            $   0.01
Book value                                                10.00

Dividends
The following table sets forth dividends per share declared on Corning Common Shares for the three-year period ended January 2, 1994. No cash dividends have been declared or paid on Nichols Common Stock.

                                                               Fiscal Year Ended (a)
                                                          Jan. 2,    Jan. 3     Dec. 29,
                                                           1994       1993        1991
First quarter                                              $0.170     $0.150       $0.125
Second quarter                                              0.170      0.150        0.125
Third quarter                                               0.170      0.150        0.125
Fourth quarter                                              0.170      0.170        0.300(b)

(a) Adjusted for the two-for-one stock split effective January 13, 1992.
(b) Includes a special dividend of $0.15 per common share in the fourth quarter of 1991.

The continued declaration of dividends by the Board of Directors of Corning (the "Corning Board") is subject to, among other things, Corning's current and prospective earnings, financial condition and capital requirements and such other factors as the Corning Board may deem relevant.

Comparative Per Share Market Information
The Corning Common Shares are listed and traded on the NYSE under the symbol "GLW." The shares of Class A Common Stock and Class C Common Stock are traded on the AMEX under the symbols "LABA" and "LABC", respectively. There is no established public trading market for Class B Common Stock or the Nichols Preferred Stock. The following table sets forth the high and low sales prices per share reported in the NYSE Composite Transactions for Corning and on the AMEX Composite Transactions for Nichols as reported in published financial sources:

                                               Price Per Share of Common Stock (a)
                                                            Nichols           Nichols
                                         Corning (b)      Class A (c)         Class C
                                       High      Low     High     Low     High      Low
Fiscal 1991
First quarter (d)                    $31.000  $21.063  $16.875 $ 9.000    N/A       N/A
Second quarter                        31.750   28.375   14.750  10.500   $12.500  $  9.375
Third quarter                         35.750   31.250   16.875  11.250    16.750    10.250
Fourth quarter                        43.125   33.563   16.125  10.875    16.000    11.125
Fiscal 1992
First quarter                         40.313   28.750   15.125   9.000    15.000     8.625
Second quarter                        38.625   31.500   10.000   7.375     9.875     7.250
Third quarter                         38.625   34.375   10.000   7.125     9.250     7.250
Fourth quarter                        39.750   34.750    9.625   4.750     8.875     4.500
Fiscal 1993
First quarter                         39.000   29.000    7.625   4.250     6.625     4.125
Second quarter                        35.875   31.500    7.125   4.375     6.750     4.125
Third quarter                         35.125   26.875    8.625   5.000     7.750     5.000
Fourth quarter                        28.250   24.000    8.750   5.000     7.875     4.750
Fiscal 1994
First quarter                         33.125   27.625    6.250   4.875     5.875     4.500
Second quarter                        34.125   30.250    2.250   4.500    12.250     3.875
Third quarter (through July 29,
  1994)

(a) Corning's fiscal year ends on the Sunday closest to December 31 of each year, and Nichols' fiscal year ends on December 31 of each year.

(b) Adjusted for the two-for-one stock split effective January 13, 1992.

(c) Adjusted for the one-for-two reverse stock split effective June 4, 1991.

(d) From May 10, 1985 until June 4, 1991, the Class A Common Stock (then designated "Common Stock") was listed and traded on the AMEX under the symbol "LAB".

On May 31, 1994, the last full trading day prior to the announcement of the proposed Merger, the closing sales price per share reported in the NYSE Composite Transactions for Corning Common Shares was $32.875. On May 31, 1994, the closing sales prices per share reported on the AMEX Composite Transactions for the Nichols Class A Common Stock and the Nichols Class C Common Stock were $4.813 and $4.125, respectively.

On July 29, 1994, the closing sales price per share reported in the NYSE
Composite Transactions for Corning Common Shares was $        . On July 29,
1994, the closing sales prices per share reported on the AMEX for the Class A
Common Stock and the Nichols Class C Common Stock were $         and
$       , respectively.

Holders of Nichols Common Stock are urged to obtain current market quotations for the Corning Common Shares and the Nichols Common Stock.

THE SPECIAL MEETING

Special Meeting

This Proxy Statement/Prospectus is being furnished to Nichols stockholders in connection with the solicitation by the Nichols Board of proxies for use at the Special Meeting to be held on Wednesday, August 31, 1994 at 9:30 a.m., local time, at 33608 Ortega Highway, San Juan Capistrano, California 92690, Building A.

At the Special Meeting, holders of Class A Common Stock and Class B Common Stock will consider and vote upon a proposal to adopt the Merger Agreement. As a result of a voting agreement entered into between Corning and Dr. Nichols, adoption of the Merger Agreement by Nichols stockholders is assured. See "THE MERGER--Agreement of Dr. Nichols to Vote in Favor of the Merger." The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will merge into Nichols, Nichols will become a wholly owned subsidiary of Corning and each share of Nichols Common Stock issued and outstanding immediately prior to the Merger (other than shares of Class B Common Stock as to which appraisal rights shall have been perfected) shall be converted into the right to receive that number (the Exchange Ratio) of Corning Common Shares equal to the quotient derived by dividing $13.00 by the average of the closing prices on the NYSE per Corning Common Share (as reported in the NYSE Composite Transactions) during the 10 consecutive trading days ending on the fifth trading day prior to the Special Meeting; provided, however, that in no event will the Exchange Ratio be greater than
0.491. Each share of Nichols Preferred Stock (other than shares of Nichols Preferred Stock as to which appraisal rights shall have been perfected) shall be converted in the Merger into Corning Common Shares in the manner and amount provided for pursuant to the terms of the Nichols Preferred Stock. Each Corning Common Share issued in the Merger shall be accompanied by one Right unless the Rights shall not be outstanding as of the Effective Time. See "THE MERGER--Terms of the Merger."

No fractional Corning Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of Nichols Common Stock who otherwise would be entitled to receive a fractional Corning Common Share pursuant to the Merger Agreement will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all of such holders, of the aggregate fractional Corning Common Shares, if any, that would have been issued in the Merger. As soon as practicable following the Effective Time, the Exchange Agent will determine the number of Excess Shares, if any, and the Exchange Agent, as agent for the former holders of Nichols Common Stock, will sell any such Excess Shares at the prevailing prices on the NYSE. The sale of any Excess Shares will be executed on the NYSE and will be executed in round lots to the extent practicable. See "THE MERGER--Terms of the Merger."

Holders of Class A Common Stock and Class C Common Stock will not be entitled to appraisal rights as a result of the Merger. Holders of the Class B Common Stock and Nichols Preferred Stock have the right to demand appraisal of, and obtain payment for, the "fair value" of such shares by following the procedures prescribed in Section 262 of the DGCL, a copy of which is attached as Appendix D to this Proxy Statement/Prospectus, and which is summarized under "THE MERGER--Appraisal Rights for Unlisted Stock Only" in this Proxy Statement/Prospectus. Failure to take any of the steps required under Section 262 on a timely basis could result in the loss of appraisal rights.

The Nichols Board has unanimously approved the Merger Agreement, determined that the Merger is fair to and in the best interests of Nichols and its stockholders and recommends that Nichols stockholders vote FOR adoption of the Merger Agreement. The Executive Committee of the Corning Board, acting pursuant to authority delegated to it by the Corning Board, has approved the Merger Agreement and the issuance of Corning Common Shares in the Merger, and the Board of Directors of Merger Sub and Corning, as the sole stockholder of Merger Sub, have approved and adopted the Merger Agreement and the Merger. Approval of the Merger Agreement and the Merger by Corning's stockholders is not required. See "BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE NICHOLS BOARD--Nichols' Reasons for the Merger; Recommendation of the Nichols Board" and "--Corning's Reasons for the Merger."

Record Date; Shares Entitled to Vote; Vote Required
The close of business on July 29, 1994 (the "Record Date") has been fixed as the record date for determining the holders of Nichols Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record
Date, there were         shares of Class A Common Stock and         shares of
Class B Common Stock outstanding and entitled to vote. The holders of record on the Record Date of shares of Class A Common Stock are entitled to one-tenth of a vote per share of Class A Common Stock, and the holders of record on the Record Date of Class B Common Stock are entitled to one vote per share of Class B Common Stock, on each matter submitted to a vote at the Special Meeting. Holders of Class A Common Stock and Class B Common Stock will vote together on the Merger Agreement as a single class. The presence in person or by proxy of the holders of shares representing a majority of the voting power of the Nichols Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the Nichols Certificate of Incorporation, holders of shares of Class C Common Stock and Nichols Preferred Stock are not entitled to vote at the Special Meeting. Under the DGCL and the Nichols By-Laws, as amended (the "Nichols By-Laws"), the affirmative vote of holders of shares representing a majority of the outstanding voting power of the Nichols Common Stock present in person or represented by proxy at the Special Meeting is required for adoption of the Merger Agreement.

Dr. Albert L. Nichols, who owns an aggregate of approximately 60% of the voting power of the Nichols Common Stock, has agreed to vote in favor of the Merger Agreement. Accordingly, adoption thereof by the Nichols stockholders is assured. See "THE MERGER--Agreement of Dr. Nichols to Vote in Favor of the Merger" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NICHOLS."

Abstention from voting and broker nonvotes will have the practical effect of voting against adoption of the Merger Agreement since they represent one less vote for such adoption. However, since the adoption of the Merger Agreement by the Nichols stockholders is already assured, such abstentions and broker nonvotes will not affect the outcome of the vote.

Proxies; Proxy Solicitation
Shares of Class A Common Stock and Class B Common Stock represented by properly executed proxies received at or prior to the Special Meeting which have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Class A Common Stock and Class B Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR adoption of the Merger Agreement. Nichols stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A stockholder may revoke a proxy by submitting at any time prior to the vote on the adoption of the Merger Agreement a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Nichols at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy. If a stockholder is not the registered direct holder of his or her shares, the stockholder must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person.

If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Nichols will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of Nichols and Corning may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Nichols and Corning will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Nichols Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. Nichols has retained D.F. King & Co., Inc. to aid in soliciting proxies from its stockholders. The fees of such firm are estimated to be $4,000 plus reimbursement of out-of-pocket expenses.

                                THE COMPANIES

Corning
Corning is an international corporation competing in four broadly based business segments: Specialty Materials, Communications, Laboratory Services and Consumer Products. Corning is engaged principally in the manufacture and sale of products made from specialty glasses and related inorganic materials having special properties of chemical stability, electrical resistance, heat resistance, light transmission and mechanical strength. Corning and its subsidiaries annually produce some 60,000 different products at 44 plants in eight countries. In addition, Corning, through subsidiaries and affiliates, engages in laboratory services businesses, including life and environmental sciences and clinical-laboratory testing, at more than 50 facilities in ten countries. The mailing address of Corning's principal executive offices is One Riverfront Plaza, Corning, New York 14381, and its telephone number is
(607) 974-9000.

Merger Sub
Merger Sub, a wholly owned subsidiary of Corning, was formed by Corning solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is c/o Corning Incorporated, One Riverfront Plaza, Corning, New York 14381, and its telephone number is (607) 974-9000.

Nichols
Nichols provides clinical testing services to hospitals, laboratories and physicians on a nationwide basis through its centralized reference laboratories, its network of regional laboratories, its diagnostics test kit division and its substance abuse testing laboratory. Nichols offers a comprehensive line of tests consisting of over 1,100 tests or "assays", substantially all of which are performed in Nichols' facilities. The mailing address of Nichols' principal executive offices is 33608 Ortega Highway, San Juan Capistrano, California 92690, and its telephone number is (714) 728-4000.

                    BACKGROUND AND REASONS FOR THE MERGER;
                     RECOMMENDATION OF THE NICHOLS BOARD

Background
In September 1993, Nichols engaged Peter J. Solomon Securities Company Limited ("PJSC") as its financial advisor to, among other things, analyze and explore various corporate strategic alternatives for Nichols and made a public announcement of this fact. PJSC began to investigate a wide variety of strategic alternatives, and in connection therewith, commenced a review of Nichols' historical financial performance and its stock price performance, an analysis of its internal growth prospects and a review of options relating to the sale of various corporate assets.

In November 1993, Nichols became concerned that its results of operations and the adverse financial effects of its announced intention to recognize a material restructuring charge in the fourth quarter of 1993 would result in its inability to remain in compliance with certain financial covenants contained in the loan agreements with its senior noteholders, concerning approximately $62 million of senior notes held by institutional lenders, and that waivers or amendments of those covenants might be unobtainable. The senior note agreements provide that if Nichols fails to comply with its loan covenants, the senior noteholders have the right to declare the entire unpaid balance of all senior notes immediately due and payable. If the senior notes were or are accelerated, Nichols would be unable to satisfy its obligations thereunder without the proceeds of a refinancing of the entire outstanding amount of the senior notes.

In late November 1993, representatives of Nichols and PJSC met with the senior noteholders to review the probable senior notes covenant default as of December 31, 1993. Nichols both assured the senior noteholders that Nichols and PJSC were actively exploring alternatives to potentially refinance or prepay the senior notes and sought to obtain waivers and modify those senior note covenants probable of default. No such waivers or modifications have been received to date. PJSC also began to explore the option of refinancing the senior notes through a public or private offering, and held discussions with a number of major investment and commercial banks.

After reviewing several refinancing proposals at its December 10, 1993 board meeting, in January 1994 Nichols began working on a public offering of $100 million senior notes to be underwritten by CS First Boston. Nichols filed a Registration Statement on Form S-1 covering these notes with the Commission on April 20, 1994. The proceeds from the sale of these notes were to be used by Nichols to retire its outstanding senior notes and for certain other purposes designed to improve significantly its operating and financial flexibility.

In the fourth quarter of 1993, PJSC also began to contact third parties that might be interested in investing in, a joint venture with, merging with or acquiring all or part of Nichols (a "Transaction"). PJSC and Nichols identified companies (the "Strategic Buyers") that possessed certain key attributes relating to a Transaction, including: (i) the financial capacity to complete a Transaction; (ii) the ability to analyze and pursue a Transaction within a reasonable amount of time and with a minimum amount of disruption to Nichols' operations; (iii) the proven ability to close a Transaction given appropriate information; and (iv) the greatest likelihood to pay the highest price for a Transaction. Several Strategic Buyers were identified by PJSC through this process, including Corning. PJSC advised the Nichols Board that, in PJSC's judgment, the Strategic Buyers represented the most likely potential buyers for Nichols that met the criteria set forth by the Nichols Board. PJSC contacted each Strategic Buyer, including Corning, to determine its interest in a potential Transaction.

During the first five months of 1994, Nichols focused its efforts on its planned senior notes offering. Nichols and PJSC continued discussions with Strategic Buyers and other interested persons regarding a Transaction, but received no firm offers until the proposal received from Corning on May 25, 1994, discussed below.

Although when contacted in November 1993 Corning had declined to pursue a potential Transaction, on May 9, 1994 Corning contacted PJSC expressing such an interest. On May 10, 1994, Corning entered into a confidentiality agreement with Nichols and thereafter PJSC delivered to Corning a Confidential Information Memorandum regarding Nichols that had been prepared by PJSC.

On May 17, 1994, Corning contacted PJSC and expressed a preliminary indication of interest in acquiring Nichols at a value of $11.00 per share in Corning Common Shares, subject to additional due diligence. Corning indicated that the price might be higher than $11.00 per share depending upon the results of its due dilligence investigation. From May 19, 1994 through May 24, 1994, Corning conducted operational, financial and legal due diligence on Nichols.

On May 25, 1994, representatives of Corning and its financial advisor, Lazard Freres & Co., met with Dr. Nichols, Mr. George Bragg, Nichols' Chief Executive Officer, and representatives of PJSC to discuss the terms of a potential Transaction. At that meeting, representatives of Corning stated that they were prepared to recommend to the Corning Board that Corning enter into an agreement with Nichols pursuant to which each Nichols stockholder would receive up to $13.00 in value in Corning Common Shares for each share of Nichols Common Stock pursuant to a merger of a newly formed Corning subsidiary into Nichols, with Nichols being the surviving corporation. The Class A Common Stock and Class C Common Stock had closed that day at $4.938 and $4.063, respectively, on the AMEX. The Corning representatives stated that Corning's offer to purchase Nichols was contingent upon the negotiation and execution of definitive agreements that would include, among other things, the agreement of Dr. Nichols to vote his shares in favor of the Merger, the requirement that the Merger be accounted for as a pooling of interests and that Nichols would be required to agree to a no solicitation provision in the Merger Agreement. The Corning representatives also requested Nichols to call a special meeting of the Nichols Board for May 31, 1994 to consider the Merger and advised the Nichols representatives that it would hold a meeting of the Executive Committee of the Corning Board to consider the Merger on June 1, 1994. The parties agreed to proceed to see if definitive agreements on all terms and conditions could be reached, and if the necessary board approvals for the transactions could be obtained, upon the terms and within the time frame outlined at that meeting. The Corning representatives made clear that Corning's proposal was contingent upon there not being disclosure to third parties of any possible Transaction until definitive agreements were executed.

On May 26, 1994, Corning presented a draft Merger Agreement to Nichols. Pursuant to the Merger Agreement a wholly owned subsidiary of Corning would be merged with and into Nichols, with Nichols being the surviving corporation, and each share of Nichols Common Stock issued and outstanding would be converted into the right to receive that number of Corning Common Shares equal to the quotient derived by dividing $13.00 by the average of the per share closing price on the NYSE of Corning Common Shares during the 10 consecutive trading days ending on the fifth trading day prior to the Special Meeting, provided that the Corning stock price was above a specified minimum level, below which a fixed exchange ratio (and thus a lower variable dollar value per share) would apply, and subject to certain other terms and conditions.

From May 26, 1994 through May 31, 1994, Nichols and its advisors and Corning and its advisors proceeded to negotiate the terms of a final Merger Agreement. During these negotiations, Corning's representatives reiterated their position that Corning would be unwilling to proceed with the Merger unless the Merger Agreement contained a no solicitation provision and Dr. Nichols executed a voting agreement with Corning prior to or simultaneously with Corning's execution of the Merger Agreement. Corning's representatives stated that Corning's willingness to pay Nichols stockholders a substantial premium for their stock depended upon Corning's ability to assure itself that the Merger would be approved by the Nichols stockholders as a result of its voting agreement with Dr. Nichols and the no solicitation provision in the Merger Agreement. The structure of the Exchange Ratio was the subject of significant negotiation, with Corning ultimately agreeing to keep the $13.00 value per share of Nichols Common Stock fixed above a specified minimum market price for Corning Common Shares, and that Nichols would have the right to terminate the Merger Agreement if, as of the time the Exchange Ratio is fixed, the value of Corning Common Shares to be received in the Merger per share of Nichols Common Stock were to be below $10.00. Corning's conditions to closing the Merger were also heavily negotiated. See "THE MERGER--Representations and Warranties" and "--Closing Conditions."

The Nichols Board met on May 31, 1994 with its legal and financial advisors. It reviewed the current operating and financial condition of Nichols, the history of the Corning negotiations, the terms of the proposed Merger Agreement, including the various conditions to closing, the terms of the proposed voting agreement between Dr. Nichols and Corning and the status of discussions between PJSC and other potential buyers of Nichols.

First Boston delivered the presentation described under "BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATIONS OF THE NICHOLS BOARD--Opinion of CS First Boston" regarding the financial terms of the proposed Merger and responded to questions from the Nichols Board regarding, among other things, the outlook for Corning Common Shares, the liquidity of that stock and its views on the substantial premium over the current market price for Nichols Common Stock that was being offered by Corning. The First Boston representatives described the extent and results of CS First Boston's due diligence regarding Corning and its favorable evaluation of the prospects for Corning and the future performance of Corning Common Shares. The CS First Boston representatives also described in extensive detail how the Exchange Ratio formulation would operate at various prices for the Corning Common Shares.

CS First Boston then rendered its opinion that the Merger is fair to the holders of each class of Nichols' stock from a financial point of view.

PJSC then made its presentation to the Nichols Board regarding the history of its activities in exploring strategic alternatives for Nichols and the status of each alternative, including its discussions regarding a Transaction with all of the other Strategic Buyers and other potential acquirors. PJSC repeated its view that the Strategic Buyers constituted the most likely potential buyers for Nichols that met the criteria set forth by the Nichols Board. The PJSC representatives advised the Nichols Board that PJSC had not received a formal offer from any other Strategic Buyer or other party and no Strategic Buyer or other party had expressed an interest in acquiring Nichols at a price comparable to or greater than the price being offered by Corning.

The Nichols Board next requested representatives from Nichols' independent auditors, Deloitte & Touche, to describe the requirements to account for the Merger as a pooling of interests in view of the fact that the closing of the Merger is conditioned upon the receipt by Corning of the opinion of its independent accountants that the Merger would be accounted for as a pooling of interests. Deloitte & Touche representatives reviewed the pooling requirements with the Nichols Board and analyzed these requirements in the context of specific situations that are present at Nichols.

After presentations by counsel to Nichols regarding the duties of the Nichols Board and the terms of the proposed Merger Agreement, the Nichols Board proceeded to discuss the proposed Merger Agreement. Following this discussion, the Nichols Board unanimously approved the Merger Agreement.

Nichols' Reasons for the Merger; Recommendation of the Nichols Board
At the meeting held by the Nichols Board on May 31, 1994, the Nichols Board, by a unanimous vote of all directors, determined that the terms of the Merger are fair to and in the best interests of Nichols and its stockholders, approved the Merger Agreement and authorized and directed Mr. Bragg and Mr. Bellamy to execute the Merger Agreement on behalf of Nichols.

Nichols executed the Merger Agreement on May 31, 1994 and Dr. Nichols executed the Dr. Nichols Letter Agreement contemporaneously therewith. After approval by the Executive Committee of the Corning Board, Corning executed the Merger Agreement on June 1, 1994 and press releases announcing the Merger Agreement and the transactions contemplated therein were issued.

Accordingly, the Nichols Board, having unanimously approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Nichols and its stockholders, recommends that the Nichols stockholders vote FOR adoption of the Merger Agreement.

As described above under "Background," the decision of the Nichols Board to approve the Merger Agreement on May 31, 1994, followed almost nine months of exploring and analyzing strategic and financial alternatives available to Nichols. During this period, the Nichols Board met numerous times, at which meetings the Nichols Board reviewed in detail Nichols' business, results of operations and prospects, including possible Transactions with Strategic Buyers. Also during this period, PJSC presented to the Nichols Board periodic updates on the status of its exploration and analysis of various strategic and financial alternatives available to Nichols, including the contemplated offering of the Nichols high-yield senior notes.

In making its recommendation to Nichols' stockholders with respect to the Merger, the Nichols Board considered a number of factors. These factors included, without assigning relative weights to, the following:

  (i) the investigation and review by the Nichols Board of the Merger;

  (ii) the knowledge and review of the business, assets and prospects of Nichols;

  (iii) the information provided to the Nichols Board by the officers of Nichols and PJSC with respect to the financial and other aspects of the Merger, including the relationship thereof to other possible Transactions and the prospects of Nichols if the Merger were not to be effected;

(iv) the presentation of CS First Boston delivered to the Nichols Board at its meeting on May 31, 1994, including CS First Boston's written opinion, dated June 1, 1994, that, as of such date, the consideration to be received by the Nichols stockholders in connection with the proposed Merger is fair to such stockholders from a financial point of view;

  (v) the review of the material terms and conditions of the Merger as reflected in the Merger Agreement, including the amount and form of consideration, the proposed price protection range and the fact that each holder of Nichols Common Stock will receive for their shares the same consideration, which the Nichols Board believed represented the most favorable transaction possible with Corning for the Nichols stockholders;

  (vi) the historical and prospective business of Nichols, including, among other things, the current financial condition and future prospects of Nichols and the current financial condition and future prospects of Corning;

  (vii) the conditions precedent to the consummation of the Merger, including regulatory approval and receipt of certain assurances that the Merger will be accounted for as a pooling of interests, and the estimated length of time to consummate the Merger;

  (viii) alternatives to the Merger, including a public debt offering, and the risks associated with such alternatives, including the financial requirements to service any such debt, as well as the risks inherent in continuing as an independent public company in an industry that is both changing rapidly and consolidating as opposed to the strengths of a combination between Corning and Nichols;

  (ix) recognizing that the execution of the Dr. Nichols Letter Agreement would assure the approval of the stockholders and would therefore preclude competing bidders, the absence of any other firm proposals by potential acquirors despite PJSC's efforts to solicit potential Transactions and the advice of PJSC that the Strategic Buyers represented the most likely potential buyers for Nichols that met the criteria set by the Nichols Board;

  (x) the structure of the Merger, which would permit holders of Nichols Common Stock to exchange all their shares of Nichols Common Stock on a tax-free basis; and

  (xi) such other matters as the Nichols Board deemed appropriate or necessary in considering the Merger.

Determination of the Nichols Board as to Voting Rights
The holders of Nichols Common Stock will not be entitled to approve or disapprove the Merger by separate class votes. The Nichols Certificate of Incorporation provides that under certain circumstances a merger or consolidation must be approved by separate class votes of one or more of the classes of its Common Stock. If, however, (i) the holders of Nichols Common Stock are to each receive identical consideration on a per share outstanding basis, and therefore the "Equal Consideration Requirement" provided for in the Nichols Certificate of Incorporation would be met and (ii) the merger or consolidation is not with a Related Person (as defined in the Nichols Certificate of Incorporation) and therefore the "Fair Consideration Requirement" provided for in the Nichols Certificate of Incorporation would not apply, the holders of Class A Common Stock and Class B Common Stock would vote together as a single class, and the holders of Class C Common Stock would not be entitled to vote on the merger or consolidation. The Nichols Board has determined, with the advice of counsel, that the Equal Consideration Requirement will be met with respect to the Merger since the holders of Nichols Common Stock will each receive identical consideration on a per share outstanding basis. Furthermore, the Nichols Board has determined that the Merger is not with a Related Person and, accordingly, the Fair Consideration Requirement does not apply. See "DESCRIPTION OF NICHOLS CAPITAL STOCK--Voting on Mergers, Consolidations and Other Business Combinations" and "COMPARATIVE RIGHTS OF NICHOLS STOCKHOLDERS AND CORNING STOCKHOLDERS--Mergers and Consolidations of Nichols Which are Not Related Person Business Combinations."

Opinion of CS First Boston
CS First Boston delivered to the Nichols Board its written opinion that, as of June 1, 1994, the consideration to be received by the Nichols stockholders in connection with the Merger is fair to each class of such stockholders from a financial point of view. Such opinion confirmed the oral opinion given by CS First Boston to the Nichols Board on May 31, 1994.

The full text of the opinion of CS First Boston dated June 1, 1994, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this Proxy Statement/Prospectus. Nichols stockholders are urged to read such opinion in its entirety. CS First Boston's opinion is directed only to the fairness of the consideration to be received by the Nichols stockholders and does not constitute a recommen dation to any Nichols stockholder as to how such stockholder should vote. The summary of the opinion of CS First Boston set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, CS First Boston (i) reviewed the Merger Agreement, (ii) reviewed certain publicly available business and financial information relating to Nichols and Corning; (iii) reviewed certain other information, including financial forecasts, provided to CS First Boston by Nichols and Corning; (iv) discussed the business and prospects of Nichols and Corning with Nichols and Corning management, respectively; (v) considered certain financial and stock market data of Nichols and Corning and compared that data for Nichols with similar data for other publicly held companies in businesses similar to that of Nichols; (vi) considered the financial terms of certain other business combinations which have recently been effected; (vii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CS First Boston deemed relevant; and (viii) discussed with representatives of Nichols and PJSC information developed by PJSC regarding other potential opportunities for the sale of Nichols; however, CS First Boston was not involved in any discussions which representatives of Nichols or PJSC may have had with any third parties in this regard.

In connection with its review, CS First Boston did not independently verify any of the foregoing information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Nichols and Corning management as to the future financial performance of Nichols and Corning, respectively. In addition, CS First Boston did not independently evaluate or appraise the assets of Nichols or Corning, nor was it furnished with any such appraisals.

In arriving at its opinion and making its presentation to the Nichols Board on May 31, 1994, CS First Boston performed a variety of financial analyses, including those summarized below. The summary set forth below includes summaries of all of the material financial analyses discussed by CS First Boston with the Nichols Board, but does not purport to be a complete description of the analyses performed by CS First Boston in arriving at its opinion. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or only certain of the factors considered by it without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CS First Boston, Nichols or Corning. Any estimates incorporated in the analyses performed by CS First Boston are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. No public company utilized as a comparison is identical to Nichols, and none of the acquisition transactions utilized as comparisons is identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

The following is a summary of the analyses performed by CS First Boston and presented to the Nichols Board in connection with its fairness opinion:

Premium Paid. CS First Boston considered the premium paid for Nichols Common Stock based on average prices of publicly traded Nichols Common Stock over the following periods:

  Period Prior
to Announcement   Weighted Average Price     Weighted Average Premium
    One Day                 $4.40                      195.3%
    One Week                 4.42                       194.4
   One Month                 4.43                       200.4

This analysis illustrated that the Merger price per common share provides a significant premium to Nichols Common Stock over each period.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, CS First Boston estimated the present value of the future cash flows that Nichols could produce over a ten-year period from 1994 through 2003, under various assumptions, if Nichols were to perform on a stand-alone basis in accordance with forecasts prepared by Nichols management. CS First Boston determined certain equity market value reference ranges for Nichols based upon the sum of (i) (A) the aggregate discounted present value (using various discount rates ranging from 11% to 14%) of the ten-year unleveraged free cash flows of Nichols (as projected by Nichols), plus (B) the discounted present value (using various discount rates ranging from 11% to 14%) of (a) the projected earnings for 2003 (as projected by Nichols) before interest, taxes, depreciation and amortization ("EBITDA") multiplied by (b) numbers representing various terminal or exit multiples (ranging from 7x to 10x), plus (ii) certain corporate adjustments made by subtracting debt and adding cash, cash equivalents, marketable securities and estimated cash proceeds from the exercise of certain stock options. This analysis resulted in an equity value reference range per share of Nichols Common Stock from $7.95 to $13.75.

Comparable Company Analysis. CS First Boston also reviewed and compared the financial and market performance of the following group of six publicly traded clinical laboratory companies with that of Nichols: Allied Clinical Laboratories, Inc., Dianon Systems, Inc., National Health Laboratories Incorporated, Physicians Clinical Laboratory, Inc., Unilab Corporation and Universal Standard Medical Laboratories, Inc. CS First Boston selected these companies on the basis of various factors, including primarily each company's concentration in the clinical laboratory industry. CS First Boston examined certain publicly available financial data for these companies, including the multiple of adjusted market value (defined as equity market value adjusted by adding total debt and subtracting cash, marketable securities and estimated cash proceeds from the exercise of certain stock options) to total revenues, EBITDA, earnings before interest and taxes ("EBIT"), and the multiple of equity market value to net income and tangible book value. CS First Boston then applied certain of these multiples to publicly available estimates of Nichols' revenues, EBITDA, EBIT and tangible book value for the period of twelve months prior to March 31, 1994; and net income for the forecasted periods of fiscal year end 1994 and 1995. This analysis resulted in an equity value reference range per share of Nichols Common Stock from $4.65 to $9.95.

Comparable Acquisition Analysis. CS First Boston also reviewed the consideration paid or proposed to be paid in other recent acquisitions of clinical laboratory companies. While CS First Boston reviewed comparable clinical laboratory company acquisitions for the past seven years, CS First Boston focused on the following target/acquiror transactions: Allied Clinical Laboratories, Inc./National Health Laboratories Incorporated (announced May 1994, pending), and Damon Corporation/Corning Inc. (announced June 1993; completed), as these more recent transactions of public companies better reflect current business and financial conditions in the clinical laboratory industry. The analysis considered the multiple of adjusted market value to revenues, EBITDA and EBIT and the multiple of equity market value to net income and tangible book value for the period of twelve months prior to March 31, 1994. This analysis resulted in an equity value reference range per share of Nichols Common Stock from $8.45 to $14.50.

CS First Boston is an internationally recognized investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions and for other purposes. CS First Boston was selected as financial advisor to Nichols based on such expertise.

In the ordinary course of its business, CS First Boston may trade the debt and equity securities of Nichols for CS First Boston's own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Further, John M. Hennessy, Chairman of the Executive Board and Chief Executive Officer of CS First Boston, is a member of Corning's Board.

Fee paid to CS First Boston. Nichols has agreed to pay CS First Boston a fee of $750,000 in consideration of CS First Boston's services, $250,000 of which was payable at the time of delivery of its fairness opinion to Nichols, and $500,000 of which will be payable upon consummation of the Merger. Nichols has also agreed to reimburse CS First Boston for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. Nichols has agreed to indemnify CS First Boston and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling CS First Boston or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

Fee paid to PJSC. If the Merger is consummated, Nichols has agreed to pay PJSC a fee equal to 1-1/2% of the Aggregate Consideration in the Merger, less $500,000. For the purpose hereof, the term Aggregate Consideration means the total amount of cash and the fair market value (on the date of payment) of all other property paid or payable, directly or indirectly, to or by Nichols or to Nichols' security holders in connection with the Merger (including, without limitation, amounts paid by Nichols or any other party to holders of any warrants, stock purchase rights, convertible securities, Nichols Preferred Stock or similar rights of Nichols and to holders of any options or stock appreciation rights issued by Nichols whether or not vested). Aggregate Consideration shall also include the value of any short-term debt and long-term liabilities (including the principal amount of indebtedness for borrowed money) repaid or retired in connection with or in anticipation of the Merger or existing on the balance sheet of Nichols at the Effective Time.

Corning's Reasons for the Merger
The Corning Board believes that the Merger is in the best interests of Corning and its stockholders because it strategically positions and differentiates MetPath, Inc. ("MetPath"), the clinical laboratory testing unit of Corning, for growth in the hospital reference testing market, while expanding MetPath's presence in both complementary and new geographies. MetPath will benefit through geographic synergy in the south central region and midwest, and will add several new territories in the far west. The hospital market, with health-care reform, will present a significant opportunity for a medically and scientifically driven, low-cost laboratory. Nichols enjoys an outstanding reputation for its medical and scientific expertise, as well as a strong position in the hospital reference testing market.

                                  THE MERGER

The description of the Merger Agreement and the Merger set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and to the Dr. Nichols Letter Agreement, copies of which are attached as Appendix A and Appendix B, respectively, to this Proxy Statement/Prospectus and incorporated by reference herein.

Terms of the Merger
The Merger. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Nichols at the Effective Time. The separate corporate existence of Merger Sub will then cease, and the internal corporate affairs of Nichols (the "Surviving Corporation") will continue to be governed by the laws of the State of Delaware.

Effective Time. Subject to the provisions of the Merger Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Merger Sub and Nichols shall agree should be specified in the Certificate of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the Effective Time).

Certificate of Incorporation and By-Laws. The Merger Agreement provides that the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be "Nichols Institute"). The by-laws of Merger Sub in effect at the Effective Time will become the by-laws of the Surviving Corporation.

Directors. The directors of Merger Sub at the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Officers. The officers of Nichols immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Effect on Capital Stock
Conversion of Nichols Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Corning, Merger Sub, Nichols, or the holders of any shares of Nichols Common Stock or any shares of capital stock of Merger Sub: (i) each share of the capital stock of Merger Sub outstanding as of the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation; and (ii) each share of Nichols Common Stock that is owned by Nichols or by any subsidiary of Nichols and each share of Nichols Common Stock that is owned by Corning, Merger Sub or any other subsidiary of Corning immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

Each share of Nichols Common Stock issued and outstanding as of the Effective Time (other than shares to be cancelled in accordance with (ii) above and shares of Class B Common Stock as to which appraisal rights shall have been perfected) shall be converted, subject to the terms explained in "No Fractional Shares", into the right to receive that number (the Exchange Ratio) of Corning Common Shares, rounded to the nearest thousandth, or
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if there shall not be a nearest thousandth, to the next lower thousandth, equal to the quotient derived by dividing $13.00 by the average of the per share closing prices on the NYSE of Corning Common Shares (as reported in the NYSE Composite Transactions) during the 10 consecutive trading days ending on the fifth trading day prior to the Special Meeting; provided, however, that in no event will the Exchange Ratio be greater than 0.491 and if the Exchange Ratio, as calculated, would be above that limit, then it shall be fixed at such maximum limit; provided, further, that in the event the Exchange Ratio, as calculated (without reference to the foregoing proviso), would equal or be greater than 0.638, then Nichols may, but shall not be obligated to, terminate the Merger Agreement. Each share of Nichols' Preferred Stock (other than shares of Nichols Preferred Stock as to which appraisal rights shall have been perfected) shall be converted in the Merger into Corning Common Shares in the manner and amount provided for pursuant to the terms of the Nichols Preferred Stock. See "DESCRIPTION OF NICHOLS STOCK--Preferred Stock." If, prior to the Effective Time, Corning should split or combine the Corning Common Shares, or pay a stock dividend or other stock distribution in Corning Common Shares, then the Exchange Ratio (including the maximum limit thereof) will be appropriately adjusted to reflect such split, combination, dividend or other distribution. Each Corning Common Share issued pursuant to this conversion shall be accompanied by one Right, unless the Rights shall not be outstanding as of the Effective Time.

As of the Effective Time, all such shares of Nichols Common Stock and Nichols Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares (including any certificate theretofore representing Nichols Preferred Stock) shall thereafter represent the right to receive a certificate representing the Corning Common Shares into which such Nichols Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of Nichols Common Stock and Nichols Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Nichols Common Stock or Nichols Preferred Stock as of the Effective Time except as otherwise provided in the Merger Agreement or by law. Such certificates previously representing shares of Nichols Common Stock and Nichols Preferred Stock shall be exchanged for certificates representing whole Corning Common Shares issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of "Exchange of Certificates," without interest. No fractional Corning Common Share shall be issued, and in lieu thereof a cash payment shall be made. See "No Fractional Shares."

Exchange of Certificates. Prior to the Effective Time, Corning shall enter into an agreement with Harris Trust and Savings Bank, as Exchange Agent, and as contemplated by such agreement, Corning shall deposit, or shall cause to be deposited, with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section) for the benefit of the holders of shares of Nichols Common Stock, for exchange through the Exchange Agent, certificates representing the Corning Common Shares issuable pursuant to the terms of the Merger Agreement described in "Effect on Capital Stock" in exchange for outstanding shares of Nichols Common Stock (such certificates representing Corning Common Shares, together with any dividends or distributions with respect thereto, being collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Corning Common Shares contemplated to be issued pursuant to the terms of the Merger Agreement described in "Effect on Capital Stock" out of the Exchange Fund. Except as contemplated by the terms of the Merger Agreement described in "No Fractional Shares," the Exchange Fund shall not be used for any other purpose.

As soon as reasonably practicable after the Effective Time, Corning shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Nichols Common Stock or Nichols Preferred Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in a customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Corning Common Shares. Until surrendered as contemplated by the terms of the Merger Agreement described in this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate evidencing whole Corning Common Shares (and the accompanying Rights), cash in lieu of any fractional Corning Common Shares to which such holder is entitled and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Merger Agreement. No interest will be paid or will accrue on any cash payable pursuant to the provisions of the Merger Agreement concerning unexchanged shares and fractional shares.

No dividends or other distributions declared or made after the Effective Time with respect to Corning Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Corning Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, in each case until the surrender of such Certificate in accordance with the terms of the Merger Agreement described in this Section.
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All Corning Common Shares issued upon the surrender for exchange of
Certificates in accordance with the terms of the Merger Agreement shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Nichols Common Stock and Nichols Preferred Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Nichols on such shares of Nichols Common Stock or Nichols Preferred Stock in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of Nichols shall be closed, and there shall be no further registration of transfers of shares of Nichols Common Stock or Nichols Preferred Stock thereafter on the records of Nichols.

No Fractional Shares. No certificates or scrip representing fractional Corning Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Corning. Following the Effective Time, Corning shall instruct the Exchange Agent to determine the excess of (x) the number of full Corning Common Shares delivered to the Exchange Agent by Corning over (y) the aggregate number of Corning Common Shares to be distributed to holders of Certificates (such excess being the Excess Shares). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at the then prevailing prices on the NYSE. Until the net proceeds of such sale or sales have been distributed to such holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders of Certificates (the "Trust"). The Exchange Agent shall determine the portion of the Trust to which each holder of one or more Certificates shall be entitled, if any, and shall promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of the Merger Agreement.

Representations and Warranties
The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Nichols as to (i) the corporate organization, standing and power of Nichols and its subsidiaries, (ii) approvals by the Nichols Board and fairness opinions received by Nichols, (iii) its capitalization, (iv) the authorization of the Merger Agreement, (v) pending or threatened litigation,
(vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (vii) the terms, existence, operations, liabilities and compliance with applicable laws of Nichols employee plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (viii) payment of taxes,
(ix) ownership of and rights to use certain intellectual property, (x) the accuracy of Nichols' financial statements and filings with the Commission,
(xi) the conduct of Nichols' business in the ordinary and usual course and the absence of any material adverse change in the financial condition, business, results of operations, properties, assets, liabilities or prospects of Nichols, (xii) certain contracts and leases of Nichols and its subsidiaries, (xiii) certain transactions with affiliates, (xiv) brokers and finders employed by Nichols, (xv) the accuracy of information to be supplied by Nichols for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, and (xvi) certain tax matters.

For purposes of the Merger Agreement "material adverse change" or "material adverse effect" means, when used in connection with Nichols or Corning, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; provided, however, that the existence or occurrence of the following events and circumstances shall not individually constitute "material adverse change" or "material adverse effect": (i) any change in laws and rules regulating the performance, marketing and/or billing of laboratory tests, or limiting the reimbursements or payments therefor; (ii) changes relating to the economy in general or to Nichols' industry in general and not specifically relating to Nichols; (iii) changes relating to the cancellation or termination by customers of Nichols of their relationships with Nichols or the voluntary termination by existing general managers, or sales representatives from and after the date of the public announcement of this agreement unless such cancellations or terminations are attributable in large respect to factors other than the transactions contemplated by the Merger Agreement; (iv) the assessment from the Internal Revenue Service relating to the amortization of certain intangible items or any future assessment based on the same factual circumstances for subsequent years, unless such change or effect results from a state of facts known or which ought to be known to the officers of Nichols on the date of the Merger Agreement and not disclosed to Corning prior to the execution thereof; or (v) the subpoena received by Nichols in August 1993 from the Office of Inspector General and the United States Attorney's Office for the Southern District of California relating to Medicare billing practices, or any developments, investigations, or charges arising therefrom or payments or settlements relating thereto, unless (x) such matters would have a reasonable probability of resulting in a material penalty being imposed against Nichols or
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in a referral to a grand jury or similar authority being made with respect to
Nichols or in exclusion of Nichols from participation in Medicare, Medicaid or any other federal or state health care program or (y) such change or effect results from a state of facts known or which ought to be known to the officers of Nichols on the date of the Merger Agreement and not disclosed to Corning prior to the execution thereof.

The Merger Agreement also includes representations and warranties by Corning and Merger Sub as to: (i) the corporate organization, standing and power of Corning and its subsidiaries; (ii) the authorization of the Merger Agreement;
(iii) Corning's capitalization; (iv) the authorization of the Corning Common Shares to be issued pursuant to the Merger Agreement; (v) pending or threatened litigation; (vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger;
(vii) the accuracy of Corning's financial statements and filings with the Commission; (viii) the absence of any material adverse change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of Corning; (ix) certain contracts and leases of Corning and its subsidiaries; (x) the ownership, activities and assets of Merger Sub; (xi) brokers and finders employed by Corning; (xii) the accuracy of information to be supplied by Corning for inclusion in this Proxy Statement/Prospectus and in the Registration Statement; (xiii) the ownership of shares of Nichols Common Stock by Corning; and (xiv) certain tax matters.

Certain Covenants
Conduct of Business by Nichols. The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, Nichols shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. The Merger Agreement further provides, without limiting the generality of the foregoing, that between the date of the Merger Agreement and the Effective Time, except as contemplated by the Merger Agreement, Nichols shall not, and shall not permit any of its subsidiaries, without the prior written approval of Corning, to:
(i) (A) declare, set aside or pay (whether in cash, stock, property, or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Nichols to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Nichols or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) other than the issuance of Nichols Common Stock upon the exercise of the Warrants or Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of the Merger Agreement or upon conversion of Nichols Preferred Stock or the Convertible Notes, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by the Merger Agreement) or (C) accelerate the vesting of any of the Stock Options; (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or
(B) any assets except purchases of inventory in the ordinary course of business consistent with past practice; (v) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice and except for the purpose of securing indebtedness permitted pursuant to subparagraph (vi)(A) below; (vi)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Nichols or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except for the incurrence of indebtedness to finance Nichols' working capital needs (which may include mandatory payments under the Senior Notes) which, in the aggregate, does not exceed $15,000,000 provided that the terms of any such indebtedness (including any prepayment penalty) shall be subject to the approval of Corning (which approval shall not be unreasonably withheld), or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to Nichols or any direct or indirect wholly owned subsidiary of Nichols; (vii) make or agree to make any new capital expenditures which, individually, exceed $250,000 or which, in the
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aggregate, exceed $2,000,000; (viii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income tax return for the taxable year ending 1990, except as may be required by applicable law; (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Nichols included in the documents filed with the Commission or incurred in the ordinary course of business consistent with past practice; (x) (A) increase the rate or terms of compensation payable or to become payable generally to any of Nichols' directors, officers or employees, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in documents filed by Nichols with the Commission prior to the date of the Merger Agreement, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, (D) enter into any employment agreement with or for the benefit of any person or (E) increase the rate of compensation under or otherwise (except as expressly contemplated by the Merger Agreement) change the terms of any existing employment agreement; provided, however, that nothing in this clause (x) shall preclude payments under the terms of the existing incentive compensation plans of Nichols in accordance with past practice; (xi) except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which Nichols or any subsidiary is a party or waive, release or assign any material rights or claims; or (xii) authorize any of, or commit or agree to take any of the foregoing actions.

Conduct of Business by Corning. During the period from the date of the Merger Agreement to the Effective Time, Corning has agreed that it shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them; provided that the foregoing shall not prevent Corning or any of its subsidiaries from discontinuing or disposing of any part of its assets or business or from acquiring any assets or businesses or from entering into any financing transactions if such action is, in the judgment of Corning, desirable in the conduct of the business of Corning and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the Effective Time, except as (i) contemplated by the Merger Agreement or (ii) as set forth in a writing delivered to Nichols prior to the execution hereof, Corning has agreed that it shall not, and shall not permit any of its subsidiaries to:

  (i) (A) declare, set aside or pay (whether in cash or property, but excluding stock dividends) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Corning to its parent and except for regular quarterly cash dividends (in an amount determined in a manner consistent with Corning's past practice) declared by the Corning Board with customary record and payment dates, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Corning's capital stock or (C) purchase, redeem or otherwise acquire any Corning Common Shares;

  (ii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents in a manner which would reasonably be expected to be materially adverse to the stockholders of Nichols;

  (iii) amend the Rights or the agreements under which the Rights are issued in any manner adverse to the stockholders of Nichols;

  (iv) change its fiscal year; or

  (v) authorize, or commit or agree to take any of, the foregoing actions.

No Solicitation. (a) In light of the consideration given by the Nichols Board prior to the execution of the Merger Agreement to, among other things, the transactions contemplated thereby and by the requirement of Corning that the Dr. Nichols Letter Agreement be executed concurrently with the execution of the Merger Agreement as a condition of Corning's entering into the Merger Agreement, and to various alternatives to the transactions contemplated by the Merger Agreement, and in light of the fairness opinion issued to Nichols by First Boston as provided for in the Merger Agreement and the information provided to Nichols by its financial advisor, PJSC regarding potential alternative opportunities for the sale of Nichols, Nichols agreed that it shall not, nor shall it permit any
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of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Nichols or any of its subsidiaries to, solicit or initiate, or encourage the submission of, any Takeover Proposal, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any proposal (whether or not in writing and whether or not delivered to Nichols' stockholders generally) for a merger or other business combination involving Nichols or any of its material subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of Nichols or any of its material subsidiaries, other than the transactions contemplated by the Merger Agreement. Nothing contained in the Merger Agreement prohibits Nichols from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Takeover Proposal by means of a tender offer.

(b) Nichols has agreed to promptly advise Corning orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. Nichols has agreed to keep Corning informed of the status and details of any such request, Takeover Proposal or inquiry.

Repayment of Senior Notes. Pursuant to the Merger Agreement, at the Closing, Corning shall repay, or cause the Surviving Corporation to repay, in full the outstanding principal amount under Nichols' 10.12% senior notes due 2001, 10.75% senior notes due 1998 and 10.43% senior notes due 1999 (collectively, the "Senior Notes") together with interest accrued but unpaid thereon, but without any prepayment penalty, to the holders of the Senior Notes. The Merger Agreement also provides that prior to the Closing Date, Nichols shall secure the waiver by the requisite majority of the holders of the Senior Notes of any penalty due under the terms of the Senior Notes upon the prepayment thereof by Corning or the Surviving Corporation.

Restrictions on Corning's Business. The Merger Agreement provides that prior to the Closing Date, Nichols shall take all actions necessary and appropriate to eliminate any restrictions on the business and operations of Corning that are material to the business or results of operations of Corning or CLSI which may arise upon the consummation of the Merger as a result of any agreement between Nichols and any other person.

Benefit Plans. The Merger Agreement states that Corning currently intends to cause the Surviving Corporation to maintain for a period of three years after the Effective Time the benefit plans of Nichols in effect on the date thereof (other than Option Plans) or to provide benefits to employees of Nichols that are no less favorable in the aggregate to such employees than those in effect on the date thereof.

Employment Agreements. Prior to the Closing Date, Nichols will take all actions necessary and appropriate to amend the employment agreements between Nichols and certain of its employees identified in and in the manner described in an exhibit to the Merger Agreement. Corning or persons acting on its behalf shall meet with these employees of Nichols to discuss with such employees their employment arrangements and their opportunities and responsibilities after the Closing Date. See "Interests of Certain Persons in the Merger." Corning shall also cause the Surviving Corporation to honor without modification (except as provided in the section of the Merger Agreement described above) all terms and provisions of all employment agreements of these individuals in the form existing as of the date of the Merger Agreement.

Closing Conditions
Conditions to Each Party's Obligations to Effect the Merger. The Merger Agreement makes the respective obligation of each party to effect the Merger subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (i) the Nichols stockholders shall have adopted the Merger Agreement;

  (ii) the Corning Common Shares issuable to the Nichols stockholders pursuant to the Merger Agreement and under the Stock Option Plans shall have been approved for listing on the NYSE, subject to official notice of issuance;

  (iii) no litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. For the purposes of the Merger Agreement a litigation shall be deemed to be "threatened" by the Federal Trade
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Commission only if the Federal Trade Commission shall have publicly announced or shall have advised Corning, Merger Sub or Nichols that the Federal Trade Commission has authorized its staff to commence proceedings in Federal court seeking injunctive relief against, or to commence administrative proceedings challenging, the transactions contemplated by the Merger Agreement;

  (iv) the Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Corning or Nichols, threatened by the SEC;

  (v) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated;

  (vi) other than the filing of merger documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Corning, Merger Sub and Nichols prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the Surviving Corporation or Corning.

Additional Conditions to Obligations of Corning and Merger Sub. The Merger Agreement also makes the obligations of Corning and Merger Sub to effect the Merger subject to the following conditions:

  (i) each of the representations and warranties of Nichols contained in the Merger Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in (i) a material adverse effect on Nichols or on Corning (except that where any statement in a representation or warranty, expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) or (ii) an adverse effect on the ability of the parties to consummate the transactions contemplated by the Merger Agreement; provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date;

  (ii) Nichols shall have performed or complied in all material respects with the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

  (iii) Nichols shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its Material Subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on Nichols prior to or after the Effective Time or a material adverse effect on Corning after the Effective Time;

  (iv) Corning shall have received from Price Waterhouse, as independent auditors of Corning, on the date of the Proxy Statement and on the Closing Date, letters, in each case dated as of such respective dates, addressed to Corning, in form and substance reasonably acceptable to Corning and to the effect that the business combination to be effected by the Merger is required to be accounted for as a pooling-of-interests by Corning for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Corning from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

  (v) Corning shall have received from each person who may be deemed to be an affiliate of Nichols (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of Exhibit 5.10 to the Merger Agreement.

Additional Conditions to Obligations of Nichols. The Merger Agreement also makes the obligations of Nichols to effect the Merger subject to the following conditions:

  (i) each of the representations and warranties of Corning contained in the Merger Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures
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to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in (i) a material adverse effect on Corning (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) or (ii) an adverse effect on the ability of the parties to consummate the transactions contemplated by the Merger Agreement; provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date;

  (ii) Corning shall have performed or complied in all material respects with the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; and

  (iii) Nichols shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to Nichols, dated the date of the Proxy Statement, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of customary representation letters.

Amendment; Termination
Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Nichols:

  (i) by mutual written consent of Corning and Nichols;

  (ii) by Corning, upon a breach of any representation, warranty, covenant or agreement, on the part of Nichols set forth in the Merger Agreement, or if any representation or warranty of Nichols shall have become untrue, in either case such that the conditions set forth in the sections of the Merger Agreement pertaining to the continued accuracy of Nichols' representations and warranties and Nichols' continued performance or compliance with all its covenants and agreements contained therein, as the case may be, would be incapable of being satisfied by November 30, 1994; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of termination of the Merger Agreement by Corning;

  (iii) by Nichols, upon a breach of any representation, warranty, covenant or agreement on the part of Corning set forth in the Merger Agreement, or if any representation or warranty of Corning shall have become untrue, in either case such that the conditions set forth in the sections of the Merger Agreement pertaining to the continued accuracy of Corning's representations and warranties and Corning's continued performance or compliance with all its covenants and agreements contained therein, as the case may be, would be incapable of being satisfied by November 30, 1994; provided that in any case a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of termination of the Merger Agreement by Nichols;

  (iv) by either Corning or Nichols, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

  (v) by either Corning or Nichols, if the Merger shall not have occurred by November 30, 1994, unless the failure to consummate the Merger is the result of a breach of a covenant set forth in the Merger Agreement or a willful and material breach of any representation or warranty set forth in the Merger Agreement by the party seeking to terminate the Merger Agreement;

  (vi) by Nichols, should the Exchange Ratio as calculated equal or exceed
0.638 (see "Effect on Capital Stock"); or

  (vii) by Corning at any time if Dr. Nichols loses control of sufficient shares of Nichols Common Stock such that the representations set forth in the Merger Agreement to the effect that the vote of Dr. Nichols' shares in favor of the Merger Agreement is sufficient to approve the Merger Agreement cease to be true and correct in all respects.

Effect of Termination. In the event of termination of the Merger Agreement by either Nichols or Corning as provided in the terms of the Merger Agreement described in "Amendment; Termination," the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Corning, Merger
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Sub or Nichols, other than the provisions of the Merger Agreement relating to
Nichols' and Corning's representations as to their employment of brokers, their confidentiality agreement, their agreement as to fees and expenses, and certain general provisions of the Merger Agreement and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Amendment. The Merger Agreement may be amended by the parties at any time before or after Nichols Stockholder Approval; provided, however, that after Nichols Stockholder Approval there shall not be made any amendment that by law requires further approval by the stockholders of Nichols without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Extension; Waiver. At any time prior to the Effective Time, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) subject to the proviso of the section of the Merger Agreement described in "Amendment; Termination", waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

Procedure for Termination, Amendment, Extension or Waiver. A termination of or amendment to the Merger Agreement or an extension or waiver pursuant to its terms shall, in order to be effective, require in the case of Corning, Merger Sub and Nichols, action by the relevant Board of Directors or the duly authorized designee of such Board of Directors.

Agreement of Dr. Nichols to Vote in Favor of the Merger
Concurrently with the execution of the Merger Agreement, Corning entered into the Dr. Nichols Letter Agreement, pursuant to which Dr. Nichols agreed to vote all shares of Nichols Common Stock that he has the right to vote in favor of approval of the Merger Agreement and the Merger at the Special Meeting. As of June 1, 1994, Dr. Nichols had the power to vote shares representing approximately 60% of the voting power of the Nichols Common Stock.

In the Dr. Nichols Letter Agreement, Dr. Nichols also agreed, among other things, that until the Dr. Nichols Letter Agreement is terminated in accordance with its terms, he will not, and will not permit any entity controlled by him to, (i) convert any of his shares of Class B Common Stock into Class A Common Stock, (ii) contract to sell, sell or otherwise transfer or dispose of any of his shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than
(x) pursuant to the Merger, (y) with Corning's prior written consent or (z) the use of shares as collateral pursuant to any loan arrangement previously disclosed to Corning to secure indebtedness up to specified limits, (iii) consent to any amendment to the certificate of incorporation of Nichols which would effectively reduce the proportionate voting power of his shares or (iv) to the extent any of his shares are subject to any encumbrances disclosed in writing to Corning, increase the amount of indebtedness secured by such shares beyond specified limits.

A copy of the Dr. Nichols Letter Agreement is attached as Exhibit 5.16 to the Merger Agreement, a copy of which is attached as Appendix A.

Certain Federal Income Tax Consequences
It is a condition to the obligation of Nichols to consummate the Merger that Nichols receive an opinion from Fulbright & Jaworski L.L.P., tax counsel for Nichols, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by Nichols as a result of the Merger and (iii) no gain or loss will be recognized by a Nichols stockholder as a result of the Merger with respect to shares of Nichols Common Stock converted solely into Corning Common Shares. The effects of any cash received in lieu of fractional share interests and any Real Property Tax Payments (as hereinafter defined) are discussed below.

Based upon the advice of their respective counsel, Corning and Nichols expect that the Merger will qualify as a reorganization under the Code with the consequences set forth above. Assuming that the Merger so qualifies, the tax basis of the Corning Common Shares received by Nichols stockholders in the Merger will be the same, in each instance, as the tax basis of the Nichols Common Stock surrendered in exchange therefor, excluding any basis allocable to fractional share interests in Corning Common Shares for which cash is received. In addition, the holding period of the Corning Common Shares received in the Merger by Nichols stockholders will include the
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period during which the shares of Nichols Common Stock surrendered in exchange therefor were held, provided that such shares of Nichols Common Stock were held as capital assets at the Effective Time.

Holders of Nichols Common Stock who receive cash in the Merger as a result of the rounding off of fractional share interests in Corning Common Shares will be treated, in each instance, as having received the fractional share interests and then as having sold such interests for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of Nichols Common Stock allocable to such fractional share interests. Such gain or loss will be capital gain or loss, provided that such share of Nichols Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of Nichols Common Stock has been held for more than one year.

Certain states and localities impose a tax on certain transfers (which include the Merger) of an interest in real property (including leases) located therein. Any returns required to be filed in connection with such tax will be filed by Nichols on behalf of the Nichols stockholders, and Nichols will pay any tax due thereon. The portion of any such payment attributable to a Nichols stockholder is referred to herein as a "Real Property Tax Payment."

A Real Property Tax Payment, if any, should result in a deemed distribution by Nichols to a Nichols stockholder, which distribution would be taxed to such stockholder as a dividend to the extent of Nichols' current and accumulated earnings and profits as determined for federal income tax purposes (and thereafter would reduce the tax basis in his or her Nichols Common Stock and, if such basis is reduced to zero, would then be taxed as gain from the sale or exchange of such Nichols Common Stock). Any tax on such deemed distribution will be the responsibility of the Nichols stockholder.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR NICHOLS STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF NICHOLS COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF STOCK OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. NICHOLS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

Regulatory Approvals
HSR Act and Antitrust. Corning and Nichols, and Dr. Nichols with respect to his acquisition of Corning Common Shares in the Merger, were required to observe the notification and waiting period requirements of the HSR Act before the Merger may be consummated. The HSR Act provides for an initial 30-calendar day waiting period following the filing with the FTC and the Antitrust Division of certain Notification and Report Forms by the parties to the Merger and certain other parties. The HSR Act further provides that if, within the initial 30-calendar day waiting period, the FTC or the Antitrust Division issues a request for additional information or documentary material, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may agree not to close the transaction before a designated date.

Corning, Nichols and Dr. Nichols have made the requisite filings under the HSR Act in connection withthe Merger, and the initial waiting periods with respect to such filings expired at 11:59 p.m., Eastern Time, onJuly 17, 1994.

Resale of Corning Common Shares Issued in the Merger; Affiliates
The Corning Common Shares to be issued to Nichols stockholders in connection with the Merger will be freely transferable under the Securities Act, except for Corning Common Shares issued to any person deemed to be an
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affiliate of Nichols for purposes of Rule 145 under the Securities Act at the time of the Special Meeting ("Affiliates"). Affiliates may not sell their Corning Common Shares acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the Merger Agreement, Nichols has agreed that prior to the Effective Time it will deliver to Corning a letter identifying all persons who at the time of the Special Meeting may be deemed to be Affiliates. Nichols has further agreed to use all reasonable efforts to cause each person who is so identified as an Affiliate in such letter to deliver to Corning on or prior to the date of this Proxy Statement/Prospectus a written agreement that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Corning Common Shares received in the Merger in violation of the Securities Act, and that such Affiliate will not sell any Corning Common Shares or any shares of Nichols Common Stock until after such time as consolidated financial statements which reflect at least 30 days of post-Merger operations have been published by Corning (the date of such publication, the "Publication Date"). See "THE MERGER--Accounting Treatment."

Accounting Treatment
It is expected that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. It is a condition to the obligation of Corning to consummate the Merger that Corning receive the opinion of Price Waterhouse that the Merger can be accounted for as a pooling of interests. See "THE MERGER--Closing Conditions."

Interests of Certain Persons in the Merger
General. Nichols will be the Surviving Corporation in the Merger and, following the Merger, will be a wholly owned subsidiary of Corning. It is currently anticipated that certain executives of Nichols will continue in their current capacities.

Dr. Nichols Employment Agreement. Concurrently with or as promptly as practical after the Effective Time, Corning will cause Nichols to enter into an employment agreement (the "Employment Agreement") with Dr. Nichols, Chairman of the Board of Nichols, pursuant to which Dr. Nichols will serve as Chairman Emeritus of the Surviving Corporation and will be a member of the Board of Directors of CLSI. The term of the Employment Agreement will be for a two-year period commencing on the Effective Time, subject to an additional three-year extension (the "Additional Term") if mutually agreed upon. As consideration for the Surviving Corporation's entering into the Employment Agreement, Dr. Nichols will agree to waive all rights to severance pay, damages or other payments due to the termination of his employment with the Surviving Corporation or as a result of the Merger, other than as set forth in the Employment Agreement. During the term of the Employment Agreement, Dr. Nichols will receive a base salary of $250,000 per year, payable in monthly installments. In addition, for each of the five years following the Effective Time, Dr. Nichols will receive a guaranteed lump sum bonus of $500,000, payable in arrears. At the end of the initial two-year employment period, Dr. Nichols will be eligible for an incentive bonus of between $1,000,000 and $2,000,000 based upon achievement of certain performance criteria for the Surviving Corporation. If the term of his employment is extended for the Additional Term, Dr. Nichols will be eligible for a similar incentive bonus in an amount to be agreed upon based on achievement of certain performance criteria for the Additional Term. Pursuant to the Employment Agreement, Dr. Nichols will also agree that, for a period of five years from the Effective Time, he will not compete with Corning in the clinical laboratory testing industry (including diagnostic testing) in the United States and he will not disclose any confidential information concerning the Surviving Corporation.

Employment Agreement Amendments. In addition, to seek to assure Corning that certain key employees, including certain executive officers, some of whom are also directors, of Nichols, would remain with the Surviving Corporation during the critical transition period immediately subsequent to the Merger, Nichols, at Corning's request, agreed in the Merger Agreement to take all steps necessary and appropriate to amend the employment arrangements between Nichols and these key employees. It is anticipated that these will include:
(i) an amendment to Mr. Bragg's (Chief Executive Officer) employment arrangement pursuant to which he will agree to waive severance benefits for voluntary departure within six months of the closing of the Merger and, thereafter, existing severance arrangements will apply; (ii) an amendment to Mr. Bellamy's (Chief Financial Officer and Senior Vice President) employment arrangement pursuant to which he will agree to waive severance benefits for voluntary departure within six months of the closing of the Merger and, thereafter, existing severance arrangements will apply; (iii) an amendment to Dr. Roberts' (Senior Vice President, Human Resources) employment arrangement pursuant to which he will agree to waive severance benefits for voluntary departure within six months of the closing of the Merger and, thereafter, existing severance arrangements will apply; (iv) an amendment to Dr. Harrington's (President, Reference Laboratories) employment arrangement pursuant to which he will agree to waive severance benefits for voluntary departure within two years of the closing of the Merger and, at the closing of the Merger, he will be offered a two-year employment contract (preserving existing severance arrangements for voluntary departure after two years) including participation in stock incentive plans; and (v) an amendment to Dr. Fisher's
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(President, Nichols Academic Associates and Chief Science Officer) employment arrangement pursuant to which he will agree to waive severance benefits for voluntary departure within two years of the closing of the Merger and, at the closing of the Merger, he will be offered a two year employment contract (preserving existing severance arrangements for voluntary departure after two years) including participation in stock incentive plans. It is also intended that these amendments may include similar agreements with other key employees, including certain other executive officers.

Stock Options. The Merger Agreement provides that, at the Effective Time, each option to purchase shares of Nichols Common Stock ("Stock Option") issued pursuant to any stock option plan of Nichols ("Option Plans") and then outstanding, whether or not vested or exercisable, will be assumed by Corning and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Stock Option (other than to the extent accelerated pursuant to the terms of such Stock Option or in accordance with the present terms of any employment agreement existing as of the date of the Merger Agreement, which Stock Options will remain exercisable following the Effective Time in accordance with the provisions of the Option Plan under which they were granted), that number of Corning Common Shares equal to the product of the Exchange Ratio and the number of shares of Nichols Common Stock subject to such Stock Option, at a price per share equal to the aggregate exercise price for the shares of Nichols Common Stock subject to such Stock Option divided by the number of full Corning Common Shares deemed to be purchasable pursuant to such Stock Option; provided, however, that the number of Corning Common Shares that may be purchased upon exercise of such Stock Option will not include any fractional share. The vesting of certain Stock Options held by certain executive officers, some of whom are also directors, of Nichols to acquire shares of Class A Common Stock and Class C Common Stock accelerated upon execution of the Merger Agreement and certain other Stock Options will accelerate upon consummation of the Merger.

The Merger Agreement provides that prior to the Closing the Nichols Board (or the relevant committee thereof) shall adopt such resolutions and Nichols shall obtain such written consents as may be necessary to rescind a pending amendment to the 1993 Non-Employee Director Stock Option Plan and all Stock Options granted thereunder to provide that the vesting of such Stock Options shall not be accelerated as a result of the Merger Agreement or the Merger. All necessary actions to rescind this pending amendment have been taken.

As of June 30, 1994, Stock Options to purchase 74,990 and 2,416.416 shares of Class A Common Stock and Class C Common Stock, respectively, were outstanding under the Option Plans at exercise prices ranging from $4.125 to $15.125 per share. Based on the number of shares of Nichols Common Stock outstanding on the Record Date, assuming the exercise of all outstanding Stock Options (whether or not currently exercisable), and based upon the maximum Exchange Ratio permitted by the Merger Agreement, a maximum of 9,766,033 Corning Common Shares may be issued in connection with the Merger. For additional information regarding the Stock Options held by officers and directors, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NICHOLS."

Indemnification of Directors and Officers Pursuant to the Merger
Agreement. From and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers, directors and employees of Nichols and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable law (except to the extent of directors' and officers' liability insurance coverage and actual payment with respect thereto). Corning has agreed to maintain for not less than six years the current (or appropriate replacement) policies of directors' and officers' liability insurance maintained by Nichols and its subsidiaries with respect to matters occurring prior to the Effective Time. Corning is not required to pay an annual premium for such insurance in excess of double the last annual premium paid prior to June 1, 1994, but will, in such case, purchase as much coverage as possible for such amount.

Management and Operations of Nichols after the Merger
After the Merger, the Surviving Corporation will be a wholly owned subsidiary of Corning. Nichols will operate as one of Corning's business units within the CLSI group, and Corning currently intends to retain Nichols' corporate headquarters in San Juan Capistrano, California.

Expenses and Fees
Whether or not the Merger is consummated, Corning and Nichols will each pay their own expenses in connection with the Merger.

Appraisal Rights for Unlisted Stock Only
Under the DGCL, holders of Class A Common Stock and Class C Common Stock will not be entitled to appraisal rights as a result of the Merger. Under the DGCL, appraisal rights are unavailable in a merger for shares of any class of stock which on the applicable record date for the stockholder vote on such merger are listed on a national securities exchange and which are to be converted into shares of stock of any other corporation listed on the effective date of the
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merger on a national securities exchange. On the Record Date, the Class A
Common Stock and Class C Common Stock are listed on the AMEX and it is a condition to consummation of the Merger that the Corning Common Shares continue to be listed on the NYSE. Accordingly, holders of the Class A Common Stock and the Class C Common Stock will not be entitled to appraisal rights as a result of the Merger. Further, stockholders who vote in favor of a merger are not entitled to appraisal rights under the DGCL as a result of such merger.

Holders of record of the Class B Common Stock and of Nichols Preferred Stock (collectively, the "Unlisted Shares") who comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in any Unlisted Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Appendix D to this Proxy Statement/Prospectus. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Unlisted Shares as to which appraisal rights are asserted.

Under the DGCL, holders of Unlisted Shares who follow the procedures set forth in Section 262 will be entitled to have their Unlisted Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Unlisted Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

This Proxy Statement/Prospectus constitutes such notice to the holders of Unlisted Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement/Prospectus as Appendix D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

A holder of Unlisted Shares wishing to exercise such holder's appraisal rights (i) must, in the case of shares of Class B Common Stock, not vote in favor of adoption of the Merger Agreement and (ii) must, in the case of any Unlisted Shares, deliver to Nichols prior to the vote on the Merger Agreement at the Special Meeting to be held on August 31, 1994 a written demand for appraisal of such holder's Unlisted Shares. A holder of Unlisted Shares wishing to exercise such holder's appraisal rights must be the record holder of such Unlisted Shares on the date the written demand for appraisal is made and must continue to hold such Unlisted Shares of record until the Effective Time of the Merger. Accordingly, a holder of Unlisted shares who is the record holder of Unlisted Shares on the date the written demand for appraisal is made, but who thereafter transfers such Unlisted Shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such Unlisted Shares.

Only a holder of record of Unlisted Shares is entitled to assert appraisal rights for the Unlisted Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Unlisted Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Unlisted shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Unlisted shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Unlisted Shares held for one or more beneficial owners while not exercising such rights with respect to the Unlisted Shares held for other beneficial owners; in such case, the written demand should set forth the number of Unlisted shares as to which appraisal is sought and where no number of Unlisted Shares is expressly mentioned the demand will be presumed to cover all Unlisted Shares held in the name of the record owner. Stockholders who hold their Unlisted Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Nichols Institute, 33608 Ortega Highway, San Juan Capistrano, CA 92690, Attention:
Corporate Secretary.
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Within 120 days after the Effective Time of the Merger, but not thereafter, the Surviving Corporation or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Unlisted Shares. Nichols is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Unlisted Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Within 120 days after the Effective Time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Class B Common Stock not voted in favor of adoption of the Merger Agreement, the aggregate number of Unlisted Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Unlisted Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Unlisted Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Unlisted Shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of the Unlisted Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

The Court will determine the amount of interest, if any, to be paid upon the amounts to be received by a person whose Unlisted Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Unlisted Shares entitled to appraisal.

Any holder of shares of Class B Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares of Class B Common Stock subject to such demand for any purpose. Any holder of Unlisted Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to the payment of dividends or other distributions on those Unlisted Shares (except dividends or other distributions payable to holders of record of Unlisted Shares as of a record date prior to the Effective Time of the Merger).

If any stockholder who properly demands appraisal of his Unlisted Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the Unlisted Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Unlisted Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the stockholder delivers to the Surviving Corporation a written withdrawal of his demand for appraisal and acceptance of the Merger. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time of the Merger will require the written approval of the Surviving Corporation.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the consideration receivable to such Unlisted Shares in accordance with the Merger Agreement).

DIVIDENDS ON AND MARKET PRICES OF
                CORNING COMMON SHARES AND NICHOLS COMMON STOCK

Corning
The Corning Common Shares are listed and primarily traded on the NYSE under the symbol "GLW". The table below sets forth for the fiscal periods indicated the high and low sale prices per Corning Common Share in the NYSE Composite Transactions (as reported in published financial sources) and the dividends declared per Corning Common Share.

                                         Corning Common Shares (a)
                                                    (b)
                                                          Dividends
                                        High      Low     per Share
Fiscal 1991
First quarter                         $31.000  $21.063       $0.125
Second quarter                         31.750   28.375        0.125
Third quarter                          35.750   31.250        0.125
Fourth quarter                         43.125   33.563        0.300(c)
Fiscal 1992
First quarter                          40.313   28.750        0.150
Second quarter                         38.625   31.500        0.150
Third quarter                          38.625   34.375        0.150
Fourth quarter                         39.750   34.750        0.170
Fiscal 1993
First quarter                          39.000   29.000        0.170
Second quarter                         35.875   31.500        0.170
Third quarter                          35.125   26.875        0.170
Fourth quarter                         28.250   24.000        0.170
Fiscal 1994
First quarter                          33.125   27.625        0.170
Second quarter                         34.125   30.250        0.170
Third quarter (through July 29,
  1994)                                                       0.170(d)

(a) Adjusted for the two-for-one stock split effective January 13, 1992.
(b) Corning's fiscal year ends on the Sunday closest to December 31 of each year.
(c) Includes a special dividend of $0.15 per share in the fourth quarter of 1991.
(d) On July 6, 1994 Corning declared a $0.17 per share dividend payable on September 30, 1994 to holders of record on September 9, 1994.

On May 31, 1994, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE Composite Transactions closing price per Corning Common Share was $32.875. On July 29, 1994, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NYSE Composite Transactions closing price per Corning Common
Share was $       . Nichols stockholders are urged to obtain current market
quotations.

Nichols
The shares of Class A Common Stock and the Class C Common Stock are listed and traded on the AMEX under the symbols "LABA" and "LABC," respectively. The table below sets forth for the fiscal periods indicated the high and low sale prices per share of the Class A Common Stock and the Class C Common Stock on the AMEX Composite Transactions as reported in published financial sources.

                                        Nichols Class
                                              A
                                        Common Stock      Nichols Class C
                                             (a)           Common Stock
                                        High     Low      High      Low
Fiscal 1991
First quarter (b)                     $16.875 $ 9.000    N/A        N/A
Second quarter                         14.750  10.500   $12.500    $ 9.375
Third quarter                          16.875  11.250    16.750     10.250
Fourth quarter                         16.125  10.875    16.000     11.125
Fiscal 1992
First quarter                          15.125   9.000    15.000      8.625
Second quarter                         10.000   7.375     9.875      7.250
Third quarter                          10.000   7.125     9.250      7.250
Fourth quarter                          9.625   4.750     8.875      4.500
Fiscal 1993
First quarter                           7.625   4.250     6.625      4.125
Second quarter                          7.125   4.375     6.750      4.125
Third quarter                           8.625   5.000     7.750      5.000
Fourth quarter                          8.750   5.000     7.875      4.750
Fiscal 1994
First quarter                           6.250   4.875     5.875      4.500
Second quarter                         12.250   4.500    12.250      3.875
Third quarter (through July 29,
  1994)

(a) Adjusted for the one-for-two reverse stock split effective June 4, 1991.
(b) From May 10, 1985 until June 4, 1991, the Class A Common Stock (then designated "Common Stock") was listed and traded on the AMEX under the symbol "LAB".

There is no established public trading market for the Class B Common Stock or the Nichols Preferred Stock.

Nichols has never paid cash dividends on shares of Nichols Common Stock. Furthermore, Nichols' senior note agreements currently prohibit Nichols from paying cash dividends due to violations of certain financial covenants contained in these agreements. See "NICHOLS MANAGEMENT DISCUSSION AND ANALYSIS--Liquidity and Capital Requirements--Default on Senior Notes and loss of line of credit" and Note 3 in the consolidated financial statements of Nichols appearing elsewhere in this Proxy Statement/Prospectus. The Merger Agreement also restricts Nichols' ability to pay cash dividends between the date of the Merger Agreement and the Effective Time.

On May 31, 1994, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported AMEX Composite Transactions closing price per share of Class A Common Stock was $4.813 and the last reported AMEX Composite Transactions closing price per share of Class C Common Stock was $4.125. On July 29, 1994, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported AMEX closing
price per share of Class A Common Stock was $       and the reported AMEX
Composite Transactions closing price per share of Class C Common Stock was
$      . Nichols stockholders are urged to obtain current market quotations.

CORNING UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Combined Financial Information (the "Unaudited Pro Forma Information") is presented to reflect the estimated impact on Corning's Financial Statements of the Corning Transactions as follows:

* The acquisition of Nichols for an estimated 6.7 million Corning Common Shares and options to purchase approximately 1 million Corning Common Shares contemplated by this Proxy Statement/Prospectus. The acquisition will be accounted for as a pooling of interests.

* The acquisition of Damon in August 1993, at a total purchase price of approximately $405 million, including acquisition expenses. The transaction has been accounted for as a purchase.

* The acquisition of Costar in September 1993, the transaction with Unilab in November 1993, and other acquisitions completed in 1993 (collectively, the "Other 1993 Transactions") which individually and in the aggregate are not significant. The Costar merger and the Unilab transaction are described in Notes 4 and 5, respectively.

* The acquisition of the optical-fiber and optical-cable businesses of NTL by Corning and Siecor for $131 million in February 1994, the Vitro transaction completed in January 1994 and the merger with Maryland Medical for 4.5 million Corning Common Shares in June 1994 (collectively, the "Completed 1994 Acquisitions"). The NTL transaction has been accounted for as a purchase and the Maryland Medical transaction will be accounted for as a pooling of interests. The Vitro transaction is described in Note 6. The NTL and Vitro transactions were financed by the issuance of 8.0 million Corning Common Shares in February 1994.

* The issuance (the "MIPS Offering") by Corning Delaware L.P. ("Corning Delaware") of $373.8 million aggregate principal amount of Convertible Monthly Income Preferred Securities (the "Preferred Securities") completed in July 1994 and the use of the net proceeds thereof by Corning to retire the indebtedness incurred in connection with the Damon transaction.

The Unaudited Pro Forma Combined Statements of Income for the year ended January 2, 1994, and the twenty-four weeks ended June 19, 1994, assume that the Corning Transactions had been completed on January 4, 1993. The Unaudited Pro Forma Combined Balance Sheet at June 19, 1994, assumes that the Corning Transactions had been completed by that date. Corning's consolidated financial statements for periods prior to the pooling of interests transactions will not be restated since the acquisitions are not material to Corning's financial position or results of operations.

The Unaudited Pro Forma Information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any synergies anticipated by Corning's management as a result of these acquisitions. The Unaudited Pro Forma Information is not necessarily indicative of the results of operations or financial position which would have been achieved had the Corning Transactions been completed as of the beginning of the earliest period presented, nor is it necessarily indicative of Corning's future results of operations or financial position.

Corning has completed or has pending several business dispositions in 1994 which individually and in the aggregate are not significant to Corning's consolidated financial statements. As such, pro forma data on these transactions are not presented.

The Unaudited Pro Forma Information should be read in conjunction with the historical financial statements of Corning and Damon incorporated by reference into this Proxy Statement/Prospectus and the historical financial statements of Nichols included elsewhere in this Proxy Statement/Prospectus.

CORNING
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED JANUARY 2, 1994
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                           PRO FORMA
                                                                    COMPLETED
                                                     OTHER 1993        1994
                       CORNING  NICHOLS    DAMON    TRANSACTIONS  ACQUISITIONS    ADJUSTMENTS
       AS
                         (1)      (2)       (3)         (4)            (5)           (6)         ADJUSTED (7)
Revenues
Net sales             $4,004.8   $279.6    $199.9         $146.1        $168.5                        $4,798.9
Royalty, interest
  and dividend income     29.9                                                                            29.9
 Non-operating gains       4.2                                                                             4.2
                       4,038.9    279.6     199.9          146.1         168.5                         4,833.0
Deductions
Cost of sales          2,597.0    175.3     129.4          105.4         128.2        $  14.3 (a)      3,149.6
Selling, general and
  administrative
  expenses               774.0     75.2      58.1           23.1          32.0                           962.4
Research and
  development
  expenses               173.1      4.2                      2.2           1.8                           181.3
Provision for
  restructuring and
  other special
  charges                207.0     16.0                                                 (48.5)(b)        174.5
Interest expense          88.2     11.7       5.6            3.6           1.5           14.2 (c)
                                                                                        (17.9)(d)        106.9
Other, net                42.9      2.6       1.0            0.6          (0.2)          (1.0)(e)         45.9
Income (loss) before
  taxes on income        156.7     (5.4)      5.8           11.2           5.2           38.9            212.4
Tax provision
  (benefit)               35.3     (1.0)      2.1            3.9           1.0           18.2 (f)         59.5
Income (loss) before
  minority interest
  and equity earnings    121.4     (4.4)      3.7            7.3           4.2           20.7            152.9
Minority interest in
  earnings of
  subsidiaries           (16.6)              (2.2)                       (15.1)           0.8 (g)        (33.1)
Dividends on
  convertible
  preferred
  securities of
  subsidiary                                                                            (14.6)(h)        (14.6)
Equity in earnings
  (loss) of
  associated
  companies             (120.0)                                           19.0                          (101.0)
Net Income (Loss)     $  (15.2)  $ (4.4)   $  1.5         $  7.3        $  8.1        $   6.9         $    4.2
Weighted Average
  Shares Outstanding   191.963                                                         23.525 (i)      215.488
Earnings Per Common
  Share:
Net Income (Loss)     $  (0.09)                                                                       $   0.01

(1) Represents the historical results of operations of Corning for the year ended January 2, 1994.
(2) Represents the historical results of operations of Nichols for the year ended December 31, 1993.
(3) Represents the historical results of operations of Damon for the seven months ended July 31, 1993.
(4) Represents the historical results of operations of the businesses involved in the Other 1993 Transactions through the respective acquisition dates.
(5) Represents the historical results of operations of the businesses involved in the Completed 1994 Acquisitions for the year ended January 2, 1994.
(6) See Note 2 to the Unaudited Pro Forma Information--Statement of Income.
(7) Reflects the results of operations of Corning on a pro forma basis assuming the Corning Transactions had been completed on January 4, 1993.

CORNING
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                    TWENTY-FOUR WEEKS ENDED JUNE 19, 1994
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA
                                                       COMPLETED
                                                          1994
                           CORNING       NICHOLS     ACQUISITIONS    ADJUSTMENTS         AS
                            (1)            (2)            (3)           (4)         ADJUSTED (5)
Revenues
Net sales                   $2,054.6         $137.9         $49.4                        $2,241.9
Royalty, interest
  and dividend income           11.2                                                         11.2
                             2,065.8          137.9          49.4                         2,253.1
Deductions
Cost of sales                1,318.2           91.1          32.4        $   1.3 (a)      1,443.0
Selling, general and
  administrative
  expenses                     388.0           37.5          16.1                           441.6
Research and
  development
  expenses                      79.3            2.0           0.5                            81.8
Provision for
  restructuring and
  other special
  charges                                      17.8                                          17.8
Interest expense                51.7            5.4           0.7           (5.8) (d)        52.0
Other, net                       8.8            1.3          (0.2)                            9.9
Income (loss) before
  taxes on income              219.8          (17.2)         (0.1)           4.5            207.0
Tax provision
  (benefit)                     83.0           (5.5)         (0.1)           1.8 (f)         79.2
Income (loss) before
  minority interest
  and equity earnings          136.8          (11.7)          0.0            2.7            127.8
Minority interest in
  earnings of
  subsidiaries                 (17.9)                        (0.3)          (0.1)(g)        (18.3)
Dividends on
  convertible
  preferred
  securities of
  subsidiary                                                                (6.7)(h)         (6.7)
Equity in earnings
  of associated
  companies                     50.5                                                         50.5
Net Income (Loss)           $  169.4         $(11.7)        $(0.3)       $  (4.1)        $  153.3
Weighted Average
  Shares Outstanding         204.286                                      12.234 (i)      216.520
Earnings Per Common
  Share:
Net Income                  $   0.82                                                     $   0.70

(1) Represents the historical results of operations of Corning for the twenty-four weeks ended June 19, 1994.
(2) Represents the historical results of operations of Nichols for the six months ended March 31, 1994.
(3) Represents the historical results of operations of the businesses involved in the Completed 1994 Acquisitions through the earlier of June 19, 1994, or the respective acquisition dates.
(4) See Note 2 to the Unaudited Pro Forma Information--Statement of Income.
(5) Reflects the results of operations of Corning on a pro forma basis assuming the Corning Transactions had been completed on January 4, 1993.

CORNING
           UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                JUNE 19, 1994
                                (IN MILLIONS)

                                                                              PRO FORMA
                                             CORNING     NICHOLS     ADJUSTMENTS     AS ADJUSTED
                                              (1)         (2)           (3)              (4)
Assets
Current Assets
  Cash and short-term investments           $  121.0      $ 13.5                          $  134.5
  Receivables, net                             845.6        55.6                             901.2
  Inventories                                  408.7        11.2                             419.9
  Deferred taxes on income and other
    current assets                             224.3         9.8                             234.1
  Total Current Assets                       1,599.6        90.1                           1,689.7
Investments                                    676.6                                         676.6
Plant and Equipment, net                     1,797.5        88.6                           1,886.1
Goodwill and Intangibles, net                1,217.1        66.9                           1,284.0
Other Assets                                   330.3         1.8                             332.1
                                            $5,621.1      $247.4                          $5,868.5
Liabilities and Stockholders' Equity
Current Liabilities
  Loans payable                             $  238.5      $ 64.9                          $  303.4
  Accounts payable                             143.4        20.1                           163,5
  Other accrued liabilities                    681.8        22.8                             704.6
  Total Current Liabilities                  1,063.7       107.8                           1,171.5
Other Liabilities                              665.9        10.9                             676.8
Loans Payable Beyond One Year                1,605.6        38.0         $(365.4)(j)       1,278.2
Minority Interest in Subsidiary
  Companies                                    186.2                                         186.2
Convertible Preferred Securities of
  Subsidiary                                                               365.4 (j)         365.4
Convertible Preferred Stock                     25.0                                          25.0
Common Stockholders' Equity                  2,074.7        90.7                           2,165.4
                                            $5,621.1      $247.4                          $5,868.5

(1) Represents the historical financial position of Corning at June 19, 1994.
(2) Represents the historical financial position of Nichols at March 31, 1994.
(3) See Note 2 to Unaudited Pro Forma Information--Balance Sheet.
(4) Reflects the financial position of Corning on a pro forma basis assuming the Corning Transactions had been completed by June 19, 1994.

CORNING
         NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. -- Basis of Presentation:
The Unaudited Pro Forma Combined Statements of Income reflect Corning's results of operations for the year ended January 2, 1994, and the twenty-four weeks ended June 19, 1994, on a pro forma basis assuming the Corning Transactions had been completed as of January 4, 1993. The Unaudited Pro Forma Combined Balance Sheet at June 19, 1994, assumes that the Corning Transactions had been completed by that date.

Corning's management believes that the assumptions used in preparing the Unaudited Pro Forma Information provide a reasonable basis for presenting all of the significant effects of the Corning Transactions, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Information.

Note 2. -- Pro Forma Adjustments:

Statement of Income
(a) The pro forma adjustment to cost of sales represents the increase in amortization of the excess of cost over fair value of tangible net assets acquired in the Damon transaction, the Other 1993 Transactions and the Completed 1994 Acquisitions of $6.5 million, $1.8 million, and $6.0 million, respectively, for the year ended January 2, 1994, and $1.3 million for the Completed 1994 Acquisitions for the twenty-four weeks ended June 19, 1994.

The excess of cost over fair value of tangible net assets acquired in the Damon transaction is $603 million. The excess of cost over fair value of tangible net assets acquired has been allocated to goodwill with a life of forty years. Management believes that fair value approximates book value for all tangible assets acquired in the Damon transaction.

Goodwill totaling $258 million and $190 million resulted from the Other 1993 Transactions and the Completed 1994 Acquisitions, respectively, and is being amortized over 25 to 40 years.

(b) The pro forma adjustment represents the elimination of one-time restructuring costs of $40.6 million related to closing MetPath facilities as a result of the integration of Damon and MetPath and $7.9 million of Costar transaction costs recorded in Corning's results for the year ended January 2, 1994.

(c) The pro forma adjustment to interest expense represents the interest on the debt incurred in connection with the Damon transaction and the Other 1993 Transactions of $11.9 million and $2.3 million, respectively, for the year ended January 2, 1994. The weighted average interest rate on the debt incurred in connection with the Damon transaction is 4.9% and on the Other 1993 Transactions ranges from 3.5% to 6.7%.

Corning financed the Damon acquisition and the refinancing of approximately $167 million of indebtedness of Damon under short-term financing agreements entered into with certain banks to effect this transaction. During the third quarter of 1993, Corning refinanced a portion of this short-term financing by issuing approximately $200 million of longer-term debt. During the fourth quarter of 1993, Corning extended the terms of the financing agreements to December 31, 1995. The pro forma adjustment to interest expense related to the Damon transaction is calculated as the weighted average of short-term and longer-term interest rates.

(d) The pro forma adjustment to interest expense reflects the decrease in interest expense assuming the issuance by Corning Delaware on January 4, 1993, of $373.8 million of Preferred Securities pursuant to the MIPS Offering (net of an estimated $8.4 million of underwriting commissions and expenses), and the use of the net proceeds thereof by Corning to retire the indebtedness incurred in connection with the Damon transaction.

(e) The pro forma adjustment represents the elimination of approximately $1 million of one-time costs incurred by Damon in connection with a terminated merger agreement with National Health Laboratories Incorporated which were charged to results of operations for the seven months ended July 31, 1993.

(f) The pro forma adjustment to tax expense represents the tax effect of the adjustments detailed in notes (a), (b), (c), (d) and (e) above. In addition, tax expense has been adjusted to provide taxes on the income of one of the Completed 1994 Acquisitions which was previously a Subchapter S corporation. These adjustments are calculated at Corning's historical effective tax rate.

(g) The pro forma adjustment to minority interest represents the applicable minority interest on the historical earnings and pro forma adjustments of the Other 1993 Transactions and the Completed 1994 Acquisitions.

(h) The pro forma adjustment to dividends on convertible preferred securities of subsidiary represents the after-tax dividends payable on the $373.8 million of Preferred Securities pursuant to the MIPS Offering.

(i) The pro forma adjustment to weighted average shares outstanding represents the issuance of 5.5 million shares to complete the Costar acquisition in September 1993, 12.5 million shares in conjunction with the Completed 1994 Acquisitions and an estimated 6.7 million shares to be issued in conjunction with the Merger.

The number of shares to be issued in the Merger is dependent on the price per Corning Common Share during a 10-day period prior to the date of the Nichols stockholders meeting to be held to approve the transaction. For purposes of this pro forma presentation, it is assumed that 6.7 million shares will be issued (based on a price of $33 per Corning Common Share and the current number of shares of Nichols Common Stock and options to purchase Nichols Common Stock outstanding). Pursuant to the agreement with Nichols, the maximum number of Corning Common Shares which could be issued is approximately 9.7 million shares (assuming the maximum Exchange Ratio of 0.491 and exercise of all outstanding options). An increase in the number of shares to 9.7 million shares would not materially impact the pro forma earnings per share presented in the Unaudited Pro Forma Combined Statements of Income.

Balance Sheet
(j) The pro forma adjustment to loans payable beyond one year and preferred securities of subsidiaries assumes the issuance on June 19, 1994, of $373.8 million of Preferred Securities pursuant to the MIPS Offering (net of an estimated $8.4 million of underwriting commissions and expenses), and the use of the net proceeds thereof by Corning to retire the indebtedness incurred in connection with the Damon transaction.

Note 3. -- Earnings Per Share:
Earnings per common share are computed by dividing net income less preferred dividends on Corning's Series B Preferred Stock by the weighted average of common shares outstanding during each period. Preferred dividends amounted to $2.1 million and $1.0 million during the year ended January 2, 1994, and the twenty-four weeks ended June 19, 1994, respectively.

Note 4. -- Costar Merger:
In September 1993, Corning acquired all of the outstanding shares of common stock and options to purchase common stock of Costar for approximately 5.5 million Corning Common Shares and options to purchase approximately 300,000 Corning Common Shares. This acquisition has been accounted for as a pooling of interests. Corning's consolidated financial statements for periods prior to the acquisition have not been restated since the acquisition is not material to Corning's financial position or results of operations.

Note 5. -- Unilab Transaction:
Corning, through a wholly owned subsidiary, owned 43% of Unilab. In November 1993, Corning acquired 100 percent of certain Unilab facilities in exchange for a majority of the Unilab shares owned by Corning, the assumption of approximately $70 million of Unilab debt and Corning's investment in J.S. Pathology PLC ("J.S. Pathology"). Corning retained a 12% equity investment in Unilab.

Note 6. -- Vitro Transaction:
On January 2, 1992, Corning entered into an alliance with Vitro, by transferring 49% of its consumer-housewares businesses to Vitro, in exchange for 49% of Vitro's consumer-products businesses and approximately $137 million in cash. The alliance consisted of two jointly owned companies. Corning owned 51% of Corning Vitro Corporation ("Corning Vitro") and consolidated its financial statements and 49% of Vitro Corning, S.A. de C.V. ("Vitro Corning") and accounted for its investment under the equity method.

In December 1993, Vitro and Corning reached an agreement whereby, in two separate transactions, Vitro purchased in December 1993, the shares of capital stock of Vitro Corning owned by Corning and Corning purchased in February 1994 the shares of capital stock of Corning Vitro held by Vitro. The net cost to Corning of the two transactions was $131 million. Corning and Vitro are continuing their consumer products alliance through cross-distribution and supply agreements.

SELECTED FINANCIAL DATA OF CORNING

                                 Twenty-four
                                 Weeks Ended                          Fiscal Year Ended
                               Jun.      Jun.                                 Dec.       Dec.
                               19,        20,       Jan. 2,      Jan. 3,       29,        30,      Dec. 31,
                               1994      1993        1994         1993        1991       1990        1989
                                             (dollars in millions, except per share amounts)
Income Statement Data:
Revenues
 Net sales                  $2,054.6   $1,723.8     $4,004.8     $3,708.7   $3,259.2   $2,940.5     $2,439.2
 Royalty, interest and
  dividend income               11.2       12.4         29.9         35.3       27.6       39.9         29.6
 Non-operating gains                        4.2          4.2          7.0        8.1       69.2        107.1
                             2,065.8    1,740.4      4,038.9      3,751.0    3,294.9    3,049.6      2,575.9
Deductions
 Cost of sales               1,318.2    1,100.5      2,597.0      2,411.3    2,121.6    1,925.7      1,600.9
 Selling, general and
  administrative expenses      388.0      345.3        774.0        692.2      622.5      581.8        491.8
 Research and development
  expenses                      79.3       77.5        173.1        151.1      130.7      124.5        109.6
 Provision for
  restructuring costs and
  other special charges                                207.0         63.3                               54.4
 Interest expense               51.7       35.1         88.2         62.6       58.1       54.0         44.5
 Other, net                      8.8       11.5         42.9         33.9       34.6       35.5         20.9
Income before taxes on
  income                       219.8      170.5        156.7        336.6      327.4      328.1        253.8
Taxes on income                 83.0       58.6         35.3         92.5      110.6      136.1        116.9
Income before minority
  interest and equity
  earnings                     136.8      111.9        121.4        244.1      216.8      192.0        136.9
Minority interest in
  earnings of subsidiaries     (17.9)      (6.9)       (16.6)       (21.6)     (17.3)     (10.4)        (4.2)
Equity in earnings
  (losses) of associated
  companies before
  cumulative effect of
  changes in accounting
  methods                       50.5       34.6       (120.0)        43.8      111.7      107.5        126.7
Income (Loss) before
  Extraordinary Credit and
  Cumulative Effect of
  Changes in Accounting
  Methods                      169.4      139.6(a)     (15.2)(c)    266.3(d)    311.2(f)    289.1(g)    259.4(h)
 Tax benefit of loss
  carryforwards                                                       7.7        5.6        2.9          1.6
 Cumulative effect of
  changes in  accounting
  methods                                                          (286.6)
Net Income (Loss)           $  169.4   $  139.6(b)  $  (15.2)(b) $  (12.6)(e) $  316.8 $  292.0     $  261.0
Balance Sheet Data:
 Total assets               $5,621.1   $4,434.7     $5,231.7     $4,286.3   $3,852.6   $3,512.0     $3,360.7
 Working capital               535.9      634.1        451.4        465.2      521.0      458.4        487.3
 Loans payable beyond one
  year                       1,605.6      970.8      1,585.6        815.7      700.0      611.2        624.5
 Common stockholders'
  equity                     2,074.7    1,859.0      1,685.8      1,803.8    2,018.8    1,850.3      1,711.2
Per Common Share Data:(i)
 Income (loss) before
  extraordinary credit and
  cumulative effect of
  changes in accounting
  methods                   $   0.82   $   0.73     $  (0.09)    $   1.40   $   1.66   $   1.53     $   1.39
 Net income (loss)              0.82       0.73        (0.09)       (0.08)      1.69       1.55         1.40
 Common dividends
  declared(j)                   0.34       0.34         0.68         0.62       0.68       0.46         0.53

The accompanying notes are an integral part of these statements.

(a) During the first quarter 1993, Corning recognized a non-operating gain totaling $4.2 million ($2.6 million after-tax).

(b) Effective January 4, 1993, Corning and its subsidiaries adopted Financial Accounting Standard No. 109, " Accounting for Income Taxes" ("FAS 109") and Financial Accounting Standard No. 112, "Employers' Accounting for
Postemployment Benefits" ("FAS 112"). The impact of adopting FAS 109 and FAS 112 was not material to the financial statements.

(c) In 1993, Corning recognized net non-recurring losses from consolidated operations totaling $202.8 million ($117.9 million after-tax and minority interest), including a non-operating gain of $4.2 million ($2.6 million after-tax), a restructuring charge of $156.0 million ($88.1 million after-tax and minority interest) as a result of costs to integrate the Damon acquisition and a planned company-wide program to reduce assets and overhead costs during the next year and other special charges of $51.0 million ($32.4 million after-tax). The other special charges primarily included $36.5 million for the settlement and related legal expenses incurred in the compromise agreement between MetPath and the Civil Division of the Department of Justice and $8.0 million of transaction expenses related to the Costar acquisition.
Corning also recorded a $203.1 million reduction in equity earnings as a result of a charge taken by Dow Corning Corporation ("Dow Corning") related to breast-implant litigation and a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro Corning.

(d) In 1992, Corning recognized net non-operating gains from consolidated operations totaling $7.0 million ($21.7 million after- tax), including a gain of $10.1 million (before- and after-tax) from the sale of an additional equity interest in Corning Japan K.K. and a pre-tax loss of $7.3 million ($9.0 million after-tax gain) from the formation of the consumer housewares venture with Vitro. Corning also recorded a provision of $63.3 million ($32.1 million after-tax of $22.9 million and minority interest of $8.3 million) as a result of Corning Vitro's decision to restructure its Brazilian operations. Corning also recognized a $37.7 million reduction in equity earnings which included $24.5 million of costs associated with Dow Corning's terminated breast implant business and $13.2 million of restructuring charges associated with Dow Corning's exit from its Brazilian operations and other cost-reduction programs.

(e) Effective December 30, 1991, Corning and its subsidiaries adopted Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("FAS 106"). The cumulative effect of adopting FAS 106 resulted in a charge of $294.8 million (after-tax and minority interest), or $1.56 per share, in 1992. In addition, an $8.2 million gain, or $0.04 per share, from an equity company's adoption of FAS 109 was recognized in 1992.

(f) In 1991, Corning recognized net non-operating gains from consolidated operations totaling $8.1 million ($14.6 million after-tax) which included a gain of $5.3 million (before- and after-tax) on the sale of a less than 10% equity interest in Corning Japan. Corning also recognized an $8.2 million reduction in equity earnings to reflect a charge recorded by Dow Corning for costs associated with its breast implant business.

(g) In 1990, Corning recognized non-operating gains totaling $69.2 million ($29.2 million after-tax) on the sales of certain investments, including a gain on the sale of substantially all Corning's investment in Iwaki Glass Company Ltd. totaling $51.1 million ($19.4 million after-tax).

(h) In 1989, Corning recognized non-operating gains totaling $107.1 million ($61.9 million after-tax), including a gain on the sale of its 50% interest in Ciba Corning Diagnostics Corp. of $75.7 million ($41.0 million after-tax) and a gain of $21.7 million ($13.7 million after-tax) related to patent infringement matters in the optical-fiber business.
Also in 1989, Corning provided $54.4 million ($45.0 million after-tax) for the repositioning of certain businesses and facilities. The provision related primarily to consumer product operations worldwide, and to certain other operations in Europe.

(i) Per share amounts have been adjusted for the two-for-one stock split effective January 13, 1992.

(j) Includes special dividends of $0.15 and $0.1125 per common share in 1991 and 1989, respectively.

SELECTED FINANCIAL DATA OF NICHOLS

                                          Three Months
                                              Ended
                                            March 31,              Year Ended December 31,
                                           1994   1993     1993     1992    1991    1990     1989
                                                   (In millions, except per share amounts)
Statement of Operations Data:
Revenues
 Net sales                               $ 69.6 $ 71.6   $279.6   $284.2  $236.3  $174.8     $129.7
Deductions
 Cost of sales                             46.5   44.4    175.3    179.2   148.7   108.3       80.6
 Selling, general and administrative
   expenses                                18.5   18.7     75.2     75.8    63.4    47.3       34.0
 Research and development expenses           .9    1.1      4.2      5.0     3.0     2.7        2.6
 Academic Associates fees and
   royalties                                 .7     .7      2.8      2.5     3.0     2.6        2.1
 Interest expense                           2.6    3.1     11.7     12.2     6.7     2.9        3.3
 Unusual charges                            1.8             3.2
 Provision for restructuring                               12.8     13.0      .9
 Equity in restructuring provision of
   partnership                                                               2.9
 Equity in loss of partnership, net of
   restructuring provision                                           1.3     2.2     0.2
 Other income                              (0.1)   (0.2)   (0.2)    (0.4)   (0.9)   (1.0)      (0.8)
Income (loss) before income taxes          (1.3)    3.8    (5.4)    (4.4)    6.4    11.8        7.9
Provision (credit) for income taxes
  (a)                                        .2    1.7     (1.0)     (.1)    3.0     4.9        3.1
Income (loss) before cumulative effect
  of a change in accounting principle      (1.5)    2.1    (4.4)    (4.3)    3.4     6.9        4.8
Cumulative effect of a change in
  accounting principle
Net Income (Loss) (a)                    ($  1.5) $  2.1 ($  4.4) ($  4.3) $  3.4 $  6.9     $  4.8
Balance Sheet Data:
 Working capital (deficit)               ($ 17.8) $ 41.4 ($ 19.2) $ 35.9  $ 27.8  $ 38.3     $ 23.9
 Total assets                             247.4  261.6    247.2    263.7   232.4   138.6       91.2
 Long-term debt (b)                        38.0  102.7     38.2    103.5    98.3    33.2       33.9
 Stockholders' equity                      90.7   99.0     92.2     96.6    84.5    76.1       38.8
Per Common and Common Equivalent Share
  Data: (c)
Income (loss) before cumulative effect
  of a change in accounting method       ($ 0.09) $ 0.12 ($ 0.28) ($ 0.28) $ 0.23 $ 0.49     $ 0.43
Net income (loss) (a)(c)(d)               (0.09)   0.12   (0.28)   (0.28)   0.23    0.49       0.43
Common dividends declared                                                                      --
                                           --     --       --       --      --      --

(a) During 1992 and 1994, Nichols adopted the standards specified in Statements of Financial Accounting No. 109 "Accounting for Income Taxes" (SFAS 109) and No. 112 "Employers' Accounting for Postemployment Benefits" (SFAS 112), respectively. The adoption of SFAS 109 and SFAS 112 did not have a significant impact on previously reported amounts.

(b) As of December 31, 1993 Nichols was not in compliance with certain covenants of its senior note agreements. The agreements provide that, as a result of the failure to comply with the covenants the holders of the senior notes have the right to declare the entire unpaid balance ($62.2 million) immediately due and payable. Accordingly, the senior notes have been classified as current, resulting in Nichols' reporting of a working capital deficit as of December 31, 1993 and as of March 31, 1994.

(c) Net income (loss) per common and common equivalent share is based on the weighted average number of shares of Nichols Common Stock and, in 1989, 1990 and 1991 and the three months ended March 31, 1993, common equivalent shares outstanding during the period. Common equivalent shares relate to Nichols Common Stock issuable upon the conversion of the Nichols Preferred Stock, upon the exercise of stock options and warrants and to be issued as future consideration for covenants not to compete.

(d) In 1989, Nichols distributed a 5% stock dividend and then a 100% stock dividend. In 1990, Nichols distributed a 4% stock dividend. Per share information presented above has been adjusted to give retroactive effect to these dividends.

NICHOLS MANAGEMENT DISCUSSION AND ANALYSIS

Traditionally, business acquisitions, primarily of Nichols' network of regional laboratories (the "Regional Laboratories"), have provided Nichols with significant strategic growth opportunities. Acquisitions contributed significantly to net revenue growth in 1991, continuing into the first half of 1992. During the latter half of 1992 and continuing into 1993, Nichols redirected its efforts to focus on improving the profitability and competitiveness of its existing operations rather than expanding its business through acquisitions. However, during 1992 and continuing into 1993, revenue growth was adversely impacted by intensified competitive industry pricing, increased consolidation and internalization of testing by clients, the continued industry trend to lower priced managed care plans and reduced tests per patient. Nichols believes these pressures on revenues will continue into 1994 and subsequent years. In addition, in 1993 the government announced a reduction in reimbursement rates under its Medicare programs from 88%, which had been in effect for the past three years, to 76% of the fee schedule national ceilings effective over a two year period. Revenues, net of contractual allowances, from the Medicare and Medicaid programs approximated 12% of total net revenues during 1991 and 13% during 1992 and 1993, respectively. Nichols believes pressure from reduced Medicare and Medicaid reimbursement rates will continue in the future.

Nichols faces uncertainty with regard to the impact on its operations of federal and local legislation and proposed legislation such as the healthcare plan proposed by the Clinton Administration and other proposed plans. Until one of these plans or some form thereof is enacted into law, Nichols cannot make any assessment of the impact any such plans would have on Nichols, which could be material. Additionally, uncertainty exists as to how many tests will be affected by changes in its reimbursement policy of the Health Care Financing Administration ("HCFA") for certain medical diagnostic procedures ordered in connection with groups of tests recognized by HCFA for Medicare billing purposes and the pending investigation of industry practices with respect to such tests. See "BUSINESS OF NICHOLS--General--Healthcare Reimbursement," "--OIG Investigation" and "Liquidity and Capital Requirements--Contingencies." As a result, Nichols is unable to determine the extent of any adverse effect on Nichols' future revenues and profits from these matters.

Results of Operations

Three Months Ended March 31, 1994 Compared With Three Months Ended March 31,
1993
Net revenues. Net revenues for the three months ended March 31, 1994 declined to $69.6 million from $71.6 million in 1993, a decline of $2.0 million or 2.8%. The revenues of the Regional Laboratories declined $1.3 million or 3.4%, which was somewhat offset by marginally increased revenues of Nichols' centralized reference laboratories (the "Reference Laboratories"). The revenues of Nichols' diagnostics test kit division ("Diagnostics") increased $0.7 million or 11.7% in the first quarter of 1994 excluding the revenues associated with a ($1.2 million) contracted research and development arrangement and a separate licensing agreement undertaken in the first quarter of 1993 with a third party distributor. Nichols' operations have historically experienced a degree of seasonality with a softening in demand during the summer months and fourth quarter holiday season.

After experiencing a sharp revenue decline early in the first quarter of 1994 due to unseasonably cold weather, the Reference Laboratories' revenues strengthened late in the quarter largely from a change in the mix of tests performed. Nichols believes continued introduction of new and upgraded tests and the ability to differentiate its services from those of its competitors on the basis of quality and clinical correlations provide demand for the Reference Laboratories' services that are not as price sensitive as those laboratories which perform primarily routine tests such as the Regional Laboratories.

Diagnostics' net revenues increased due to the continuing expansion of diagnostics test kit offerings during the past several years.

Cost of sales. Cost of sales increased to $46.5 million in 1994 from $44.4 million in 1993, an increase of $2.2 million or 4.9%. In 1993 significant provisions were recorded for management incentive compensation and other employee benefit expenses. No similar provisions were recorded in 1994. Excluding these provisions and the revenues recorded in 1993 relating to Diagnostics' contracted research and development arrangement and the separate licensing agreement, cost of sales as a percentage of revenues was 66.8% in 1994 compared to 61.7% in 1993. In absolute dollars, the cost increase was due to increased payroll expenses for merit and other labor related items, and, to a lesser extent, increased material costs due to vendor price increases. The cost of sales percentage increase was attributable to those cost increases spread over a declining 1994 revenue base.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $18.5 million in 1994 from $18.7 million in 1993, a decrease of $0.2 million or 1.1%. Excluding the revenues associated with Diagnostics' contracted research and development arrangement and the separate licensing agreement, and the 1993 provisions for management incentives and other employee benefits which were not provided for in

1994, selling, general and administrative expenses, expressed as a percentage of revenues, marginally increased to 26.5% in 1994 from 25.6% in 1993. In absolute dollars, excluding the 1993 provisions for management incentives and other employee benefits, selling, general and administrative expenses increased in 1994 as the result of increases for merit and other labor related payroll expenses and, to a lesser extent, higher legal fees incurred in connection with Nichols' proposed public debt offering. Additionally, Diagnostics incurred higher sales and marketing costs as a result of the introduction of several of its new direct-chemiluminescent-technology-based products.

Research and development. Research and development expenditures declined to $0.9 million in 1994 from $1.1 million in 1993, a decrease of $0.2 million or 17.4%. This decrease was primarily due to the completion of Diagnostics' activities in April 1993 under its contracted research and development arrangement with a third party distributor.

Interest. Interest costs decreased to $2.7 million in 1994 from $3.1 million in 1993, a decrease of $0.4 million or 14.3%. This decline was the result of Nichols having no short-term borrowings outstanding during 1994 and reducing its long-term debt on scheduled principal repayments since the first quarter of 1993.

Unusual charges. During the three months ended March 31, 1994 Nichols recorded unusual charges of $1.8 million consisting of significant legal and other related costs associated with the subpoena received in August 1993 from the Office of the Inspector General ("OIG") ($1.3 million) and professional and loan commitment fees in connection with its efforts to secure alternative financing ($0.5 million). Nichols expects these costs to continue through the end of 1994. See "Liquidity and Capital Requirements--Contingencies" and "Default on Senior Notes and loss of line of credit."

Income taxes. Nichols recorded a $0.2 million tax provision in 1994 on pre-tax loss of $1.3 million compared to a provision of $1.7 million in the first quarter of 1993, representing 45.0% of its recorded pre-tax income of $3.8 million during that period. Although Nichols recorded a pre-tax loss for 1994, a provision for income taxes was recorded as a result of significant amortization of goodwill, which is not tax deductible, originating from previous business acquisitions.

1993 Compared to 1992

Net revenues Net revenues declined to $279.6 million in 1993 from $284.2 million in 1992, a decline of $4.6 million or 1.6%. Reference Laboratories' net revenues remained relatively constant in 1993 compared to 1992 and Regional Laboratories' net revenues declined in 1993.

The decline in Regional Laboratories' net revenues was primarily due to the restructuring of Nichols' Dallas operations during 1992 and continuing through September 1993 (see Note 10 in the accompanying consolidated financial statements) and the significant revenue decline experienced by Nichols' other laboratories in Texas due to lost business, as the protracted period of uncertainty during negotiations concerning the sale of all of Nichols' Texas operations led to increased customer and staff attrition. Diagnostics revenues increased in 1993, primarily due to an ongoing extension of product offerings and expansion of international and domestic marketing efforts.

Cost of sales. Cost of sales declined to $175.3 million in 1993 from $179.2 million in 1992, a decline of $3.9 million or 2.1%. Expressed as a percentage of net revenues, the 1993 cost of sales percentage of 62.7% remained relatively constant in comparison to the 1992 cost of sales percentage of 63.0%.

Although Nichols realized cost reductions in late 1992 and 1993 (see Selling, general and administrative expenses), the cost of sales percentage remained relatively constant between 1992 and 1993 largely as the result of laboratory costs which were spread over a declining 1993 revenue base. In absolute dollars, the decline in cost of sales during 1993 was primarily attributable to Company-wide cost reduction programs including reduced headcount, purchasing economies and restructuring of Nichols' Dallas operations (see
Note 10 to the accompanying consolidated financial statements).

Selling, general and administrative expenses. Selling, general and administrative expenses declined to $75.2 million in 1993 from $75.8 million in 1992, a decline of $0.6 million or 0.8%. Expressed as a percentage of net revenues, selling, general and administrative expenses remained relatively constant at 26.9% in 1993 compared to 26.7% in 1992.

Cost reduction programs implemented in late 1992 and in 1993 were largely offset by an increase in the cost of Nichols' self-insured group insurance program, higher bad debt expense, a full year's amortization of capitalized costs relating to the purchase of London Diagnostics, Inc. and an increase in professional fees. The cost reduction measures implemented in late 1992 included salary reductions and freezes and suspension of vacation accruals and 401(k) matching contributions. Salary reductions were eliminated and vacation accruals were reinstated in January

1993, and salary freezes were lifted in April 1993. Additional cost reduction measures were implemented in August 1993, including the suspension of vacation benefits and executive salary reductions, which remained in effect through late November 1993. Additionally, there were no 401(k) matching contributions in 1993.

Research and development. Research and development expenses declined to $4.2 million in 1993 from $5.0 million in 1992, a decrease of $0.8 million or 14.7%.

The decline was due primarily to the integration of London Diagnostics' research and development efforts with those of Nichols' existing kit research and development activities and the completion of activities under its contracted research and development arrangement (see Note 9 to the accompanying consolidated financial statements).

Academic Associate fees and royalties. Academic Associate fees and royalties increased to $2.8 million in 1993 from $2.5 million in 1992, an increase of $0.3 million or 8.6%.

The increase was primarily due to the inclusion of compensation paid to Nichols' Chief Science Officer, who became primarily responsible for coordinating Nichols' Academic Associates efforts during that year. Prior to 1993, the Chief Science Officer's compensation was recorded in selling, general and administrative expenses.

Interest. Interest costs decreased to $11.7 million in 1993 from $12.2 million in 1992, a decrease of $0.5 million or 4.1%.

The decline was the result of a substantial reduction in Nichols' average borrowings under its short-term financing arrangements. Nichols had no borrowings outstanding under its $15.0 million short-term financing arrangement from April 1993 through December 1993. The decline was partially offset by higher interest costs on Nichols' senior notes as a result of the full year's effect of the $10.0 million of senior notes issued in June 1992 and the interest rate modifications on Nichols' $30.0 million and $27.0 million senior notes effective in 1992 (see Note 3 in the accompanying consolidated financial statements).

Provisions for restructuring and unusual charges. In 1993, Nichols recorded provisions for restructuring and unusual charges of $12.8 million and $3.2 million, respectively, and in 1992 a provision for restructuring of $13.0 million. See "Restructuring and unusual charges--1991, 1992 and 1993" and see
Note 10 to the accompanying consolidated financial statements.

Equity in losses of partnership, net of restructuring provision. Nichols recorded equity in losses of partnership of $1.4 million in 1992. See "Equity in losses of partnership--1991 and 1992."

Other income. Other income decreased to $0.2 million in 1993 from $0.4 million in 1992.

Income taxes. Nichols recorded a $1.0 million income tax benefit in 1993, representing 19.1% of its recorded pre-tax loss in 1993 of $5.5 million, compared to a benefit of $0.1 million in 1992, representing 3.1% of its pre-tax loss of $4.4 million.

Several factors had significant impacts on the effective tax rates reported by Nichols. For a reconciliation between the provision (benefit) for income taxes computed by applying the federal statutory tax rate to income (loss) before taxes and the actual provision (benefit) for income taxes, see Note 8 in the accompanying consolidated financial statements. The benefit for income taxes was reduced as a result of amortization of goodwill originating from business acquisitions.

As of December 31, 1993, Nichols had a net deferred tax asset of $0.4 million. Although Nichols recorded net losses during 1992 and 1993 principally as a result of restructuring charges recorded during those years (see "Restructuring and unusual charges--1991, 1992 and 1993"), Nichols expects to realize the benefit of the deferred tax asset through income from future operations and/or carryback to previous years.

1992 Compared to 1991

Net revenues. Net revenues increased to $284.2 million in 1992 from $236.3 million in 1991, an increase of $47.9 million or 20.3%.

Reference Laboratories' net revenues increased in 1992 compared to 1991 due to the expansion of testing capabilities and increased sales of existing tests. Regional Laboratories' net revenues increased in 1992 largely due to the inclusion of full period results of businesses acquired in 1991 and an increase in the volume of tests performed. Diagnostics' net revenues increased in 1992 due to an increase in the volume of kits sold and the acquisition of London Diagnostics, Inc. in 1992 (see Notes 9 and 12 to the accompanying consolidated financial statements).

Cost of sales. Cost of sales increased to $179.2 million in 1992 from $148.7 million in 1991, an increase of $30.5 million or 20.5%. Expressed as a percentage of net revenues, the 1992 cost of sales percentage of 63.0% remained relatively constant in comparison to the 1991 cost of sales percentage of 62.9%.

Selling, general and administrative expenses. Selling, general and administrative expenses increased to $75.8 million from $63.4 million in 1991, an increase of $12.4 million or 19.5%. Expressed as a percentage of net revenues, selling, general and administrative expenses remained relatively constant at 26.7% in 1992 versus 26.8% in 1991.

The increase in selling, general and administrative expenses in 1992 was primarily due to the full year's occupancy of Nichols' new San Juan Capistrano facilities (see Note 4 in the accompanying consolidated financial statements), and, to a lesser extent, higher bad debt expense, the amortization of capitalized costs relating to the purchase of London Diagnostics, Inc., in 1992 and the relatively higher selling, general and administrative expenses of Nichols' newly acquired Bay Area (Oakland) laboratory. In addition, Nichols realized benefits from cost reduction measures implemented during the fourth quarter of 1992, including salary reductions and freezes, and the suspension of vacation accruals and 401(k) matching contributions offset somewhat by costs associated with a reorganization of Nichols' management structure. The salary reductions were eliminated and vacation accruals were restored in January 1993.

Research and development. Research and development expenditures increased to $5.0 million in 1992 from $3.0 million in 1991, an increase of $2.0 million or 67.6%.

The increase was primarily due to the acquisition of London Diagnostics, Inc. in 1992, which performed contract research and development for one of its customers (see Notes 9 and 12 to the accompanying consolidated financial statements).

Academic Associate fees and royalties. Academic Associate fees and royalties decreased to $2.5 million in 1992 from $3.0 million in 1991, a decrease of $0.5 million or 16.2%.

The decrease was due to the expiration of certain royalty contracts in late
1991.

Interest. Interest costs increased to $12.2 million in 1992 from $6.7 million in 1991, an increase of $5.5 million or 82.9%.

The increase was largely due to the inclusion of a full year's effect of interest on the capital lease for the San Juan Capistrano facilities and on the $30.0 million senior notes issued in 1991. In addition, Nichols increased its average borrowings under its $15.0 million short-term financing arrangement, issued an additional $10.0 million of senior notes in June 1992 and assumed additional debt in connection with the consolidation of the Dallas operations (see Note 10 to the accompanying consolidated financial statements).

Provision for restructuring and equity in restructuring provision of partnership. In 1992 and 1991 Nichols recorded provisions for restructuring of $13.0 million and $0.9 million, respectively. In addition, Nichols recorded equity in restructuring provision of partnership of $2.9 million in 1991 (see "Restructuring and unusual charges--1991, 1992 and 1993").

Equity in losses of partnership, net of restructuring provision. Nichols recorded equity in losses of partnership of $1.4 million in 1992 and $2.2 million (net of restructuring provision of $2.9 million) in 1991 (see "Equity in losses of partnership--1991 and 1992" and "Restructuring and unusual charges--1991, 1992 and 1993").

Other income. Other income decreased to $0.4 million in 1992 from $0.9 million in 1991 primarily due to lower interest income.

Income taxes. Nichols recorded a $0.1 million income tax benefit in 1992, representing 3.1% of its recorded pre-tax loss in 1992 of $4.4 million, compared to income taxes of $3.0 million in 1991, representing 47.2% of its recorded pre-tax income of $6.4 million in 1991.

Several factors had significant impacts on the effective tax rates reported by Nichols. For a reconciliation between the provision (benefit) for income taxes computed by applying the federal statutory tax rate to income (loss) before taxes and the actual provision (benefit) for income taxes, see Note 8 in the accompanying consolidated financial statements. Although Nichols recorded a pre-tax loss for 1992, the benefit for income taxes was only 3.1% of the pre-tax loss largely as a result of amortization of goodwill originating from business acquisitions. The 1992 benefit for income taxes was also reduced as a result of significant goodwill write-offs recorded in that year.

Equity in losses of partnership--1991 and 1992
During 1990 Nichols formed a joint venture partnership, Nichols Institute Laboratories North Texas, Ltd. (the "Dallas operations"), of which Nichols was the general partner.
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During 1991 Nichols' share (based upon its share of equity) in the losses of the Dallas operations increased to $5.1 million due to substantial operating losses and restructuring charges associated with the write-down of customer lists and fixed assets and provisions for closing certain facilities. Nichols' recorded share of the Dallas operations' restructuring charges ($2.9 million) substantially exceeded its proportionate interest in such costs. This condition resulted from the exhaustion of the joint venture partners' capital contributions during 1991 and a provision of the partnership agreement which required that Nichols, as general partner, absorb 100% of cumulative losses in excess of partner contributions.

During the first quarter of 1992, the Dallas operations continued to experience significant operating losses, which Nichols fully absorbed. In order to obtain the control necessary to stem the significant operating losses of the Dallas operations, in April 1992 Nichols acquired the limited partners' interests in the operations in exchange for 225,000 shares of Class C Common Stock valued at $2.1 million. As of that date, the assets and liabilities of the Dallas operations were consolidated with those of Nichols, as were the Dallas operations' revenues and operating losses through the end of the second quarter. Nichols' equity in losses of the Dallas operations prior to its consolidation was $1.4 million in 1992. See "Restructuring and unusual charges--1991, 1992 and 1993."

Restructuring and unusual charges--1991, 1992 and 1993
In addition to recording its equity in losses of the Dallas operations (see "Equity in losses of partnership--1991 and 1992"), in 1991 Nichols recorded a direct restructuring charge of $0.9 million relative to its Dallas operations relating primarily to provisions for severance pay.

In 1992, Nichols decided that operating losses of the Dallas operations could only be reduced by significantly downsizing the Dallas operation. Accordingly, Nichols recorded a restructuring charge of $13.0 million as of June 30, 1992 to provide for the estimated costs of effecting the downsizing. Nichols continued to refine the components of the restructuring charge until December 31, 1992, at which time the restructuring charge was composed of a provision for write-downs of assets that were expected to be impaired as a result of the downsizing of the Dallas operations ($1.5 million), a partial write-down of customer lists ($2.4 million) and write-down of goodwill established upon the purchase of the limited partners' interest in the Dallas operations ($2.7 million), provisions for future losses of the Dallas operations through the estimated date of completion of the downsizing ($4.4 million), severance pay and related costs ($0.5 million), costs associated with subleasing the Dallas facility ($0.7 million), professional fees ($0.5 million) and other related costs ($0.3 million). The downsizing of the Dallas operations contemplated by the 1992 restructuring was largely complete as of September 30, 1993, with the Dallas operations essentially closed down and retaining only a limited local presence. The amounts ultimately incurred related to the 1992 restructuring charge were not significantly different than those contemplated by Nichols.

The 1992 restructuring charge contemplated that Nichols would sublet the entire Dallas facility to an interested third party. These negotiations, however, were terminated in late 1993. Subsequently, Nichols decided it was not practicable to continue pursuing the sublease opportunities and paid $1.8 million as settlement to terminate the lease on January 31, 1994. Termination costs of the lease, in excess of those contemplated during the 1992 restructuring, are included in the restructuring charge recorded by Nichols in 1993 as described below.

Beginning in the third quarter of 1992 Nichols was also in discussions with prospective buyers for all of the Texas operations. Nichols ultimately decided not to sell because it could not reach agreement with any buyer on terms which it considered acceptable. While the sale discussions were pending, each of the Texas laboratories experienced a decline in revenues and increased operating losses. In 1994, Nichols' Texas operations have begun to recover the revenues lost during the sales discussions.

During 1993, Nichols initiated standardization of those operating, administrative and financial processes necessary to implement the consolidation and integration required to significantly improve the profitability of its various acquired laboratories, and in the fourth quarter of 1993 recognized a restructuring charge of $12.8 million in connection with Nichols' plan to consolidate its Texas, Bay Area (Oakland) and Upper Midwest regional laboratory operations, further automate the operations of the Reference Laboratories and abandon efforts to sublease its primary Dallas facility, as noted above. This plan resulted in Nichols establishing a $12.8 million restructuring reserve in the fourth quarter of 1993. The charge included write-offs of customer lists of Regional Laboratories impaired as a result of the restructuring ($1.9 million) and write-offs of property and other assets ($1.5 million) impaired as a result of the downsizing in certain of the locations, as well as provisions for severance pay, outplacement fees and related costs ($4.4 million), costs of terminating excess facilities and equipment leases ($3.0 million, which included $1.8 million paid as settlement for terminating the Dallas facility lease on January 31, 1994), strategic and financial consulting services incurred as of December 31, 1993 ($0.9 million), professional fees ($0.3 million) and other costs associated with the restructuring of Nichols' operations ($0.8 million). In evaluating the permanent impairment of assets as a result of the restructuring, Nichols considered whether the fair value exceeded the net
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

book value of the assets to be sold, abandoned or which were duplicative in nature or, in the case of intangibles, whether future anticipated cash flows from the assets would support the remaining carrying value.

The consolidation and automation efforts contemplated in the 1993 restructuring charge are intended to eliminate duplicative functions and equipment, reduce labor, facilities and other operating costs and are intended to provide for improved operating and marketing efficiencies. Nichols expects that the implementation of the restructuring plan will result in the consolidation of its facilities in Houston, San Antonio and El Paso, Texas; Mankato and St. Cloud, Minnesota; Des Moines, Iowa; and Bay Area (Oakland), California. Additionally, Nichols expects the number of management and staff employees to be reduced by approximately 10%.

Implementation of the 1993 restructuring programs is presently under way and is expected to be substantially complete by the end of 1994. These programs will require significant cash expenditures which Nichols estimates will approximate $9.6 million, of which approximately $1.8 million was expended during 1993, approximately $7.0 million is expected to be expended during 1994 and the remainder is expected to be expended thereafter. Nichols anticipates that the cash requirements of the 1993 restructuring plan will be satisfied through cash generated from operations. During the three months ended March 31, 1994, approximately $2.3 million was expended. Nichols anticipates that successful implementation of the restructuring programs, largely through consolidation and integration of certain of its currently decentralized and fragmented operations, should both significantly improve sales and marketing efforts and result in expense reductions. As Nichols continues to standardize on to common marketing, operating and administrative platforms, it expects to realize expense reductions exceeding $9.0 million annually, with $4.0 million realizable in 1994. The most significant expense reductions will be derived from the reductions in workforce and facilities which Nichols anticipates will provide 1994 expense reductions of $3.1 million and $0.7 million, respectively, and, thereafter, $7.7 million and $0.9 million, respectively. Cash flow benefits are expected to approximate those of the expense reductions. The adequacy of the balance of the restructuring reserve as of March 31, 1994 and the realization of the anticipated future benefits depends largely on Nichols' ability to successfully complete the downsizing and consolidation of certain of its laboratories, particularly those in Texas. To date, the 1993 restructuring programs are largely progressing as was contemplated when the restructuring charge was recorded in the fourth quarter of 1993.

In the fourth quarter of 1993, Nichols recorded unusual charges of $3.2 million consisting primarily of the write-off of impaired assets, including customer lists of approximately $1.6 million acquired in connection with Nichols' Bay Area (Oakland) laboratory and certain fixed assets of approximately $0.6 million, the value of which had been impaired. The charge also included the expenses incurred through December 31, 1993 with respect to responding to the OIG subpoena (see "BUSINESS OF NICHOLS--General--OIG Investigation" and Note 11 to the accompanying consolidated financial statements). Substantial additional costs are expected to be incurred during 1994 in connection with responding to the OIG subpoena.

Liquidity and Capital Requirements
Default on senior notes and loss of line of credit. Nichols' senior note agreements (see Note 3 in the accompanying consolidated financial statements) require that Nichols satisfy certain financial and other covenants. As a result of operating losses in both the fourth quarter of 1993 and in the first quarter of 1994, Nichols was in violation of certain financial covenants under its senior note agreements at December 31, 1993 and March 31, 1994. Although Nichols has made substantial improvements in its cash position over the past year, Nichols does not expect to meet existing or future financial covenant requirements under the senior note agreements. The senior note agreements provide that, as a result of Nichols' failure to meet the covenants, the senior noteholders have the right to declare the outstanding balance of all of the senior notes immediately due and payable, and if that were to occur, Nichols would not have the funds required to retire the debt unless alternative financing is obtained. Pursuant to the terms of the Merger Agreement, Corning has agreed to repay, or cause the Surviving Corporation to repay, the Senior Notes. The accompanying condensed consolidated financial statements have been prepared assuming that Nichols will continue as a going concern. This basis contemplates the realization of Nichols' assets and satisfaction of liabilities in the normal course of conducting business. The financial statements do not include any adjustments that might result in the event the debt is accelerated except for the classification of amounts due under the senior notes as current. No assurances can be given that the senior note holders will not accelerate the senior notes prior to the expected repayment and, if the Merger is not consummated, no assurances can be given that alternative financing can be obtained.

To date, Nichols has made all payments required under the terms of its senior note agreements and all of its other debt instruments. Nichols is scheduled to make principal and interest payments on the senior notes of $7.7 million and $3.0 million in the second and fourth quarters of 1994, respectively, and $11.7 million in the second quarter of 1995. Although Nichols believes that near term senior note obligations will be satisfied by cash generated internally from operations assuming the senior notes are not accelerated, no assurances can be given that these obli
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gations will be met. In the event the senior noteholders exercise the right to accelerate payment on the remaining senior note balances, Nichols will not be able to satisfy its obligations scheduled under the senior notes agreements on a timely basis unless alternative financing arrangements are secured.

During 1993, Nichols renewed its $15.0 million credit agreement with a domestic bank. The agreement, which was to expire on June 1, 1994, provided for unsecured borrowings at the prime interest rate plus one-fourth of one percent. No borrowings had been outstanding under the agreement since April 1993. As a result of Nichols' operating loss during the fourth quarter of 1993, Nichols was in default under the terms of the credit agreement and the line was canceled. If the Merger is not consummated, Nichols considers the availability of a bank line to be prudent to insure its ability to satisfy its working capital needs and meet other short-term obligations. No assurances can be given that a bank line would be available. Nichols also had a revolving credit agreement with a German bank which expired as of December 31, 1993.

Capital requirements. Traditionally, Nichols' principal capital requirements have been for debt service and capital expenditures. During 1993 and continuing into the first quarter of 1994, property additions significantly declined over 1992 and prior years as a result of capital spending control measures observed by Nichols. Although these measures will continue through the remainder of 1994, Nichols anticipates investing substantial sums in computer systems, hardware and software in the future. Business acquisitions represented a significant portion of Nichols' capital requirements in 1991 and 1992; however, Nichols did not engage in any new acquisitions in 1993 or in the first quarter of 1994 as it pursued a strategy of improving existing operations. Nichols has financed its capital requirements over the last three years primarily with cash generated from operations and borrowings. Capital requirements during the first quarter of 1994 were financed with cash generated from operations.

During the past several years, Nichols has invested significant resources to expand the computerization of its various laboratory, manufacturing and financial and communications information systems which increasingly represent a significant competitive factor in the laboratory testing industry. Nichols is undertaking a comprehensive review of its systems with the intention of implementing a complete upgrade and integration of its laboratory, financial information and other communications systems consistent with the need to provide prompt diagnostic information at lower cost.

Repayment of Nichols' debt, including the senior notes, the repayment of other obligations, the need to continue to improve, integrate and standardize its laboratory operations, information systems, administration and marketing activities, the development and integration of new computerization of its laboratory, financial information and communications systems, the further automation of operations and the implementation of other operational and strategic changes, including the 1993 restructuring plan, will require substantial cash expenditures in the future.

Assuming that the senior notes are not accelerated, Nichols believes that present cash flow from operations, supplemented with cost reduction measures being undertaken by Nichols, should be sufficient to meet operating and capital requirements in the short term. Additionally, Nichols continues to evaluate its capital structure in light of its anticipated future needs to move Nichols forward competitively. If the Merger is not consummated, Nichols would consider it prudent to obtain a working capital line for any major unforeseen short term cash shortfalls. No assurances can be given that a working capital line could be obtained. Regardless of whether the senior noteholders accelerate their notes, Nichols cannot assure that the remaining obligations under the senior note agreements will be satisfied on a timely basis if the senior notes are not repaid in connection with the Merger.

Cash flows from operating activities. Cash flows from operations decreased to $6.0 million for the three-month period ended March 31, 1994 from $7.6 million for the three-month period ended March 31, 1993. The decrease was due to earnings decline of $3.7 million largely offset by an increase in accounts payable associated with the continued strengthening of cash management practices.

Cash flows from operations increased to $28.3 million in the year ended December 31, 1993 from $19.5 million in the year ended December 31, 1992 primarily due to a decrease in working capital. The working capital decrease arose principally from a decline in accounts receivable relating to lower sales levels during the latter part of 1993 as compared to 1992, and increased accounts payable associated with strengthened cash management practices, partially offset by inventory increases associated with the growth in Diagnostics' product and instrumentation offerings and a net decrease in accrued liabilities relating to the timing of payment of payroll, interest, and restructuring and unusual charges. Cash flows from operations increased to $19.5 million in the year ended December 31, 1992 from $12.0 million in the year ended December 31, 1991 primarily due to increased revenues in 1992.

Cash flows from investing activities. Net cash used by investing activities amounted to $1.5 million for the three-month period ended March 31, 1994 and $1.7 million for the three-month period ended March 31, 1993. Dur
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

ing the three months ended March 31, 1993, Nichols expended cash of $0.4 million for payments made in connection with previous business acquisitions, exclusive of repayments of acquisition indebtedness. No such payments have been made in 1994. Additionally, Nichols expended $1.5 million and $1.3 million for equipment purchases during the three months ended March 31, 1994 and 1993, respectively. For each of the three-month periods ended March 31, 1993 and March 31, 1994, cash requirements for covenant payments, and acquisitions of property and equipment were satisfied through cash from operations.

Net cash used by investing activities amounted to $59.5 million in the year ended December 31, 1991, $21.1 million in the year ended December 31, 1992 and $8.4 million in the year ended December 31, 1993.

As discussed in Note 4 in the accompanying consolidated financial statements, Nichols relocated its San Juan Capistrano based Reference Laboratories, research and development and administrative activities to new facilities during the third quarter of 1991. The agreements between Nichols and the developer of these facilities include a lease of a portion of Nichols' land to the developer and a leaseback of the land and buildings by the developer to Nichols. The amount of rent payable under the leaseback is approximately $3.8 million per year. The transaction has been accounted for as a capital lease commencing in August 1991. The total cost of the new facilities, including water and sewer facilities which are maintained and operated by the utility company and significant amounts of fixtures, equipment and furnishings, approximated $61.0 million, of which approximately $8.0 million (land and development costs) was incurred prior to 1991. Of the 1991 costs, approximately $32.5 million was financed under the capital lease.

During the three years ended December 31, 1993, Nichols expended cash of $19.8 million, $3.2 million and $0.4 million, respectively, in connection with business acquisitions (see Note 12 in the accompanying consolidated financial statements), exclusive of repayments of acquisition indebtedness. The cash requirements for 1991 business acquisitions were satisfied principally using a portion of the proceeds of a 1990 stock offering and the 1991 senior debt issuance (see "Cash flows from financing activities"). Amounts expended during 1992 were satisfied using proceeds of the 1991 and 1992 senior debt issuances and borrowings under Nichols' bank financing agreement. The 1993 cash requirements were satisfied through cash from operations. In connection with its acquisition of London Diagnostics, Inc. in 1992, Nichols gained access to a non-isotopic methodology which has been incorporated into its line of diagnostic test kits, which is being used with semi-automated instrumentation. Nichols is considering development of fully automated instrumentation which will allow the processing of patient specimens that would significantly enhance the benefits of this techology without significant incremental labor expense. Development of the fully automated instrumentation would require Nichols to commit substantial financial resources and to obtain financing to fulfill the capital requirements. However, Nichols currently has no formal plan to develop or fund such fully automated instrumentation.

In connection with the financing of the Dallas operations, Nichols made capital contributions and advances totaling $3.0 million and $0.4 million, respectively, through April 13, 1992, the date at which Nichols purchased the limited partners' interests in the Dallas operations. Commencing at that time the assets, liabilities, and operating results of the Dallas operations were consolidated with those of Nichols. See "Results of Operations--Equity in losses of partnership--1991 and 1992" and "Results of Operations--Restructuring and unusual charges--1991, 1992 and 1993."

Cash flows from financing activities. Net cash used by financing activities was $0.6 million for the three-month period ended March 31, 1994 and $5.9 million for the three-month period ended March 31, 1993. During the three months ended March 31, 1994, Nichols made scheduled principal payments on its long-term debt of $0.7 million. During the three months ended March 31, 1993, Nichols made net repayments under bank financing arrangements of $3.6 million, and principal payments on long-term debt and capital leases of $2.3 million. The cash used by investing activities for both periods were satisfied by cash generated from operations.

Net cash provided (used) by financing activities was $35.8 million in the year ended December 31, 1991, ($0.6) million in the year ended December 31, 1992 and ($13.8) million in the year ended December 31, 1993.

On June 7, 1991, Nichols issued $30.0 million of senior notes. The proceeds of this issuance were used principally to finance business acquisitions and certain costs of the then new San Juan Capistrano facilities. On June 18, 1992 Nichols issued an additional $10.0 million of senior notes. The proceeds of this issuance were used primarily to repay a portion of Nichols' borrowings under its then $15.0 million short-term bank financing arrangement.

Contingencies

IRS. The Internal Revenue Service ("IRS") is examining Nichols' tax returns for the calendar years 1988 through 1992. The IRS has challenged certain deductions of Nichols relating primarily to acquired customer lists
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and covenants not to compete entered into in connection with business acquisitions. Although the amounts involved would be significant if the deductions are ultimately disallowed, Nichols believes that the deductions were valid and that this matter will not have a material adverse effect on its financial condition or results of operations. On October 20, 1993 Nichols filed a protest with the IRS against the disallowance of these tax deductions and has requested a hearing with the IRS Appellate Conference on the matter. In April 1994, Nichols received a proposed settlement from the IRS regarding the deduction of customer lists acquired in connection with Nichols' Dallas operations which have been closed down. Nichols is currently evaluating the settlement offer.

Although Nichols is unable to predict the outcome of this matter and has therefore not recorded any losses associated with this examination, Nichols does not believe resolution of this matter will have a material adverse effect on its financial condition or results of operations.

OIG Investigation. On August 30, 1993, Nichols received a subpoena from the Office of the Inspector General of the DHHS requesting documents in connection with an investigation and internal review concerning the possible submission of false or improper claims to, and their payments by, the Medicare and Medicaid programs. Other independent clinical laboratories have received similar subpoenas which Nichols believes are related to a nationwide audit and investigation of certain clinical laboratory industry practices. The subpoena specifically requests documents relating to 14 tests performed by Nichols in conjunction with a recognized group of tests known as a chemistry panel and paid for under these federal programs. Nichols has not been charged with any violation and is fully cooperating in the government's investigation. At this time, it is too early to predict the results of the investigation or its impact, if any, on Nichols' financial condition or results of operations. See "BUSINESS OF NICHOLS--General--OIG Investigation" and Note 11 to the accompanying consolidated financial statements. Nichols has incurred significant costs in 1993 responding to requests in connection with this investigation and expects these costs to increase during 1994.

                             BUSINESS OF CORNING

General
Corning traces its origin to a glass business established by the Houghton family in 1851. The present corporation was incorporated in the State of New York in December 1936, and its name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

Corning is an international corporation competing in four broadly based business segments: Specialty Materials, Communications, Laboratory Services and Consumer Products. Corning is engaged principally in the manufacture and sale of products made from specialty glasses and related inorganic materials having special properties of chemical stability, electrical resistance, heat resistance, light transmission and mechanical strength. Corning and its subsidiaries annually produce some 60,000 different products at 44 plants in eight countries. In addition, Corning, through subsidiaries and affiliates, engages in laboratory services businesses, including life and environmental sciences and clinical-laboratory testing at more than 50 facilities in ten countries.

Corning's strategy includes growth from new products developed from Corning's long-standing commitment to research and development and from mergers and acquisitions. Accordingly, Corning continuously reviews potential acquisition opportunities, primarily in the laboratory services and communications areas. However, there can be no assurance that Corning will pursue any such acquisition opportunity.

In addition to the restructuring programs already under way, Corning is currently engaged in a comprehensive review of its business and cost structure. Corning expects this review to be substantially completed by the end of 1994.

Specialty Materials. Corning's Specialty Materials segment sells more than 40,000 products and has evolved from Corning's historical business base in materials development. The major business units within the Specialty Materials segment are: automotive substrates, ophthalmic and optical products, automotive lighting, science products, and other advanced materials. Products manufactured by these businesses include cellular ceramics for automotive and stationary emission-control devices, plastic and glass ware for laboratory applications and glass optical lenses.

Corning's long-standing commitment to research, development and engineering has driven the introduction of new products and technologies. In the 1970's Corning developed the technology and created products for the substrates used in emission control systems. Today the environmental products business continues to be a driving force within the Specialty Materials segment. Corning continues to develop new products and technologies to meet increasing demand as a result of tightened regulations in the United States and Europe and new regulations in other parts of the world. For example, to meet tightening clean air standards, Corning has developed as a prototype an
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

electrically heated automotive catalytic converter substrate that begins working within seconds of ignition, which is when most of the pollutants are generated. Corning has developed a new family of materials, glass-polymers, the properties of which make them well suited for components in automobiles, aircraft, lighting systems and electronic devices.

Corning's equity company investments in this segment include Dow Corning, Pittsburgh Corning Corporation and Cormetech, Inc., an equity company which manufactures and sells stationary emission control devices for power plants.

Communications. Corning's Communications segment consists of the following major product lines: optical fiber, optical cable, optical components, liquid-crystal display glass, television bulbs, lenses for projection television, and magnetic memory disks.

Corning's Communications segment also originates from Corning's commitment to research and development in new materials. Corning led the development of the modern opto-electronics market with its invention of optical fiber in the late 1960's and is the leading supplier of optical fiber and such supporting components as couplers and signal splitters. Corning is also a leading supplier of optical cable through its 50% ownership of Siecor. In addition, Corning has several equity investments in companies that produce optical fiber internationally.

Approximately two-thirds of the revenues in the Communications segment are generated by sales of opto-electronic products. Today, optical fiber is penetrating the communications market as optical fiber is rapidly becoming the preferred way to transmit telephone, cable-TV and computer data worldwide. Optical fiber permits the transmission of substantially more data over greater distances with less distortion than does copper, the product it is principally replacing. As users of optical fiber increase applications and expand services, Corning continues to provide new and improved optical-fiber products and corollary components to an expanding market. During the next few years, management believes that more fiber will be deployed in distribution cables and that utilization of fiber to the home will increase.

Corning continues to be a leading producer of glass panels and funnels for television picture tubes through Corning Asahi Video Products Company, and is also a world leader in the production of projection television lenses through its wholly owned subsidiary, U.S. Precision Lens Inc.

The market for liquid-crystal display glass continues to grow, currently driven by notebook computer and portable-TV sales. Future applications are expected to include desktop-computer displays, projection-TV systems, video phones and automotive applications. Corning is the world's leading supplier in this market.

Also included in this segment is Biosym Technologies Inc., which develops and markets computer-aided molecular design software.

Laboratory Services. Corning entered the laboratory services market in the early 1970s with its initial investment in MetPath, a regional U.S. clinical laboratory which Corning acquired in 1982. Since 1982, Corning has made several other acquisitions in the clinical, biological, pharmaceutical and environmental-services industries. In 1991 Corning combined its laboratory-service business units into a wholly owned subsidiary, CLSI, to better manage the development of its business in this rapidly growing area. Today CLSI, through subsidiaries and affiliates, operates more than 50 facilities in ten countries that provide clinical, pharmaceutical and environmental testing services.

CLSI's clinical testing subsidiary, MetPath, performs more than 1,400 different clinical tests for physicians, hospitals, laboratories, industries, health-maintenance organizations and other managed-care providers through a quick-response network of regional U.S. laboratories. MetPath is a leader in providing cost-effective and reliable clinical diagnostic testing services. See "--Recent Developments--Department of Justice Investigation."

In August 1993, Corning acquired all of the outstanding shares of common stock of Damon in a transaction accounted for as a purchase. The total purchase price of this transaction was approximately $405 million, including acquisition expenses. In addition, approximately $167 million of indebtedness of Damon has been refinanced. Corning has financed the acquisition of Damon and the refinancing of Damon's debt with financing agreements entered into with certain commercial banks. Approximately $200 million of such financing was retired with the proceeds from the issuance of long-term debt of Corning. Corning retired the remaining acquisition debt with the net proceeds of the MIPS Offering.

Damon's principal line of business is clinical-laboratory testing, providing to the medical profession a full range of routine and esoteric testing services that are used in the diagnosis, monitoring and treatment of disease.
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Damon provides its services to physicians, hospitals, nursing homes, managed care institutions, corporations and governmental agencies, including agencies of the United States of America.

On June 7, 1994, Corning acquired all of the outstanding shares of Maryland Medical and several affiliates for approximately 4.5 million shares of Corning Common Stock in a pooling-of-interests transaction.

CLSI's pharmaceutical-testing businesses are conducted by MetPath's wholly owned subsidiaries, G.H. Besselaar Associates, Hazelton Corporation and SciCor Inc. These businesses perform chemical and biological testing, clinical research and data management services primarily for the pharmaceutical industry. Corning's environmental-laboratory testing business is conducted by MetPath's Enseco division and provides tests for environmental contaminants in soil, water and air for industry and government. On June 28, 1994, Corning and International Technology Corporation created a jointly owned company to provide environmental testing and related services, to which Corning transferred the net assets of MetPath's environmental testing laboratory business, and International Technology Corporation transferred the assets of its IT Analytical Services business. Corning and International Technology Corporation each own 50 percent of the new company. See "-- Recent Developments--Creation of Environmental Testing Services Company."

Corning's Laboratory Services segment is being affected by new federal legislation implemented in January 1994. The new legislation reduces Medicare reimbursement rates and will limit future laboratory fee increases. In addition, the Clinton Administration's health-care plan calls for managed competition with limitations on total national health-care expenditures and on the annual growth of such expenditures. A health-care reform model based on managed competition will likely reduce reimbursements for clinical laboratory services as managed care networks continue to proliferate. As the plan also calls for insurance coverage for some 37 million people who currently have no such coverage, it is expected that demand for such services will increase. Demand should also increase as a result of a stronger emphasis on testing as a preventative measure. It is not clear how quickly or to what extent Medicare and Medicaid programs will be incorporated into the health reform system. Management believes that while the entire health-care industry faces dramatic challenges to build a more effective means of delivery of services, MetPath's leading market position in major geographic areas will allow Corning to continue to benefit from the ongoing and increasing consolidation in the industry.

Consumer Products. Corning is well known for its line of consumer housewares with strong brand names and consumer franchise. Key product lines are Pyrex((r)) glassware, Corelle((r)) tableware, Corning Ware((r)), Visions((r)) cookware, and Revere Ware((r)) cookware. Other Corning consumer products include the prestigious Steuben((r)) crystal and Serengeti((r)) sunglasses.

Corning's executive offices are located at One Riverfront Plaza, Corning, New York 14831, and its telephone number at such offices is (607) 974-9000.

Recent Developments
Disposition of Clinical Laboratory Testing Operations. On April 4, 1994, MetPath sold the clinical laboratory testing operations of Damon in California for approximately $51 million in cash. No gain or loss will be recognized as a result of this transaction. The proceeds from the transaction were used to retire a portion of the debt incurred in connection with the acquisition of Damon in August 1993.

Creation of Environmental Testing Services Company. On June 28, 1994, Corning and International Technology Corporation created a jointly owned company to provide environmental testing and related services, to which Corning transferred the net assets of its environmental testing laboratory business and International Technology Corporation transferred the assets of its IT Analytical Services business. Corning and International Technology Corporation each own 50 percent of the company. Corning will account for its investment in the newly created company using the equity method of accounting for investments. The impact of the transaction is not expected to be material to Corning's financial statements.

Acquisition of Clinical Laboratory Testing Businesses. On June 7, 1994, Corning acquired all of the outstanding shares of Maryland Medical for approximately 4.5 million Corning Common Shares in a pooling of interests transaction.

Corning's consolidated financial statements for periods prior to the Nichols and Maryland Medical transactions will not be restated since the acquisitions are not material to Corning's financial position or results of operations. Corning will likely record a one-time charge of up to $10 million after-tax in the third quarter for transaction costs associated with these acquisitions and may possibly record an additional one-time charge of up to $25 million after-tax in the second half of 1994 for the integration of the Nichols and Maryland Medical operations into MetPath.
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Sale of Parkersburg Plant. In May 1994, Corning sold its Parkersburg, W. Va., glass-tubing products plant to Schott Scientific Glass, Inc., a subsidiary of the Schott Group, for $57 million and decided to exit several minor product lines in the specialty materials segment. The net gain from these transactions is not material.

MIPS Offering. On July 21, 1994, Corning and Corning Delaware, a Delaware special purpose limited partnership in which Corning is the sole general partner, completed the MIPS Offering of $373.8 million aggregate principal amount of Preferred Securities.

Dividends on the Preferred Securities will be cumulative and will be payable monthly at an annual rate of six percent. In certain circumstances, holders of the Preferred Securities, voting as a class or by written consent, may cause the exchange of the Preferred Securities for shares of Corning's Series C Convertible Preferred Stock, par value $100 per share ("Series C Preferred Stock"), at a rate of one share of Series C Preferred Stock for every two Preferred Securities. Each Preferred Security is convertible at the option of the holder into Corning Common Shares at the rate of 1.2821 shares of Corning Common Stock for each Preferred Security (equivalent to a conversion price of $39.00 per share of Corning Common Stock), subject to adjustment in certain circumstances. From time to time after four years from the date of issuance, the Preferred Securities will be redeemable, at the option of Corning Delaware, in whole or in part, for cash at stated redemption prices. The Preferred Securities are subject to mandatory redemption on the 30th anniversary of the date of original issuance at a redemption price of $50 per Preferred Security together with accumulated and unpaid dividends (whether or not earned or declared). Holders of the Preferred Securities do not have any voting rights, except in certain instances of default.

The Series C Preferred Stock will have dividend, conversion, optional redemption, and other terms substantially similar to the terms of the Preferred Securities, except that, among other things, the Series C Preferred Stock will not be subject to mandatory redemption. See "DESCRIPTION OF CORNING CAPITAL STOCK--Series C Preferred Stock."

The proceeds received from the MIPS Offering were used by Corning to retire the debt incurred to acquire Damon, as described under "CORNING UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

Breast Implant Litigation. Corning continues to be a defendant in two types of cases previously reported involving the silicone-gel breast implant products or materials formerly manufactured or supplied by Dow Corning or a Dow Corning subsidiary. These cases include (1) several purported federal securities class action lawsuits and shareholder derivative lawsuits filed against Corning by shareholders of Corning alleging, among other things, misrepresentations and omissions of material facts, breach of duty to shareholders and waste of corporate assets relative to the silicone-gel breast implant business conducted by Dow Corning and (2) as of May 23, 1994 over 3,490 lawsuits filed in various state courts against Corning and others (including Dow Corning) by persons claiming injury from the silicone-gel breast implant products or materials formerly manufactured by Dow Corning or a Dow Corning subsidiary. Several of such suits have been styled as class actions and others involve multiple plaintiffs.

All of the more than 3,000 tort lawsuits filed against Corning in federal courts were consolidated in the United States District Court, Northern District of Alabama, and in early December 1993, Corning was dismissed from these cases. This decision by the District Court is non-appealable and, although the District Court noted that it was "highly unlikely" that additional discovery would produce new evidence, the decision is subject to reconsideration if additional information is discovered or if there is a change in state law. Certain state court tort cases against Corning have also been consolidated for the purposes of discovery and pretrial matters. During 1994, Corning has made several motions for summary judgment in state courts and judges have dismissed Corning from all of the over 2,500 tort cases filed in California, Michigan, New York and Pennsylvania, some of which are on appeal. Corning's motions seeking dismissal remain pending in various other states. The federal securities suits are all pending in the United States District Court for the Southern District of New York.

Corning's management does not believe that the purported securities class action lawsuits or the purported shareholder derivative lawsuits or the tort actions filed against Corning described above will have a material adverse effect on Corning's financial condition or the results of its operations.

Dow Corning has informed Corning that as of July 8, 1994, Dow Corning has been named in 45 purported breast implant product liability class action lawsuits and approximately 15,900 individual breast implant product liability lawsuits (which number includes all or substantially all of the 3,490 lawsuits referred to above) and that Dow Corning anticipates that it will be named as a defendant in additional breast implant lawsuits in the future. Dow Corning has also stated that it is vigorously defending this litigation.

Verdicts in breast implant litigation against Dow Corning and other defendants which have gone to judgment have varied widely, ranging from dismissal to the award of significant compensatory and punitive damages.
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Dow Corning has also informed Corning that Dow Corning believes that a substantial portion of the indemnity and defense costs related to the breast implant litigation brought and to be brought against it is and will be covered by product liability insurance available to it but that the insurance companies issuing the policies in question have reserved the right to deny coverage under various theories and in many cases have refused to pay defense and indemnity costs which have been incurred by Dow Corning. In this regard, on June 30, 1993, Dow Corning instituted litigation in California against certain insurance companies which had issued product liability insurance policies to it from 1962 through 1985 seeking declaratory judgments that the insurance company defendants are liable to indemnify Dow Corning for such liabilities and costs and, in the case of certain insurance company defendants, damages including punitive damages. In September 1993, several of Dow Corning's insurers filed a complaint against Dow Corning and other insurers for declaratory relief in Michigan and moved for the action brought by Dow Corning in California to be dismissed in favor of the Michigan litigation. In October 1993, this motion was granted. In March 1994, the Michigan court ruled that certain of Dow Corning's primary insurers had a duty to defend Dow Corning with respect to certain breast implant product liability lawsuits. These insurers were directed to reimburse Dow Corning for certain defense costs previously incurred. Dow Corning has informed Corning that it is continuing negotiations with such insurance companies to obtain an agreement on a formula for the allocation among these insurers of payments of defense and indemnity expenses related to breast implant products liability lawsuits and claims.

In March 1994, Dow Corning, along with other defendants and representatives of breast implant litigation plaintiffs, signed a Breast Implant Litigation Settlement Agreement (the "Settlement Agreement"). The Settlement Agreement is subject to court approval and to withdrawal by Dow Corning and other defendants and plaintiffs. Under the Settlement Agreement and related agreements, industry participants (the "Funding Participants") would contribute approximately $4.2 billion over a period of more than thirty years to establish several special purpose funds. The Settlement Agreement, if implemented, would provide for a claims based structured resolution of claims arising out of silicone breast implants, define the circumstances under which payments from the funds would be made and include a number of other provisions related to claims and administration. The Settlement Agreement defines periods during which breast implant plaintiffs may elect not to settle their claims by way of the Settlement Agreement and to continue their individual breast implant litigation against manufacturers and other defendants (the "Opt Out Plaintiffs"). In certain circumstances, if Dow Corning considers the number of Opt Out Plaintiffs to be excessive, Dow Corning is entitled to withdraw from participation in the Settlement Agreement. Corning is not a party to the Settlement Agreement and will not make any contribution to the settlement contemplated thereby.

In April 1994, the United States District Court for the Northern District of Alabama preliminarily approved the Settlement Agreement and temporarily stayed and suspended federal and state class action certification or notice proceedings relative to federal or state class action lawsuits filed by plaintiffs included in the settlement class.

In April 1994, the Court also notified the breast implant plaintiffs eligible to participate in the settlement of a 60-day period during which they have the ability to become initial Opt Out Plaintiffs. Unless the current schedule is extended by the Court, Dow Corning would expect to decide whether or not to exercise its option to withdraw from the Settlement Agreement by mid-August 1994. A Court-supervised fairness review process of the Settlement Agreement must be completed before the Settlement Agreement can be implemented. Once the Settlement Agreement is approved by the Court, claims can then be validated. The Court's approval of the Settlement Agreement would be subject to appeal.

Dow Corning recorded a pre-tax charge of $640 million ($415 million after tax) against its earnings for the fourth quarter of 1993 to reflect its best estimate as of January 1994 of the net present value of its net liabilities and costs as a result of its involvement in breast implant litigation and, as a result of Dow Corning's decision to take this charge, Corning recorded a charge of $203 million after tax against its equity in earnings of associated companies for the fourth quarter of 1993 and against the carrying value of its investment in Dow Corning at the end of fiscal 1993.

If the tort actions filed against Dow Corning or any settlement of the breast implant controversy should require Dow Corning to record any additional charges against income, the effect on Corning of any such additional charges would be limited to their consequent impact (in the amount of approximately 50% of the amount thereof) on Corning's reported equity in earnings of associated companies for the period such charges were recognized, on the book value of Corning's equity investment in Dow Corning and on Corning's retained earnings. Corning does not believe that its share of any additional charges taken by Dow Corning resulting from the breast implant controversy will have a material adverse effect upon Corning's financial condition. However, it is possible that Corning's share of any such additional charges taken by Dow Corning could have a material adverse effect upon Corning's earnings in the quarters in which any such charges were recognized by Dow Corning.
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Other Dow Corning Matters. Dow Corning received a request dated July 9, 1993 from the Boston Regional Office of the Commission for certain documents and information related to silicone breast implants. The request stated that the Boston Regional Office was conducting an informal investigation which "concerns Dow Corning, its subsidiary Dow Corning Wright and parent corporations, Dow Chemical Co. and Corning Inc." Dow Corning has informed Corning that Dow Corning has responded to this request enclosing the documents and information requested along with related information and continues to cooperate with the Boston Regional Office.

During the first quarter of 1993, Dow Corning received two federal grand jury subpoenas initiated by the United States Department of Justice ("DOJ") seeking documents and information related to silicone breast implants. Dow Corning has informed Corning that it has delivered the documents and information requested and continues to cooperate with the DOJ as this grand jury investigation proceeds.

On July 12, 1994, Reuters Information Services, Inc. published a report indicating that results of preliminary experiments by researchers at the U.S. National Cancer Institute showed that silicon gel from Dow Corning breast implants injected into genetically susceptible mice causes a form of cancer. The Reuters report indicated that this study was to be published in the July 20, 1994 edition of the Journal of the National Cancer Institute. Dow Corning has not yet had an opportunity to review this study or assess the study's potential impact on its financial condition or results of operations.

On July 21,1994, Moody's Investors Service downgraded the senior long-term debt ratings on Dow Corning's debentures, industrial revenue bonds, and medium-term notes to Ba1 from Baa1. Dow Corning's commercial paper rating was also downgraded to Not-Prime from Prime-2. Moody's stated that this action reflects its view of the increased risk facing Dow Corning in view "of the unexpectedly large number of opt-outs from the proposed global settlement of silicone breast implant litigation."

Department of Justice Investigations. In September 1993, MetPath and MetWest Inc. ("MetWest"), a wholly owned subsidiary of Unilab, in which Corning had at the time an interest of approximately 43%, entered into a Settlement Agreement (the "MetPath Settlement Agreement") with the DOJ and the Inspector General of the Department of Health and Human Services (the "Inspector General"). Pursuant to the MetPath Settlement Agreement, MetPath and MetWest paid to the United States a total of $39.8 million in settlement of civil claims by the DOJ and the Inspector General that MetPath and MetWest had wrongfully induced physicians to order certain laboratory tests without realizing that such tests would be billed to Medicare at rates higher than those the physicians believed were applicable.

Several state and private insurers have made claims based on the practices covered by the MetPath Settlement Agreement. Several have settled but it is not clear at this time what, if any, additional exposure Corning may have to these entities and to other persons who may assert claims on the basis of these or other practices.

During August 1993, MetPath, MetWest and Damon (which was acquired by Corning in that month) together with other participants in the industry received subpoenas from the Inspector General seeking information regarding their practices with respect to 14 enumerated tests offered in conjunction with automatic chemical test panels. Of these 14 tests, five were covered by the MetPath Settlement Agreement and consequently MetPath and MetWest are not being required to provide further information with regard to them. MetPath, MetWest and Damon have completed this process of complying with these subpoenas. Metpath also received in May 1994 two subpoenas from the Inspector General concerning, in one case, an investigation into billings for tests not performed or reported for which MetPath had voluntarily made corrective payments in 1993 and, in the other, an investigation into whether separate billings for tests which should have been grouped together had occurred. In addition, a federal grand jury in New Jersey is investigating the billings for tests not performed or reported. The results of these investigations cannot currently be predicted but the possibility that they may result in additional claims by the DOJ or the Inspector General or additional claims or settlements with parties other than the DOJ and the Inspector General cannot be excluded.

Other Legal Proceedings. During September 1993, two individuals filed in the Supreme Court of the State of New York (one in New York County and one in Suffolk County) separate purported derivative actions against Corning, as nominal defendant, and Corning's Directors and certain of its officers seeking on behalf of Corning compensatory and punitive damages in unspecified amounts (and plaintiffs' costs and disbursements including attorneys' and experts' fees) by reason of the alleged responsibility of the actual defendants for the conduct which gave rise to the settlement in the MetPath litigation described above and their alleged failure to cause Corning to make timely disclosure thereof. The parties have agreed to consolidate such actions in a single action before the Supreme Court of the State of New York in New York County.

During October 1993, two individuals instituted in the United States District Court for the Southern District of New York separate purported class actions on behalf of purchasers of Corning securities in the open market during
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

the period from September 17 to October 6, 1993 against Corning, certain of its Directors and officers and the underwriters of Corning's offering, on September 17, 1993, of $100 million of 6.75% Debentures due on September 15, 2013. The complaints generally allege that the defendants failed to make timely disclosures of adverse developments in Corning's business and seek compensatory and punitive damages in unspecified amounts (and plaintiffs' costs and expenses including attorneys' fees and disbursements). These two actions, with respect to which the underwriters have been dismissed, have been consolidated.

Two class actions have been filed in the Court of Chancery for the State of Delaware against Damon and certain of its officers and directors. These suits allege damages arising from Damon's failure to mention in the press release that announced the initial merger agreement it had reached with a company other than Corning that an unnamed bidder (Corning) had also expressed interest in acquiring Damon. The class of plaintiffs are those who sold their stock at the price offered by the other company, rather than the higher amount later offered and paid by Corning.

Corning's management does not believe that the purported class action lawsuits or the purported shareholder derivative lawsuits described above will have a material adverse effect on Corning's financial condition or the results of its operations.

                             BUSINESS OF NICHOLS

General
Nichols provides clinical testing services to hospitals, laboratories and physicians on a nationwide basis through the Reference Laboratories, the Regional Laboratories, Diagnostics and its substance abuse testing laboratory ("NISAT"). Nichols offers a comprehensive line of tests consisting of over 1,100 tests or "assays," substantially all of which are performed in Nichols' facilities. These tests are used principally as aids in the diagnosis and treatment of a wide variety of medical conditions such as cancer, AIDS, endocrine disorders, cardiac disorders and genetic diseases.

Nichols was incorporated in 1981 for the purpose of combining the businesses of Nichols Institute Reference Laboratories, incorporated in 1971, and Nichols Institute Diagnostics, incorporated in 1974, under a single holding company. Nichols acquired its Regional Laboratories between 1985 and 1991 and organized NISAT in 1988. Nichols' corporate headquarters and its Reference Laboratories are located in San Juan Capistrano (Orange County), California.

Nichols has historically incurred substantial losses relative to its Dallas operations and more recently its other Texas operations. During 1991 and 1992 Nichols incurred substantial losses relative to its Dallas operations and recorded restructuring charges of $0.9 million and $13.0 million, respectively. The restructuring of the Dallas operations was largely completed as of September 1993. Nichols' remaining Texas operations, all acquired in 1991, did not perform to expectations and in late 1992 and continuing into 1993 incurred substantial losses. In the fourth quarter of 1993, Nichols recognized restructuring and unusual charges totaling $16.0 million, including $7.5 million related to further consolidation and downsizing of its Texas operations. See "NICHOLS MANAGEMENT DISCUSSION AND ANALYSIS--Results of Operations--Restructuring and unusual charges--1991, 1992, and 1993" for further discussion.

The results of operations in the fourth quarter of 1993, before restructuring and unusual charges, were not sufficient to meet certain financial covenants under Nichols' senior notes aggregating $62.2 million as of March 31, 1994. The senior note agreements provide that, as a result of the failure to comply with those covenants, the holders of the senior notes have had the right since December 31, 1993 to declare the entire unpaid balance immediately due and payable. If that were to occur, Nichols would not have the funds required to retire the debt unless alternative financing is obtained. Pursuant to the terms of the Merger Agreement, Corning has agreed to repay, or cause the Surviving Corporation to repay, the Senior Notes. Additionally, due to the results of operations in the fourth quarter of 1993, Nichols' $15.0 million bank line of credit was terminated. While there were no borrowings outstanding under the line of credit and none had been outstanding since April 1993, if the Merger is not consummated, Nichols considers the availability of a bank line of credit to be prudent in order to insure its ability to satisfy its working capital needs and meet other short-term obligations. No assurance can be given that such alternative financing will be obtained.

The Clinical Laboratory Industry
Clinical laboratory tests are used by physicians to diagnose, monitor and treat diseases and other medical conditions through the detection of substances and abnormalities in blood and/or tissue samples and other specimens. Clinical laboratory tests are primarily performed by hospitals in-house, by physicians in their offices, by physician-owned laboratories or by independent laboratories. Nichols views the clinical laboratory industry as highly fragmented with many local and regional competitors.
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Of the approximately 4,000 independent laboratories in the clinical laboratory industry, the vast majority are local or regional in scope and perform routine, less sophisticated tests rather than the esoteric tests from which Nichols derives a substantial portion of its revenues. The complexity and sophistication of esoteric tests generally require expensive equipment and materials as well as skilled personnel to perform test procedures and analyze results. Consequently, esoteric tests are generally priced higher than routine tests. The volume of esoteric tests required by most hospitals, physicians and other healthcare providers is relatively low compared to the volume of routine tests. Because it is generally not cost effective for these healthcare providers to perform the low volume of esoteric tests in-house, a significant portion of esoteric tests are referred to independent clinical laboratories.

Nichols believes that the clinical laboratory industry has and continues to experience pressures on revenues as healthcare providers respond to the industry trend toward increased use of managed care programs, fewer test requisitions per patient and increased governmental regulation. Nichols believes that these pressures on revenues will continue in the future. Additionally, continued changes in healthcare reimbursement policies of the federal government, additional cost containment measures of private insurers and upward pressure on costs due to increased sophistication of tests are creating an incentive for hospitals and other healthcare providers to consolidate laboratory operations through joint ventures or other contractual arrangements with independent clinical laboratories. However, Nichols believes that factors such as heightened public concern about health, the aging of the population, the increased use of preventative screening tests and scientific advances that have made a greater variety of tests available will sustain the demand for diagnostic testing.

During recent years, the clinical laboratory industry has experienced substantial consolidation. Nichols believes that this consolidation will continue because of existing overcapacity in the industry and the cost burden on many small laboratories of regulatory requirements with respect to increased quality standards. See "Healthcare Reimbursement." Physician-owned laboratories and laboratories located in physicians' offices are expected to be particularly impacted by the costs required to comply with the new quality standards, and many of these laboratories may cease to operate or may be acquired by independent laboratories.

Reference Laboratories
Nichols' esoteric testing is conducted centrally at its Reference Laboratories. The Reference Laboratories are comprised of 18 individual laboratory departments, which, in the aggregate, offer approximately 900 individual tests or "assays" in such fields as endocrinology, genetics, immunology, microbiology, nutrition-metabolism, oncology, serology and toxicology. The Reference Laboratories offer a comprehensive line of tests. The Reference Laboratories' testing procedures employ a variety of advanced analytical technologies, including radioimmunoassays, fluorescent immunoassays, chemiluminescent immunoassays, monoclonal antibodies, cell culture technologies and DNA probes. Nichols also supports the efforts of pharmaceutical and biotechnology companies in the regulatory approval process for new drugs through its Clinical Studies Center located within the Reference Laboratories.

Nichols believes that during its 23 years of operation the Reference Laboratories have established a reputation in the industry as a high quality provider of accurate and clinically useful tests. Nichols, through its Reference Laboratories, its association with leading academicians (the "Academic Associates") and its relationship with biotechnology firms, believes that it is one of the leaders in transferring technological innovation from academic laboratories to the marketplace. Nichols was the first to introduce a number of esoteric tests, including immunoassay methods for measurement of circulating hormone levels and sensitive tests to predict breast cancer prognosis. Since 1984, the number of esoteric tests offered by Nichols has more than doubled. The growth in Nichols' testing capabilities can be directly attributed to its association with the Academic Associates through which Nichols develops new esoteric tests for commercial application. The Academic Associates program is involved with all phases of development of Nichols' tests, from identifying promising testing methodologies to implementing and periodically monitoring actual test procedures in Nichols' laboratories. See "Research and Development--Academic Associates." More recently, Nichols has relied to a greater degree on its internal resources for the development of tests, as well as license arrangements and co-development agreements with biotechnology companies, to provide continued access to new technology. Among Nichols' more significant recent developments are tests to detect a variety of tumor types, a common form of mental retardation, leukemia, cystic fibrosis, osteoporosis, diabetes and to aid in the diagnosis of Alzheimer's disease.

Nichols has also committed substantial resources in order to provide effective customer service and rapid turnaround time for its tests. In addition to maintaining a national network of couriers to pick up specimens, Nichols has established and maintains a telecommunications network capable of delivering results expeditiously to personal computers or terminals in the customer's facility. These capabilities enable Nichols to provide certain esoteric tests requiring particularly rapid processing which otherwise would have to be performed locally or in-house. Nichols provides its clients with access to its highly trained client service representatives, scientific directors and board certified medical directors by telephone for technical questions regarding test results twenty-four hours a day, seven days a week.
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Net revenues from Reference Laboratories tests during the years ended
December 31, 1991, 1992 and 1993 accounted for approximately 37%, 35% and 36%, respectively, of Nichols' consolidated net revenues for those periods.

Regional Laboratories
Since 1985, Nichols has acquired a number of Regional Laboratories that typically perform more routine, non-esoteric tests for hospitals and healthcare providers located in their geographic areas. Nichols' Regional Laboratories serve markets in California, the Pacific Northwest, the Midwest, Texas and Alaska. Certain of these Regional Laboratories have significant market presence within their localities. The Regional Laboratories allow Nichols to provide tests on an expedited and economical basis by reducing the time and expense required to transport specimens. The Regional Laboratories also enable Nichols to establish and maintain ties with local medical communities which are important in obtaining and maintaining testing business for these laboratories and the Reference Laboratories. Nichols estimates that for the year ended December 31, 1993 approximately 8% of the Reference Laboratories' revenues resulted directly from referrals by the Regional Laboratories.

The Regional Laboratories offer a broad spectrum of routine testing services tailored for the particular markets in which the Regional Laboratories are located and are responsive to the particular needs of those markets. Such services include chemistry, hematology, immunology, microbiology, urinalysis, serology, cytology, histology, anatomic pathology and toxicology testing. The ability to make available these lines of tests, including the Reference Laboratories' esoteric tests, allows the Regional Laboratories to meet a wide range of testing needs.

Acquisitions of Regional Laboratories have contributed significantly to Nichols' revenue growth from 1985 through 1992. Net revenues from Regional Laboratories for the years ended December 31, 1991, 1992 and 1993 accounted for 52%, 53% and 51%, respectively, of Nichols' consolidated net revenues for such years.

Diagnostics
Diagnostics manufactures and markets clinical laboratory test kits. Diagnostics' kits are sold to hospitals and clinical laboratories that have sufficient testing volume to justify the staffing, equipment and supply costs to perform such tests in-house. Certain of the tests currently performed in the Reference Laboratories are further refined, simplified and packaged so that they can be offered as kits to laboratory customers of Nichols. Most of Diagnostics' kits are targeted to niche markets in an effort to minimize competition from other kit manufacturers. Diagnostics distributes its products in many countries throughout the world, with most of its sales occurring in the United States, Europe and Japan.

Diagnostics' product line consists of 28 radioimmunoassay (isotopic) test kits and 17 chemiluminescence (non-isotopic) test kits. The test kits yield results which can be correlated with the results of tests performed by the Reference Laboratories. Nichols believes that its correlation data, which is useful in interpreting test results, is an important marketing tool that distinguishes its kits from those of many of its competitors.

During the past three years Nichols has made two acquisitions which have enhanced Diagnostics' technological base. In 1991 Nichols acquired Immuno Technology Services, a small Dutch company engaged in the development, production and distribution of radioimmunoassay test kits similar to those of Nichols. During 1992 Nichols acquired London Diagnostics, Inc., a Minnesota company that manufactured and distributed diagnostic test kits and developed direct chemiluminescence, a non-isotopic technology. In the past five years, as a result of regulatory and environmental considerations, the diagnostics test kit industry has been transitioning from radioisotope technology toward the use of non-isotopic methods. The acquisition of London Diagnostics, Inc. has allowed Diagnostics to participate effectively in this change and to maintain Diagnostics' growth momentum. Seventeen new products based on chemiluminescence have been developed and introduced to the marketplace since May 1992. Nichols has incorporated this non-isotopic technology into its line of diagnostic test kits, which is being used with semi-automated instrumentation. Nichols is considering development of fully automated instrumentation which will allow the processing of patient specimens without significant labor expense and would enhance the benefits of this technology. Development of the fully automated instrumentation would require Nichols to commit substantial financial resources and to obtain financing to fulfill the capital requirements. Nichols currently has no formal plan to develop or fund such fully automated instrumentation.

Net revenues from Diagnostics, including the revenues recognized under its contracted research and development and licensing arrangement (see "Other Contracted Research and Development"), accounted for approximately 8%, 9% and 10% of Nichols' consolidated net revenue during the years 1991, 1992 and 1993, respectively.

NISAT
Nichols began substance abuse testing in 1985, and in 1988 organized NISAT to own and operate its substance abuse testing laboratory. Certain employees of governmental agencies, as well as regulated industries such as trans portation and nuclear power, are subject to mandatory pre-employment and continuing random testing. NISAT, located in San Diego, California, was one of the first substance abuse laboratories in the United States to be certified by the National Institute on Drug Abuse, a division of the Department of Health and Human Services ("DHHS"). Today there are nearly 100 DHHS-certified laboratories, which include most of Nichols' principal competitors. However, Nichols' national courier system enhances its ability to process samples rapidly, providing Nichols with an important sales advantage in today's competitive workplace drug testing market.

Net revenues from substance abuse tests performed by NISAT accounted for approximately 3% of Nichols' consolidated net revenues during each of the years 1991, 1992 and 1993.

Sales and Marketing
Nichols directs its marketing efforts primarily to physicians, hospital pathologists, laboratory managers and hospital administrators. Nichols maintains dedicated and distinct sales and marketing organizations for the Reference Laboratories, the Regional Laboratories, Diagnostics and NISAT.

The Reference Laboratories' sales and marketing efforts are coordinated through regional sales and service offices located in the New Jersey, Chicago, Atlanta, Dallas-Ft. Worth, Oakland and Los Angeles metropolitan areas. Nichols believes that one of the factors distinguishing it from its competitors is the advanced technical and clinical knowledge of the Reference Laboratories sales staff. Each Reference Laboratories sales representative receives extensive training, including participation in seminars and workshops, which provides the sales representative with detailed knowledge of the accuracy and clinical efficacy of Nichols' tests.

The Regional Laboratories and NISAT employ their own direct sales forces. In addition, Diagnostics' test kits are marketed by direct sales staff throughout the United States, the United Kingdom, Germany, The Netherlands and Switzerland and by independent distributors in other international markets.

Nichols' ability to perform both esoteric tests through the Reference Laboratories and more routine tests through its Regional Laboratories results in intracompany test referrals and allows each sales force to market Nichols as a full service clinical testing laboratory that can meet a customer's complete testing needs.

Nichols' Academic Associates, scientific directors and medical directors also play an active role in marketing Nichols' products and services, both directly and indirectly, through their research activities, contributions to scientific articles for leading medical journals, participation in medical and clinical testing seminars and regular speeches to professional organizations. This active participation by persons associated with Nichols in the academic and medical community enhances Nichols' reputation as a provider of quality test services and as a leader in clinical testing technology. See "Research and Development--Academic Associates." Nichols' marketing activities also include national advertising in medical journals, participation in trade shows and distribution of sales materials at national and regional conferences, and seminars conducted by Nichols' technical staff.

Customer Service
Nichols believes that providing effective customer service is an important element in maintaining its reputation for quality testing and in increasing its market share across all lines of its business. To transport the thousands of test specimens submitted to the laboratories each day, Nichols has established and maintains a network of couriers which picks up specimens daily from customers and ships them by air freight or ground transportation to Nichols' laboratories. Nichols' couriers receive training regarding the types of tests performed in the laboratories and the proper handling and transportation of test specimens.

Test results are delivered to customers by Nichols' telecommunications network, by courier or by overnight delivery. Nichols has developed a system internally that permits the Reference Laboratories' customers to receive test results expeditiously via personal computers or terminals linked to Nichols' own computer system. Nichols also maintains a network through which results are telecommunicated to regional centers operated by Nichols and then delivered to the customer by courier. Similarly, each of the Regional Laboratories has a computerized system to report test results to customers.

Nichols' computer systems also monitor the testing process and the status of individual specimens; such information being available to answer client inquiries. To facilitate those inquiries, Nichols provides access to highly trained client service representatives, scientific directors and board-certified medical directors 24 hours a day, seven days a week. In addition, Nichols' Academic Associates are available to consult with clients when appropriate. Nichols has invested significant resources to increase laboratory and sales staffing, purchase additional equipment and expand its computerization of test results and other information provided to customers. Nichols anticipates that it will continue to invest significant resources in the future to further enhance and integrate its various laboratory, communications and financial information systems.

Research and Development
Nichols believes that an active research and development program is essential to its success in the esoteric clinical testing industry. As part of its research and development efforts, Nichols believes that its relationship with the academic community through its Academic Associates program is unique in the clinical laboratory industry. At any one time, there are 40 to 50 academic scientists and six to ten biotechnology firms involved with the Reference Laboratories' scientific staff. Under this program, the Academic Associates and collaborating scientists work directly with the Reference Laboratories' staff scientists to monitor existing test procedures and develop new esoteric test methods. The activities of the Academic Associates are monitored and directed by Nichols' Chief Science Officer.

Nichols' total direct research and development expenditures, excluding fees and royalties for Academic Associates, amounted to $3.0 million, $5.0 million and $4.2 million during the years ended December 31, 1991, 1992 and 1993, respectively. Research and development expenditures for 1992 and 1993 include $2.0 million and $0.3 million, respectively, expended under a contracted research and development arrangement with a third party distributor which was completed during 1993.

Academic Associates. Nichols licenses the right to use certain tests developed by Academic Associates and their universities, by biotechnology firms or by Nichols in conjunction with Academic Associates. In some cases, the basic technology developed by the Academic Associates has been funded by government agencies or state-owned universities. As a result, the government agency or university involved has the right to require that rights to the technology be licensed to another person or entity if the agency determines, among other things, that action has not been taken within a reasonable time to achieve practical application of the technology. Universities are placing increasing emphasis on realizing income from the commercial applications of technology developed by their employees and Nichols faces increasing competition in acquiring technology from universities and biotechnology firms, whether through the Academic Associates program or otherwise.

The arrangements with Academic Associates and biotechnology firms involve written contracts, some of which are with the institutions employing Academic Associates. Academic Associates contracts generally have two to five year terms, are renewable and are terminable by either party upon 180 days' notice. The arrangements typically provide for compensation on the basis of a fixed fee or a percentage of test revenue (with a minimum fee in many cases). Academic Associate fees and royalties amounted to $3.0 million, $2.5 million and $2.8 million for the years ended December 31, 1991, 1992 and 1993, respectively.

Research and Development Partnerships. Nichols' early diagnostic kit research and development efforts were funded through research and development partnerships, and focused on the development of diagnostic test kits for specialized market niches using technologies not easily duplicated by competitors. However, Nichols currently does not have any arrangements with research and development partnerships to fund kit research and instead is financing such research largely with internally-generated funds or other contracted research. Royalties paid pursuant to research and development partnerships amounted to $1.4 million, $1.0 million and $0.9 million during the year ended December 31, 1991, 1992 and 1993, respectively.

Other Contracted Research and Development. In connection with the acquisition of London Diagnostics, Inc. Nichols entered into an arrangement with an independent distributor pursuant to which the distributor provided a portion of the funding to develop certain medical diagnostic kits utilizing chemiluminescent technology. Revenues from the arrangement were recognized on the percentage of completion basis. During 1992 and 1993 revenues of approximately $1.1 million and $0.7 million, respectively, were recognized. No such revenues are expected in 1994. Research and development costs expended under the arrangement amounted to $2.0 million during 1992 and $0.3 million during 1993. Under the arrangement Nichols owns all of the rights to the diagnostic kits developed, and the distributor has the right to purchase the kits from Nichols, manufacture the kits in conjunction with Nichols, and market in the Far East any such kits purchased, manufactured or developed. Under a separate licensing agreement, the distributor was granted rights to the remaining technology which enabled it to manufacture the kits on a stand-alone basis. During 1992 and 1993 Nichols received $0.6 million and $1.0 million, respectively, as a license fee, which was recognized as revenue when received.

Quality Assurance
Nichols maintains a quality assurance program for its clinical testing which includes control testing and regular review of test data by Company medical personnel and Academic Associates. Test results which fall significantly outside the normal range for such tests are reviewed and often repeated to help assure accuracy.

The Academic Associates and Nichols' laboratory scientific staff are continually involved in the review and improvement of test performance and efficiency. Nichols encourages its scientific directors to participate in scientific meetings and seminars and to present papers, often in conjunction with Academic Associates. Nichols believes that such active participation in academic and scientific programs furthers its reputation as a provider of high-quality clinical laboratory testing.

Nichols also participates in or is subject to various quality control programs and regulations. Nichols' laboratories are accredited by the College of American Pathologists, certified by Medicare and Medicaid, accredited by the Joint Commission on Accreditation of Healthcare Organizations and licensed by state regulatory authorities. See "Government Regulation" and "Legal Proceedings."

Competition
Nichols faces competition from numerous commercial, hospital, university and physician laboratories and test kit manufacturers. In general, the clinical laboratory industry is highly fragmented and is consolidating, with national testing laboratories accounting for only a small percentage of the total clinical tests performed. In addition, many of Nichols' competitors are larger than Nichols and have substantially greater financial resources. Several of Diagnostics' competitors offer a broader range of diagnostic test kits or offer more fully mechanized systems for the processing of patient specimens than Nichols and may, therefore, have a competitive advantage with customers who prefer to deal with a single supplier for all of their test kit needs. Nichols is considering development of fully automated instrumentation which will allow the processing of patient specimens that would significantly enhance the benefits of this techology without significant incremental labor expense. Development of the fully automated instrumentation would require Nichols to commit substantial financial resources and to obtain financing to fulfill the capital requirements. However, Nichols currently has no formal plan to develop or fund such fully automated instrumentation.

Nichols believes that it competes on the basis of quality, service, accuracy, consistency, rapid turnaround and reporting of test results, the technical and clinical training of its sales force, and the availability of extensive clinical correlation data and follow-up consultation with medical and technical experts. Nichols believes that Diagnostics competes on the basis of quality, ease of usage of the kits and, to a lesser extent, price. Nichols markets primarily to competitive pricing and frequently finds it necessary to adjust its prices in response to price-cutting practices of clinical laboratory competitors. However, with respect to the testing performed by the Reference Laboratories, in some cases its prices exceed those of its competitors. Nichols believes the tests performed by the Reference Laboratories are differentiated from those of its competitors on the basis of quality and clinical correlations.

Because Nichols has not yet fully standardized and integrated Company-wide operating and administrative activities, particularly those of its acquired businesses, it has not yet realized many of the operating economies, and thus lower unit costs, enjoyed by many of its competitors. While Nichols ensures a competitive market position through pricing largely to incremental cost and market prices, margins have historically suffered. Although Nichols is in the process of and plans, ultimately, to standardize and integrate its operations, this process will require substantial resources and at least two to three years to complete.

The clinical testing industry is characterized by rapid technological change and a general absence of patent protection. Although Nichols' tests are not dependent on any one technology, new technologies developed by competitors could make certain tests offered by Nichols less competitive.

Healthcare Reimbursement
Under law and regulation, for most of the tests performed for Medicare or Medicaid beneficiaries, Nichols must accept reimbursement from Medicare or Medicaid as payment in full. In 1984 Congress adopted legislation establishing a fee schedule reimbursement methodology for testing for out-patients under Medicare. Additionally, consumer price index adjustments to fee schedule payments for outpatient clinical diagnostic laboratory services have in the past been canceled by Congress or largely offset by reductions in national ceilings on fee schedule payments. For each of 1991, 1992 and 1993, Congress set the consumer price index update for laboratory fee schedules at 2%. However, the national ceiling was reduced from 100% to 93% of the national median price of tests for 1990. For 1991 through 1993, the ceiling was reduced to 88% of the national median. In 1994, the national ceiling will drop to 84% of the national median price of tests and will further decline in 1995 and 1996 to 80% and 76%, respectively. In addition, the consumer price index update has been eliminated for 1994 and 1995. Net revenues recorded from direct billings under the Medicare and Medicaid programs during the years ended December 31, 1991, 1992 and 1993, after deducting contractual allowances, were $27.3 million, $37.3 million and $37.2 million, respectively, or 12%, 13% and 13% of total consolidated net revenues, respectively.

Nichols' hospital clients who participate in the Medicare program are reimbursed for most services (including laboratory testing) provided to inpatients on the basis of diagnosis related groups ("DRGs"). Under this system, hospitals are generally paid only a fixed DRG amount per patient plus additional amounts for certain specific hospital costs. The DRG amount paid for a particular patient depends on many factors, including the principal diagnosis of the patient, but is usually independent of the hospital's actual cost of treating the patient. As a result, hospitals generally benefit from reductions in the cost of tests provided to their patients. Hospitals generally are required to bill Medicare and Medicaid directly for outpatient diagnostic testing services. Because Nichols does not directly bill Medicare and Medicaid for most testing services it provides to hospitals and certain clinical laboratories, the actual percentages of Nichols' testing revenues originating from patients who participate in the Medicare and Medicaid programs may significantly exceed the amounts indicated above.

Recent press reports indicate that HCFA is planning to establish national guidelines for certain tests which it believes are being improperly ordered as a result of being combined with a recognized group of tests known as chemistry panels. Such reports also indicate that HCFA is developing a computer program which will initially deny reimbursement for these tests when there is a high incidence of their being ordered in conjunction with automated chemistry panels, as opposed to being ordered individually. The burden would then shift to the clinical laboratory to show that the tests were medically necessary in order to receive reimbursement.

HCFA has also indicated that it intends to begin denying reimbursement for certain medical diagnostic tests ordered in connection with chemistry panels unless certain conditions are satisfied. Nichols does not know how many tests will be affected by HCFA's new reimbursement policy and therefore, at this time, is unable to determine the extent of the impact, if any, on Nichols' future revenues. See "NICHOLS MANAGEMENT DISCUSSION AND ANALYSIS."

As a result of the changes in the healthcare reimbursement policies of the federal government, additional cost containment measures of private insurers, increasing competition in the healthcare industry and upward pressure on costs resulting from increased sophistication of tests, hospitals, health maintenance organizations, and other healthcare providers are under continuing pressure to find ways to reduce the costs of delivering healthcare services. Nichols believes that the industry has responded, and will continue to respond, through consolidation and development of healthcare alliances. Where economically feasible, these consolidated entities and alliance groups are handling their testing needs in-house. Healthcare providers have also responded to the need to control costs by ordering fewer tests. In addition, any reduction in tests performed by hospital laboratories may adversely affect sales of Diagnostics' test kits. Nichols does not know the extent to which it has been adversely affected by these industry trends.

On November 20, 1993 the Clinton Administration's healthcare reform proposal, the Health Security Act (S.1757/H.R. 3600), was introduced in Congress. The stated principal goals of this proposal are to provide health insurance coverage to all Americans and to reduce the rate of increase in national healthcare expenditures. The plan proposes to reduce total healthcare spending by, among other things, limiting the initial premiums and year-to-year rates of increase that could be charged by private health plans. It also would cut the rate of increase in Medicare spending primarily by reducing reimbursement to medical providers. In addition to the Clinton Administration's proposal, there are several other competing national healthcare reform proposals, as well as legislation and proposed legislation in various states. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation on Nichols, which could be material.

The long-term trend in healthcare cost containment involves increasing use of managed care plans. Managed care plans typically involve prepaid fixed amounts for substantially all of the healthcare needs of a participating person coupled with a requirement that a primary care physician review and direct the healthcare services provided to that person by a network of specialists and other healthcare providers. Many aspects of billing and other business arrangements will change as Nichols increasingly deals with managed healthcare clients. These arrangements typically involve large negotiated contracts for the testing needs of all or a substantial portion of plan participants with significant price discounting. Nichols' ability to compete successfully in an increasingly managed care environment will depend on its ability to obtain contracts with managed care plans or the other purchasing and provider alliances that are forming in response to these changes in the healthcare industry.

Government Regulation
The Reference Laboratories, the Regional Laboratories, the NISAT laboratory and certain Company personnel are required to be licensed by certain states in which Nichols does business. Nichols is also certified by HCFA pursuant to the Clinical Laboratories Improvement Act of 1967 ("CLIA"). CLIA was amended in 1988 to provide for stricter oversight of laboratories by HCFA and to establish national standards for laboratory performance and quality. The regulations adopted pursuant to the 1988 amendment established standards for the day-to-day operation of laboratories, and subject large numbers of previously exempt facilities to governmental regulation. The federal and state certification and licensure programs establish standards for the day-to-day operation of a medical laboratory, includ ing, but not limited to, personnel and quality control. Compliance with such standards is verified by periodic inspections by inspectors employed by the appropriate federal or state regulatory agency. In addition, regulatory authorities require participation in a proficiency testing program provided by an external source which involves actual testing of specimens that have been specifically prepared by the regulatory authority for testing by the laboratory.

Among the classes of laboratories most affected by the implementation of these regulations are those located in physicians' offices. Physician-owned laboratories are also subject to the self-referral provisions of the Omnibus Budget Reconciliation Act of 1989 ("OBRA"), which, subject to certain exceptions, prohibit a physician from referring clinical laboratory testing for Medicare and Medicaid beneficiaries to an entity in which the physician has an ownership or an investment interest or with which the physician has compensation arrangements. Other provisions of OBRA also negatively impact physician-owned and other laboratories which refer large volumes of their tests to other laboratories for testing. These provisions prohibit such laboratories from billing for services they do not perform themselves, unless the referring laboratories actually perform at least 70% of the tests for which they receive requests.

Because of the foregoing regulatory developments, Nichols believes that many physician-owned laboratories will incur increased costs due to compliance with the new regulations and choose to cease operation or be acquired by independent laboratories. Although Nichols receives test referrals from such physician-owned laboratories, even if the physician-owned laboratories cease doing business, Nichols believes that it will continue to obtain such referral business from the successors to these businesses. Nichols further believes regulatory requirements do not impose a significant burden on Nichols, in part because its existing quality standards meet or exceed current regulatory standards.

In addition to the rules regarding physician-owned laboratories, the anti-fraud provisions of statutes relating to Medicare and Medicaid reimbursement contain broad statutory prohibitions on conduct that might constitute kickbacks or rebates. DHHS has published safe harbor regulations which specify certain business activities that, if followed, do not violate the Medicare/Medicaid anti-kickback laws. Failure to fall within a safe harbor does not constitute a violation of the anti-kickback laws; rather, the arrangement would remain subject to scrutiny by DHHS.

The Reference Laboratories and the Regional Laboratories are also certified by HCFA to participate in the Medicare and Medicaid programs. These state and federal laws and regulations require Nichols to meet various standards governing the qualifications of laboratory owners and personnel and the maintenance of proper records, facilities, equipment, test materials and quality control programs. Nichols has received certification from DHHS for substance abuse testing. See "NISAT." Nichols is subject to a number of other state and federal requirements which provide for inspection of Nichols' facilities and regulations governing the transportation, packaging and labeling of specimens tested by Nichols. Nichols is also subject to regulation by those states in which it performs laboratory services, in particular the State of California, which has established detailed standards for the operation of clinical laboratories, including requirements for licensing, training, continuing education, proficiency testing and quality control.

Nichols uses low-level radioactive isotopes in the performance of radioimmunoassay tests and in the manufacture of radioimmunoassay kits. Various federal, state and local governmental entities regulate the use and disposal of radioactive and other hazardous materials. Nichols has not experienced any significant problems or liability in connection with such materials used or generated in connection with Nichols' testing services or kits. Nichols engages the service of independent licensed contractors to dispose of such materials and stores certain of its wastes in its own facilities until such time as the radioactivity of such materials has decreased sufficiently to allow more economical disposal. There can be no assurance, however, that Nichols will not at some time in the future experience significant problems or liability with respect to such governmental regulations or with respect to claims by third parties.

Certain federal and state laws govern the handling and disposal of infectious and hazardous wastes. Although Nichols believes that it is currently in compliance in all material respects with such federal and state laws, failure to comply could subject Nichols to fines, criminal penalties and/or other enforcement actions.

Nichols believes that, except as disclosed under "OIG Investigation" below, it is in compliance in all material respects with all statutes, regulations and other requirements applicable to its clinical laboratory operations. The clinical laboratory testing industry is, however, subject to extensive regulation, and many of those statutes and regulations have not been interpreted by the courts. There can be no assurance therefore that applicable statutes and regulations might not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect Nichols. Potential sanctions for violation of these statutes and regulations include significant fines and the loss of various licenses, certificates and authorizations. Nichols is not aware of any circumstances which in its view are likely to result in any such penalty against it. Any loss by Nichols, however, of its various federal licenses, its certification from DHHS, its authorization to participate in the Medicare and Medicaid reimbursement programs or its licenses under the laws of any state from which a substantial portion of its revenues are derived would have a material adverse effect on its business.

The federal Food and Drug Administration (the "FDA") requires Diagnostics to submit a premarket notification ("510(k)") application to the FDA at least 90 days before marketing any new kit. If the FDA determines that the kit is substantially equivalent to a device already in commercial distribution in terms of safety, effectiveness and intended use, it will be recognized by the FDA for commercial use. If the FDA determines the kit is not substantially equivalent to a device already in commercial distribution, premarket approval must be obtained prior to marketing the kit. Premarket approval requires submission of a detailed application, including the results of clinical tests, which substantially lengthens the approval process. Diagnostics has not experienced any significant delays in the introduction of its test kits to date. There can be no assurance, however, that any future introduction by Diagnostics of new kits will not be delayed significantly by the FDA review process. Diagnostics is also required to provide certain information to the FDA, to maintain certain records, and to permit periodic inspection of its facilities. In addition, the FDA's enforcement activities with respect to marketing and promotional activities of diagnostic devices has substantially increased over the past year.

OIG Investigation
On August 30, 1993, Nichols received a subpoena from the Office of the Inspector General of the DHHS (the "OIG subpoena") requesting documents in connection with an investigation and internal review being conducted by the OIG concerning the possible submission of false or improper claims by Nichols to, and their payment by, the Medicare and Medicaid programs. Among other things, the OIG subpoena called for the production of documents regarding 14 blood chemistry tests which were being or had been performed by Nichols in conjunction with an automated chemistry panel and which were being or had been billed separately to Medicare or Medicaid. An automated chemistry panel is a grouping of up to 19 tests that can be performed together and that Medicare and Medicaid pay for on a flat fee basis. The 14 tests referenced in the OIG subpoena are typically not part of an automated chemistry panel, and Medicare and Medicaid pay for these tests as separate items at the lower of the prices determined by the relevant Medicare and Medicaid fee schedule or the prices actually billed. Other independent clinical laboratories have received similar subpoenas which Nichols believes are a part of a nationwide audit and investigation. Nichols has not been charged with any violation of any statute or regulation and has been cooperating fully in the investigation. It is too early to predict the results of the investigation or its impact, if any, on Nichols' financial condition or results of operations.

Nichols is aware that other clinical laboratory companies have entered into substantial financial settlements with the government following government allegations that their billing practices for blood chemistry tests resulted in the submission to the Medicare and Medicaid programs of claims for unnecessary services in violation of applicable law. Since none of these instances resulted in trials or other public proceedings, Nichols cannot determine the specific nature of the government's allegations or legal theories. However, based on public reports, Nichols believes that the government's investigation is primarily focused on two practices. The first practice consists of offering the automated chemistry panel as a part of a "standard" blood chemistry profile that also includes one or more of the 14 tests referenced in the OIG subpoena in a manner which is misleading to the ordering physician or which fails to provide the choice of ordering only the automated chemistry panel. Representatives of the government have been quoted in the press as claiming that this practice may lead to the ordering of "unnecessary" tests. The second practice involves the failure of certain laboratories to disclose to physicians that the prices charged by those laboratories to Medicare and Medicaid for many of the tests referenced in the OIG subpoena were greater than the prices the laboratories charged to the physicians for those same tests where the tests were performed in conjunction with an automated chemistry panel. Nichols' Regional Laboratories have included some of the 14 tests in their respective "standard" blood chemistry profiles, and also in "custom" profiles created for individual physicians at their request. Tests performed for Medicare and Medicaid patients are billed directly to the Medicare and Medicaid programs, and Nichols generally does not inform physicians of the prices that Medicare and Medicaid are charged for those tests. Representatives of the government have been quoted in the press as claiming that undisclosed pricing differences may cause physicians to believe incorrectly that they are ordering tests at little or no cost to the Medicare and Medicaid programs, possibly causing tests to be ordered which are not medically necessary.

If the government were to pursue successfully a claim against Nichols arising from the investigation, Nichols could be materially adversely affected because potential sanctions include significant fines, recovery of the amounts paid to Nichols for the tests involved and mandatory exclusion from the Medicare and Medicaid programs for a period of at least five years. Currently, Nichols derives approximately 13% of its revenues from testing paid for by Medicare and Medicaid. While Nichols understands from published reports that none of the major clinical labo
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ratory companies that have entered into settlement agreements with the government have been excluded from participation in the Medicare and Medicaid programs, there can be no assurance that Nichols or other clinical laboratories under investigation will be able to negotiate settlement agreements with similar terms. In addition, the bringing of a criminal indictment or the filing of a civil fraud or false claims action which, if successful, would result in the exclusion of Nichols from the Medicare and Medicaid programs, or any such exclusion, would have the effect of making it difficult for Nichols to compete for non-Medicare and non-Medicaid business because clients often want a single laboratory to handle all of their testing business. As discussed above, however, no claim has been asserted against Nichols and it is too early to predict the results of the investigation or its impact on Nichols' financial condition or results of operations. Accordingly, no provision for losses, if any, that may result upon the resolution of this investigation has been made in the accompanying financial statements. Nichols has incurred significant costs in responding to requests in connection with this investigation and expects such costs to continue through 1994.

Raw Materials and Supplies
Nichols purchases substantially all of its raw materials (primarily chemicals) and supplies from various commercial sources in the United States. Nichols is not dependent upon any one or a limited number of suppliers and has not experienced any difficulties in obtaining necessary supplies. Nichols has not experienced any shortage in the available supplies of radioactive isotopes, used in performing certain tests, and, because Nichols' use of isotopes is for medical purposes, Nichols does not anticipate that any future changes in the regulation of these materials would materially adversely affect its operations.

Employees
On June 30, 1994, Nichols had the equivalent of approximately 3,500 full-time employees. Nichols' employees have never been covered by a collective bargaining agreement. Nichols has never experienced any work stoppages, slowdowns or other serious labor problems and considers relations with its employees to be good.
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

Properties
The following table summarizes certain information as to Nichols' principal operating facilities as of June 30, 1994:

                            Approximate
                            Square Feet  Outstanding
                                of          Mortgage      Lease
Location                    Floor Space     Balance     Expiration
Owned Facilities: Sioux
  Falls, SD                      37,500     $626,000
 Mankato, MN                     14,800           (1)
 St. Cloud, MN                   14,800      266,000
 Lincoln, NE                      9,300      335,000
Leased Facilities:
  Anchorage, AK                   4,800                       1997
 Oakland, CA                     13,100                       1998
 San Diego, CA                   67,300                       2001
 San Juan Capistrano,
  CA                             25,000                       1997
 San Juan Capistrano,
  CA                            240,000                       2046 (2)
 Des Moines, IA                  15,600                       1995
 Kansas City, MO                 19,300                       1999
 Salem, OR                        7,800                       1994
 Tigard, OR                      71,400                       1998
 El Paso, TX                     37,400                       1999
 Houston, TX                     25,300                       2000
 San Antonio, TX                  7,100                       1994
 Wijchen, The
  Netherlands                     8,500                       1995

(1) The mortgage balance associated with this facility is included in the mortgage balance for Sioux Falls, SD.

(2) The initial term of this lease expires in 2011, with options to extend the term through March 2046. For accounting purposes, Nichols has assumed that the term of the lease will be extended through March 2031.

Certain of the leases summarized above contain provisions for extensions. Nichols leases other smaller laboratory facilities for local rapid response laboratories, specimen collection sites, and offices for regional sales management and couriers in various states, under varying terms of occupancy including month-to-month tenancies.

Lease of Principal Facility. In order to accommodate its then current and anticipated future needs, in 1989 Nichols entered into agreements with a developer for the financing and development of new laboratory and administrative facilities on approximately 100 acres of real property owned by Nichols in San Juan Capistrano (Orange County), California.

The agreements include a lease of a portion of the land owned by Nichols to a developer and a leaseback of the land and buildings by the developer to Nichols. Nichols relocated its San Juan Capistrano-based laboratory, research and development and administrative activities to the new facility during the third quarter of 1991. The transaction has been accounted for as a capital lease commencing in August 1991, and continuing through March 2031. The total cost of new facilities, including water and sewer facilities which are maintained and operated by a local utility company and significant amounts of fixtures, equipment and furnishings, approximated $61.0 million, of which approximately $8.0 million (land and development costs) was incurred prior to 1991. Of the costs incurred in 1991, approximately $32.5 million was financed under the capital lease. The amount of rent payable by Nichols under the lease is currently approximately $3.8 million per year.

Rent under the lease to Nichols is subject to escalation every five years based upon changes in a designated consumer price index. Nichols has the option to purchase the building and terminate the lease at various times during the lease term at a formula price which varies over time.

Legal Proceedings
From time to time, claims have been made against Nichols relating to the performance of its business, but Nichols has not previously experienced any significant liability with respect to such claims or in connection with use of its diagnostic kits or its substance abuse testing. Although Nichols maintains insurance against these risks, including medical malpractice and product liability, there can be no assurance that Nichols will not at some time in the future experience significant liability in this regard. Nichols believes that its insurance coverage is adequate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND MANAGEMENT OF NICHOLS

The following table sets forth as of June 30, 1994, certain information regarding the beneficial ownership of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Nichols Preferred Stock by (i) all those known by Nichols to be beneficial owners of more than 5% of the outstanding shares of each such class of stock, (ii) certain of Nichols' executive officers and each of Nichols' directors and (iii) all executive officers and directors as a group. Except as indicated in the notes to the table, each person named has sole voting and investment power with respect to the shares indicated. On June 30, 1994, Nichols had outstanding 6,181,631 shares of Class A Common Stock, 1,593,473 shares of Class B Common Stock, 9,006,431 shares of Class C Common Stock and 14,698 shares of Nichols Preferred Stock.

                     Class A Common        Class B Common         Class C Common            Nichols
                          Stock                 Stock                 Stock             Preferred Stock
                    Shares                                      Shares                Shares
                    Bene-     Percent     Shares    Percent      Bene-     Percent     Bene-
                  ficially       of       Bene-        of      ficially      of      ficially      Percent
                    Owned      Class     ficially    Class       Owned      Class      Owned      of Series
      Name           (1)      (1) (7)     Owned       (7)         (2)      (2) (7)      (3)        (3) (7)
Albert L.
  Nichols, M.D.
  (4)                8,818        *     1,334,423       83.7% 1,233,614       13.6%       --            --
George L. Bragg       --           --       --           --      17,000       *           --            --
Paul H. Bellamy       --           --       --           --     262,443        2.8%       --            --
H. Frederick
  Christie           3,000        *         --           --      10,128        --         --            --
Rockell N.
  Hankin             3,000        *         --           --      16,792       *           --            --
Fredric M.
  Roberts             --           --       --           --      16,792       *           --            --
Delbert A.
  Fisher, M.D.      21,979        *        17,198        1.1%    88,905       *           --            --
Douglas S.
  Harrington,
  M.D.              15,410        *         --           --      70,277       *           --            --
John Roberts,
  Ph.D.              2,000        *         --           --     151,667        1.7%       --            --
Thomas R.
  Testman            3,000        *         --           --      10,128        --         --            --
Jack O. Vance        3,000        *         --           --      10,128        --         --            --
All Directors
  and Executive
  Officers as a
  Group
  (17 persons)      99,727         1.6% 1,355,000       85.0% 2,037,821       20.7%       --            --
Robert L.
  Breckenridge,
  Jr. M.D.
  Trust               --           --       --           --       --           --       2,204           15%
John B. Cobb          --           --       --           --       --           --       2,204           15%
Louis A. Allen,
  M.D.                --           --       --           --       --           --       2,058           14%
James B.
  Durham, M.D.        --           --       --           --       --           --       2,058           14%
Mark T.
  Stivers, M.D.       --           --       --           --       --           --       2,058           14%
Kirk R.
  Williams,
  M.D. Trust          --           --       --           --       --           --       2,058           14%
Earl J. Wright,
  M.D. Trust          --           --       --           --       --           --       2,058           14%
Morgan Stanley
  Group, Inc.
  (5)              310,000         5.0%     --           --       --           --         --            --
Wisconsin
  Investment                                                                                            --
  Board (6)        551,800         8.9%     --           --       --           --         --

(1) Includes shares subject to options exercisable on or before August 30, 1994 as follows: Dr. Nichols--5,000; Dr. Fisher--15,000; and Dr.
Harrington--15,410; and all executive officers and Directors as a group--46,270.

(2) Includes shares subject to options exercisable on or before August 30, 1994 as follows: Dr. Nichols--86,985; Mr. Bragg--15,000; Mr. Bellamy
- --261,667; Mr. Christie--10,128; Mr. Hankin--16,792; Mr. Roberts--16,792; Dr.
Fisher--64,728; Dr. Harrington--70,277; Dr. Roberts--151,667; Mr.
Testman--10,128; Mr. Vance--10,128; and all executive officers and directors as a group--820,648.

(3) Holders of Series E Convertible Preferred Stock originally received their shares in connection with Nichols' acquisition of MAWD Medical Laboratories, Inc. ("MAWD") in January 1991. All of the holders of Series E Convertible Preferred Stock indicated above were prior stockholders of MAWD, and each of their addresses is 6501 E. Commerce Avenue, Suite 101, Kansas City, MO 64120.

(4) Includes 3,818 shares of Class A Common Stock, 42,470 shares of Class B Common Stock and 45,842 shares of Class C Common Stock held as trustee for the benefit of certain family members. Because of his ownership of a substantial amount of the Class B Common Stock, Dr. Nichols may be deemed a "parent" of Nichols pursuant to regulations adopted by the Securities and Exchange Commission. Dr. Nichols' business address is 33608 Ortega Highway, San Juan Capistrano, CA 92690.

(5) Morgan Stanley Group, Inc. ("Morgan Stanley") reported on Schedule 13F dated March 31, 1994 that it was the beneficial owner of such shares and stated that it has no voting power with respect to 260,000 such shares and has voting power with respect to 50,000 such shares and shared dispositive power with respect to such shares. Morgan Stanley is an investment advisory firm, and its address is 1251 Avenue of the Americas, New York, New York 10020. Nichols is unaware of any subsequent change in beneficial ownership.

(6) The State of Wisconsin Investment Board (the "Wisconsin Investment Board") reported on Schedule 13G dated February 8, 1994, that it was the beneficial owner of such shares and stated that it has sole voting power and sole dispositive power with respect to such shares. The Wisconsin Investment Board's address is P.O. Box 7842, Madison, WI 53707. Nichols is unaware of any subsequent change in beneficial ownership.

(7) The percentages set forth above are based upon the number of shares outstanding and do not reflect that (except when they vote as a class on the election and removal of directors and on other matters required by law) holders of Class A Common Stock and Class B Common Stock vote together as a single class or that holders of Class A Common Stock are entitled to one-tenth of a vote per share and holders of Class B Common Stock are entitled to one vote per share. As of the date of the table, Albert L. Nichols, M.D., and the directors and executive officers as a group had approximately 60.4% and 61.6%, respectively, of the voting power of Class A Common Stock and Class B Common Stock voting as a single class. Holders of Class C Common Stock are not entitled to vote except on certain matters where a class vote is required by law and on certain business combinations. Holders of Series E Convertible Preferred Stock are also not entitled to vote except on such matters as are provided by law or the Certificate of Designation of Powers, Designations, Preferences and Rights by which the Series E Convertible Preferred Stock was created.

Dr. Nichols has pledged 750,000 of his shares of Class B Common Stock and 700,000 of his shares of Class C Common Stock as collateral for a term loan (the "Loan") in the current principal amount of approximately $1.4 million to Dr. Nichols by Citicorp USA, Inc. (the "Lender"). Pursuant to the terms and conditions of the Loan, an event of default would occur if, among other things, the loan-to-value ratio under the Loan exceeds 0.4 to 1.00. If the loan-to-value ratio should exceed 0.4 to 1.00, Dr. Nichols would be required to reduce the ratio to 0.25 to 1.00 either by pledging additional securities or by reducing the amount outstanding under the Loan. If Dr. Nichols did not so reduce the loan-to-value ratio or if other defaults under the Loan were to occur, the Lender would have the right to sell the pledged shares of Class C Common Stock or to convert the pledged shares of Class B Common Stock to Class A Common Stock and to sell shares of Class A Common Stock (but only after selling the pledged shares of Class C Common Stock), in order to use the proceeds of any such sales to reduce the amount outstanding pursuant to the Loan. Based on closing stock prices on the date immediately preceding the announcement of the Merger, May 31, 1994 ($4.813 per share of Class A Common Stock and $4.125 per share of Class C Common Stock) and the amount outstanding under the Loan as of the date of this Proxy Statement/Prospectus (approximately $2.175 million), the loan-to-value ratio would be 0.33 to
1.00. Based on closing stock prices on June 30, 1994 ($11.875 per share of Class A Common Stock and $11.75 per share of Class C Common Stock) and the amount outstanding under the Loan as of the date of this Proxy Statement/Prospectus (approximately $2.175 million), the loan-to-value ratio would be 0.13 to 1.00. Assuming the amount outstanding under the Loan continues to be approximately $2.175 million, the loan-to-value ratio would not exceed 0.4 to 1.00 unless the average stock price per pledged share fell to $3.75.

                     DESCRIPTION OF CORNING CAPITAL STOCK

General
The following is a brief summary of certain provisions of the Restated Certificate of Incorporation of Corning (the "Restated Certificate") and does not relate to or give effect to provisions of statutory or other law except as specifically stated. The Restated Certificate authorizes the issuance of 500,000,000 Corning Common Shares. As of July 14, 1994, 213,736,161 Corning Common Shares were outstanding. The rights of holders of Corning Common Shares are governed by the Restated Certificate, Corning's By-Laws and by the New York Business Corporation Law (the "NYBCL").

Voting Rights
Subject to the voting of any shares of Series Preferred Stock (as defined below) that may be outstanding, voting power is vested in the Corning Common Shares, each share having one vote.

Preemptive Rights
The Restated Certificate provides that no holder of Corning Common Shares or Series Preferred Stock shall have any preemptive rights except as the Corning Board may determine from time to time. No such rights have been granted by the Corning Board.

Corning Common Shares
Liquidation Rights. Subject to the preferential rights of any outstanding Series Preferred Stock, in the event of any liquidation of Corning, holders of Corning Common Shares then outstanding are entitled to share ratably in the assets of Corning available for distribution to such holders.

Dividend Rights and Restrictions. Subject to any preferential rights of any outstanding Series Preferred Stock and any outstanding preferred securities of Corning, such dividends as may be determined by the Corning Board may be declared and paid on the Corning Common Shares from time to time out of any funds legally available therefor. Corning has regularly paid cash dividends since 1881 and currently expects to continue to pay cash dividends. Corning's current quarterly cash dividend is $.17 per Corning Common Share. The continued declaration of dividends by the Corning Board is subject to, among other things, Corning's current and prospective earnings, financial condition and capital requirements and such other factors as the Corning Board may deem relevant.

Other Provisions. The Corning Common Shares have no redemption, sinking fund or conversion privileges applicable thereto and holders of Corning Common Shares are not liable to assessments or to further call.

Series Preferred Stock
The Restated Certificate authorizes the issuance of up to 10,000,000 shares of Series Preferred Stock, par value $100 per share (the "Series Preferred Stock"). The Corning Board has the authority to issue such shares from time to time, without stockholder approval, and the authority to determine the designations, preferences, rights, including voting rights, and restrictions of such shares, subject to the NYBCL. Pursuant to this authority, the Corning Board has designated 600,000 shares of Series Preferred Stock as Series A Preferred Stock, 316,822 shares of Series Preferred Stock as Series B Preferred Stock (the "Series B Preferred Stock"), and an as yet unspecified number of shares of Series Preferred Stock as Series C Preferred Stock. No other class of Series Preferred Stock has been designated by the Corning Board.

Series B Preferred Stock

Cumulative cash dividends at the rate of 8% per annum are payable on shares of the Series B Preferred Stock that have been issued. Corning has regularly paid dividends on the Series B Preferred Stock. No dividends may be paid or declared on the Series A Preferred Stock or the Corning Common Shares unless all dividends for all prior dividend periods have been paid or declared on the Series B Preferred Stock, the Series C Preferred Stock and the preferred securities.

Holders of Series B Preferred Stock are entitled to vote, voting together with the Corning Common Shares and not as a separate class, on all matters submitted to holders of the Corning Common Shares, each share of Series B Preferred Stock having four votes, subject to adjustment.

Holders of Series B Preferred Stock have no preemptive rights. In the event of a liquidation, dissolution or winding-up of Corning, holders of Series B Preferred Stock shall be entitled to receive a distribution in the amount of $100 per share, plus accrued and unpaid dividends, before any distribution on the Corning or Series A Preferred Stock.

The Series B Preferred Stock is redeemable, in whole or in part, at the election of Corning, at any time, at the following redemption prices per share:

 During the Twelve-
Month Period                                             Price Per
Beginning October 1,                                       Share
1993                                                       $104.00
1994                                                       $103.00
1995                                                       $102.00
1996                                                       $101.00

and thereafter at $100.00 per share plus, in each case, accrued and unpaid dividends.

The Series B Preferred Stock is subject to redemption, at the option of the holder, at any time upon five business days' notice, at a redemption price equal to $100.00 plus accrued and unpaid dividends, if the proceeds are necessary (i) to make a distribution pursuant to an investment election made under the employee benefit plan or (ii) to satisfy any indebtedness to which the employee benefit plan is subject, provided that such payment is necessary to remedy or prevent a default under such indebtedness.

Corning, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred Stock in cash or in Corning Common Shares, or in any combination of such shares and cash.

The Series B Preferred Stock is convertible at the option of the holder, at any time, into Corning Common Shares at a conversion price of $25.00 per Corning Common Share, each share of Series B Preferred Stock being valued at $100 for the purpose of such conversion, producing a conversion ratio equal to four Corning Common Shares for each share of Series B Preferred Stock so converted, subject to certain adjustments to prevent dilution.

Series C Preferred Stock

As described under "BUSINESS OF CORNING--Recent Developments", in connection with the MIPs Offering by Corning Delaware, the Corning Board designated, on April 28, 1994, the Series C Preferred Stock.

In certain circumstances, the holders of a majority of the aggregate liquidation preference of the Preferred Securities then outstanding, voting as a class or by written consent, may cause the exchange of the Preferred Securities for Series C Preferred Stock at a rate of one share of Series C Preferred Stock for every two Preferred Securities.

The terms of the Series C Preferred Stock are substantially similar to those of the Preferred Securities except that, among other differences, (i) in certain events of default, the number of directors of Corning shall be increased by two persons and the holders of the Series C Preferred Stock will be entitled to elect the persons to fill such positions and (ii) the Series C Preferred Stock will not be subject to mandatory redemption.

The Series C Preferred Stock ranks senior to the Corning Common Stock and the Series A Preferred Stock with respect to the payment of dividends and amounts on liquidation, dissolution and winding-up. In the event of a voluntary or involuntary bankruptcy, liquidation, dissolution or winding-up of Corning, the holders of Series C Preferred Stock are entitled to receive out of the net assets of Corning, but before any distribution is made on any class of securities ranking junior to the Series C Preferred Stock, $100.00 per share in cash plus accumulated and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders.

Preferred Share Purchase Rights
Attached to each Corning Common Share is one Right, which entitles the registered holder to purchase from Corning one four-hundredth of a share of Series A Preferred Stock at a price of $62.50 per one four-hundredth of a share of Series A Preferred Stock (the "Exercise Price"), subject to adjustment. The Rights expire on July 15, 1996 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Corning.

The Rights represented by the certificates for Corning Common Shares, are not exercisable, and are not transferable apart from the Corning Common Shares, until the earlier of (i) ten days following the public announcement by Corning or an Acquiring Person (as defined below) that a person or group has acquired beneficial ownership of 20% or more of the Corning Common Shares (an "Acquiring Person") or (ii) ten business days (or such later date as the Corning Board may determine) after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the Corning Common Shares (the earlier of such dates being called the "Distribution Date"). Separate certificates for the Rights will be mailed to holders of record of the Corning Common Shares as of such date. The Rights could then begin trading separately from the Corning Common Shares.

Generally, in the event that a person or group becomes an Acquiring Person, each Right, other than the Rights owned by the Acquiring Person, will thereafter entitle the holder to receive, upon exercise of the Right, Corning Common Shares having a value equal to two times the Exercise Price of the Right. In the event that Corning is acquired in a merger, consolidation, or other business combination transaction or more than 50% of Corning's assets, cash flow or earning power is sold or transferred, each Right, other than the Rights owned by an Acquiring Person, will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the surviving corporation having a value equal to two times the Exercise Price of the Right.

The Rights are redeemable in whole, but not in part, at $.0125 per Right at any time on or prior to any person or group becoming an Acquiring Person. The right to exercise the Rights terminates at the time that the Corning Board elects to redeem the Rights. Notice of redemption shall be given by mailing such notice to the registered holders of the Rights. At no time will the Rights have any voting rights. The Rights Agent is Harris Trust and Savings Bank (the "Rights Agent").

The exercise price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A Preferred Stock, (ii) upon the grant to holders of the shares of Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into shares of Series A Preferred Stock with a conversion price, less than the then current market price of the shares of Series A Preferred

Stock or (iii) upon the distribution to holders of the shares of Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one four-hundredths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of, or stock dividend on, or subdivision, consolidation or combination of, the Corning Common Shares prior to the Distribution Date. With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in such exercise price.

Upon exercise of the Rights, no fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one four-hundredth of a share, which may, at the election of Corning, be evidenced by depositary receipts) and in lieu thereof an adjustment in cash will be made.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Corning on terms not approved by the Corning Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Corning Board since the Rights may be redeemed by Corning at $.0125 per Right prior to the fifteenth day after the acquisition by a person or group of beneficial ownership of 20% or more of the Corning Common Shares (subject to certain exceptions).

The shares of Series A Preferred Stock purchasable upon exercise of the Rights will rank junior to all other series of Corning's preferred stock (including the Series B and Series C Preferred Stock) or any similar stock that specifically provides that they shall rank prior to the shares of Series A Preferred Stock. The shares of Series A Preferred Stock will be nonredeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend of $10.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Corning Common Shares. In the event of liquidation, the holders of the shares of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Corning Common Shares. Each share of Series A Preferred Stock will have 100 votes, voting together with the Corning Common Shares. In the event of any merger, consolidation or other transaction in which Corning Common Shares are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per Corning Common Share. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A Preferred Stock purchasable upon the exercise of each Right should approximate the value of one Corning Common Share.

The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the description of the Rights contained in the Rights Agreement, dated as of July 2, 1986 between Corning and the Rights Agent, as amended by the Amended Rights Agreement, dated as of October 4, 1989, which has been previously filed with the SEC.

Corning's Fair Price Amendment
In 1985, Corning's stockholders adopted an amendment (the "Fair Price Amendment") to the Restated Certificate that, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of Corning (other than the Series C Preferred Stock) entitled to vote generally in the election of directors (the "Corning Voting Stock") as a condition for mergers and certain other business combinations with any beneficial owner of more than 10% of such voting power unless (1) the transaction is approved by at least a majority of the Continuing Directors (as defined in the Restated Certificate) or (2) certain minimum price, form of consideration and procedural requirements are met. Certain terms used herein are defined in the Restated Certificate.

Amendment or repeal of this provision or the adoption of any provision inconsistent therewith would require the affirmative vote of at least 80% of the Corning Voting Stock unless the proposed amendment or repeal or the adoption of the inconsistent provisions were approved by two-thirds of the entire Corning Board and a majority of the Continuing Directors.

Certain Other Provisions of the Restated Certificate and By-Laws
In addition to the Preferred Share Purchase Rights and the Fair Price Amendment, the Restated Certificate and By-Laws contain other provisions that may discourage a third party from seeking to acquire Corning or to commence a proxy contest or other takeover-related action. Corning has classified the Corning Board such that one-third of the Corning Board is elected each year to three-year terms of office. In addition, holders of Corning Common Shares may remove a director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of holders of Corning Common Shares outstanding. These provisions, together with pro visions concerning the size of the Corning Board and requiring that premature vacancies on the Corning Board be filled only by a majority of the entire Corning Board, may not be amended, altered or repealed, nor may Corning adopt any provisions inconsistent therewith, without the affirmative vote of at least 80% of the Corning Voting Stock of Corning or the approval of two-thirds of the entire Corning Board.

Corning's By-Laws contain certain procedural requirements with respect to the nomination of directors by stockholders that require, among other things, delivery of notice by such stockholders to the Secretary of Corning not later than 60 days nor more than 90 days prior to the date of the stockholders meeting at which such nomination is to be considered. The Corning By-Laws do not provide that a meeting of the Corning Board may be called by stockholders.

The Restated Certificate provides that no director will be liable to Corning or its stockholders for a breach of duty as a director except as provided by the NYBCL.

The effect of these provisions may be to deter attempts either to obtain control of Corning or to acquire a substantial amount of its stock, even if such a proposed transaction were at a significant premium over the then-prevailing market value of the Corning Common Shares, or to deter attempts to remove the Corning Board and management of Corning, even though some or a majority of the holders of Corning Common Shares may believe such actions to be beneficial.

                     DESCRIPTION OF NICHOLS CAPITAL STOCK

The following descriptions are summarized from the provisions of the Nichols Certificate of Incorporation.

Nichols' authorized capital stock consists of (i) 20,000,000 shares of Class A Common Stock, $0.10 par value, (ii) 13,333,333 shares of Class B Common Stock, $0.10 par value, (iii) 30,000,000 shares of Class C Common Stock, $0.10 par value and (iv) 1,000,000 shares of preferred stock, $0.10 par value.

Common Stock
Voting for Election and Removal of Directors. Subject to certain exceptions described below, holders of Class A Common Stock are entitled to one-tenth of a vote per share and are entitled as a class to elect 25% of the Board of Directors (currently two of the eight Directors), with cumulative voting for directors being permitted. Holders of Class B Common Stock are entitled to one vote per share and are entitled as a class to elect 75% of the Board of Directors (currently six of the eight directors), with cumulative voting permitted. Holders of each of the two classes also vote separately as single classes on (i) removal of directors elected by their respective class and
(ii) filling vacancies in the offices of directors elected by their respective class. Holders of Class C Common Stock have no voting rights with respect to the election or removal of directors, or with respect to the filling of vacancies on the Board of Directors.

Nichols' Certificate of Incorporation provides that if the number of outstanding shares of Class A Common Stock is more than 87.5% of the combined number of outstanding shares of Class A Common Stock and Class B Common Stock, the holders of Class B Common Stock in effect lose their special voting rights with respect to the election of directors. In such an event, all holders of Class A Common Stock and Class B Common Stock will have one vote per share and will vote together as a single class for the election of all directors. In addition, if the number of shares of Class A Common Stock outstanding is less than 10% of the combined number of shares of Class A Common Stock and Class B Common Stock outstanding, the holders of Class A Common Stock will vote together with the holders of Class B Common Stock as a single class to elect all directors, with the holders of Class A Common Stock entitled to one-tenth of a vote per share and the holders of Class B Common Stock entitled to one vote per share.

As of July 27, 1994, the holders of Class B Common Stock possess effective control of Nichols through holding more than 72% of the combined voting power of the outstanding capital stock of Nichols and the ability to elect a majority of the members of the Nichols Board. Furthermore, as of July 27, 1994, Dr. Nichols has the power to elect five of Nichols' eight directors through his beneficial ownership of approximately 84% of the outstanding shares of Class B Common Stock, representing approximately 60% of the combined voting power of Nichols' outstanding capital stock.

Voting on Mergers, Consolidations and Other Business Combinations. The Nichols Certificate of Incorporation includes provisions that are intended to cause the holders of the Class A Common Stock, Class B Common Stock and the Class C Common Stock to be treated equally with respect to mergers, consolidations and certain other business combinations ("Combinations"). It requires that, unless certain conditions are satisfied, such Combinations must be approved by the holders of a majority of the outstanding shares of each of the three classes of
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stock, voting as separate classes. The Nichols Board has determined these conditions have been satisfied with respect to the Merger and, therefore, there will not be any separate class voting with respect to adoption of the Merger Agreement. See "BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE NICHOLS BOARD" and "COMPARATIVE RIGHTS OF NICHOLS STOCKHOLDERS AND CORNING STOCKHOLDERS--Business Combinations--Mergers and Consolidations of Nichols Which Are Not Related Person Business Combinations."

Voting on Other Matters. On all matters other than the election and removal of Directors and the filling of vacancies on the Board of Directors and except as described above with respect to certain Combinations and as otherwise required by Delaware law, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with the holders of the Class A Common Stock entitled to one-tenth of a vote per share and the holders of the Class B Common Stock entitled to one vote per share.

The holders of Class C Common Stock are not entitled to vote on any question presented to the stockholders of Nichols, except (i) as described above with respect to certain Combinations and (ii) as required under DGCL. Pursuant to Delaware law, the holders of Class C Common Stock are entitled to vote with respect to any proposed amendment to the Certificate of Incorporation which would increase or decrease the par value of a share of Class C Common Stock or alter or change the powers, preferences or special rights of the shares of that class so as to adversely affect holders of such shares.

Dividends and Distribution Rights

Dividends. The holders of all three classes of Nichols Common Stock are entitled to share ratably in any dividends declared by the Nichols Board, subject to the preferential rights of any series of Preferred Stock issued and outstanding at the time the dividend is declared.

Other Distributions. If Nichols were liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of all three classes of Nichols Common Stock would receive the same distributions per outstanding share, subject to the preferential rights of any series of Nichols Preferred Stock then outstanding.

Conversion Rights. Each holder of Class B Common Stock may, in such holder's sole discretion and at such holder's option, convert such holder's shares of Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion, subject to adjustment from time to time as provided in Nichols' Certificate of Incorporation in the event of any capital reorganization, consolidation or merger of Nichols.

Preferred Stock
The Board of Directors of Nichols has the authority to provide for the issuance of any series of Preferred Stock, the number of shares included in such series, the voting powers, designations, preferences and other rights, if any, of such series and the qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding) of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by affirmative vote of the holders of a majority of the stock of Nichols entitled to vote irrespective of Section 242 of the DGCL, which requires that such an increase or decrease be voted upon by the holders of the Preferred Stock voting as a separate class. In 1990, the Nichols Board authorized the issuance of the Nichols Preferred Stock.

Voting Rights. Except as otherwise required by law, holders of Nichols Preferred Stock have no voting rights; provided, however, that Nichols cannot, without the vote of the holders of a majority of the Nichols Preferred Stock voting as a single class:

  (i) amend or change the Certificate of Incorporation of Nichols so as to amend or change any of the rights, preferences or privileges of or limitations provided in the Certificate of Incorporation for the benefit of any shares of Nichols Preferred Stock;

 (ii) change or alter the conversion price or alter or cancel the conversion provisions of any Nichols Preferred Stock; or

(iii) alter any provision in the Certificate of Incorporation requiring the vote of the holders of a specified percentage of the number of shares of the Nichols Preferred Stock.

Dividends. The holders of Nichols Preferred Stock are entitled to receive dividends at the rate of $26.25 per share per annum, which dividends shall accrue whether or not earned or declared, beginning on the second anniversary of the date of the original issuance of the first share of such stock (January 4, 1993) and continuing through
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

January 4, 1995. Dividends are cumulative and payable in cash quarterly on the first days of January, April, July and October, beginning on April 1, 1993 and ending on April 1, 1995. Dividends payable to holders of Nichols Preferred Stock must be paid prior to any distributions to holders of Nichols Common Stock.

Liquidation, Dissolution or Winding Up. In the event of the liquidation, dissolution or winding up of Nichols, the holders of shares of Nichols Preferred Stock are entitled to $350.00 per share and the amount, if any, of accrued and unpaid dividends, before any payment or declaration can be made in respect of Nichols' Common Stock.

Voluntary Redemption by Nichols. Nichols may, at its option, redeem at any time, in whole or in part, the outstanding shares of Nichols Preferred Stock. The redemption price is $350.00 per share plus accrued and unpaid dividends.

Conversion

The Nichols Preferred Stock is convertible into Class A Common Stock on the following terms and conditions:

  Voluntary Conversion by Holder. Each share of Nichols Preferred Stock may, at any time and at the option of its holder, be converted into Class A Common Stock; provided, however, that such shares may not be converted after the third day preceding the date, if any, fixed by the Board of Directors to redeem the Nichols Preferred Stock. Each share of Nichols Preferred Stock is convertible into the number of shares of Class A Common Stock which results from dividing (i) the sum of $350.00 plus the amount of any accrued and undeclared dividends by (ii) the conversion price in effect at the time of conversion. The conversion price is $35.00 per share, subject to adjustment for stock subdivisions and combinations and certain dividends and distributions.

  Automatic Conversion. The Nichols Preferred Stock shall automatically be converted into Class A Common Stock on the first to occur of the following:

    (i) if and when, prior to January 4, 1995, the market price of one share of Class A Common Stock equals or exceeds the conversion price on at least ten out of 20 consecutive trading days;

   (ii) the close of trading on January 4, 1995; provided, however, that if the Class A Common Stock on the date of such automatic conversion is not listed on a national securities exchange, included in the NASDAQ National Market System or otherwise included in the NASDAQ System, then the Nichols Preferred Stock shall not be automatically convertible until such time as the Class A Common Stock is so listed or traded for one year; and

  (iii) the occurrence of any merger, consolidation, reorganization, sale, reclassification or other transaction in which the outstanding Class A Common Stock is to be exchanged for common stock or securities of another entity, or for cash or other property, or in which the outstanding Class A Common Stock is to be exchanged for other securities and/or rights to such other securities ("Merger or Exchange").

In general, each share of Nichols Preferred Stock is convertible into the number of shares of Class A Common Stock which results from dividing (i) the sum of $350 plus the amount of any accrued and undeclared dividends (subject to adjustment for, among other things, stock subdivisions and combinations, dividends and distributions) by (ii) the conversion price in effect at the time of conversion. Except with respect to Mergers or Exchanges, the current conversion price is $70.00 and is subject to certain adjustments for, among other things, stock subdivisions and combinations, dividends and distributions; provided, however, on January 4, 1995, the conversion price will be equal to twice the average per-share market price of Nichols' Class A Common Stock for the 20-day period ending on that date. Upon the occurrence of a Merger or Exchange, in general, the conversion price will be equal to $70.00 or, if lower, the value determined by the Nichols Board of the consideration to be received in exchange for one share of Nichols Common Stock. As a result of the Merger, the outstanding shares of Nichols Preferred Stock will convert directly into Corning Common Shares in the manner and amount provided for pursuant to the terms of the Nichols Preferred Stock.

                        COMPARATIVE RIGHTS OF NICHOLS
                    STOCKHOLDERS AND CORNING STOCKHOLDERS

If the Merger is consummated, holders of Nichols Common Stock will become holders of Corning Common Shares and the rights of the former Nichols stockholders will be governed by the laws of the State of New York and by the Corning Certificate of Incorporation and the Corning By-Laws, as amended (the "Corning By-Laws"). The rights of Corning stockholders under the Corning Certificate of Incorporation and the Corning By-Laws differ in certain respects from the rights of Nichols stockholders under the Nichols Certificate of Incorporation and the
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

Nichols By-Laws. Certain differences between the rights of Corning stockholders and Nichols stockholders are summarized below. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

Beneficial Ownership of Stock
The outstanding equity of Nichols is owned approximately 15.3% by Dr. Nichols and 15.7% by the directors and management of Nichols as a group. As a result of the disproportionate voting rights between the Class A Common Stock and the Class B Common Stock, Dr. Nichols holds approximately 60% of the combined voting power of the Nichols Common Stock and therefore has the power, among other things, to elect a majority of the Nichols Board and to assure adoption of the Merger Agreement by the Nichols stockholders. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NICHOLS."

The Corning Common Shares are widely held.

Business Combinations
Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

The Nichols Certificate of Incorporation was amended in June 1991 to incorporate several provisions concerning stockholder approval of certain mergers or consolidations.

Mergers and Consolidations of Nichols Which are Not Related Person Business Combinations. Except as otherwise provided below for "Related Person Business Combinations", a merger or consolidation as a result of which the outstanding shares of Class A Common Stock, Class B Common Stock and/or Class C Common Stock are converted into, exchanged for or otherwise transferred for cash, securities or other property requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, unless the "Equal Consideration Requirement" set forth below is satisfied as to Class A Common Stock. Likewise, except as provided below for Related Party Business Combinations, such a merger or consolidation requires the affirmative vote of the holders of a majority of the outstanding shares of Class C Common Stock, voting as a separate class, unless the Equal Consideration Requirement is satisfied as to the Class C Common Stock.

The "Equal Consideration Requirement" referred to above is satisfied as to the Class A Common Stock and the Class C Common Stock with respect to any merger or consolidation in which the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock are to receive cash, securities or other property for their shares identical on a per outstanding share basis to the cash, securities or other property which the holders of the other such classes of stock are to receive in the merger or consolidation.

If the consideration to be received in a merger or consolidation by the holders of the Class A Common Stock is not identical (on a per outstanding share basis) to the consideration to be received by the holders of the Class B Common Stock or Class C Common Stock, the Equal Consideration Requirement is satisfied as to the Class A Common Stock only if the consideration to be received by the holders of the Class A Common Stock per outstanding share is identical to the consideration to be received per outstanding share by the holders of the class of stock (Class B Common Stock or Class C Common Stock) whose holders are to receive per share consideration having the greater fair market value.

Likewise, if the consideration to be received in a merger or consolidation by the holders of the Class C Common Stock is not identical (on a per outstanding share basis) to the consideration to be received by the holders of the Class A Common Stock or Class B Common Stock, the Equal Consideration Requirement is satisfied as to the holders of Class C Common Stock only if the consideration to be received by the holders of the Class C Common Stock per outstanding share is identical to the consideration to be received per outstanding share by the holders of the class of stock (Class A Common Stock or Class B Common Stock) whose holders are to receive per share consideration having the greater fair market value.

Related Person Business Combination of Nichols. A "Related Person Business Combination" (as defined below) requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock not owned by a "Related Person" (as defined below), voting as a separate class, unless both the Equal Consideration Requirement set forth above and the Fair Consideration Requirement referred to below are each satisfied, as to the Class A Common Stock. Likewise, a Related Business Combination requires the affirmative vote of the holders of a majority of the shares of Class C Common Stock not owned by a Related Person, voting as a separate class, unless both the Equal Consideration Requirement set forth above and the Fair Consideration Requirement referred to below are each satisfied as to the Class C Common Stock.
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

The "Fair Consideration Requirement" referred to above is satisfied as to the relevant class of stock (Class A Common Stock or Class C Common Stock) with respect to a Related Person Business Combination if both of the following conditions are satisfied as to that class of stock:

  (i) The aggregate amount of cash plus the fair market value as of the date of the consummation of the Related Person Business Combination of any consideration other than cash to be received per share by holders of that class of stock is at least equal to the higher of the following:

    (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Related Person for any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock acquired by it (1) within the period of eighteen (18) months immediately prior to and including the date of the most recent public announcement of the proposal of the Related Person Business Combination (the "Announcement Date") or (2) in the transaction or series of transactions in which it became a Related Person; or

    (B) the fair market value per share of Class A Common Stock or Class C Common Stock, whichever is higher, on the Announcement Date or on the date on which the Related Person became a Related Person (such latter date is referred to as the "Determination Date"), whichever is higher; and

  (ii) The consideration to be received by holders of the relevant class of stock (Class A Common Stock or Class C Common Stock) is in cash or in the same form of consideration and in the same ratio of forms of consideration as the Related Person has previously paid for shares of any class or series of Class A Common Stock, Class B Common Stock or Class C Common Stock. If the Related Person has paid for shares of any such class with varying forms of consideration, the form of consideration for the relevant class of stock shall be (A) either all cash or the form or forms of consideration used to acquire the largest number of shares of such class of common stock previously acquired by the Related Person and (B) in the same ratio of forms of consideration used to acquire the largest number of shares of such class of common stock previously acquired by the Related Person.

The Nichols Certificate of Incorporation defines a "Related Person" to mean, in general, any individual, corporation, partnership or other person or entity, or any group of two or more of the foregoing that have agreed to act together, which, together with its affiliates and associates, beneficially owns, in the aggregate, ten percent (10%) or more of any class of the outstanding shares of Class A Common Stock or Class B Common Stock, and any affiliate or associate of any such individual, corporation, partnership or other person or entity (excluding therefrom Dr. Albert Nichols).

The Nichols Certificate of Incorporation defines a "Related Person Business Combination" to mean, in general (a) any merger, consolidation, combination or reorganization of Nichols or a subsidiary with or into a Related Person or of a Related Person with or into Nichols or a subsidiary, (b) any sale, lease, exchange, transfer, liquidation or other disposition, including without limitation, a mortgage or any other security device, of assets of Nichols and/or one or more subsidiaries (including without limitation, any voting securities of a subsidiary) constituting a substantial part of Nichols to a Related Person, (c) any sale, lease, exchange, transfer, liquidation or other disposition, including without limitation, a mortgage or any other security device, of assets of a Related Person (including without limitation, any voting securities of a subsidiary of such Related Person), to Nichols and/or one or more subsidiaries of the assets constitute a substantial part of such Related Person or the consideration of the assets from Nichols or the subsidiary or subsidiaries constitutes a substantial part of Nichols, (d) any recapitalization or reorganization that would have the effect, directly or indirectly, of increasing the voting power of a Related Person, and (e) any agreement, contract or other arrangement providing for any of the transactions described above as a Related Person Business Combination.

The Nichols Board has determined that, with respect to the Merger, the Equal Consideration Requirement has been satisfied and that the Merger does not involve a Related Person and, therefore, the Fair Consideration Requirement does not apply.

Under the New York Business Corporation Law (the "NYBCL"), the vote of the holders of two-thirds of all outstanding shares of stock of a New York corporation entitled to vote thereon is required for mergers and consolidations, and for sales, leases, exchanges or other dispositions of all or substantially all the assets of a corporation, if not made in the usual or regular course of the business actually conducted by such corporation.

The Corning Certificate of Incorporation contains several provisions concerning business combinations and takeovers.
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

Corning's Fair Price Amendment

In 1985, Corning's stockholders adopted the Fair Price Amendment which, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of Corning entitled to vote generally in the election of directors (the "Voting Stock") as a condition for mergers and certain other Business Combinations (as defined below) with any beneficial owner of more than 10% of such voting power (an "Interested Shareholder") unless (i) the transaction is approved by at least a majority of the Continuing Directors (as defined below) or (ii) certain minimum price, form of consideration and procedural requirements are met.

Amendment or repeal of this provision or the adoption of any provision inconsistent therewith would require the affirmative vote of at least 80% of the Voting Stock unless the proposed amendment or repeal or the adoption of the inconsistent provision was approved by two-thirds of the entire Corning Board and a majority of the Continuing Directors.

An Interested Shareholder is, in general, defined in the Fair Price Amendment as any person or group who is, or was at any time within the two-year period immediately prior to the date in question, the beneficial owner of more than 10% of the voting power of the Voting Stock. The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the shares. In certain circumstances, an Interested Shareholder could include persons or entities affiliated or associated with the Interested Shareholder.

A Business Combination in general includes the following transactions: (i) a merger or consolidation of Corning or any subsidiary with an Interested Shareholder; (ii) the sale or other disposition by Corning or a subsidiary of assets having an aggregate fair market value of $20,000,000 or more if an Interested Shareholder is a party to the transaction; (iii) the issuance or transfer of stock or other securities of Corning or of a subsidiary to an Interested Shareholder in exchange for cash or property (including stock or other securities) having an aggregate fair market value of $20,000,000 or more; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Corning proposed by or on behalf of an Interested Shareholder;
(v) any reclassification of securities, recapitalization, merger or consolidation with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing the percentage of the outstanding stock of any class of Corning or a subsidiary owned by an Interested Shareholder; or (vi) any agreement, contract or other arrangement providing for any one or more of the foregoing actions.

A Continuing Director is in general (i) any member of the Board who is not an Interested Shareholder or affiliated or associated with an Interested Shareholder and was a director of Corning prior to the time the Interested Shareholder became an Interested Shareholder, and any successor to such a Continuing Director who is not affiliated or associated with an Interested Shareholder and was recommended or elected by a majority of the Continuing Directors then on the Board, or (ii) any person who was elected to the Board at Corning's 1985 Annual Meeting of Shareholders and any successor thereto who was recommended or elected by a Majority of the Continuing Directors then on the Board. It is possible that the approval of a majority of the Continuing Directors could be obtained in accordance with the Fair Price Amendment in circumstances where the Continuing Directors constitute less than a quorum of the entire Board.

The 80% affirmative stockholder vote would not be required if the Business Combination in question had been approved by a majority of the Continuing Directors or if all the minimum price, form of consideration and procedural requirements described below are satisfied.

Minimum Price and Form of Consideration Requirements. In a Business Combination involving cash or other consideration being paid to Corning's stockholders, the consideration required, in the case of each class of Voting Stock, would be either cash or the same type of consideration used by the Interested Shareholder in acquiring the largest portion of its shares of that class of Voting Stock prior to the first public announcement of the proposed Business Combination. In addition, the fair market value (as calculated in accordance with the Fair Price Amendment) of such consideration would be required to meet the minimum price requirements described below.

In the case of payments to holders of Corning's Common Stock, the fair market value per share of such payments would have to be at least equal in value to the higher of (i) the highest per share price paid by the Interested Shareholder in acquiring any shares of Corning's Common Stock during the two years prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Shareholder, whichever is higher, and (ii) the fair market value per share of Common Stock on the announcement date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher.

In the case of payments to holders of any series of Corning's voting Series Preferred Stock, if any, the fair market value per share of such payments would have to be at least equal to the higher of (i) the price per share
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determined with respect to shares of such series in the same manner as described in the preceding paragraph with respect to shares of Common Stock and (ii) the highest preferential amount per share to which the holders of such series of Series Preferred Stock "are entitled in the event of a voluntary or involuntary liquidation of Corning."

If the transaction does not involve any cash or other property being received by any of the other stockholders, such as a sale of assets or an issuance of Corning's securities to an Interested Shareholder, then the minimum price, form of consideration and procedural requirements would not apply, but an 80% vote of stockholders would still be required unless the transaction was approved by a majority of the Continuing Directors.

Procedural Requirements. An 80% stockholder vote would be required to authorize a Business Combination with an Interested Shareholder if Corning, after the Interested Shareholder became an Interested Shareholder, had failed to pay full quarterly dividends on its Preferred Stock, if any, or reduced the rate of dividends paid on its Common Stock, unless such failure or reduction was approved by a majority of the Continuing Directors.

The Fair Price Amendment would also require an 80% stockholder vote to authorize a Business Combination with an Interested Shareholder if the Interested Shareholder had acquired any additional shares of the Voting Stock, directly from Corning or otherwise, in any transaction subsequent to the transaction pursuant to which it became an Interested Shareholder.

The receipt by the Interested Shareholder at any time after it became an Interested Shareholder, whether in connection with the proposed Business Combination or otherwise, of the benefit of any loans or other financial assistance or tax advantages provided by Corning (other than proportionately as a stockholder) would also trigger the 80% stockholder vote requirement to authorize a Business Combination with an Interested Shareholder (unless the Business Combination was approved by a majority of the Continuing Directors).

Finally, the 80% stockholder vote requirement to authorize a Business Combination with an Interested Shareholder would apply unless a proxy or information statement disclosing the terms and conditions of the proposed Business Combination complying with the requirements of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, was mailed to all Corning stockholders at least 45 days prior to the consummation of a Business Combination, unless the Business Combination was approved by a majority of the Continuing Directors.

In summary, none of the minimum price, form of consideration or procedural requirements described above would apply in the case of a Business Combination approved by a majority of the Continuing Directors. In the absence of such approval, all of such requirements would have to be satisfied to avoid the 80% stockholder vote requirements.

Certain Other Provisions of Corning's Restated Certificate and By-Laws

In addition to the Fair Price Amendment, Corning's Restated Certificate and By-Laws contain other provisions that may discourage a third party from seeking to acquire Corning or to commence a proxy contest or other takeover-related action. Corning has classified its Board of Directors such that one-third of the Board is elected each year to a three-year term of office. In addition, holders of Corning Common Shares may remove a director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of Corning Common Shares outstanding. These provisions, together with provisions concerning the size of the Corning Board and requiring that premature vacancies on the Board be filled only by a majority of the entire Board, may not be amended, altered or repealed, nor may Corning adopt any provision inconsistent therewith, without the affirmative vote of at least 80% of the Voting Stock of Corning or the approval of two-thirds of the entire Corning Board of Directors.

Corning has a Preferred Share Purchase Rights plan which could have a deterrent effect on parties seeking to acquire large quantities of Corning Common Shares without the approval of the Corning Board. See "DESCRIPTION OF CORNING CAPITAL STOCK--Preferred Share Purchase Rights".

Corning's By-Laws contain certain procedural requirements with respect to the nomination of directors by stockholders that require, among other things, delivery of notice by such stockholders to the Secretary of Corning not later than 60 days prior to the date of the stockholders' meeting at which such nomination is to be considered. Corning's By-Laws do not provide that a meeting of the Corning Board may be called by stockholders.

The effect of these provisions may be to deter attempts either to obtain control of Corning or to acquire a substantial amount of its stock, even if such a proposed transaction was at a significant premium over the then-prevailing market value of Corning Common Shares, or to deter attempts to remove the Corning Board and the management of Corning, even though some or a majority of the holders of Corning Common Shares may believe such actions to be beneficial.

Appraisal Rights
Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights if, among other things, the consideration they receive for their shares consists of (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange (which is true in the case of the Corning Common Shares) or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or (iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii). See "THE MERGER--Appraisal Rights for Unlisted Stock Only."

Stockholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets and certain share exchanges.

State Takeover Legislation
Delaware Business Combination Law. Section 203 of the DGCL (the "Delaware Business Combination Law") generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations, (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis, (iii) issuances of stock (except for certain pro rata and other issuances) and (iv) disproportionate benefits from the corporation (including loans and guarantees) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation (including a person who has an agreement or understanding for the voting of such stock with a person who beneficially owns 15% or more of such voting stock)) for a period of three years after the date on which the interested stockholder became an interested stockholder. The restrictions of the Delaware Business Combination Law do not apply, however, (A) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder, (B) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation), (C) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds of the shares not involved in the transaction or (D) under certain other circumstances.

In addition, a Delaware corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the Delaware Business Combination Law if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. Nichols has not amended the Nichols By-Laws to elect not to be governed by the Delaware Business Combination Law. The Nichols Board, however, has approved the Merger and the Dr. Nichols Letter Agreement and, as a result, the restrictions of the Delaware Business Combination Law do not apply to the Merger. See "THE MERGER--Agreement of Dr. Nichols to Vote in Favor of the Merger".

New York Business Combination Law. Section 912 of the NYBCL (the "New York Business Combination Law") prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation) for a period of five years after the date on which the interested stockholder became an interested stockholder. After such five-year period a business combination between a resident domestic New York corporation and such interested stockholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates. The New York Business Combination Law exempts from its prohibitions any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become such, is approved by the board of directors
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of the resident domestic New York corporation prior to the date on which the interested stockholder becomes such. Corning will be considered a resident domestic New York corporation as long as at least 10% of its voting stock is owned beneficially by residents of (or organizations having their principal offices in) the State of New York.

A resident domestic New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of the holders, other than interested stockholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. However, such amendment will not be effective until 18 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. Corning has not amended the Corning By-Laws to elect not to be governed by the New York Business Combination Law.

Stockholder Rights Plan
Corning has a Preferred Share Purchase Rights plan which could have a deterrent effect on parties seeking to acquire large quantities of Corning Common Shares without the approval of the Corning Board. See "DESCRIPTION OF CORNING CAPITAL STOCK--Preferred Share Purchase Rights."

Amendments to Charters
Under the DGCL, unless otherwise provided in the charter, a proposed charter amendment requires an affirmative vote of a majority of all votes entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The DGCL requires an affirmative vote of a majority of the total number of shares outstanding and entitled to vote thereon to amend the Nichols Certificate of Incorporation. The Nichols Certificate of Incorporation provides that it may be amended, at any time, in the manner prescribed by the DGCL.

Under the NYBCL, amendments of the certificate of incorporation may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. Pursuant to the Merger Agreement, Corning has agreed that, prior to the Closing or earlier termination of the Merger Agreement, it will not adopt any amendments to the Corning Certificate of Incorporation in a manner which could reasonably be expected to be materially adverse to the shareholders of Nichols. See "THE MERGER--Certain Covenants--Conduct of Business by Corning."

Amendments to By-Laws
Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that the charter or the by-laws vest it in the board of directors.

The Nichols By-Laws may be amended or repealed by either the affirmative vote of the stockholders at an annual meeting, without previous notice, or at a special meeting, with notice of the proposed amendment or repeal, or by the vote of a majority of the directors then in office, acting at any meeting of the Nichols Board.

Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the stockholders, by-laws also may be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board may be amended or repealed by the stockholders entitled to vote thereon as provided by the NYBCL.

The Corning By-Laws may be amended or repealed by either the affirmative vote of the holders of record of a majority in number of the outstanding shares of stock entitled to vote or by the vote of a majority of the whole Board of Directors, except that any amendment to or repeal of certain provisions of the By-Laws (relating to, among other things, the number, election, term, and general powers of directors, as well as the amendment or repeal of such provisions, must be approved by an affirmative vote of the holders of record of outstanding shares representing at least 80% of the voting power of all the outstanding shares of capital stock of Corning entitled to vote generally in the election of directors.

Preemptive Rights
Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. The Nichols Certificate of Incorporation does not provide for preemptive rights.
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Under the NYBCL, except as otherwise provided in the NYBCL or in the certificate of incorporation, the holders of equity shares are granted certain preemptive rights. The Corning Certificate of Incorporation provides that no holder of Corning Common Shares or Series Preferred Stock has any preemptive rights to purchase any shares or other securities of Corning.

Redemption of Capital Stock
Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. Nichols may, at its option and at the direction of the Nichols Board, redeem at any time, in whole or in part, the outstanding shares of the Nichols Preferred Stock from any source of funds legally available therefor. The redemption price for each share of Nichols Preferred Stock shall be $350 plus an amount equal to all dividends on shares, accrued and unpaid, whether or not earned or declared, to and including the date for redemption. See "DESCRIPTIONS OF NICHOLS CAPITAL STOCK--Preferred Stock".

Under the NYBCL, subject to certain limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation or the holders thereof, at such prices, within such times and under such conditions as are stated in the certificate of incorporation. Corning's Certificate of Incorporation provides for the issuance of redeemable securities and Corning has issued redeemable preferred stock. See "DESCRIPTION OF CORNING CAPITAL STOCK--Series B Preferred Stock" and "--Series C Preferred Stock".

Dividend Sources
Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its certificate of incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

Under the NYBCL, except as otherwise provided in the NYBCL, dividends may be declared and paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation.

Duration of Proxies
Under the DGCL and the Nichols By-Laws, no proxy is valid more than three years after its date unless otherwise provided in the proxy.

Under the NYBCL, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for (i) a pledgee, (ii) a person who has purchased or agreed to purchase the shares,
(iii) a creditor of the corporation who extends credit in consideration of the proxy, (iv) a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract and (v) a person designated under a voting agreement.

Stockholder Action
Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The Nichols By-Laws permit stockholder action to be taken by a majority written consent.

Under the NYBCL, any action required or permitted to be taken by vote may be taken without a meeting by written consent or consents, setting forth the action taken and signed by the holders of all outstanding shares entitled to vote thereon, provided that the certificate of incorporation may contain a provision requiring the written consent of the holders of less than all outstanding shares. The Corning Certificate of Incorportion does not contain such a provision and, accordingly, the Corning shareholders may act without a meeting only by unanimous written consent.
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

Special Stockholder Meetings
The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The Nichols By-Laws provide that special meetings may be called by the Board or by the President.

The Corning By-Laws provide that special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chairman of the Executive Committee, a Vice Chairman or the President and shall be called by the Secretary or an Assistant Secretary upon order of the Corning Board, the Chairman of the Corning Board a majority of the Corning directors. In addition, the NYBCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If such special meeting is not called by the board within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

Cumulative Voting
The DGCL permits cumulative voting. The Nichols By-Laws provide that at all elections of directors of Nichols a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (but for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected in the election in which his class or series of stock is entitled to vote, and each stockholder may cast all of such votes for a single nominee for director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. The Corning Certificate of Incorporation does not contain such a provision.

Number and Election of Directors
The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The Nichols By-Laws provide that the number of directors of Nichols shall be not less than five nor more than nine, until changed in accordance with applicable law. The exact number of directors shall be fixed from time to time, within the limit specified, by resolution of the Nichols Board or the stockholders. Subject to the foregoing provisions for changing the exact number of directors, the number of directors has been fixed at eight. Each of the directors of Nichols shall hold office until his successor shall have been duly elected and shall qualify or until he shall resign or shall have been removed in the manner hereinafter provided.

The DGCL permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Nichols does not have a classified board of directors.

Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by its by-laws, by action of the stockholders or by action of the board under the specific provision of a by-law adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. The Corning Certificate of Incorporation provides that the number of directors shall be 21 unless otherwise determined by a resolution adopted by a majority of the entire Board of Directors, but in no instance shall the number be less than nine nor more than 24 persons.

The NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible, and no class may include less than three directors. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Corning's Certificate of Incorporation provides for three classes of directors each to be elected for terms of three years with each class consisting of as nearly an equal number of directors as possible.
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

Removal of Directors
The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

The Nichols Certificate of Incorporation provides that the holders of Class A Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any director elected by the holders of Class A Common Stock, provided that, to the extent permitted by applicable law, any director may be removed for cause by the Nichols Board.

The Nichols Certificate of Incorporation provides further that the holders of the Class B Common Stock (subject to voting rights that may be granted to holders of Nichols Preferred Stock outstanding from time to time) will be entitled to vote as a separate class on the removal, with or without cause, of any director who was elected either by the holders of the Class B Common Stock or by directors who were elected by the holders of the Class B Common Stock, provided that any director may be removed for cause by the Nichols Board.

The Nichols By-Laws provide that, subject to the provisions of the Nichols Certificate of Incorporation, any director may be removed at any time, either with or without cause, by the affirmative vote of the stockholders having a majority of the voting power of Nichols given at a special meeting of the stockholders called for the purpose, except that no director may be removed without cause (unless the entire Nichols Board is removed) if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Nichols Board.

The NYBCL provides that any or all of the directors may be removed for cause by vote of the stockholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following: (i) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (ii) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

The Corning Certificate of Incorporation provides for the removal of directors by an affirmative vote of the holders of record of outstanding shares representing a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors or by the affirmative vote of a majority of the entire Board of Directors, but, in either case, only for cause.

Vacancies
Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

The Nichols Certificate of Incorporation provides that any vacancy in the office of a director elected by the holders of Class A Common Stock may be filled by a vote of such holders voting as a separate class and, in the absence of a stockholder vote, such vacancy may be filled by the remaining directors who were elected either by the holders of the Class A Common Stock or by directors who were elected by the holders of the Class A Common
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

Stock or, if no such directors are then in office, the remaining directors regardless of how they were elected. Any director elected by the Nichols Board to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been elected and has qualified. If permitted by the Nichols By-Laws, the Nichols Board may increase the number of directors and any vacancy so created may be filled by the Nichols Board; provided that unless certain conditions exist in respect of the next previous annual meeting of stockholders the Nichols Board may be so enlarged by the Nichols Board only to the extent that 25% of the enlarged Nichols Board consists of directors elected by the holders of the Class A Common Stock or by persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of the Class A Common Stock.

The Nichols Certificate of Incorporation provides further that any vacancy in the office of a director elected by the holders of Class B Common Stock may be filled by a vote of such holders voting as a separate class (subject to voting rights that may be granted to holders of Nichols Preferred Stock outstanding from time to time) and in the absence of a stockholder vote, such vacancy may be filled by the remaining directors who were elected either by the holders of the Class B Common Stock or by the directors who were elected by the holders of the Class B Common Stock or, if no such directors are then in office, the remaining directors regardless of how they were elected.

The Nichols By-Laws provide that, except as otherwise provided in the Nichols Certificate of Incorporation, any vacancy in the Nichols Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the majority of the remaining directors, although less than a quorum. Each director so chosen to fill a vacancy shall hold office until his successor shall have been elected and shall qualify or until he shall resign or shall have been removed in the manner hereinafter provided.

Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason except the removal of directors without cause may be filled by vote of the board of directors. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide that the board may fill vacancies occurring on the board by reason of the removal of directors without cause, such vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

The Corning Certificate of Incorporation does not provide for the removal of directors without cause. The Corning Certificate of Incorporation provides that any vacancy on the Corning Board other than a vacancy created by the expiration of a director's regular term will be filled by a majority vote of the remaining directors.

Indemnification of Directors and Officers
Under the DGCL, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made party to any threatened, pending or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Nichols By-Laws contain provisions which require Nichols to indemnify such persons to the full extent permitted by the DGCL.

The DGCL also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

The DGCL and the Nichols By-Laws state that a determination must be made that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made by (i) a majority vote of a quorum of disinterested directors, (ii) independent legal counsel (selected by the disinterested directors) or (iii) the stockholders.

The DGCL and the Nichols By-Laws require Nichols to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. In addition, the Nichols By-Laws permit Nichols to advance expenses to other employees and agents in a similar manner.
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The indemnification and advancement of expenses described above under the
DGCL is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Nichols has entered into indemnification agreements with certain of its officers and directors which provide that indemnification and advancement of expenses will be available to such persons regardless of any amendment to or revocation of the indemnification provisions contained in the Nichols By-Laws.

Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The Corning By-Laws provide that Corning shall, to the full extent authorized or permitted by law, indemnify any person who is or was a director or officer of Corning, or any person who is or was serving as an officer or director of any other corporation, joint venture, trust, employee benefit plan or other enterprise in which Corning has a financial interest as an investor or creditor, and such person is serving or did serve at the express request of Corning.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Corning or Nichols pursuant to the foregoing provisions, Corning and Nichols have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Limitation of Personal Liability of Directors
The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The Nichols Certificate of Incorporation contains a provision eliminating the personal liability for monetary damages of its directors to the full extent permitted under Delaware law.

The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL or (ii) for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

The Corning Certificate of Incorporation provides that its directors shall not be liable to Corning or its stockholders for damages for any breach of duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the NYBCL.

                                LEGAL OPINIONS

The legality of the Corning Common Shares to be issued in connection with the Merger is being passed upon for Corning by William C. Ughetta, Senior Vice President and General Counsel of Corning. As of July 27, 1994, Mr. Ughetta owned substantially less than 1% of the outstanding Corning Common Shares (including shares subject to options).

Certain of the tax consequences of the Merger to Nichols stockholders will be passed upon at the Effective Time, as a condition to the Merger, by Fulbright & Jaworski L.L.P., on behalf of Nichols. See "THE MERGER--Certain Federal Income Tax Consequences". Attorneys with the firm of Fulbright & Jaworski L.L.P. participating in the representation of Nichols in the Merger did not own any shares of Nichols Common Stock and owned 1,100 Corning Common Shares as of July 27, 1994.

                                   EXPERTS

The consolidated financial statements of Corning and of Dow Corning incorporated in this Proxy Statement/Prospectus by reference to Corning's 1993 Annual Report on Form 10-K for the year ended January 2, 1994, have been so incorporated in reliance on the reports of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Damon, as of December 31, 1992 and 1991, and for each of the three years ended December 31, 1992, incorporated by reference in this Proxy Statement/Prospectus by reference to Corning's Current Report on Form 8-K dated August 4, 1993 have been so incorporated in reliance on the report of Arthur Andersen & Co., independent public accountants, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Nichols as of December 31, 1992 and 1993 and for each of the three years in the period ended December 31, 1993 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche, independent public accountants, as stated in their report, which includes explanatory paragraphs relating to an investigation by the OIG and relating to Nichols' ability to continue as a going concern, appearing herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO NICHOLS CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                 PAGE
Independent Auditors' Report                                                                       F-1
Consolidated Balance Sheets as of December 31, 1992 and 1993                                       F-2
Statements of Consolidated Operations for the Years Ended December 31, 1991, 1992 and 1993         F-4
Statements of Consolidated Stockholders' Equity for the Years ended December 31, 1991, 1992
  and 1993                                                                                         F-5
Statements of Consolidated Cash Flows for the Years Ended December 31, 1991, 1992 and 1993.        F-8
Notes to Consolidated Financial Statements for the Years Ended December 31, 1991, 1992 and
  1993                                                                                             F-10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Nichols Institute:

We have audited the accompanying consolidated balance sheets of Nichols Institute and its subsidiaries (the Company) as of December 31, 1992 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nichols Institute and its subsidiaries as of December 31, 1992 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 11 to the consolidated financial statements, the Company has received a subpoena from the Office of the Inspector General of the Department of Health and Human Services (OIG) requesting documents in connection with an investigation and internal review concerning the possible submission of false or improper claims to the Medicare and Medicaid programs. No claim or charges have been made against the Company relating to this investigation. The ultimate outcome of this investigation cannot presently be determined. Accordingly, no provision for any loss that may result from this investigation has been made in the accompanying consolidated financial statements.

As discussed in Notes 1 and 3 to the consolidated financial statements, at December 31, 1993, the Company was not in compliance with certain covenants of its senior note agreements and the senior lenders have not waived those covenants. The senior note agreements provide that, as a result of failure to comply with the covenants, the note holders have the right to declare the entire unpaid balance immediately due and payable, and if that were to occur, the Company would not have the funds required to retire the debt unless alternative financing is obtained. Management's plans in regard to these matters are described in Notes 1 and 3. The note holders' right to declare the entire unpaid balance under the note agreements immediately due and payable raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty, except for the classification of amounts due under the senior note agreements as current.

/s/ Deloitte & Touche
Costa Mesa, California
February 28, 1994, except for Note 14
 as to which the date is June 1, 1994

NICHOLS INSTITUTE AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31             MARCH 31
                                                         1992           1993           1994
                                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash                                                $  3,598,000   $  9,628,000    $ 13,487,000
Receivables--trade (net of allowance for doubtful
  accounts and contractual allowances of
  $11,786,000 in 1992, $13,436,000 in 1993 and
  $14,411,000 in 1994) (Note 1)                       59,618,000     55,092,000      55,582,000
Inventories (Note 1)                                   8,656,000     11,000,000      11,214,000
Refundable income taxes                                1,929,000        355,000         201,000
Prepaid expenses                                       2,230,000      1,726,000       1,817,000
Deferred income taxes (Note 8)                         8,340,000      7,752,000       7,752,000
  Total current assets                                84,371,000     85,553,000      90,053,000
PROPERTY (Notes 1 and 4):
Land and land improvements                             7,455,000      7,474,000       7,491,000
Buildings                                             55,750,000     55,962,000      55,842,000
Equipment                                             77,460,000     80,719,000      81,065,000
Leasehold improvements                                 3,039,000      3,132,000       3,308,000
                                                     143,704,000    147,287,000     147,706,000
Less accumulated depreciation and amortization       (43,139,000)   (55,732,000)    (59,052,000)
  Net property                                       100,565,000     91,555,000      88,654,000
OTHER ASSETS:
Goodwill (net of accumulated amortization of
  $6,075,000 in 1992, $8,296,000 in 1993 and
  $8,821,000 in 1994) (Notes 1 and 12)                48,374,000     46,701,000      46,114,000
Purchased technology (net of accumulated
  amortization of $384,000 in 1992, $1,113,000 in
  1993 and $1,293,000 in 1994) (Note 1)               13,933,000     13,162,000      12,993,000
Covenants not-to-compete, net (Notes 1 and 12)         6,519,000      5,047,000       4,671,000
Customer lists (Note 1)                                6,139,000      1,481,000       1,350,000
Other                                                  3,797,000      3,690,000       3,572,000
  Total other assets                                  78,762,000     70,081,000      68,700,000
                                                                                   $247,407,000
                                                    $263,698,000   $247,189,000

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

                                                              DECEMBER 31             MARCH 31
                                                          1992           1993           1994
                                                                                    (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Bank financing (Note 2)                              $  4,521,000   $          0    $          0
Current portion of long-term debt (Note 3)              9,260,000     65,311,000      64,901,000
Accounts payable                                       13,509,000     16,199,000      20,078,000
Accrued compensation and employee benefits              8,884,000      7,955,000       9,577,000
Accrued noncompetition obligations (Notes 1, 11
  and 12)                                               1,068,000      3,194,000       2,702,000
Accrued restructuring liability (Note 10)               3,126,000      8,604,000       5,715,000
Other accrued liabilities                               8,081,000      3,494,000       4,832,000
  Total current liabilities                            48,449,000    104,757,000     107,805,000
LONG-TERM DEBT (including subordinated debt of
  $2,292,000 in 1992, $1,772,000 in 1993 and
  $1,585,000 in 1994) (Note 3)                        103,475,000     38,191,000      38,048,000
DEFERRED INCOME TAXES (Notes 1 and 8)                  10,104,000      7,383,000       7,383,000
OTHER NONCURRENT LIABILITIES, INCLUDING ACCRUED
  NONCOMPETITION OBLIGATIONS (Notes 1, 11 and 12)       5,088,000      4,670,000       3,476,000
COMMITMENTS AND CONTINGENCIES
  (Notes 1, 4, 8 and 11)
STOCKHOLDERS' EQUITY (Notes 3, 5 and 6):
Preferred Stock--$.10 par value; 1,000,000 shares
  authorized; shares issued and outstanding,
  11,128 in 1992 and 14,698 in 1993 and 1994,
  having an aggregate liquidation preference of
  $3,895,000 in 1992 and $5,144,000 in 1993 and
  1994                                                      1,000          1,000           1,000
Class A Common Stock--$.10 par value; 20,000,000
  shares authorized; shares issued and
  outstanding, 5,993,100 in 1992, 6,079,809 in
  1993 and 6,080,002 in 1994                              599,000        608,000         608,000
Class B Common Stock--$.10 par value (convertible
  into Class A Common Stock); 13,333,333 shares
  authorized; shares issued and outstanding,
  1,681,097 in 1992, 1,621,865 in 1993 and
  1,621,672 in 1994                                       168,000        162,000         162,000
Class C Common Stock--$.10 par value; 30,000,000
  shares authorized; shares issued and
  outstanding, 8,995,141 in 1992 and 8,995,262 in
  1993 and 1994                                           900,000        900,000         900,000
Additional paid-in capital                             89,904,000     90,307,000      90,307,000
Retained earnings (accumulated deficit)                 5,010,000        210,000      (1,283,000)
  Total stockholders' equity                           96,582,000     92,188,000      90,695,000
                                                                                    $247,407,000
                                                     $263,698,000   $247,189,000

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                                         THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31                      MARCH 31
                                            1991           1992           1993          1993           1994
                                                                                    (UNAUDITED)    (UNAUDITED)
NET REVENUES (Note 1)                  $236,293,000   $284,198,000   $279,601,000   $71,649,000     $69,629,000

COSTS AND EXPENSES:
Cost of sales                           148,678,000    179,159,000    175,332,000    44,383,000      46,542,000
Selling, general and administrative      63,422,000     75,763,000     75,211,000    18,694,000      18,484,000
Research and development (Note 9)         2,970,000      4,979,000      4,245,000     1,088,000         899,000
Academic Associate fees and
  royalties (Notes 9 and 11)              3,035,000      2,542,000      2,761,000       708,000         657,000
Interest (Note 1)                         6,671,000     12,202,000     11,734,000     3,099,000       2,655,000
Unusual charges (Notes 10 and 11)                                       3,160,000                     1,789,000
Provision for restructuring (Note
  10)                                       875,000     13,000,000     12,840,000
Equity in restructuring provision of
  partnership (Notes 10 and 12)           2,917,000
Equity in losses of partnerships,
  net of restructuring provision
  (Notes 10 and 12)                       2,181,000      1,350,000
Other income                               (902,000)      (372,000)      (232,000)     (163,000)        (65,000)
  Total costs and expenses              229,847,000    288,623,000    285,051,000    67,809,000      70,961,000
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME TAXES              6,446,000     (4,425,000)    (5,450,000)    3,840,000
(1,332,000)
PROVISION (BENEFIT) FOR INCOME TAXES
  (Notes 1 and 8)                         3,043,000       (137,000)    (1,039,000)    1,728,000         184,000
NET INCOME (LOSS)                      $  3,403,000   $ (4,288,000)  $ (4,411,000)  $ 2,112,000     $(1,516,000)
NET INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE                     $0.23         $(0.28)        $(0.28)        $0.12          $(0.09)
WEIGHTED AVERAGE NUMBER OF COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING (Notes 1, 5 and 6)         14,961,000     15,992,000     16,698,000    17,886,000      16,710,000

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

               STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                          Class A             Class B           Class C
                   Preferred Stock      Common Stock       Common Stock       Common Stock
                                                                                                                          Retained
                                                                                                                          earnings
                   Shares             Shares              Shares              Shares                      Additional      (accumu-
                    out-               out-                out-                 out-                        paid-in        lated
                 standing  Amount    standing  Amount   standing  Amount      standing    Amount             capital
   deficit)
BALANCES,
  January 1,
  1991             --     $ --     10,750,535 $1,075,000  3,655,881 $ 366,000  --         $  --           $67,760,000   $6,927,000
Net income                                                                                                               3,403,000
Issuance of
  Series E
  Preferred
  Stock and
  Class A
  Common Stock
  in connection
  with business
  acquisitions
  (Notes 5 and
  12)            11,128  1,000         73,381      7,000                                                    3,123,000
Accrued
  Preferred
  Stock
  dividends
  (Note 5)                                                                                                                (146,000)
Issuance of
  Class A
  Common
  Stock--debt
  exchanges
  (Notes 3 and
  5)                                   16,275      2,000                                                      181,000
Exercise of
  stock options
  (Note 6)                            264,486     26,000                            30,379    3,000         1,463,000
One-for-two
  reverse split
  of Class A
  Common Stock
  and Class B
  Common Stock
  and
  subsequent
  issuance of
  stock
  dividend--one
  share of
  Class C
  Common Stock
  for each
  share of
  Class A
  Common Stock
  and Class B
  Common Stock
  (Note 5)                         (5,580,750)   (558,000) (1,761,557)  (176,000) 7,342,307  734,000                         3,000
Class A and
  Class C
  Common Stock
  redeemed in
  connection
  with exercise
  of stock
  options                             (42,557)     (4,000)                           (4,033)                  (53,000)    (587,000)
Conversion of
  Class B
  Common Stock
  into Class A
  Common Stock
  (Note 5)                            165,346      17,000   (165,346)   (17,000)
Income tax
  benefit
  arising from
  exercise of
  nonstatutory
  stock options
  and
  disposition
  of Class A
  Common Stock
  and Class C
  Common Stock
  acquired by
  option                                                                                                      946,000
Other                                                                                                          15,000
BALANCES,
  December 31,
  1991             11,128    1,000  5,646,716    565,000    1,728,978    173,000  7,368,653  737,000       73,435,000    9,600,000

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

                                          Class A             Class B           Class C
                   Preferred Stock      Common Stock       Common Stock       Common Stock
                                                                                                        Retained
                                                                                                        earnings
                   Shares             Shares              Shares            Shares         Additional    (accumu-
                    out-               out-                out-              out-             paid-in      lated
                 standing  Amount    standing  Amount   standing  Amount  standing  Amount    capital    deficit)
BALANCES,
  December 31,
  1991           11,128   $1,000  5,646,716  $565,000 1,728,978 $173,000 7,368,653 $737,000 $73,435,000  $9,600,000
Net loss                                                                                                 (4,288,000)
Issuance of
  Class A and
  Class C
  Common Stock
  in connection
  with business
  acquisitions
  (Notes 5 and
  12)                                  43,740    4,000                   1,583,790  159,000  14,787,000
Accrued
  Preferred
  Stock
  dividends
  (Note 5)                                                                                                 (146,000)
Issuance of
  Class A
  Common
  Stock--debt
  exchanges
  (Notes 3 and
  5)                                  210,143   21,000                                        1,104,000
Exercise of
  stock options
  (Note 6)                             51,419    5,000                      51,419    5,000     649,000
Class A and
  Class C
  Common Stock
  redeemed in
  connection
  with exercise
  of stock
  options                              (6,799)   (1,000)                    (8,721)   (1,000)   (31,000)    (117,000)
Conversion of
  Class B
  Common Stock
  into Class A
  Common Stock
  (Note 5)                             47,881    5,000  (47,881)   (5,000)
Other                                                                                           (40,000)     (39,000)
BALANCES,
  December 31,
  1992             11,128    1,000  5,993,100  599,000 1,681,097   168,000 8,995,141 900,000 89,904,000     5,010,00

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

                                          Class A             Class B           Class C
                   Preferred Stock      Common Stock       Common Stock       Common Stock
                                                                                                           Retained
                                                                                                           earnings
                   Shares             Shares              Shares            Shares         Additional      (accumu-
                    out-               out-                out-              out-             paid-in       lated
                 standing  Amount    standing  Amount   standing  Amount  standing  Amount    capital      deficit)
BALANCES,
  December 31,
  1992             11,128   $1,000  5,993,100 $599,000 1,681,097 $168,000 8,995,141 $900,000 $89,904,000  $5,010,000
Net loss                                                                                                  (4,411,000)
Issuance of
  Series E
  Preferred
  Stock in
  connection
  with 1991
  business
  acquisition
  (Notes 5 and
  12)               3,570                                                                       251,000
Accrued
  Preferred
  Stock
  dividends
  (Note 5)                                                                                                  (240,000)
Issuance of
  Class A
  Common
  Stock-- debt
  exchanges
  (Notes 3 and
  5)                                   27,477    3,000                                          151,000
Exercise of
  stock options
  (Note 6)                                                                      121
Conversion of
  Class B
  Common Stock
  into Class A
  Common Stock
  (Note 5)                             59,232    6,000   (59,232)   (6,000)
Other                                                                                           1,000       (149,000)
BALANCES,
  December 31,
  1993             14,698    1,000  6,079,809  608,000 1,621,865   162,000 8,995,262  900,000  90,307,000    210,000

Net loss
  (unaudited)                                                                                             (1,516,000)
Accrued
  Preferred
  Stock
  dividends
  (unaudited)
  (Note 5)                                                                                                   (60,000)
Conversion of
  Class B
  Common Stock
  into Class A
  Common Stock
  (unaudited)
  (Note 5)                                193               (193)
Other
  (unaudited)                                                                                                 83,000
BALANCES, March
  31, 1994
  (unaudited)      14,698   $1,000  6,080,002 $608,000 1,621,672 $162,000 8,995,262 $900,000 $90,307,000 $(1,283,000)

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                          THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31                    MARCH 31
                                                1991          1992          1993          1993          1994
                                                                                     (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                          $  3,403,000  $ (4,288,000)  $(4,411,000) $ 2,112,000     $(1,516,000)
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
 Depreciation and amortization               14,452,000    20,592,000    21,788,000    5,452,000       5,287,000
 Deferred income taxes                       (3,370,000)      851,000    (2,132,000)   1,202,000
 Loss from sale of property                      41,000       312,000        10,000
 Equity in losses of partnerships             5,098,000     1,350,000
 Accrued noncompetition obligations           3,029,000     2,916,000     2,893,000      726,000         743,000
 Payments for covenants not to compete       (4,180,000)   (3,534,000)   (2,459,000)  (1,252,000)     (2,141,000)
 Non-cash portion of provision for
   unusual charges                                                        2,202,000
 Non-cash portion of provision for
   restructuring                                            6,482,000     3,369,000
 Change in assets and liabilities, net
   of effects of business acquisitions:
  (Increase) decrease in assets:
   Receivables--trade                        (8,792,000)   (5,241,000)    4,226,000   (2,893,000)       (489,000)
   Inventories                                 (396,000)   (1,199,000)   (2,344,000)     (63,000)       (214,000)
   Refundable income taxes                     (641,000)   (1,288,000)    1,574,000      574,000         154,000
   Prepaid expenses                            (643,000)    1,125,000       504,000     (640,000)        (92,000)
  Increase (decrease) in liabilities:
   Accounts payable                             903,000    (1,047,000)    3,148,000      877,000       3,879,000
   Accrued compensation and    employee
  benefits                                    2,112,000    (2,786,000)     (929,000)   2,743,000       1,622,000
   Accrued interest                             538,000       417,000      (182,000)   1,838,000       1,555,000
   Accrued restructuring liability              625,000     2,501,000     4,445,000   (1,308,000)     (2,580,000)
   Other accrued liabilities                    260,000     2,204,000    (3,443,000)  (1,747,000)       (219,000)
   Income taxes payable                        (607,000)
 Other                                          135,000       107,000        47,000       13,000           8,000
    Net cash provided by     operating
  activities                                 11,967,000    19,474,000    28,306,000    7,634,000       5,997,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property                    (37,694,000)  (18,204,000)   (8,914,000)  (1,255,000)     (1,549,000)
Proceeds from disposals of property             307,000     1,229,000       343,000
Business acquisitions                       (19,774,000)   (3,220,000)     (380,000)    (372,000)
Investments in and advances to
  partnership                                (2,974,000)     (440,000)
Realized benefit of acquirees' tax loss
  carryforwards                                 459,000
Other                                           149,000      (432,000)      516,000     (115,000)         57,000
    Net cash used by investing                                                                        (1,492,000)
      activities                            (59,527,000)  (21,067,000)   (8,435,000)  (1,742,000)

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

                                                                                         THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31                     MARCH 31
                                              1991          1992          1993          1993           1994
                                                                                    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under bank
  financing                              $  7,309,000  $ (6,024,000) $ (4,521,000)  $(3,611,000)    $         0
Net proceeds from issuance of senior
  debt                                     29,450,000     9,968,000
Payments on long-term debt                 (2,802,000)   (5,004,000)   (9,127,000)   (2,321,000)       (697,000)
Payments of dividends on Preferred
  Stock                                                                  (193,000)
Net proceeds from other capital stock
  transactions                              1,809,000       484,000
Other                                                                                     1,000          51,000
   Net cash provided (used) by
     financing activities                  35,766,000      (576,000)  (13,841,000)   (5,931,000)       (646,000)

NET (DECREASE) INCREASE IN CASH           (11,794,000)   (2,169,000)    6,030,000       (39,000)
3,859,000
CASH, beginning of period                  17,561,000     5,767,000     3,598,000     3,598,000       9,628,000
CASH, end of period                      $  5,767,000  $  3,598,000  $  9,628,000   $ 3,559,000     $13,487,000

SUPPLEMENTAL CASH FLOW INFORMATION:
Liabilities issued and assumed in
  connection with business
  acquisitions:
 Fair value of assets acquired
   (including intangibles)               $ 38,313,000  $ 32,373,000
 Cash payments for business
   acquisitions                           (19,774,000)   (3,220,000)
 Issuances of Preferred Stock, Class A
   Common Stock and Class C  Common
  Stock                                    (2,281,000)  (13,857,000)
   Total liabilities issued and
      assumed                            $ 16,258,000  $ 15,296,000
Capital lease and equipment financing
  obligations incurred                   $ 32,547,000                                               $   138,000
Common Stock issued in connection with                 $             $
  debt exchanges and warrant exercises        183,000     1,125,000       154,000
Interest paid (net of amount
  capitalized)                              5,981,000    10,876,000    11,869,000   $ 1,248,000       1,154,000
Income tax payments, net                    6,001,000       371,000

See independent auditors' report and
accompanying notes to consolidated financial statements.

NICHOLS INSTITUTE AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
                AND FOR THE THREE MONTHS ENDED MARCH 31, 1994

       (NOTES FOR THE THREE MONTHS ENDED MARCH 31, 1994 ARE UNAUDITED)
                      NICHOLS INSTITUTE AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)1. SUMMARY OF
                       SIGNIFICANT ACCOUNTING POLICIES

General--Nichols Institute (the Company) provides esoteric medical diagnostic testing to clients nationwide, operates regional clinical laboratories, provides substance abuse testing to medical and commercial customers nationwide, and manufactures medical diagnostic kits which are distributed worldwide. The Company grants credit to customers who consist primarily of patients, hospitals, medical centers, clinics, physicians and other clinical laboratories. Reimbursement for certain of the Company's services are made through the Medicare and Medicaid programs.

Unaudited Financial Information--In the opinion of management of the Company, the unaudited financial statements as of March 31, 1994, and for the three months ended March 31, 1993 and 1994, reflect all adjustments which are necessary for a fair presentation. During the three months ended March 31, 1994, the Company incurred unusual charges of $1,789,000 which consisted of $1,255,000 in costs related to the "OIG Investigation" and $534,000 in financing fees. The results of operations for the three months ended March 31, 1994 are not necessarily indicative of the results to be achieved for the full year.

Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Going Concern and Management's Plans--The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis contemplates the realization of the Company's assets and satisfaction of liabilities in the normal course of conducting business.

As further discussed in Note 3, at December 31, 1993, the Company was not in compliance with certain covenants of its senior note agreements and the senior lenders have not waived the covenants. The senior note agreements provide that, as a result of the failure to comply with the covenants, the noteholders have the right to declare the entire unpaid balance immediately due and payable. If that were to occur, the Company would not have the funds required to retire the debt unless alternative financing is obtained. The noteholders' right to declare the entire unpaid balance under the note agreements immediately due and payable raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty, except for the classification of the amounts due under the senior note agreements as current.

No waivers have been obtained for the violations at December 31, 1993. Additionally, results of operations for the three months ended March 31, 1994 were not sufficient to meet the financial covenants at March 31, 1994. Furthermore, during the first quarter of 1994, the Company suspended its negotiations with its senior noteholders to obtain waivers of the violations. At that time, the Company began focusing on seeking alternative financing arrangements. On April 20, 1994, the Company filed a Registration Statement for issuance of $100,000,000 of public debt (see Note 14). In May 1994, the Company began merger discussions with Corning Incorporated and suspended its efforts for public debt financing (see Note 14).

The senior debt is expected to be prepaid after the merger is consummated. However, no assurances can be made that the merger will be successful. Should the merger not occur, management would have to seek alternative financing arrangements to refinance the amounts outstanding under the senior notes and to obtain working capital financing.

Inventories--Inventories, which consist principally of diagnostic kits, instrumentation equipment held for sale, antisera, laboratory supplies and packaging materials, are stated at the lower of cost (first-in, first-out) or market.

Property--Property is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets which range from three to 40 years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the related leases.

Goodwill--Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets. Goodwill is amortized using the straight-line method, generally over terms not greater than 25 years. The Company periodically evaluates the recoverability of goodwill by comparing the carrying value of goodwill to estimated cash flows from related operations.

NICHOLS INSTITUTE AND SUBSIDIARIES

Purchased Technology--Purchased technology represents the value assigned to technologies acquired in connection with the acquisition of London Diagnostics, Inc. Purchased technology is amortized using the straight-line method over 20 years. On at least an annual basis, the Company assesses the recoverability of its purchased technology by comparing the carrying value of the technology to estimated future margins from sales of the related products and estimated cash flows of the subsidiary which utilizes the technology.

Covenants Not-to-Compete--Initial payments for covenants not-to-compete and subsequent scheduled payments in excess of accruals are capitalized and amortized using the straight-line method over the remaining terms of the agreements (generally five or eight years). Future obligations under covenants not-to-compete are accrued during the periods of forbearance (Note
12).

Customer Lists--The cost of customer lists is amortized using the straight-line method over the estimated period of benefit, generally five to seven years. On at least an annual basis, the Company evaluates the recoverability of customer lists utilizing lifing studies or by comparing the carrying value of the customer list and other intangibles within the subsidiary to estimated cash flows from the related subsidiary.

Postemployment Benefits--During 1994, the Company adopted the standards specified in Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits (SFAS No. 112) (Note 11). The adoption of SFAS No. 112 did not have a significant effect on the Company's consolidated financial statements.

Long-Term Debt--As a result of the Company's failure to comply with the covenants in its senior note agreements at December 31, 1993, the fair value of the Company's long-term debt was not readily determinablde (Note 3).

Revenue Recognition--Revenues are generally recognized when testing services are completed or upon shipment of products. Revenues for research and development contracts are recognized on a percentage of completion basis (Note 9).

Contractual Allowances--The Company provides services to certain patients covered by various third-party payer programs including the Federal Medicare and state Medicaid programs. Billings for services under these third-party payer programs are included in revenues net of allowances for estimated differences between list prices and allowable program rates. Adjustments to the allowances based on final settlement with the programs are recorded upon settlement. Total contractual allowances offset against revenues during the years ended December 31, 1991, 1992 and 1993 were $31,241,000, $42,110,000 and $43,534,000, respectively.

Net revenues from direct billings under Medicare and Medicaid programs, net of contractual allowances, during the years ended December 31, 1991, 1992 and 1993 approximated 12%, 13% and 13% of net revenues or $27,273,000, $37,345,000 and $37,201,000, respectively. Because the Company does not directly bill Medicare and Medicaid for most testing services it provides to hospitals and certain clinical laboratories, the percentages of the Company's revenues originating from patients who participate in the Medicare and Medicaid programs may significantly exceed the amounts indicated above.

Interest--Interest costs of $570,000 were capitalized during 1991 in connection with the Company's facility development (Note 4).

Research and Development Expenditures--Research and development expenditures of the Company are expensed as incurred (Note 9).

Income Taxes--During 1992, the Company adopted the standards specified in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109) (Note 8).

Net Income (Loss) Per Common and Common Equivalent Share--Net income (loss) per common and common equivalent share is based on the weighted average number of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, common shares) and (in 1991 and for the three months ended March 31, 1993) common equivalent shares outstanding during the period. Common equivalent shares relate to shares issuable upon the conversion of Preferred Stock (Note 5), shares issuable upon the exercise of stock options and warrants (Note 6), and shares to be issued in the future as consideration for covenants not-to-compete (Note 12).

Reclassifications--Certain amounts as previously reported have been reclassified to conform to the current period presentation.

NICHOLS INSTITUTE AND SUBSIDIARIES

2. BANK FINANCING

At December 31, 1993, the Company had a $15,000,000 credit agreement with a domestic bank, which was to expire on June 1, 1994 and which provided for unsecured borrowings with interest at the prime rate plus one-fourth of one percent (6-1/4% at December 31, 1993). The agreement required that the Company pay commitment fees and meet certain financial covenants. No borrowings were outstanding under this agreement as of December 31, 1993. As a result of the Company's operating loss incurred in the fourth quarter of 1993, the Company was in default of certain covenants under the credit agreement and the credit agreement has been terminated.

The Company has historically used this line to alleviate temporary working capital shortfalls and believes it is prudent to maintain a working capital line. In conjunction with the proposed $100,000,000 public debt offering, the Company had obtained commitments for lines of credit providing for borrowings of up to $25,000,000. These commitments expired as a result of the suspension of the public debt offering (Note 1). Should the merger with Corning Incorporated not occur (Note 14), the Company will have to seek new short term financing arrangements.

The Company also had a revolving credit agreement with a German bank which provided for borrowings of up to DM 1,500,000 (approximately $864,000 at the exchange rate in effect as of December 31, 1993). As of December 31, 1993, the agreement had expired and has not been renewed.

3. LONG-TERM DEBT
Components of long-term debt are as follows:

                                                              December 31                    March 31
                                                        1992               1993                1994
                                                                                           (Unaudited)
Obligations under capital leases (Note 4)             $  33,457,000      $  32,923,000       $  32,551,000
10.12% senior notes payable in annual principal
  installments of $4,290,000 commencing in May
  1995                                                  30,000,000         30,000,000          30,000,000
10.75% senior notes payable in annual principal
  installments of $4,435,000, including
  interest                                              26,611,000         22,176,000          22,176,000
10.43% senior notes due May 31, 1999                    10,000,000         10,000,000          10,000,000
11.0% notes payable to former limited partners
  of joint venture limited partnership (Note
  12) requiring aggregate quarterly payments of
  $238,000, including interest                           4,766,000          3,813,000           3,575,000
9.5% notes payable                                       1,643,000          1,229,000           1,238,000
8.0% equipment financing note payable                    1,467,000
Other notes generally payable in monthly
  installments, having maturities through 2001
  and bearing interest at rates ranging from
  8.0% to 12.0%                                          4,791,000          3,361,000           3,409,000
                                                       112,735,000        103,502,000         102,949,000
Less current portion                                    (9,260,000)       (65,311,000)        (64,901,000)
                                                      $103,475,000       $ 38,191,000       $  38,048,000

The Company's results of operations in the fourth quarter of 1993, before restructuring and unusual charges of $16,000,000 (Note 10), were not sufficient to meet the financial covenants under the Company's senior note agreements at December 31, 1993. The senior note agreements provide that, as a result of the failure to comply with the covenants, the noteholders have the right to declare the entire unpaid balance immediately due and payable, and as such, the remaining obligations of $62,176,000 under the note agreements were classified as current as of December 31, 1993. The covenants were not met again at March 31, 1994. As such, the obligations under the senior note agreements as of December 31, 1993 and March 31, 1994 are classified as current (Note 1).

NICHOLS INSTITUTE AND SUBSIDIARIES

The senior notes require semi-annual interest payments, contain provisions for prepayment penalties, preclude mergers under certain circumstances and place limits on investments, capital expenditures, acquisition payments, new debt issuances and leasing commitments, and, upon default, prohibit cash dividends.

The 9.5% and certain other notes were issued in connection with business acquisitions (Note 12) and are subordinated to bank financing and senior notes. Other notes aggregating $543,000 at December 31, 1993 are convertible at the option of the noteholders into common stock of a wholly-owned subsidiary of the Company in the event of an underwritten public offering of that subsidiary's common stock. The number of shares issuable upon such conversion would be equal to the unpaid principal balance of the notes plus any accrued but unpaid interest divided by the offering price of the stock. The notes may also be exchanged, at the option of the holders, for Class A Common Stock of the Company based on the market value of the Company's Class A Common Stock for the first 20 trading days of the 30 trading days prior to the date of exchange. During 1993, $154,000 of the notes' principal and accrued interest balances were exchanged for the Company's Class A Common Stock.

Principal maturities of long-term debt (excluding obligations under capital leases), assuming amounts due under the senior note agreements are classified as current, during each of the five years in the period ending December 31, 1998 and thereafter are $64,988,000, $2,574,000, $1,636,000, $1,070,000,
$166,000 and $145,000, respectively.

4. LEASING ARRANGEMENTS
The Company conducts certain of its operations from leased facilities and also leases certain equipment.

The Company leases its primary facility under a capital lease which includes a lease of a portion of the Company's land to the lessor and a leaseback of the land and building by the Company. The lease expires in March 2031. The amount of rent payable by the Company under the lease is approximately $3,840,000 per year. Rent under the land and building lease is subject to escalation every five years based on changes in a designated consumer price index. The Company has options to buy its primary facility and terminate the facilities lease at various times during the lease term at a formula price which varies over time.

Property included in the accompanying consolidated balance sheets under capital leases is as follows:

                                                             December 31
                                                        1992           1993
Building                                             $32,547,000    $32,547,000
Equipment                                              3,172,000      2,977,000
Less accumulated amortization                         (3,357,000)    (4,427,000)
Net property                                                        $31,097,000
                                                     $32,362,000

Future minimum payments under capital leases and the present value thereof are as follows:

 Year ending December 31:
1994                                                               $   4,156,000
1995                                                                   3,981,000
1996                                                                   3,882,000
1997                                                                   3,869,000
1998                                                                   3,862,000
Thereafter                                                           123,862,000
Total future minimum payments under capital
  leases                                                             143,612,000
Less amount representing interest generally at
  11.68%                                                            (110,689,000)
Present value of future minimum payments under
  capital leases (Note 3)                                          $  32,923,000

Under certain operating leases for other operating facilities and equipment, the Company is obligated to pay property taxes, insurance and maintenance. Rent expense under operating leases aggregated $6,241,000, $7,449,000 and $7,962,000 during the years ended December 31, 1991, 1992 and 1993, respectively.

NICHOLS INSTITUTE AND SUBSIDIARIES

The Company is committed under noncancelable operating leases to make minimum annual payments during the five years in the period ending December 31, 1998 and thereafter of $6,171,000, $4,751,000, $3,603,000, $2,960,000, $2,445,000
and $924,000, respectively.

5. STOCKHOLDERS' EQUITY
The Company's Preferred Stock is issuable in series, having such rights, preferences and privileges as are determined by the Board of Directors when each series is designated. The Company has the right to redeem the Series E Convertible Preferred Stock at any time for cash equal to $350 per share plus the amount of accrued and unpaid dividends. Each share of Series E Convertible Preferred Stock converts automatically into five shares of the Company's Class A Common Stock and five shares of its Class C Common Stock at any time if the market price per share of Company Class A Common Stock equals or exceeds $35 per share for ten out of 20 consecutive trading days through January 4, 1995. Any Series E Convertible Preferred Stock which remain outstanding as of January 4, 1995 will automatically convert at a conversion price equal to $350, divided by twice the market price of the Company's Class A Common Stock for the 20-day trading period ending on January 4, 1995. Upon such conversion, the holder will also receive a corresponding number of shares of Class C Common Stock.

Although the terms of the Series E Convertible Preferred Stock provide for dividends to accrue only during the third and fourth years after issuance, for financial reporting purposes, such dividends are treated as if accrual began on the date of the related stock issuance and continue through the conversion dates, at which time the accrued dividends are credited to additional paid-in capital. As of December 31, 1993, accrued dividends on the Series E Convertible Preferred Stock aggregated $340,000. Approximately $193,000 in cash dividends on the Series E Convertible Preferred Stock were paid during 1993. Due to the Company's failure to meet certain financial covenants of its senior note agreements at December 31, 1993 (Note 3), the Company was precluded from paying cash dividends and $96,000 of dividends were in arrears at December 31, 1993. Additionally, dividends of $96,000 which were due in January 1994 have not been paid.

As of March 31, 1994, accrued dividends on the Series E Convertible Preferred Stock aggregated $399,000 and the Company continues to be precluded from paying cash dividends. At March 31, 1994, $192,000 of dividends were in arrears.

Except for the election and removal of directors, other matters for which a class vote is required by law, and certain related party business combinations, holders of Class A Common Stock and Class B Common Stock vote as a single class. Holders of Class A Common Stock are entitled to one-tenth of a vote for each share held. Holders of Class B Common Stock are entitled to one full vote for each share held. The Company's Class C Common Stock is a nonvoting class of common stock. With respect to the election of directors, the holders of Class A Common Stock elect two directors (representing 25% of the number of directors to be elected), and the holders of Class B Common Stock elect six directors (representing 75% of the number of directors). At the discretion of the holders of Class B Common Stock, Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock.

On May 22, 1991, the Company declared a one-for-two reverse split of the Company's Class A Common Stock and Class B Common Stock. Also on May 22, 1991, the Board of Directors declared a stock dividend of one share of Class C Common Stock for each outstanding share of Class A and Class B Common Stock after giving effect to the reverse stock split. The dividend was paid on, and to stockholders of record as of, June 4, 1991.

At December 31, 1993, 3,815,543 and 3,997,424 shares of Company Class A Common Stock and Class C Common Stock, respectively, had been reserved for future issuance in connection with business acquisitions, in the event of future debt exchanges, for conversion of Series E Convertible Preferred Stock and option exercises.

6. STOCK OPTIONS AND WARRANTS
The Company has stock option plans which provide options to purchase a maximum of 81,760 and 2,759,553 shares of the Company's Class A Common Stock and Class C Common Stock, respectively. The options may be granted at prices not less than the fair value at the date of grant. Options granted generally become exercisable in three equal annual installments during the three-year period after the date of grant. Options granted from August 1989 to February 1991 generally expire five years from the date of grant, and options granted after February 1991 generally expire ten years from the date of grant.

NICHOLS INSTITUTE AND SUBSIDIARIES

The following table summarizes the stock option transactions under the Company's plans during the years ended December 31, 1991, 1992 and 1993 and the three months ended March 31, 1994:

                                                               Number of shares
                                                              Class A    Class C        Option
                                                              Common      Common     price range
                                                               Stock      Stock       per share
Balance, January 1, 1991                                      664,207       --       $ 2.40-$15.88
Reverse stock split/Class C Common Stock dividend            (285,831)    285,831
Granted                                                       251,700      42,000    $11.69-$13.88
Exercised                                                    (264,486)    (30,379)   $ 2.40-$12.44
Expired or cancelled                                         (110,138)               $ 2.40-$15.88
Balance, December 31, 1991                                    255,452     297,452    $ 5.27-$15.75
Granted                                                                   819,305    $ 4.94-$11.31
Exercised                                                     (51,419)    (51,419)   $ 8.50-$12.94
Expired or cancelled                                          (52,923)    (81,718)   $ 5.25-$15.75
Balance, December 31, 1992                                    151,110     983,620    $ 4.94-$15.75
Granted                                                                 2,003,000    $ 4.38-$ 6.88
Exercised                                                                    (121)   $ 5.25
Expired or cancelled                                          (69,380)   (686,252)   $ 4.63-$15.75
Balance, December 31, 1993                                     81,730   2,300,247    $ 4.38-$15.13
Granted (unaudited)                                                       404,500    $ 4.75-$ 5.06
Expired or cancelled (unaudited)                               (5,700)   (260,504)   $ 4.63-$13.76
Balance, March 31, 1994 (unaudited)                            76,030   2,444,243    $ 4.38-$15.13
Exercisable at December 31, 1993                               67,050     307,311    $ 4.63-$15.13
Exercisable at March 31, 1994 (unaudited)                                            $ 4.75-$15.13
                                                               75,863     418,653

At December 31, 1993, 190 persons had options to purchase 1,989,417 shares of the Company's common stock (of which 56,270 shares of Class A Common Stock and 276,530 shares of Class C Common Stock were exercisable) which are intended to qualify for the special tax treatment afforded on incentive stock options under the Internal Revenue Code at prices between $4.63 and $15.13 per share. These options expire at various times through November 2003. The remaining options are not intended to receive such tax treatment. Options to purchase 393,955 shares of stock were available for grant at December 31, 1993.

In connection with modifications to the senior note agreements in 1992, detachable warrants were issued to purchase approximately 121,000 shares (subject to antidilution clauses) of the Company's Class C Common Stock at $9.92 per share. The warrants are immediately exercisable and expire in May 1999.

7. EMPLOYEE BENEFIT PLANS
The Company has a 401(k) retirement plan. Any full-time staff member who is at least age 18 may participate in the plan. Employer contributions to the plan are discretionary. During the years ended December 31, 1991 and 1992, the Company authorized contributions of $750,000 and $801,000, respectively. Contributions for 1991 represented 50% of participant contributions up to 1.5% of qualified earnings for that year. Contributions for 1992 represented 50% of participant contributions up to 1.5% of qualified earnings through October 1992 when Company contributions were suspended. No contributions were authorized for 1993.

The Company maintains a partially self-insured medical and dental group insurance plan for all full-time employees (as defined). The Company has purchased "stop-loss" coverage to limit its exposure to catastrophic claims. Reserves for future claims are recorded based upon historical and recent claims experience.

NICHOLS INSTITUTE AND SUBSIDIARIES

8. INCOME TAXES
The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                      1991               1992                 1993
Currently payable
  (refundable):
 Federal                             $ 5,157,000        $(1,155,000)         $    461,000
 State                                 1,256,000             19,000               380,000
 Foreign                                                    148,000               252,000
 Deferred Federal and state           (3,370,000)           851,000            (2,132,000)
Total provision (benefit)            $ 3,043,000        $   (137,000)         $(1,039,000)

Items comprising the net deferred tax assets (liabilities) at December 31 are as follows:

                                                                     1992           1993
Provisions for restructuring                                    $               $
                                                                   3,508,000       4,717,000
Net operating loss carryforwards                                   1,769,000       1,036,000
AMT credits                                                                        1,054,000
Write-off of intangibles                                           1,166,000       1,187,000
Bad debt reserves                                                  1,324,000       2,412,000
Vacation accruals                                                  1,027,000         660,000
Research and development expenditures                                737,000         481,000
Self-insured employee benefit programs                               588,000         900,000
Other                                                                574,000       1,523,000
  Gross deferred tax assets                                       10,693,000      13,970,000
Conversion to accrual tax basis for acquired entities
  previously reporting on a cash basis                            (1,175,000)       (497,000)
Book versus tax basis difference for:
  Property                                                        (5,033,000)     (5,525,000)
  Purchased technology                                            (5,853,000)     (5,712,000)
Other                                                               (396,000)     (1,867,000)
  Gross deferred tax liabilities                                 (12,457,000)    (13,601,000)
Net deferred tax asset (liability)                              $ (1,764,000)   $     369,000

Management believes it is more likely than not that the Company will fully utilize its deferred tax assets by applying them against taxable income to be generated in future years. The Company estimates that the majority of its deferred tax assets will be realized during the next three years.

A reconciliation between the provision (benefit) for income taxes computed by applying the Federal statutory tax rate to income (loss) before taxes and the actual provision (benefit) for income taxes is as follows for the years ended December 31:

                                 1991                       1992                         1993
                          Amount           %         Amount           %           Amount            %
Provision (benefit)
  for income taxes
  at Federal
  statutory rate           $2,192,000       34 %     $(1,505,000)       (34)%    $(1,907,000)         (35)%
Write-down and
  amortization of
  goodwill                    554,000        9         1,437,000         33          642,000           12
State income taxes,
  net of Federal tax
  benefit                     397,000        6                                       281,000            5
Credit for
  increasing
  research and
  development                 (35,000)
Other                         (65,000)      (2)          (69,000)        (2)         (55,000)          (1)
Provision (benefit)
  for income taxes         $3,043,000       47 %     $   (137,000)       (3)%    $(1,039,000)         (19)%

NICHOLS INSTITUTE AND SUBSIDIARIES

At December 31, 1993, the Company had $3,006,000 in net operating loss carryforwards available to offset future taxable income arising from business acquisitions. Net operating losses are subject to annual limitations and expire between 2002 and 2006.

The Internal Revenue Service (IRS) is examining the Company's 1988 through 1992 tax returns. The IRS has challenged certain deductions of the Company and covenants not-to-compete entered into in connection with certain acquisitions. During 1993, the Company filed a protest with the IRS against the disallowance of these tax deductions and has requested a conference with the IRS Appellate Conference on the matter. In April 1994, Nichols received a proposed settlement from the IRS regarding the deduction of customer lists acquired in connection with its Dallas operations. Nichols is currently evaluating the settlement offer.

Although the amounts involved would be material if the deductions are ultimately disallowed, the Company believes that the deductions are valid because the noncompete agreements meet all of the judicially established tests for such agreements and that this matter will not have a material adverse effect on its consolidated financial condition or its results of operations. Accordingly, no provision for losses relating to this matter has been recorded in the accompanying consolidated financial statements.

9. RESEARCH AND DEVELOPMENT ARRANGEMENTS
The Company has various agreements with unrelated limited partnerships, which provide for research and development of certain medical diagnostic kits. The Company purchased the technology resulting from the research and pays royalties based on a percentage of revenues from the sale of certain diagnostic kits ($1,389,000, $1,002,000 and $934,000 for the years ended December 31, 1991, 1992 and 1993, respectively). All development under these contracts was complete as of December 31, 1987.

In connection with its acquisition of London Diagnostics, Inc. (Note 12), the Company became a party to an arrangement with an independent distributor (under which the distributor provided a portion of the funding) to develop and provide certain medical diagnostic kits utilizing chemiluminescent technology. Revenues from the arrangement were recognized on the percentage of completion basis. During the years ended December 31, 1992 and 1993, revenues of approximately $1,113,000 and $744,000, respectively, were recognized from such arrangement. Research and development costs expended under the arrangement amounted to $2,017,000 and $340,000 during the years ended December 31, 1992 and 1993, respectively. Development under the arrangement was completed during 1993. Under this arrangement, the Company owns all the rights to the diagnostic kits developed, and the distributor has the right to purchase the kits from the Company, manufacture the kits in conjunction with the Company, and market in the Far East any such kits purchased, manufactured or developed. Under a separate licensing agreement, the distributor was granted rights to the remaining technology which enabled it to manufacture the kits on a stand-alone basis. During the years ended December 31, 1992 and 1993, the Company received $625,000 and $1,000,000, respectively, relating to the separate licensing agreement. All amounts due from the distributor under this agreement had been received as of December 31, 1993.

Company-sponsored research and development expenses amounted to $2,970,000, $2,962,000 and $3,905,000 during the years ended December 31, 1991, 1992 and 1993, respectively.

10. RESTRUCTURING AND UNUSUAL CHARGES
During 1990, the Company formed a joint venture, Nichols Institute Laboratories North Texas, Ltd., with the owners of three hospital systems located in the Dallas-Fort Worth area to establish and operate a newly-developed shared clinical laboratory to serve those hospital systems, as well as other healthcare providers in the area. The joint venture (the Venture) was a limited partnership with a wholly-owned subsidiary of the Company acting as the general partner. The partnership agreement provided that the general partner absorbs 100% of cumulative losses in excess of partner contributions, which were exhausted during 1991.

During the year ended December 31, 1991, the Company's share in losses of the Venture was $5,098,000 due to substantial operating losses incurred by the Venture and the Company's share ($2,917,000) of restructuring charges recorded by the Venture related to the write-down of certain customer lists and fixed assets, as well as a direct restructuring charge ($875,000) recorded directly by the Company primarily to provide for severance pay of its Dallas operations.

NICHOLS INSTITUTE AND SUBSIDIARIES

In April 1992, the Company acquired the limited partners' interests in the Venture in exchange for 225,000 shares of the Company's Class C Common Stock, valued at $2,137,500, as part of a plan adopted during the latter part of 1991 which enabled the Company to obtain the control of the Venture necessary for it to take actions to reduce the continuing significant operating losses of the Dallas laboratory. The purchase price was allocated to goodwill.

In 1992, the Company decided that operating losses of the Dallas operations could only be reduced by significantly downsizing the Dallas operation. Accordingly, the Company recorded a restructuring charge of $13,000,000 as of June 30, 1992 to provide for the estimated costs of effecting the downsizing. The Company continued to refine the components of the restructuring charge until December 31, 1992, at which time the restructuring charge was comprised of a provision for write-downs of assets that were expected to be impaired as a result of the downsizing of the Dallas operations ($1,500,000), a partial write-down of customer lists ($2,400,000) and write-down of goodwill established upon the purchase of the limited partners' interest in the Venture ($2,700,000), provisions for future losses at the Dallas location through the estimated date of completion of the downsizing ($4,400,000), severance pay and related costs ($500,000), costs associated with subleasing the Dallas facility ($700,000), professional fees ($500,000) and other related costs ($300,000). The downsizing of the Dallas operations contemplated by the 1992 restructuring was largely complete as of September 30, 1993. The amounts ultimately incurred related to the 1992 restructuring charge were not significantly different from those contemplated by the Company.

The provision for lease termination recorded in connection with the 1992 restructuring was based on the expectations that the Company would sublet the entire Dallas facility to an interested third party. However, these negotiations were terminated during 1993. Subsequently, the Company decided it was not practicable to continue pursuing the sublease opportunities and entered negotiations to terminate the lease. Termination costs of the lease, in excess of those contemplated during the 1992 restructuring, are included in the restructuring charge recorded by the Company in 1993 as described below.

During 1993, the Company focused efforts to consolidate, standardize and integrate its various acquired laboratories and in November 1993 adopted a plan to consolidate its Texas, Bay Area (Oakland) and Upper Midwest Regional Laboratory operations, and to implement a further automation of its Reference Laboratories' operations. This plan resulted in the Company establishing a $12,840,000 restructuring reserve in the fourth quarter of 1993. The charge included write-offs of customer lists impaired as a result of the restructuring ($1,900,000) and property and other assets ($1,500,000) impaired as a result of the downsizing of certain of the locations, as well as provisions for severance pay, outplacement fees and related costs ($4,400,000), costs of terminating excess facility and equipment leases ($3,000,000, which included $1,800,000 paid as settlement for terminating the Dallas facility lease on January 31, 1994), strategic and financial consulting services ($900,000) incurred as of December 31, 1993, professional fees ($300,000) and certain other costs associated with the restructuring of the Company's operations ($840,000). Implementation of the restructuring plan, which is expected to be substantially complete by the end of 1994, will require significant cash expenditures. The Company estimates that total cash expenditures to effect the restructuring plan will approximate $9,600,000, of which approximately $1,800,000 was expended in 1993 and approximately $7,000,000 is expected to be expended during 1994, with the remainder expected to be expended thereafter. The Company expects that the cash requirements to effect the restructuring will be satisfied through cash generated from operations.

During the three months ended March 31, 1994, approximately $2,300,000 was expended. As of March 31, 1994, the 1993 restructuring programs are largely progressing as was contemplated when the restructuring charge was recorded in the fourth quarter of 1993.

Additionally, the Company incurred unusual charges of $3,160,000 during the year ended December 31, 1993. The charges primarily consisted of the write-off of impaired assets, including customer lists acquired in connection with business acquisitions in prior years ($1,600,000) and certain fixed assets whose values have been impaired primarily as a result of the Company's commitment to further automate the computerization of its financial information and laboratory systems ($600,000). The unusual charges also included costs associated with responding to a subpoena received during the year (Note 11).

11. COMMITMENTS AND CONTINGENCIES
On August 30, 1993, the Company received a subpoena from the Office of the Inspector General of the Department of Health and Human Services (OIG) requesting documents in connection with an investigation and inter

NICHOLS INSTITUTE AND SUBSIDIARIES
nal review concerning the possible submission of false or improper claims to the Medicare and Medicaid programs. The Company believes other independent clinical laboratories have received similar notices and believes these are a part of a nationwide audit and investigation of certain clinical laboratory industry practices. The Company has not been charged with any violation and intends to cooperate fully in the government's investigation. At this time, it is too early to predict the results of the investigation or its impact, if any, on the Company's consolidated financial condition or results of operations. Accordingly, no provision for any loss, if any, that may result upon the resolution of this investigation has been made in the accompanying consolidated financial statements.

The Company is obligated under various Academic Associate agreements which relate to the research and development and marketing of assays and reagents. Generally, the agreements are cancelable upon two to six months' notice after their initial term (usually two to five years) and provide for equal periodic payments or periodic payments based on a percentage of revenue derived from sales of the related assays and reagents.

In connection with certain business acquisitions (Note 12), the Company entered into covenants not-to-compete with the acquired companies' former stockholders. In addition to payments already made in accordance with the agreements, the covenants require future cash payments during the five years ending December 31, 1998 and thereafter of $4,188,000, $4,166,000, $3,344,000, $783,000, $787,000 and $541,000, respectively, and the future issuance of 6,780 shares each of Company Class A and Class C Common Stock. The covenants also require the issuance of 197,678 shares of Company Common Stock, of which 160,781 shares have been issued as of December 31, 1993. The shares issued in conjunction with the covenants not to compete were valued at their estimated fair market value at the date of consummation of the merger ($12.50 per share). As of December 31, 1993, $5,175,000 had been accrued under the agreements, of which $1,981,000 is included in other noncurrent liabilities in the accompanying consolidated balance sheets. The obligation to pay amounts due under the covenants not-to-compete entered into in connection with the acquisition of Clinical Laboratories of Lincoln, Inc.
(CLL) in 1988 is collateralized by a pledge of the stock of CLL. The terms of the pledge agreement require the Company to maintain the separate existence and operations of CLL, impose certain financial covenants with respect to CLL and restrict the extent to which the operations of CLL can be integrated with those of the Company. The terms are effective until 1996, when the amounts due under the covenants not-to-compete are required to have been paid in full.

The Company is a party to various litigation matters which are incidental to its business. Although the results of the litigation cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial statements.

Certain key employees participate in a severance package that provides compensation for a specified period of time in the event the employee is terminated as a result of a change in control of the Company or a merger. Certain key executives have agreements with the Company that provide for compensation for a specified period of time subsequent to their termination of employment for reasons defined in the agreements. The Company provides for the accrual of such benefits when the rights vest and payment is probable and reasonably estimatable.

12. BUSINESS ACQUISITIONS
As described in Note 10, during 1990 the Company formed a joint venture, Nichols Institute Laboratories North Texas, Ltd. (the Venture). In April 1992, the Company purchased the limited partners' interests in the Venture in exchange for 225,000 shares of Company Class C Common Stock valued at $2,137,500. The purchase price was allocated to goodwill. Commencing on the date of acquisition, the Venture was consolidated in the Company's financial statements.

In January 1991, the Company acquired all of the outstanding stock of MAWD Medical Laboratories, Inc. (MAWD). Initial consideration paid by the Company for the business and related covenants not-to-compete consisted of $1,740,000 in cash, future payments having a then present value of $2,000,000, and 11,128 shares of Series E Convertible Preferred Stock (Note 5). In connection with the acquisition, contingent payments consisting of 3,570 additional shares of Series E Convertible Preferred Stock were issued and cash payments of $1,250,000 were made during 1993. The obligation for these contingent payments was recorded during 1992, when it became probable that the payments would be made. The acquisition of MAWD was accounted for as a purchase with the excess of the purchase price of $1,560,000 over the fair market value of tangible assets (which approximated the carrying value of such assets) being allocated to goodwill.

NICHOLS INSTITUTE AND SUBSIDIARIES

During 1991, the Company acquired PathLab, Inc. (PathLab) by merger. Consideration paid by the Company consisted of approximately $6,728,000 in cash and $2,616,000 of five-year subordinated promissory notes bearing interest at 9.5% per annum (Note 3). Additionally, PathLab entered into noncompetition agreements with two of its former stockholders. The agreements have a term of eight years and provide for future payments having an initial present value of $1,850,000. The acquisition of PathLab was accounted for as a purchase with the excess of the purchase price of $10,620,000 over the fair market value of tangible assets (which approximated the carrying value of such assets) being allocated to goodwill.

During 1991, the Company acquired MPC Laboratory (MPC) by merger. Consideration paid to MPC shareholders in connection with the acquisition approximated $7,000,000, of which approximately $1,075,000 represented covenant not-to-compete arrangements with certain MPC shareholders. The acquisition of MPC was accounted for as a purchase with the excess of the purchase price of $4,850,000 over the fair market value of tangible assets (which approximated the carrying value of such assets) being allocated to goodwill.

During April 1992, the Company acquired London Diagnostics, Inc. (London), which had primarily been engaged in the development, manufacture and distribution of medical diagnostic test kits using direct label chemiluminescent technology. Consideration paid to London's shareholders was 1,315,050 shares of the Company's Class C Common Stock valued at $12,641,000 which, together with the other costs of the acquisition, was allocated to purchased technology. The value of the Class C Common Stock was based upon the average trading prices of the Company's Class C Common Stock for a ten-day period preceding the acquisition consummation date. The value during the ten-day period was utilized because the sellers were guaranteed a fixed purchase price based upon pre-closing stock trading prices.

The unaudited consolidated pro forma results of operations for the year ended December 31, 1991, as if the Venture, PathLab, MPC and London acquisitions had occurred at the beginning of that year, are as follows:

 Net revenues                                             $261,435,000
Net     loss                                              $ (1,593,000)
Net     loss per share                                    $       (.11)

The unaudited consolidated pro forma results of operations for the year ended December 31, 1992, as if the London acquisition had occurred at the beginning of that year, are as follows:

 Net revenues                                             $285,181,000
Net     loss                                              $
                                                            (5,183,000)
Net     loss per share                                    $       (.32)

The pro forma information presented above does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented.

During 1991 and 1992, the Company entered into various other business acquisitions, the revenues and operating results of which were neither individually nor collectively significant.

NICHOLS INSTITUTE AND SUBSIDIARIES

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table sets forth selected financial data for the quarters indicated:

                                First         Second        Third         Fourth
Net revenues:
 1992                        $69,870,000   $73,316,000   $70,480,000    $ 70,532,000
 1993                         71,649,000    71,242,000    68,418,000      68,292,000
Gross profit:
 1992                        $25,894,000   $26,789,000   $25,492,000    $ 26,864,000
 1993                         27,266,000    27,824,000    25,537,000      23,642,000
Net income (loss):
 1992                        $                           $              $
                               1,130,000   $(7,716,000)      440,000       1,858,000
 1993                          2,112,000     2,245,000     1,432,000     (10,200,000)
Net income (loss) per
  share:
 1992                        $       .08   $      (.48)  $       .03    $        .11
 1993                        $       .12   $        .13  $       .08    $       (.61)

Gross profit represents net revenues less cost of sales. See Note 10 for discussion of restructuring charges recorded during the second quarter of 1992 and the fourth quarter of 1993.

Although the Company realized benefits from cost reduction measures implemented during the fourth quarter of 1992, including salary reductions and freezes, and the suspension of vacation accruals and 401(k) matching contributions, these benefits were largely offset by nonrecurring charges associated with a reorganization of the Company's management structure.

During the fourth quarter of 1993, the Company recorded an inventory adjustment of approximately $400,000 and reclassified certain costs of approximately $600,000 from selling, general and administrative expenses to cost of sales.

14. SUBSEQUENT EVENTS
On April 20, 1994, the Company filed a Form S-1 Registration Statement with the Securities and Exchange Commission (SEC) relating to a proposed $100 million public debt offering (the Offering). On June 1, 1994, the Board of Directors approved a plan of merger with Corning Incorporated. At that same time, the Company suspended its efforts to seek public debt financing. Under the terms of the merger agreement, all of the Company's common shares will be exchanged for $13.00 of Corning Incorporated's common stock (subject to certain limitations). Pursuant to its terms, the Company's Series E Convertible Preferred Stock will be converted into Corning Incorporated's common stock at the time of the merger. The merger is contingent upon, among other things, treatment of the merger as a pooling for accounting purposes. No assurances can be given that the merger will be completed. Should the merger be completed this would be considered a qualifying event under certain of the key executive severance agreements (Note 11).

APPENDIX A

                         AGREEMENT AND PLAN OF MERGER
                     Dated as of June 1, 1994, As Amended
                                    Among
                            CORNING INCORPORATED,
                           APPLE ACQUISITION CORP.
                                     And
                              NICHOLS INSTITUTE

TABLE OF CONTENTS

                                                                                                PAGE
                                               ARTICLE I
                                               The Merger
SECTION 1.01.          The Merger                                                               A-4
SECTION 1.02.          Closing                                                                  A-4
SECTION 1.03.          Effective Time                                                           A-4
SECTION 1.04.          Effects of the Merger                                                    A-4
SECTION 1.05.          Certificate of Incorporation and By-laws                                 A-4
SECTION 1.06.          Directors                                                                A-5
SECTION 1.07.          Officers                                                                 A-5

                                              ARTICLE II
                                  Effect of the Merger on the Capital
                                 Stock of the Constituent Corporations;
                                        Exchange of Certificates
SECTION 2.01.          Effect on Capital Stock                                                  A-5
SECTION 2.02.          Exchange of Certificates                                                 A-6

                                              ARTICLE III
                                     Representations and Warranties
SECTION 3.01.          Representations and Warranties of the Company                            A-8
SECTION 3.02.          Representations and Warranties of Parent and Sub                         A-15

                                              ARTICLE IV
                               Covenants Relating to Conduct of Business
SECTION 4.01.          Conduct of Business                                                      A-19
SECTION 4.02.          No Solicitation                                                          A-21

                                               ARTICLE V
                                         Additional Agreements
SECTION 5.01.          Preparation of Form S-4 and the Proxy Statement; Stockholders'
                       Meeting                                                                  A-21
SECTION 5.02.          Access to Information; Confidentiality                                   A-21
SECTION 5.03.          Reasonable Efforts; Notification                                         A-22
SECTION 5.04.          Stock Option Plans                                                       A-22
SECTION 5.05.          Benefit Plans and Employee Matters                                       A-23
SECTION 5.06.          Indemnification, Exculpation and Insurance                               A-23
SECTION 5.07.          Letters of Accountants                                                   A-23
SECTION 5.08.          Fees and Expenses                                                        A-24
SECTION 5.09.          Public Announcements                                                     A-24
SECTION 5.10.          Affiliates; Accounting and Tax Treatment                                 A-24
SECTION 5.11.          Conveyance Taxes                                                         A-24
SECTION 5.12.          Senior Notes                                                             A-24
SECTION 5.13.          Employment Agreements                                                    A-24
SECTION 5.14.          Company Preferred Stock                                                  A-25
SECTION 5.15.          No Restrictions on Parent's Activities                                   A-25
SECTION 5.16.          New Employment Agreement                                                 A-25

                                              ARTICLE VI
                                          Conditions Precedent
SECTION 6.01.          Conditions to Each Party's Obligations to Effect the Merger              A-25
SECTION 6.02.          Additional Conditions to Obligations of Parent and Sub                   A-25
SECTION 6.03.          Additional Conditions to Obligations of the Company                      A-26

ARTICLE VII
                                   Termination, Amendment and Waiver
SECTION 7.01.          Termination                                                              A-27
SECTION 7.02.          Effect of Termination                                                    A-27
SECTION 7.03.          Amendment                                                                A-27
SECTION 7.04.          Extension; Waiver                                                        A-27
SECTION 7.05.          Procedure for Termination, Amendment, Extension or Waiver                A-27

                                             ARTICLE VIII
                                           General Provisions
SECTION 8.01.          Nonsurvival of Representations and Warranties                            A-28
SECTION 8.02.          Notices                                                                  A-28
SECTION 8.03.          Definitions                                                              A-28
SECTION 8.04.          Interpretation                                                           A-29
SECTION 8.05.          Counterparts                                                             A-29
SECTION 8.06.          Entire Agreement; No Third-Party Beneficiaries                           A-29
SECTION 8.07.          Governing Law                                                            A-29
SECTION 8.08.          Assignment                                                               A-29
SECTION 8.09.          Enforcement                                                              A-29

EXHIBIT 5.10           FORM OF AFFILIATE LETTER                                                 A-31
EXHIBIT 5.13(a)        EMPLOYMENT AGREEMENT AMENDMENTS                                          A-33
EXHIBIT 5.16           FORM OF NEW EMPLOYMENT AGREEMENT                                         A-34


AGREEMENT AND PLAN OF MERGER, dated as of June 1, 1994, as amended, among CORNING INCORPORATED, a New York corporation ("Parent"), APPLE ACQUISITION CORP., a Delaware corporation ("Sub") and a direct wholly owned subsidiary of Parent, and NICHOLS INSTITUTE, a Delaware corporation (the "Company").

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of Company Common Stock (as defined in Section 3.01(c)) (including shares of Company Common Stock issuable upon the automatic conversion of Company Preferred Stock (as defined in Section 3.01(c)) in accordance with the terms thereof as of the Effective
Time) other than shares to be cancelled in accordance with Section 2.01(b), will be converted into the right to receive shares of common stock, par value $.50 per share, of Parent ("Parent Common Stock");

WHEREAS, the Merger requires the approval of the holders of a majority of the votes which the outstanding shares of the Company Common Stock are entitled to cast on such matter voting as a single class (the "Company Stockholder Approval");

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Dr. Albert L. Nichols, a stockholder of the Company (the "Significant Stockholder"), has entered into an agreement with Parent (the "Significant Stockholder Agreement") pursuant to which the Significant Stockholder has, among other things, agreed to vote his shares of Company Common Stock in favor of the Merger;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests";

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I
                                  THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the DGCL.

SECTION 1.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be "Nichols Institute") until thereafter changed or amended as provided therein or by applicable law.
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(b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06. Directors. The directors of Sub at the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company, or the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

  (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation.

  (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

  (c) Conversion of Common Stock. Each share of Company Common Stock issued and outstanding as of the Effective Time other than shares to be cancelled in accordance with Section 2.01(b) and other than shares of Class B Stock which are Objecting Shares (as defined in clause (d) below) shall be converted, subject to Section 2.02(e), into the right to receive that number (the "Exchange Ratio") of shares of Parent Common Stock, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, to the next lower thousandth, equal to the quotient derived by dividing $13.00 by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) during the 10 consecutive trading days ending on the fifth trading day prior to the Company Stockholders' Meeting (as defined in Section 5.01(b)); provided, however, that in no event will the Exchange Ratio be greater than 0.491 and if the Exchange Ratio, as calculated, would be above that limit, then it shall be fixed at such maximum limit; provided, further, that in the event the Exchange Ratio, as calculated (without reference to the foregoing proviso), would equal or be greater than 0.638, then the Company may terminate this Agreement. If, prior to the Effective Time, Parent should split or combine the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, then the Exchange Ratio (including the maximum limit thereof) will be appropriately adjusted to reflect such split, combination, dividend or other distribution. Each share of the Company Preferred Stock issued and outstanding as of the Effective Time (other than shares of Company Preferred Stock which are Objecting Shares) shall be converted, subject to Section 2.02(e), into the right to receive Parent Common Stock in the manner and amount provided for pursuant to the terms of the Company Preferred Stock. Each share of Parent Common Stock issued pursuant to this Section 2.01(c) shall be accompanied by one Right (as defined in Section 3.02(b)) unless the Rights shall not be outstanding as of the Effective Time.

  As of the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares (including any certificate theretofore representing Company Preferred Stock) shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing shares of Company Common Stock and Company Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued
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in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e).

  (d) Notwithstanding anything in this Agreement to the contrary, each share of Class B Stock and each share of Company Preferred Stock which is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who has not voted such shares in favor of adoption of the Merger Agreement or consented thereto in writing (in the case of shares of Class B Stock) and who has demanded appraisal rights with respect thereto in the manner provided in Section 262 of the DGCL (collectively, the "Objecting Shares") shall not be converted into or represent the right to receive the merger consideration provided for in paragraph (c) above but, instead, the holders thereof shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions in Section 262 of the DGCL; provided, however, that if any holder of Objecting Shares shall subsequently withdraw such demand for appraisal of such shares, or lose the right to appraisal as provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been automatically converted into the right to receive, as of the Effective Time, the merger consideration provided for in paragraph (c) above, without any interest thereon.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company (the "Exchange Agent"), and as contemplated by such agreement, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 2.02), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such certificates representing shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in a customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock or Company Preferred Stock formerly evidenced by such Certificate (after taking into account all shares of Company Common Stock and Company Preferred Stock then held of record by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate evidencing whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.02(c) or 2.02(e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time
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shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.02(e), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock or Company Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, Parent shall instruct the Exchange Agent to determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.02(a) over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Certificates pursuant to
Section 2.02(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at the then prevailing prices on the NYSE, all in the manner provided in paragraph (iii) of this Section 2.02(e).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders of Certificates (the "Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sales. The Exchange Agent shall determine the portion of the Trust to which each holder of one or more Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled (after taking into account all shares of Company Common Stock and Company Preferred Stock held of record immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates are entitled.

(iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of
Section 2.02(c).

(f) Termination of Exchange Fund and Trust. Any portion of the Exchange Fund and Trust that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which they are entitled.

(g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock for any shares of Parent Common Stock (or divi
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

dends or distributions with respect thereto) or cash from the Exchange Fund or the Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding shall have been made by Parent or the Exchange Agent.

(i) Investment of Exchange Fund and Trust. The Exchange Agent shall invest any cash included in the Exchange Fund and the Trust, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

  (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or other organizational documents of its Material Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, "Material Subsidiary" means each subsidiary of the Company designated as a Material Subsidiary in Schedule 3.01(b)(i) of the Company Disclosure Schedule.

  (b) Subsidiaries. Schedule 3.01(b)(i) of the Company Disclosure Schedule lists each subsidiary of the Company and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") except as disclosed in Schedule 3.01(b)(ii) of the Company Disclosure Schedule. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity except as disclosed in Schedule 3.01(b)(ii) of the Company Disclosure Schedule.

  (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock, $.10 par value (the "Class A Stock"), 13,333,333 shares of Class B Common Stock, $.10 par value (the
"Class B Stock"), 30,000,000 shares of Class C Common Stock, $.10 par value (the "Class C Stock" and, together with the Class A Stock and the Class B Stock, the "Company Common Stock") and 1,000,000 shares of preferred stock, $.10 par value. At the close of business on May 30, 1994, (i) 6,098,373 shares of Class A Stock, 1,603,301 shares of Class B Stock, 8,995,262 shares of Class C Stock and 14,698 shares of Series E Convertible Preferred Stock ("Company Preferred Stock") were issued and outstanding, (ii) there were no shares of Company Common Stock or shares of Company Preferred Stock held by the Company in its treasury, (iii) 1,603,301 shares of Class A Stock were reserved for issuance upon conversion of the Class B Stock and 557,527 shares of Class A Stock and 2,759,553 shares of Class C Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 5.04), (iv) 1,028,860 shares of Class A Stock and 1,028,860 shares of Class C Stock were reserved for issuance upon conversion of the Company Preferred Stock, (v) 512,280 shares of Class A Stock were reserved for issuance upon conversion of the Company's Convertible Subordinated Promissory Notes (the "Convertible Notes"), (vi) 120,709 shares of Class C Stock were reserved for issuance upon exercise of the Common Stock Purchase Warrants expiring May 31, 1999 (the "Warrants"), (vii) 6,780 shares of Class A Stock and 6,780 shares of Class C Stock were
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held by the Company in trust in connection with certain noncompete agreements to which the Company is a party (the "Noncompete Agreements") and (viii) 1,028,860 shares of Class A Stock and 1,028,860 shares of Class C Stock were reserved for issuance upon conversion of the new Series F Convertible Preferred Stock which the Company had been considering exchanging on a share-for-share basis for the issued and outstanding Company Preferred Stock. The Company makes no representation or warranty that the number of shares reserved for issuance is not greater than the number of shares actually issuable upon the exercise of Stock Options or Warrants or upon the conversions or payments set forth above in (iii) through (viii). Except as set forth above, at the close of business on May 30, 1994, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights of the Company which were not granted in tandem with a related Stock Option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company. All outstanding shares of capital stock of the Company (including shares held in trust under the Noncompete Agreements) are, and all shares which may be issued upon the exercise of Stock Options or the Warrants or upon conversion of the Company Preferred Stock or the Convertible Notes will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Convertible Notes and Noncompete
Agreements, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the right to convert Class B Stock into Class A Stock on a share-for-share basis, and as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as provided in the Stock Option Plans which permit optionholders to pay the exercise price with Company Common Stock, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or (except as disclosed in Schedule 3.01(c) of the Company Disclosure Schedule) to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933 or which otherwise relate to the registration of any securities of the Company.

  (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, laws, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or
(z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order
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or authorization of, or registration, declaration or filing with, any
Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Specified Agencies") of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement (as defined in Section 5.01) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

  (e) SEC Documents; Financial Statements. Since January 1, 1992, the Company has filed with the SEC all required reports and forms and other documents (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents con- tained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed prior to the date of this Agreement (or, with respect to any future repetition of this representation, prior to the time of such repetition), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

  (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.01(a)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting (as defined in Section 5.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

  (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since January 1, 1994, the Company has conducted its business only in the ordinary
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course consistent with prior practice, and there has not been (i) any material adverse change in the Company and its subsidiaries on a consolidated basis, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer, general manager or laboratory manager of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Section 3.01(g) of the Company Disclosure Schedule), (y) any granting by the Company or any of its subsidiaries to any such officer, general manager or laboratory manager of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement or (z) any entry into, or renewal or modification of, any employment, consulting, severance or termination agreement with any such officer, general manager or laboratory manager by the Company or any of its subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

  (h) Litigation. Except as disclosed in the SEC Documents filed prior to the date of this Agreement or in Schedule 3.01(h) of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or
(iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i)-(iii).

  (i) Absence of Changes in Benefit Plans. Except as disclosed in the SEC Documents filed prior to the date of this Agreement or as required by applicable law, since January 1, 1994, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) (collectively, "Benefit Plans") providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since January 1, 1994, neither the Company nor any of its subsidiaries has taken any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or general manager, or for the benefit of laboratory managers generally or employees generally.

  (j) ERISA Compliance. (i) The Company has delivered to Parent true, complete and correct copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans currently maintained, or contributed to, or required to be maintained or contributed to, with the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity"), including all employment, termination, severance, or other contracts for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (v) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each of its Benefit Plans (if any such report was required), (w) the most recently prepared actuarial report for each such Benefit Plan, (x) the most recent summary plan description for each such Benefit Plan for which such summary plan descrip
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tion is required, (y) the most recently received Internal Revenue Service determination letter for each such Benefit Plan and (z) each trust agreement and group annuity contract relating to any such Benefit Plan.

  (ii) Each of the Company's and its subsidiaries' Benefit Plans has been administered in all material respects in accordance with its terms. The Company, each of its subsidiaries and all such Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA and the Code.

  (iii) All of the Company's and its subsidiaries' Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under
Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect except for any of the foregoing which could reasonably be expected to result in a material adverse effect on the Company.

  (iv) No Pension Plan that the Company or any of its subsidiaries maintains is subject to Title IV of ERISA.

  (v) None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of its Benefit Plans which are subject to ERISA, including its Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, or any of its subsidiaries or any officer of the Company or any of its subsidiaries to tax or penalty under ERISA, the Code or other applicable law that could result in a material adverse effect on the Company. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

  (vi) Except as disclosed in Schedule 3.01(j), the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of the Company or any subsidiary of the Company or the beneficiary or dependent of any such employee or former employee.

  (vii) With respect to any of the Company's or any of its subsidiaries' Benefit Plans that is an employee welfare benefit plan, (except as disclosed in Schedule 4.01), (x) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (y) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code except where the failure to so comply could not reasonably be expected to result in a material adverse effect on the Company and (z) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without resulting in a material adverse effect on the Company on or at any time after the Effective Time.

  (viii) No Commonly Controlled Entity has incurred any material liability to a Pension Plan of the Company or any of its subsidiaries (other than for contributions not yet due).

  (k) Taxes. (i) Each of the Company and its subsidiaries has timely filed all Federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. The Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on its behalf) all taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of the Agreement. The most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement properly reflect in accordance with generally accepted accounting principles all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

  (ii) Except as disclosed in Schedule 3.01(k) of the Company Disclosure Schedule, no claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the Internal Revenue Service or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, would, individually or in the aggregate, have a material adverse effect upon
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

the Company, and no requests for waivers of the time to assess any taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through 1990, except as disclosed in Schedule 3.01(k) of the Company Disclosure Schedule.

  (iii) Neither the Company nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.

  (iv) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. Notwithstanding the definition of "subsidiary" set forth in Section 8.03 of this Agreement, for the purposes of this Section 3.01(k), references to the Company and each of its subsidiaries shall include former subsidiaries of the Company for the periods during which any such corporations were included in the consolidated Federal income tax return of the Company.

  (l) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not, except as may otherwise have been disclosed to Parent prior to the date of this Agreement, be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code).

  (m) Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the SEC Documents filed prior to, or as otherwise disclosed to Parent prior to, the date of this Agreement, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

  (ii) To the knowledge of the Company, the Company and each of its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as hereinafter defined) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

  (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such currently or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The term "Hazardous Material" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49
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U.S.C. S. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
S. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization
Act, 42 U.S.C. S. 9601 et seq., the Clean Water Act, 33 U.S.C. S. 1251 et seq. and the Clean Air Act, 42 U.S.C. S. 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material and (E) PCBs, or materials or fluids containing PCBs in excess of 50 ppm.

  (n) State Takeover Statutes. The Company has taken all requisite action to render inapplicable to this Agreement and the Significant Stockholder Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL and such action is effective at the date of this Agreement. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation (including, without limitation, Section 2115 of the California General Corporation Law) applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement or the Significant Stockholder Agreements.

  (o) Brokers. No broker, investment banker, financial advisor or other person, other than Peter J. Solomon Securities Company Limited and CS First Boston Corporation, the aggregate fees and expenses of which have been disclosed to Parent and will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  (p) Opinion of Financial Advisor. The Company has received the opinion of CS First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to each class of the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

  (q) Contracts; Debt Instruments. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole and neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company. Set forth in Section 3.01 (q) of the Company Disclosure
Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries as described in the Company's Form 10-K for the year ended December 31, 1993.

  (r) Title to Properties. (i) The Company and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not have a material adverse effect on the Company.

  (ii) Each of the Company and its subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failures to comply or to be in full force and effect which would not, individually or in the aggregate, have a material adverse effect on the Company. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for the failures to do so which would not, individually or in the aggregate, have a material adverse effect on the Company.

  (s) Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates have taken or agreed to take any action or is aware of any condition that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

  (t) Voting Requirements. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated by this Agreement. Assuming that those matters relating to Parent set forth in
Schedule 3.01(t) are true and correct, the affirmative vote of the Significant Stockholder in accordance with the Significant Stockholder Agreement is sufficient and adequate, without the approval of any other stockholder of the Company, to approve this Agreement and the transactions contemplated hereby for all purposes under the DGCL and the Company's certificate of incorporation and by-laws.
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(u) Noncompetition. Except as set forth in Schedule 3.01(u) of the Company
Disclosure Schedule, the Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any noncompetition or similar restriction on their respective businesses.

  (v) Intellectual Property. The Company and each of its Material Subsidiaries owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, trademarks, inventions and processes used in the business of the Company or such Material Subsidiary as currently conducted and has not received any notice of conflict which asserts the rights of others with respect thereto (except for such failures to comply with the foregoing representations as would not, individually or in the aggregate, have a material adverse effect on the Company). The Company and each of its Material Subsidiaries has performed all the obligations required to be performed by it and is not in default under any agreement relating to any of the foregoing (except for such failures to perform or such defaults as would not, individually or in the aggregate, result in a material adverse effect on the Company).

SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

  (a) Organization, Standing and Corporate Power. Each of Parent and each of its subsidiaries (including Sub) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and each of its subsidiaries (including Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

  (b) Capital Structure. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 10,000,000 shares of Series Preferred Stock, par value $100 per share (of which 600,000 shares have been designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and 316,822 shares have been designated Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock")). At the close of business on April 18, 1994, (i) 208,963,513 shares of Parent Common Stock, no shares of Series A Preferred Stock and 259,631 shares of Series B Preferred Stock were issued and outstanding, (ii) 27,464,921 shares of Parent Common Stock were held by Parent in its treasury and (iii) 8,592,297 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock. Each share of Parent Common Stock carries with it a preferred share purchase right (a "Right") which entitles the holder thereof to purchase, on the occurrence of certain events, Parent Common Stock or Series A Preferred Stock. Except as set forth above, at the close of business on April 18, 1994 no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, and except for employee stock options granted in the ordinary course of business since April 18, 1994, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or its Significant Subsidiaries. As of the date of this Agreement, the authorized capital stock of Sub consists of 500 shares of common stock, par value $.01 per share, of which one share has been validly issued, is fully paid and nonassessable and is owned by Parent free and clear of any Liens. For purposes of this Agreement, "Significant Subsidiary" means any subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.
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(c) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary, of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgement, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for
(i) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Form S-4 and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under (x) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (y) the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made would not, individually, or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

  (d) SEC Documents; Financial Statements. Since January 1, 1992, Parent has filed with the SEC all required reports and forms and other documents (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature (whether
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accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

  (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

  (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since January 3, 1994, Parent has conducted its business only in the ordinary course consistent with prior practice and there has not been (i) any material adverse change in Parent, (ii) except for regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on Parent or (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business except insofar as may, have been required by a change in generally accepted accounting principles.

  (g) Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, individually or in the aggregate, could reason- ably be expected to (i) have a material adverse effect on Parent, (ii) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have any effect referred to in the foregoing clauses (i) through (iii).

  (h) Taxes. (i) Each of Parent and its subsidiaries has timely filed all Federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. Parent and each of its subsidiaries has paid and discharged (or Parent has paid and discharged on its behalf) all taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement. The most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement reflect an adequate reserve in accordance with generally accepted accounting principles for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

  (ii) No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the Internal Revenue Service or any other taxing authority or agency against Parent or any of its subsidiaries which, if resolved against Parent or any of its subsidiaries, would, individually or in the aggregate, have a material adverse effect upon Parent. No requests for waivers of the time to assess any taxes are pending. The Federal income tax returns of Parent and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through 1986.

  (iii) Neither Parent nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.

  (i) Compliance with Applicable Laws. (i) Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted,
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and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

  (ii) To the knowledge of Parent, Parent and each of its subsidiaries is, and has been, and each of Parent's former subsidiaries, while subsidiaries of Parent, was, in compliance in all material respects with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

  (iii) During the period of ownership or operation by Parent and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Parent, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on Parent. Prior to the period of ownership or operation by Parent and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of Parent, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on Parent.

  (j) Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

  (k) Opinion of Financial Advisor. Parent has received the opinion of Lazard Freres & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid by Parent in the Merger is fair to Parent and the stockholders of Parent from a financial point of view, and a signed copy of such opinion has been delivered to the Company.

  (l) Contracts; Debt Instruments. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements that are material to the business, financial condition or results of operations of Parent and neither Parent nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease or other contract agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent. Set forth in
Section 3.02(1) of the Parent Disclosure Schedule is a description of any material change to the amount and terms of the indebtedness of Parent and its subsidiaries as described in Parent's Form 10-K for the year ended January 2, 1994.

  (m) Title to Properties. (i) Parent and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not have a material adverse effect on Parent. All such material properties and assets, other than properties and assets in which Parent or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, would not have a material adverse effect on Parent.

  (ii) Each of Parent and its subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failures to comply or to be in full force and effect which would not, individually or in the aggregate, have a material adverse effect on Parent. Each of Parent and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for the failures to do so which would not, individually or in the aggregate, have a material adverse effect on Parent.

  (n) Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates have taken or agreed to take any action or has knowledge of any fact or circumstance relating to Parent that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.
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(o) Interim Operations of Sub. (i) Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  (ii) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                  ARTICLE IV
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (a) as contemplated by this Agreement or (b) as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries, without the prior written approval of Parent, to:

  (i) (A) declare, set aside or pay (whether in cash, stock, property, or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (ii) other than the issuance of Company Common Stock upon the exercise of the Warrants or Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement and described in Section 4.01(a) of the Company Disclosure Schedule or upon conversion of the Company Preferred Stock or the Convertible Notes, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement) or (C) accelerate the vesting of any of the Stock Options;

  (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

  (iv) acquire or agree to acquire (for cash or shares of stock or otherwise)
(A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets except purchases of inventory in the ordinary course of business consistent with past practice;

  (v) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice and except for the purpose of securing indebtedness permitted pursuant to Section 4.01(a)(vi);

  (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except for the incurrence of indebtedness to finance the Company's working capital needs (which may include mandatory payments under the Senior Notes) which, in the aggregate, does not exceed $15,000,000 provided that the terms of any such indebtedness (including any prepayment penalty) shall be subject to the approval of Parent (which approval shall not be unreasonably withheld), or
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(B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

  (vii) make or agree to make any new capital expenditures which, individually, exceed $250,000 or which, in the aggregate, exceed $2,000,000;

  (viii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income tax return for the taxable year ending 1990, except as may be required by applicable law;

  (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

 (x) (A) increase the rate or terms of compensation payable or to become payable generally to any of Seller's directors, officers or employees, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in the SEC Documents filed prior to the date of this Agreement, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, (D) enter into any employment agreement with or for the benefit of any person or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement (except pursuant to Section 5.13); provided, however, that nothing in this clause (x) shall preclude payments under the terms of the existing incentive compensation plans of the Company in accordance with past practice;

  (xi) except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims; or

  (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them; provided that the foregoing shall not prevent Parent or any of its subsidiaries from discontinuing or disposing of any part of its assets or business or from acquiring any assets or businesses or from entering into any financing transactions if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as (i) contemplated by this Agreement or (ii) as set forth in a writing delivered to the Company prior to the execution hereof, Parent shall not, and shall not permit any of its subsidiaries to:

  (i) (A) declare, set aside or pay (whether in cash or property, but excluding stock dividends) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to its parent and except for regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) declared by the Board of Directors of Parent with customary record and payment dates, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock or (C) purchase, redeem or otherwise acquire any shares of Parent Common Stock;

  (ii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents in a manner which would reasonably be expected to be materially adverse to the stockholders of the Company;

  (iii) amend the Rights or the agreements under which the Rights are issued in any manner adverse to the stockholders of the Company;
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(iv) change its fiscal year; or

  (v) authorize, or commit or agree to take any of, the foregoing actions.

(c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality, becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

SECTION 4.02. No Solicitation. (a) In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby and by the requirement of Parent that the Significant Stockholder Agreement be executed concurrently herewith as a condition of Parent entering into this Agreement, and to various alternatives to the transactions contemplated by this Agreement, and in light of the fairness opinion described in Section 3.01(p) and the information provided to the Company by its financial advisor, Peter
J. Solomon Securities Company Limited, regarding potential alternative opportunities for the sale of the Company, the Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, solicit or initiate, or encourage the submission of, any Takeover Proposal, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any proposal (whether or not in writing and whether or not delivered to the Company's stockholders generally) for a merger or other business combination involving the Company or any of its Material Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Material Subsidiaries, other than the transactions contemplated by this Agreement. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Takeover Proposal by means of a tender offer.

(b) The Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company shall keep Parent informed of the status and details of any such request, Takeover Proposal or inquiry.

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of Form S-4 and the Proxy Statement; Stockholders' Meeting. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's stockholders to be held to obtain the Company Stockholder Approval (together with any amendments and supplements thereof or supplements thereto, the "Proxy Statement"), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Form S-4") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and shall take all or any action required under any applicable Federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Form S-4 and Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

(b) Stockholders' Meeting. As soon as practicable following the date of this Agreement, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting"), for the purpose of obtaining the Company Stockholder Approval. The Company shall use its reasonable efforts to solicit from its stockholders proxies, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to obtain the Company Stockholder Approval and, through its Board of Directors, shall (subject to their fiduciary duties) recommend to its stockholders the obtaining of the Company Stockholder Approval.

SECTION 5.02. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party, and to the officers, employees, accountants,
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counsel, financial advisers and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by law, each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement dated May 10, 1994, between Parent and the Company (the "Confidentiality Agreement").

SECTION 5.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 5.04. Stock Option Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Options Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding stock options to purchase shares of Company Common Stock ("Stock Options") heretofore granted under any, stock option or stock appreciation rights plan, program or arrangement of the Company (collectively, the "Stock Option Plans") as is necessary to provide that each Stock Option outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be immediately converted as of the Effective Time into the right to purchase from Parent the Option Conversion Number (as defined below) of shares of Parent Common Stock (each an "Adjusted Option"). Each Adjusted Option will have substantially the same terms as the Stock Option to which it is related, including the same vesting schedule (other than (except with respect to Stock Options granted under the Company's 1993 Non-Employee Director Stock Option Plan, as to which Section 5.04(b) applies) to the extent accelerated pursuant to the terms of such Stock Option or in accordance with the present terms of any employment agreements existing on the date hereof, which Stock Option shall remain exercisable following the Effective Time in accordance with the provisions of the Stock Option Plan under which granted), except for its exercise price and the number and kind of shares subject thereto. The exercise price of any Adjusted Option (the "Adjusted Exercise Price") shall be an amount equal to the exercise price of the Stock Option related to such Adjusted Option as of the date of this Agreement divided by the Exchange Ratio. The "Option Conversion Number" for any Adjusted Option shall be equal to the number of shares purchasable pursuant to the Stock Option related to such Adjusted Option as of the date of this Agreement multiplied by the Exchange Ratio. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the exercise of any Adjusted Option, and no fractional share interest will entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of any Adjusted Option who exercises such Adjusted Option in accordance with its terms and this Agreement who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Adjusted Options delivered by such holder on the date such Adjusted Options are exercised) shall receive, in lieu thereof, a whole share of Parent Common Stock if such fraction is 0.5 or greater, or no additional shares of Parent Common Stock if such fraction is less than 0.5.

(b) Notwithstanding Section 5.04(a), prior to the Closing the Board of Directors of the Company (or the relevant committee thereof) shall adopt such resolutions and the Company shall obtain such written consents as may be necessary to rescind the pending amendment to the 1993 Non-Employee Director Stock Option Plan and all Stock Options granted thereunder to provide that the vesting of such Stock Options shall not be accelerated as a result of this Agreement or the transactions contemplated hereby, but that such Stock Options shall instead be converted, as of the Effective Time, into Adjusted Options.
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(c) All Stock Option Plans not adjusted pursuant to Section 5.04(a) shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 5.04(a).

(d) Parent agrees to take such actions as are necessary, for the conversion of the Stock Options of the Company pursuant to Section 5.04(a) into Adjusted Options, including the reservation, issuance and listing of Parent Common Stock, as is necessary to effectuate the transactions contemplated by Section 5.04(a).

(e) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Stock Option Plan.

SECTION 5.05. Benefit Plans and Employee Matters. (a) Except as provided in
Section 5.04, Parent currently intends to cause the Surviving Corporation to maintain for a period of three years after the Effective Time the Benefit Plans of the Company and its subsidiaries in effect on the date of this Agreement or to provide benefits to employees of the Company and its subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date of this Agreement.

(b) Parent currently intends, for a period of three years after the Effective Time, to provide, or cause its subsidiaries to provide, to persons who are employees of the Company or any of its subsidiaries at the Effective Time ("Company Employees"), and whose employment is thereafter terminated by Parent or any of its subsidiaries, with an opportunity to apply for subsequent employment opportunities involving substantially similar job qualifications with Parent and its subsidiaries prior to the placement of advertisements or other open notices to the general public that such employment opportunities are available; provided, however, that neither Parent nor any of its subsidiaries shall have any obligations to offer employment to any such former Company Employees.

SECTION 5.06. Indemnification, Exculpation and Insurance. (a) The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b) For six years from the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties") on terms no less favorable than the terms of such current insurance coverage; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.06.

(d) Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification provisions contained in the Surviving Corporation's certificate of incorporation and by-laws and in the indemnification agreements listed in Schedule 5.06 of the Company Disclosure Schedule.

(e) This Section 5.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

SECTION 5.07. Letters of Accountants. (a) The Company shall use its reasonable efforts to cause to be delivered to Parent "comfort" letters of Deloitte & Touche, the Company's independent public accountants, dated and delivered a date within two business days before the date on which the Form S-4 shall become effective and within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably sat
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isfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

(b) Parent shall use its reasonable efforts to cause to be delivered to the Company "comfort" letters of Price Waterhouse, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

SECTION 5.08. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.10. Affiliates; Accounting and Tax Treatment. (a) The Company shall
(x) within 30 days after the date of this Agreement, deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment and (y) prior to the Effective Time, use its reasonable efforts to obtain from each such affiliate a written agreement substantially in the form of
Exhibit 5.10 hereto. The Company shall use its reasonable efforts to obtain such a written agreement as soon as practicable from any person who may be deemed to have become an affiliate of the Company, after the Company's delivery of the letter referred to above and prior to the Effective Time.

(b) Each party hereto shall use its reasonable efforts to (i) cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization under the provisions of Section 368(a) of the Code and (ii) obtain the letters from the accountants referred to in Sections 6.02(e) and 6.03(d) and the opinion of counsel referred to in Section 6.03(c).

(c) The Company shall (i) use its best efforts to secure the waiver of any limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company by each holder thereof and (ii) subject to the prior consent of Parent, which shall not be unreasonably withheld, take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment.

(d) Parent shall publish results covering at least 30 days of combined operations of the Company and Parent within 45 calendar days of the end of Parent's fiscal quarter ending immediately following the Effective Time that includes such 30 days of combined operations.

SECTION 5.11. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. All of such taxes and expenses shall be borne equally by Parent and the Company.

SECTION 5.12. Senior Notes. (a) At the Closing, Parent shall repay, or cause the Company to repay, in full the outstanding principal amount under the Company's 10.12% senior notes, 10.75% senior notes and 10.43% senior notes (collectively, the "Senior Notes"), together with interest accrued but unpaid thereon, but without any prepayment penalty, to the holders of the Senior Notes.

(b) Prior to the Closing Date, the Company shall secure the waiver by the requisite majority of the holders of the Senior Notes, by means of a written instrument, and in a manner, reasonably satisfactory to Parent, of any penalty due under the terms of the Senior Notes upon the prepayment thereof in accordance with Section 5.12(a).

SECTION 5.13. Employment Agreements. (a) Prior to the Closing Date, the Company will take all actions necessary and appropriate to amend the employment agreements between the Company and each of the employees
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identified in Exhibit 5.13(a) as set forth in Exhibit 5.13(a). Parent or persons acting on its behalf shall meet with the employees of the Company party to the employment agreements listed on said Exhibit 5.13(a) to discuss with such employees their employment arrangements and their opportunities and responsibilities after the Closing Date.

(b) Parent shall cause the Surviving Corporation to honor without modification (except as provided in Section 5.13(a)) all terms and provisions of all employment agreements listed on Exhibit 5.13(a) and in the form existing as of the date of this Agreement between the Company and its employees.

SECTION 5.14. Company Preferred Stock. The Company shall, prior to the Closing Date, take all actions necessary and appropriate to clarify the Certificate of Designation of the Company Preferred Stock, in a manner reasonably satisfactory to Parent, as set forth in Schedule 5.14 of the Company Disclosure Schedule.

SECTION 5.15. No Restrictions on Parent's Activities. Prior to the Closing Date, the Company shall take all actions necessary and appropriate to eliminate any restrictions on the business and operations of Parent that are material to the business or results of operations of Parent or Corning Lab Services Inc. and which may arise upon the consummation of the transactions contemplated by this Agreement as a result of any agreement between the Company and any other person.

SECTION 5.16. New Employment Agreement. Concurrently with or as promptly as practicable after the Effective Time, Corning shall cause the Company to enter into an employment agreement with Dr. Albert L. Nichols in the form of
Exhibit 5.16.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained.

  (b) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and under the Stock Option Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

  (c) No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. For the purposes of this Agreement a litigation shall be deemed to be "threatened" by the Federal Trade Commission only if the Federal Trade Commission shall have publicly announced or shall have advised Parent, Sub or the Company that the Federal Trade Commission has authorized its staff to commence proceedings in Federal court seeking injunctive relief against, or to commence administrative proceedings challenging, the transactions contemplated by this Agreement.

  (d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

  (e) HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

  (f) Approvals. Other than the filing of merger documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Parent, Sub and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the Company or Parent.

SECTION 6.02. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:
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(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in (i) a material adverse effect on the Company or on Parent (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) or (ii) an adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement; provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

  (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its Material Subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Company prior to or after the Effective Time or a material adverse effect on Parent after the Effective Time.

  (d) Pooling Letter. Parent shall have received from Price Waterhouse, as independent auditors of Parent, on the date of the Proxy Statement and on the Closing Date, letters, in each case dated as of such respective dates, addressed to Parent, in form and substance reasonably acceptable to Parent and to the effect that the business combination to be effected by the Merger is required to be accounted for as a pooling-of-interests by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

  (e) Affiliate Agreements. Parent shall have received from each person who may be deemed to be an affiliate of the Company (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of Exhibit 5.10 hereto.

SECTION 6.03. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

  (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in (i) a material adverse effect on Parent (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) or (ii) an adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement; provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of an executive of Parent to such effect.

  (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of an executive of Parent to that effect.

  (c) Tax Opinion. The Company shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to the Company, dated the date of the Proxy Statement, to the effect that the Merger will be treated for Federal
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income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of customary representation letters.

                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

  (a) by mutual written consent of Parent and the Company;

  (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b), as the case may be, would be incapable of being satisfied by November 30, 1994; provided that, in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.01(b);

  (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b), as the case may be, would be incapable of being satisfied by November 30, 1994; provided that, in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.01(c);

  (d) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

  (e) by either Parent or the Company, if the Merger shall not have occurred by November 30, 1994, unless the failure to consummate the Merger is the result of a breach of a covenant set forth in this Agreement or a wilful and material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

  (f) by the Company, if permitted pursuant to Section 2.01(c); or

  (g) by Parent at any time if the Significant Stockholder loses control of sufficient shares of Company Common Stock such that the representations set forth in Section 3.01(t) cease to be true and correct in all respects.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(o), Section 3.02(j), the last sentence of
Section 5.02, Section 5.08, this Section 7.02 and Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver
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pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to
Corning Incorporated
One Riverfront Plaza
Corning, NY 14831
Facsimile: (607) 962-8214
Attention: William C. Ughetta, Esq.

  with a copy to:
MetPath Inc.
One Malcolm Avenue
Teterboro, NJ 07608
Facsimile: (201) 393-5903
Attention: Mr. Randy H. Thurman

and a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2000
Attention: Andrew R. Brownstein, Esq.

(b) if to the Company, to
Nichols Institute
33608 Ortega Highway
San Juan Capistrano, CA 92690
Facsimile: (714) 728-4930
Attention: Mr. George L. Bragg

  with a copy to:
Fulbright & Jaworski L.L.P.
865 South Figueroa
Los Angeles, CA 90017
Facsimile: (213) 680-4518
Attention: Harry L. Hathaway, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

  (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; provided, however, that the existence or occurrence of the following events and circumstances shall not individually constitute "material adverse change" or "material adverse effect": (i) any change in laws and rules regulating the performance, marketing and/or billing of laboratory tests, or limiting the reimbursements or payments therefor;
(ii) changes relating to the
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economy in general or to the Company's industry in general and not specifically relating to the Company; (iii) changes relating to the cancellation or termination by customers of the Company of their relationships with the Company or the voluntary termination by existing general managers, or sales representatives from and after the date of the public announcement of this Agreement unless such cancellations or terminations are attributable in large respect to factors other than the transactions contemplated by this Agreement; (iv) the assessment from the Internal Revenue Service relating to the amortization of intangible items, as described on Schedule 3.01(k) of the Company Disclosure Schedule, or any future assessment based on the same factual circumstances for subsequent years, unless such change or effect results from a state of facts known or which ought to be known to the officers of the Company on the date hereof and not disclosed to Parent prior to the execution hereof; or (v) the subpoena received by the Company in August 1993 from the Office of Inspector General and the United States Attorney's Office for the Southern District of California relating to Medicare billing practices, a copy of which has been delivered to Parent, or any developments, investigations, or charges arising therefrom or payments or settlements relating thereto, unless (x) such matters would have a reasonable probability of resulting in a material penalty being imposed against the Company or in a referral to a grand jury or similar authority being made with respect to the Company or in exclusion of the Company from participation in Medicare, Medicaid or any other federal or state health care program or (y) such change or effect results from a state of facts known or which ought to be known to the officers of the Company on the date hereof and not disclosed to Parent prior to the execution hereof;

  (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

  (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.04 and 5.06, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:
By /s/M. Ann Gosnell
Name: M. Ann Gosnell
Title: Assistant Secretary

Attest:
By /s/Raymond C. Marier
Name: Raymond C. Marier
Title: Secretary

Attest:
By /s/Paul H. Bellamy
Name: Paul H. Bellamy
Title: Senior Vice President and
Chief Financial Officer

CORNING INCORPORATED
By /s/Van C. Campbell
Name: Van C. Campbell
Title: Vice Chairman

APPLE ACQUISITION CORP.
By /s/Douglas M. Van Oort
Name: Douglas M. Van Oort
Title: President

NICHOLS INSTITUTE
By /s/George L. Bragg
Name: George L. Bragg
Title: Chief Executive
 Officer

EXHIBIT 5.10

                           FORM OF AFFILIATE LETTER

Corning Incorporated
One Riverfront Plaza
Corning, NY 14831

Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Nichols Institute, a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined within the meaning of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of June 1, 1994 (the "Agreement"), among Corning Incorporated, a New York corporation ("Parent"), Apple Acquisition Corp., a Delaware corporation ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger").

In connection with the Merger, I am entitled to receive shares of common stock, par value $.50 per share, of Parent (the "Parent Shares") in exchange for shares (or options for shares) owned by me of capital stock of the Company (the "Company Shares").

I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

(c) I have been advised that the issuance of Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, because I have been advised that, at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company, and (b) other than as set forth in the Agreement, the distribution by me of the Parent Shares has not been registered under the Act, I will not sell, transfer or otherwise dispose of Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been made pursuant to an effective registration statement under the Act or
(iii) in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the Staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that Parent is under no obligation, other than as set forth in the Agreement, to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

(e) I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ------------ ------, 1994 BETWEEN THE REGISTERED HOLDER HEREOF AND CORNING INCORPORATED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CORNING INCORPORATED.

(f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH

SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

It is understood and agreed that the legends set forth in paragraphs (e) and
(f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Parent in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

I further represent to, and covenant with Parent, that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of the Company Shares or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of Parent Shares received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations.

Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Accepted this     day of
  , 1994, by

CORNING INCORPORATED

By
Name:
Title:

EXHIBIT 5.13
                                                                  TO AGREEMENT
                                                                   AND PLAN OF
                                                                        MERGER

                   REQUIRED CHANGES IN EMPLOYMENT CONTRACTS

 Named Employee                  Required Change
George L. Bragg                   Agreement to waive severance benefits for voluntary departure within six months of Closing. Thereafter, existing severance arrangements shall apply.

Paul H. Bellamy                   Agreement to waive severance benefits for voluntary departure within six months of Closing. Thereafter, existing severance arrangements shall apply.

John C. Roberts                   Agreement to waive severance benefits for voluntary departure within six months of Closing. Thereafter, existing severance arrangements shall apply.

Silvio V. Cianfrone               Agreement to waive severance benefits for voluntary departure within six months of Closing. Thereafter, existing severance arrangements shall apply.

Douglas S. Harrington, M.D.       Agreement to waive severance benefits for voluntary departure within two years of Closing. At Closing, the Company will offer to enter into new two year employment contract with the employee (preserving existing severance arrangements for voluntary departure after two years), including participation in stock incentive plans.

Frank E. Taylor, Jr.              Agreement to waive severance benefits for voluntary departure within two years of Closing. At Closing, the Company will offer to enter into new two year employment contract with the employee (preserving existing severance arrangements for voluntary departure after two years), including participation in stock incentive plans.

Delbert A. Fisher, M.D.           Agreement to waive severance benefits for voluntary departure, if any, within two years of Closing. At Closing, the Company will offer to enter into new two year employment contract with the employee
                                  (preserving any existing severance arrangements for voluntary departure after two years), including participation in stock incentive plans. Parent will discuss appropriate retirement arrangements.

Richard B. Dozier                 Agreement to waive severance benefits for voluntary departure, if any, within two years of Closing. At Closing, the Company will offer to enter into new two year employment contract with the employee
                                  (preserving any existing severance arrangements for voluntary departure after two years), including participation in stock incentive plans. Parent will discuss appropriate retirement arrangements.

Alan L. Fox                       Agreement to waive severance benefits for voluntary departure within two years of Closing. Thereafter, existing severance arrangements shall apply.

Marilyn I. Hauge                  Agreement to waive severance benefits for voluntary departure within six months of Closing. Thereafter, existing severance arrangements shall apply.

EXHIBIT 5.16

                             EMPLOYMENT AGREEMENT

AGREEMENT by and between Nichols Institute, a Delaware corporation (the "Company"), and Dr. Albert L. Nichols (the "Executive"), dated as of the
day of     , 1994.

1. Employment Period; Effectiveness of this Agreement. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the "Effective Time" of the "Merger", as such terms are defined in the Agreement and Plan of Merger by and among Corning, Inc., a New York corporation ("Corning"), Apple Acquisition Corp. and the Company dated as of June 1, 1994 (the "Merger Agreement"), and ending on the second anniversary thereof (the "Employment Period") provided, however, that the Employment Period may be extended for up to an additional three years if mutually agreed by the parties prior to such second anniversary (the "Additional Term").

2. Waiver of Severance Pay. In consideration for the Company's entering into this Agreement, effective upon the commencement of the Employment Period, the Executive hereby waives all his rights to severance pay, damages or other payments on account of the termination of his employment with the Company or as a result of the Merger other than as set forth in this Agreement.

3. Position and Duties. During the Employment Period, the Executive shall serve as Chairman Emeritus of the Company, with duties and responsibilities that shall include assisting in the transition resulting from the acquisition of the Company by Corning and the coordination and integration of the Company's business and operations with those of Corning Life Sciences Inc. ("CLSI"). The Executive shall be a member of the Board of Directors of CLSI with special responsibility for strategic planning. The Executive shall have responsibility for helping to integrate the operations of the Company with those of CLSI; assisting the Chief Executive Officer of CLSI in developing long-term strategic planning for the Company and CLSI; at the request of the Chief Executive Officer of CLSI, meeting with and visiting customers of both the Company and CLSI in seeking to maintain and extend the business operations of both the Company and CLSI; reviewing with the Chief Executive Officer of CLSI new scientific strategies for both the Company and CLSI; and such other duties and responsibilities, consistent with his status as Chairman Emeritus of the Company, as may be accepted by him. The Executive shall have direct reporting responsibilities only to the Chief Executive Officer of CLSI (who shall be the Chairman of the Company). The Executive's services shall be performed primarily during normal business hours, may be performed primarily in California and are not expected to be full time. The Executive may engage in other business activities, in particular maintaining his license as a doctor of medicine, so long as they do not interfere with the performance of his duties under this Agreement and do not violate Section 7 of this Agreement.

4. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a salary (the "Salary") of $250,000 per annum, payable in monthly installments.

(b) Incentive Compensation. (i) Whether or not the Employment Period shall have ended, for each of the five years following the Merger, the Executive shall receive a guaranteed lump sum bonus of $500,000, payable in arrears; and (ii) at the end of the Employment Period, the Executive shall be eligible for an incentive bonus of between $1,000,000 and $2,000,000, based upon achievement of certain performance criteria to be mutually agreed upon in writing by the Executive and Chief Executive Officer of CLSI, prior to the Effective Time. In the event the Executive is employed for the Additional Term, he shall be eligible for similar incentive bonus compensation at the end of such term.

(c) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all welfare benefit and tax-qualified savings and retirement plans of the Company and the CLSI group companies to the same extent as peer executives. The Executive shall not be entitled to participate in any bonus, incentive, severance or nonqualified profit-sharing or deferred compensation plans, programs or policies of the Company and its affiliated companies, except as specifically provided herein.

(d) Vacation; Support Services; Expenses. During the Employment Period and, if applicable, the Additional Term, the Executive shall be entitled to: (i) eight weeks' vacation per year; (ii) an office, secretarial services, and other support services necessary to the performance of his duties under this Agreement; (iii) maintain the use of his current Company car; and (iv) reimbursement of business expenses in accordance with Company policies.

5. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Dis ability" means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform his duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

(b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause by giving him written notice of its intention to do so. "Cause" means repeated and gross negligence in fulfillment of, or repeated failure of the Executive to fulfill his material obligations under this Agreement, in either event after due written notice thereof, or serious willful misconduct by the Executive in respect of his obligations hereunder. Cause should not include, without limitation, (a) refusal by the Executive of an assignment not consistent with the status, titles and reporting requirements set forth herein or contemplated hereby, or
(b) bad judgment or negligence of the Executive, or (c) any act or omission (other than one constituting a material breach of trust committed in willful or reckless disregard of the interest of the Company, CLSI or Corning and undertaken for personal gain) in respect of which a determination could properly have made by the Board of Directors of the Company that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement under the by-laws of the Company or the laws of Delaware, in each case in effect at the time of such act or omission, or
(d) any act or omission which would otherwise constitute Cause with respect to which notice of termination is given more than twelve (12) months after the earliest date on which any senior executive officer of Corning who was not a party to such act or omission knew or should have known of such act or omission.

6. Obligations of the Company upon Termination. (a) Other than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability, the Company shall continue to provide the compensation and benefits provided for in
Section 4 as if the Executive had remained employed under this Agreement through the end of the Employment Period or, if applicable, the Additional Term, provided that the Executive's entitlement to payments pursuant to
Section 4(b)(ii) in the event of such termination will be determined pursuant to criteria to be mutually agreed upon by the Executive and the Chief Executive Officer of CLSI prior to the Effective Time, in the case of a termination during the Employment Period, and prior to the end of the Employment Period, in the case of a termination during the Additional Term. To the extent that the Executive may not, under the terms of any applicable law, regulation, plan document or contract, be treated as still employed by the Company for purposes of any benefits provided for in paragraph (c) of
Section 4, the Company shall provide the Executive with substantially equivalent benefits in such manner as it deems appropriate. Notwithstanding the foregoing, during any period when the Executive is eligible to receive any benefits from another employer, the benefits provided by the Company under this subparagraph may be made secondary to those provided by such other employer. The payments provided pursuant to this paragraph (a) of Section 6 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability, and shall be the sole and exclusive remedy therefor.

(b) Cause; By Executive. If the Executive's employment is terminated during the Employment Period (or, if applicable, the Additional Term) by the Company for Cause or by the Executive for any reason other than as a result of a breach by the Company of this Agreement, the Company shall pay the accrued but unpaid Salary through the Date of Termination to the Executive or the Executive's estate or legal representative, as applicable, and shall make the payments provided in Section 4(b)(i), and the Company shall have no further obligations under this Agreement.

(c) Death or Disability. If the Executive's employment is terminated during the Employment Period because of the Executive's death or Disability, (i) the Company shall continue to pay the Salary to the Executive or the Executive's estate or legal representative, as applicable, through the end of the Employment Period, or, if applicable, the Additional Term, (ii) the Company shall make the payments described in Section 4(b)(i), and (iii) the Company shall have no further obligations under this Agreement.

7. Non-Competition; Confidential Information. (a) For a period of five years from the commencement of the Employment Period (the "Restricted Period") the Executive shall not, without the prior written consent of CLSI, engage in or become associated (directly or indirectly), as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of his personal services, with any individual, partnership, corporation or other organization or entity that is engaged in the business of clinical laboratory testing (including diagnostic testing) in the United States; provided that the foregoing shall not prevent the Executive from making and holding investments of up to five percent of the equity of an entity engaged in such business, if such equity is listed on a national securities exchange or regularly traded in the over-the-counter market.

The Executive further agrees that during the Restricted Period, the Executive shall not, without the prior written consent of CLSI, solicit, assist or encourage the solicitation of, any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate.

(b) During the Employment Period and at all times thereafter, the Executive shall not disclose to anyone who is not employed by the Company or by an affiliate or to any employee of the Company or an affiliate who, to the knowledge of the Executive, is not authorized to receive such information, any confidential information of the Company and any confidential information relating to the Company's former or present customers or potential customers of which the Executive becomes aware during the Employment Period. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 7) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

(c) This Section 7 shall survive the expiration of the Employment Period and any termination of the Executive's employment throughout the Restricted Period, notwithstanding any other provision of this Agreement.

8. Legal Fees and Expenses. The Company shall reimburse the Executive for all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement, if the Executive is the prevailing party in such contest.

9. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Dr. Albert L. Nichols
33608 Ortega Highway
San Juan Capistrano, CA 92690

  with a copy to:
Edward Rover, Esq.
White & Case
1155 Avenue of the Americas
New York, NY 10036

If to the Company:

Nichols Institute
33608 Ortega Highway
San Juan Capistrano, CA 92690
Attention: Chief Executive Officer
  with a copy to:
MetPath
One Malcolm Avenue
Teterboro, New Jersey 07608
Attention: Ray Marier, Esq.
or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 10. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Should a court or other body of competent jurisdiction determine that any term or provision of Section 7 hereof is excessive in scope, invalid or unenforceable, such term or provision shall be adjusted, if possible, so as to be valid and enforceable to the fullest extent possible under applicable law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive and the Company acknowledge that upon its effectiveness this Agreement will supersede any other agreement between them concerning the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board or Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

   Dr. Albert L. Nichols
NICHOLS INSTITUTE
By

APPENDIX B

                                                                  June 1, 1994

Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
Dear Sirs:

The undersigned understands that Corning Incorporated ("Parent"), Apple Acquisition Corp. ("Merger Sub") and Nichols Institute (the "Company") are entering into an Agreement and Plan of Merger (the "Agreement") pursuant to which Merger Sub will be merged with and into the Company (the "Merger") and whereby each share of Class A Common Stock, par value $.10 per share ("Class A Common"), Class B Common Stock, par value $.10 per share ("Class B Common"), and Class C Common Stock, par value $.10 per share ("Class C Common"), of the Company (collectively, the "Company Common Stock") issued and outstanding immediately as of the effective date of the Merger (including shares of Company Common Stock issuable upon the automatic conversion of the Company's Series E Convertible Preferred Stock, par value $.10 per share ("Company Preferred Stock") in accordance with terms thereof as of the effective time of the Merger) will be converted into the right to receive shares of Common Stock, par value $.50 per share, of Parent ("Parent Common Stock").

The undersigned is a stockholder of the Company (the "Stockholder") and is entering into this letter agreement to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

The Stockholder confirms his agreement with Parent as follows:

1. The Stockholder represents, warrants and agrees that (subject only to the community property rights of Patricia Wright Nichols, who consents to this letter agreement and the arrangements contemplated hereby) he is the record or beneficial owner of 3,818 shares of Class A Common (all of which he holds a trustee, with sole voting power, of a trust), 1,334,423 shares of Class B Common (42,470 of which he holds a trustee with sole voting power, of a trust), 1,047,629 shares of Class C Common (45,842 all of which he holds a trustee, with sole voting power, of a trust) and no shares of Company Preferred Stock (collectively, the "Shares"), and stock options to purchase 5,000 shares of Class A Common and 155,944 shares of Class C Common, all free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind except as has been disclosed previously to Parent in writing. The Stockholder does not own or hold any rights to acquire any additional shares of the capital stock of Parent (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

2. The Stockholder agrees that, from the date hereof until the Agreement is terminated in accordance with its terms, he will not, and will not permit any entity controlled by the Stockholder to, (i) convert any of the shares of Class B Common included within the Shares into Class A Common, (ii) contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (x) pursuant to the Merger, (y) with Parent's prior written consent or (z) the use of Shares as collateral pursuant to any existing loan arrangement disclosed previously to Parent in writing to secure indebtedness in an amount not to exceed $2,200,000, (iii) consent to any amendment to the certificate of incorporation of the Company which would effectively reduce the proportionate voting power of the Shares or (iv) to the extent any Shares are subject to any encumbrances disclosed in writing to Parent, increase the amount of indebtedness secured by such Shares to more than $2,200,000. The Stockholder shall inform Parent prior to any material increase in his indebtedness under the aforementioned loan arrangements.

3. The Stockholder agrees that, from the date hereof until the Agreement is terminated in accordance with its terms, all of the Company Common Stock and Company Preferred Stock (including the Shares) beneficially owned by the Stockholder, or over which the Stockholder has voting power or control, directly or indirectly, in each case at the record date for any meeting of stockholders of the Company called to consider and vote, or for any solicitation of consents, to approve the Agreement and/or the transactions contemplated thereby will be voted by the Stockholder in favor thereof and that such shares will not be voted in favor of any other Takeover Proposal (as such term is defined in the Agreement) during such period.

4. The Stockholder agrees to cooperate fully with Parent in connection with the Agreement and the transactions contemplated thereby. The Stockholder agrees that he will not, and will not instruct his agents, employees or representatives or the officers, employees, agents or representatives of the Company to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

This letter agreement may be terminated at the option of any party at any time after termination of the Agreement in accordance with its terms. The provisions of Sections 8.07 and 8.09 of the Agreement shall apply to this letter agreement (as though all references to "this Agreement" in said Sections referred to this letter agreement).

Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

Very truly yours,
/s/ Albert L. Nichols, M.D.
Albert L. Nichols, M.D.

Confirmed on the date
first above written.

Corning Incorporated

By: /s/ Van C. Campbell

I hereby consent to the foregoing.

/s/ Patricia Wright Nichols
Patricia Wright Nichols
Date: June 1, 1994

APPENDIX C

June 1, 1994

Board of Directors
Nichols Institute
33608 Ortega Highway
San Juan Capistrano, California 92690

Dear Sirs:

You have asked us to advise you with respect to the fairness to the stockholders of Nichols Institute (the "Company") from a financial point of view of the consideration to be exchanged by Corning Incorporated ("Corning") pursuant to the terms of the Agreement and Plan of Merger, dated as of June 1, 1994 (the "Merger Agreement"), between the Company and Corning. The Merger Agreement provides for the merger (the "Merger") of a wholly owned subsidiary of Corning with and into the Company pursuant to which each outstanding share of the Company's Class A, Class B, and Class C Common Stock, par value $0.10 per share (other than shares of Class B Common Stock as to which appraisal rights have been perfected), will be converted into the right to receive not more than 0.491 shares of Corning Common Stock depending on the average Corning share price for the ten trading days ending on the fifth trading day prior to the meeting of the Company's stockholders to approve the Merger. Each share of the Company's Series E Convertible Preferred Stock (other than shares of such Preferred Stock as to which appraisal rights have been perfected) will be converted into Corning Common Stock in the manner and the amount provided for pursuant to the terms of such Preferred Stock. In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Corning. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and Corning, and have met with the Company's and Corning's management to discuss the business and prospects of the Company and Corning.

We have also considered certain financial and stock market data of the Company and Corning, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other business combinations which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant, and have discussed with representatives of the Company and of Peter J. Solomon Securities Company Limited ("Solomon") information developed by Solomon regarding other potential opportunities for the sale of the Company. However, we were not involved in any discussions which representatives of the Company or Solomon have had with any third parties in this regard.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Corning's management as to the future financial performance of the Company and Corning, respectively. In addition, we have not made an independent evaluation or appraisal of the assets of the Company or Corning, nor have we been furnished with any such appraisals.

We have acted as a financial advisor to the Company's Board of Directors in connection with the Merger and will receive a fee for rendering this opinion, payable in part upon delivering the opinion and in part upon consummation of the Merger.

In the ordinary course of our business, we may trade the debt and equity securities of both the Company and Corning for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Further, John M. Hennessy, Chairman of the Executive Board and Chief Executive Officer of CS First Boston, Inc., is a member of Corning's Board of Directors.

Board of Directors
Nichols Institute
June 1, 1994
Page Two

It is understood that this letter is for the information of the Board of Directors of the Company only and may be published in its entirety in the prospectus/proxy statement to be distributed to stockholders of the Company and to be included in Corning's Form S-4 Registration Statement to be filed in connection with the Merger so long as we give our prior written consent to any summary of, excerpt from or reference to such opinion which consent shall not be unreasonably withheld. This letter is not to be quoted or referred to, in whole or in part, in any other proxy statement or in any other registration statement or prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Corning pursuant to the Merger Agreement is fair to each class of the Company's stockholders from a financial point of view.

Sincerely,

CS FIRST BOSTON CORPORATION

By: /s/ James P. Jenkins
James P. Jenkins

APPENDIX D

               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

S. 262. Appraisal Rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to S. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to S. 251, 252, 254, 257, 258 or 264 of this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of S. 251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to S.S. 251, 252, 254, 257, 258 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

    b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

    c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under S. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the cor poration, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to S. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.
Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the NYBCL.

Article VIII of the registrant's By-Laws provides that the registrant shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the registrant to the full extent permitted by, and consistent with, the NYBCL.

The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

Item 21. Exhibits and Financial Statement Schedules.

 Exhibit
  Number
2.01          --Agreement and Plan of Merger, as amended, dated as of June 1, 1994, among the registrant, Apple
              Acquisition Corp. and Nichols Institute (included as Appendix A to the Proxy
              Statement/Prospectus). The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
3.01          --Restated Certificate of Incorporation of the registrant, dated July 12, 1989, and the
              Certificate of Amendment, dated September 28, 1989, to the Restated Certificate of Incorporation
              of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on
              Form 10-K for the fiscal year ending December 31, 1989).
3.02          --By-laws of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual
              Report on Form 10-K for the fiscal year ended December 30, 1990).
3.03          --Certificate of Amendment, dated April 30, 1992, to the Restated Certificate of Incorporation of
              the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on
              Form 10-K for the fiscal year ended January 3, 1993).
3.04          _Certificate of Amendment, dated July 15, 1994, to the Restated Certificate of Incorporation of
              the registrant.
4.01          --Form of Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4 to
              Registration Statement on Form S-4 filed with the Commission on June 17, 1992 (Registration
              Statement No. 33-48488)).
4.02          --Rights Agreement, dated as of July 2, 1986, between the registrant and Harris Trust and Savings
              Bank, as amended (incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A,
              filed with the Commission on July 2, 1986, and Exhibit 1 to Amendment No. 1 on Form 8, filed with the Commission on October 10, 1989).
4.03          --Form of Preferred Share Purchase Right of the registrant (included in Exhibit 4.02).
5.01          --Opinion of William C. Ughetta, Senior Vice President and General Counsel of the registrant, as to the legality of the securities being registered.
8.01          --Opinion of Fulbright & Jaworski L.L.P. as to certain federal income tax consequences.
23.01         --Consent of William C. Ughetta (included in Exhibit 5.01).
23.02         --Consent of Price Waterhouse.
23.03         --Consent of Arthur Anderson & Co.
23.04         --Consent of Deloitte & Touche.
23.05         --Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.01).
23.06         --Consent of CS First Boston Corporation.
24.01         --Powers of Attorney.
99.01         --Form of proxy for special meeting to be mailed to stockholders of Nichols Institute.
99.02         --Agreement, dated as of June 1, 1994, by and between the registrant and Albert L. Nichols, M.D.
              (included as Appendix B to the Proxy Statement/Prospectus).
99.03         --Opinion of CS First Boston Corporation (included as Appendix C to the Proxy
              Statement/Prospectus).

Item 22. Undertakings.
The undersigned registrant hereby undertakes:

  (1) That, for purposes of determining any liability under the Securities Act, each fling of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Corning, State of New York, on July 28, 1994.

Corning Incorporated
By:   /s/ William C. Ughetta
William C. Ughetta
Senior Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                                      Capacity
         /s/ James R. Houghton             Chairman of the Board, Principal Executive Officer
           (James R. Houghton)                               and Director
          /s/ Van C. Campbell              Vice Chairman, Principal Financial Officer and
            (Van C. Campbell)                                  Director
         /s/ Larry Aiello, Jr.             Vice President, Controller, and Principal Accounting
           (Larry Aiello, Jr.)                                 Officer
                   *
           (Roger G. Ackerman)             President, Principal Operating Officer and Director
                   *
             (Robert Barker)                                   Director
                   *
             (Mary L. Bundy)                                   Director
                   *
        (Barber B. Conable, Jr.)                               Director
                   *
             (David A. Duke)                                   Director
                   *
           (E. Martin Gibson)                                  Director
                   *
              (Gordon Gund)                                    Director
                   *
           (John M. Hennessy)                                  Director
                   *
         (Vernon E. Jordan, Jr.)                               Director
                   *
           (James W. Kinnear)                                  Director
                   *
           (James J. O'Connor)                                 Director
*
           (Catherine A. Rein)                                 Director
                   *
            (Henry Rosovsky)                                   Director
                   *
         (William D. Smithburg)                                Director
                   *
         (Robert G. Stone, Jr.)                                Director
 * By     /s/ William C. Ughetta
          (William C. Ughetta)
            Attorney-in-fact

July 28, 1994

SCHEDULE II

                      NICHOLS INSTITUTE AND SUBSIDIARIES

AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES

For the Years Ended December 31, 1991, 1992 and 1993

                                                                                              Balance at
                                                                                              End of Year
                                                                    Deductions
                                 Balance at
                                Beginning of                  Amounts      Amounts
        Name of Debtor              Year        Additions    Collected   Written Off    Current    Non Current
Year Ended December 31, 1991:
  Fisher, Delbert, M.D. (1)                       $200,000                                         $200,000
Year Ended December 31, 1992:
  Fisher, Delbert, M.D.             $200,000                  $200,000                             $   --
Year Ended December 31, 1993:          None

(1) A two year non-interest bearing promissory note (the Note) was issued to Dr. Fisher on December 12, 1991 for $200,000. The Note was collateralized by a deed of trust and was paid in full on December 12, 1992.

SCHEDULE V

                      NICHOLS INSTITUTE AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT (1)

For the Years Ended December 31, 1991, 1992 and 1993

                                 Balance at    Additions  Retirements     Balance at
                                  Beginning    and Other    and Other       End of
                                   of Year     Increases   Reductions        Year
                                                  (2)
Year Ended December 31, 1991:
 Land                          $  2,676,000  $ 5,028,000                 $  7,704,000
 Buildings                        6,874,000   51,424,000   $1,516,000      56,782,000
 Equipment                       39,268,000   22,616,000    1,717,000      60,167,000
 Leasehold improvements           2,680,000      635,000    1,421,000       1,894,000
 Facility development costs
  (3)                             6,546,000   (6,546,000)
Total                          $ 58,044,000  $73,157,000   $4,654,000    $126,547,000
Year Ended December 31, 1992:
 Land                          $  7,704,000  $     5,000   $  254,000    $  7,455,000
 Buildings                       56,782,000      404,000    1,436,000      55,750,000
 Equipment                       60,167,000   19,348,000    2,055,000      77,460,000
 Leasehold improvements           1,894,000    1,402,000      257,000       3,039,000
Total                          $126,547,000  $21,159,000   $4,002,000    $143,704,000
Year Ended December 31, 1993:
 Land                          $  7,455,000  $    19,000                 $  7,474,000
 Buildings                       55,750,000      212,000                   55,962,000
 Equipment                       77,460,000    7,998,000    4,739,000      80,719,000
 Leasehold improvements           3,039,000      365,000      272,000       3,132,000
Total                                                                    $147,287,000
                               $143,704,000  $ 8,594,000   $5,011,000

(1) For a description of depreciation and amortization methods and estimated useful lives, see Note 1 in the accompanying consolidated financial statements.

(2) Additions for the years ended December 31, 1991 and 1992 include $4,117,000 and $2,919,000, respectively, relating to the Company's business acquisitions (see Note 12 in the accompanying consolidated financial statements) and approximately $61,000,000 in 1991 relating to the Company's new laboratory, research and development and administrative facilities (see
Note 4 in the accompanying consolidated financial statements).

(3) Costs related to the development of the property for the Company's principal esoteric laboratory, its research and development and administrative facilities (primarily design and engineering fees and capitalized interest) were classified as facility development costs until construction was completed (see Note 4 in the accompanying consolidated financial statements), at which time they were added to the capitalized cost of buildings and land improvements.

SCHEDULE VI

                      NICHOLS INSTITUTE AND SUBSIDIARIES

ACCUMULATED DEPRECIATION AND AMORTIZATION OF
PROPERTY, PLANT AND EQUIPMENT

For the Years Ended December 31, 1991, 1992 and 1993

                                             Additions
                                Balance       Charged
                                   at        to Costs   Retirements    Balance at
                               Beginning        and       and Other      End of
                                of Year      Expenses    Reductions       Year
Year Ended December 31,
  1991:
 Buildings                   $ 2,653,000   $   999,000   $1,516,000    $ 2,136,000
 Equipment                    19,255,000     8,742,000    1,396,000     26,601,000
 Leasehold improvements        1,144,000     1,038,000    1,395,000        787,000
Total                        $23,052,000   $10,779,000   $4,307,000    $29,524,000
Year Ended December 31,
  1992:
 Buildings                   $ 2,136,000   $ 2,018,000   $  246,000    $ 3,908,000
 Equipment                    26,601,000    12,233,000      508,000     38,326,000
 Leasehold improvements          787,000       546,000      428,000        905,000
Total                        $29,524,000   $14,797,000   $1,182,000    $43,139,000
Year Ended December 31,
  1993:
 Buildings                   $ 3,908,000   $ 1,965,000                 $ 5,873,000
 Equipment                    38,326,000    13,270,000   $3,327,000     48,269,000
 Leasehold improvements          905,000       739,000       54,000      1,590,000
Total                                                                  $55,732,000
                             $43,139,000   $15,974,000   $3,381,000

SCHEDULE VIII

                      NICHOLS INSTITUTE AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

For the Years Ended December 31, 1991, 1992 and 1993

                                             1991          1992           1993
Allowance for doubtful accounts and
  contractual allowances:
 Balance at beginning of year           $  3,789,000  $  8,058,000    $ 11,786,000
 Additions:
   Charged to costs and expenses
    (bad debts expense)                    3,226,000     4,844,000       8,590,000
  Charged to revenues                     31,241,000    42,110,000      43,534,000
  Resulting from business acquisitions     1,672,000     1,271,000
 Write-offs, net of recoveries           (31,870,000)  (44,498,000)    (50,475,000)
 Balance at end of year                 $  8,058,000  $ 11,786,000    $ 13,436,000

Accrued restructuring charges:
 Balance at beginning of year                         $    625,000    $  3,126,000
 Additions charged to costs and
  expenses                              $    875,000    13,000,000      12,840,000
 Reductions:
   Write-down of assets                                 (6,482,000)     (3,369,000)
  Restructuring charges paid                (250,000)   (4,017,000)     (3,993,000)
Balance at end of year                  $    625,000  $  3,126,000    $  8,604,000

SCHEDULE IX

                      NICHOLS INSTITUTE AND SUBSIDIARIES

SHORT-TERM BORROWINGS

For the Years Ended December 31, 1991, 1992 and 1993

                        End of Year
                                                                    Weighted
                                           Maximum      Average     Average
                              Weighted      Amount       Amount     Interest
                               Average  Outstanding  Outstanding      Rate
                              Interest      During       During      During
                    Balance      Rate      the Year     the Year    the Year
Bank Financing:
 Year Ended
   December 31,
  1991            $8,730,000      6.70% $ 8,730,000  $ 1,221,000        8.52%
 Year Ended
   December 31,
  1992            $4,521,000      7.10% $17,248,000  $11,617,000        6.81%
 Year Ended
   December 31,
  1993                                  $ 3,947,000  $   906,000        7.41%

For a description of the Company's bank financing arrangements, see Note 2 in the accompanying consolidated financial statements.

Average borrowings were determined based on the daily amounts outstanding. The weighted average interest rate during the period was computed by dividing actual interest expense in each period by average short-term borrowings in such period. The Company had no borrowings outstanding under its principal line of credit since April 1993 (see Note 2 in the accompanying consolidated financial statements).

SCHEDULE X

                      NICHOLS INSTITUTE AND SUBSIDIARIES

SUPPLEMENTARY INCOME STATEMENT INFORMATION

For the Years Ended December 31, 1991, 1992 and 1993

                                            1991        1992         1993
Maintenance and repairs                 $3,105,000  $3,530,000    $3,970,000
Amortization of goodwill                $1,758,000  $2,176,000    $2,172,000
Amortization of purchased technology                $  384,000    $  729,000
Amortization of covenants not to
  compete                               $1,057,000  $1,578,000    $1,515,000
Amortization of customer lists          $  705,000  $1,430,000    $  904,000
Amortization of debt issuance costs     $  130,000  $  169,000    $  173,000
Royalties                                                         $1,945,000
                                        $2,634,000  $2,099,000

EXHIBIT INDEX

 Exhibit                                                                                               Page
  Number                                         Description                                          Number
*2.01         --Agreement and Plan of Merger, as amended, dated as of June 1, 1994, among the registrant, Apple Acquisition Corp. and Nichols Institute (included as Appendix A to the Proxy Statement/Prospectus).
3.01          --Restated Certificate of Incorporation of the registrant, dated July 12, 1989, and the Certificate of Amendment, dated September 28, 1989, to the Restated
              Certificate of Incorporation of the registrant (incorporated by reference to
              Exhibit 3(a) of the registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1989).
3.02          --By-laws of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on Form 10-K for the fiscal year ended December 30,
              1990).
3.03          --Certificate of Amendment, dated April 30, 1992, to the Restated Certificate of
              Incorporation of the registrant (incorporated by reference to Exhibit 3(a) of the registrant's Annual Report on Form 10-K for the fiscal year ended January 3,
              1993).
*3.04         --Certificate of Amendment, dated July 15, 1994, to the Restated Certificate of
              Incorporation of the registrant.
4.01          --Form of Common Stock Certificate of the registrant (incorporated by reference to
              Exhibit 4 to Registration Statement on Form S-4 filed with the Commission on June
              17, 1992 (Registration Statement No. 33-48488)).
4.02          --Rights Agreement, dated as of July 2, 1986, between the registrant and Harris
              Trust and Savings Bank, as amended (incorporated by reference to Exhibit 1 to
              Registration Statement on Form 8-A, filed with the Commission on July 2, 1986, and
              Exhibit 1 to Amendment No. 1 on Form 8, filed with the Commission on October 10,
              1989).
4.03          --Form of Preferred Share Purchase Right of the registrant (included in Exhibit
              4.02).
*5.01         --Opinion of William C. Ughetta, Senior Vice President and General Counsel of the
              registrant, as to the legality of the securities being registered.
*8.01         --Opinion of Fulbright & Jaworski L.L.P. as to certain federal income tax consequences.
*23.01        --Consent of William C. Ughetta (included in Exhibit 5.01).
*23.02        --Consent of Price Waterhouse.
*23.03        --Consent of Arthur Anderson & Co.
*23.04        --Consent of Deloitte & Touche.
*23.05        --Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.01).
*23.06        --Consent of CS First Boston Corporation.
*24.01        --Powers of Attorney.
*99.01        --Form of proxy for special meeting to be mailed to stockholders of Nichols
              Institute.
*99.02        --Agreement, dated as of June 1, 1994, by and between the registrant and Albert L.
              Nichols, M.D. (included as Appendix B to the Proxy Statement/Prospectus).
*99.03        --Opinion of CS First Boston Corporation (included as Appendix C to the Proxy
              Statement/Prospectus).

* Filed herewith.